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TABLE OF CONTENTS

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 2)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary proxy statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material under Rule 14a-12
BOSTON BIOMEDICA, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1)	Title of each class of securities to which transaction applies: Not Applicable
	2)	Aggregate number of securities to which transaction applies: Not Applicable
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        The fee is calculated based multiplying $.0001267 by the purchase price to be received by the registrant.

	4)	Proposed maximum aggregate value of transaction: $30,000,000
	5)	Total fee paid: $3,801 (paid on May 11, 2004)
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

BOSTON BIOMEDICA, INC.
375 West Street
West Bridgewater, Massachusetts 02379

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD AUGUST 31, 2004

        You are hereby given notice of and invited to attend in person or by proxy a special meeting of stockholders of Boston Biomedica, Inc. (the "Company") to be held at 375 West Street, West Bridgewater, Massachusetts 02379 on August 31, 2004, at 4:00 p.m., local time, for the following purposes:

  1.
  To consider and act upon a proposal to sell the assets of the Company's BBI Diagnostics and BBI Biotech business units, which assets constitute substantially all of the assets of the Company, to SeraCare Life Sciences, Inc. ("SeraCare") for cash pursuant to the terms and conditions of that certain Asset Purchase Agreement dated April 16, 2004 between the Company, BBI Biotech Research Laboratories, Inc. and SeraCare.

  2.
  To consider and act upon a proposal to amend the Company's Restated Articles of Organization, as amended, to change the corporate name of the Company to "Pressure BioSciences, Inc." promptly following the completion of the sale to SeraCare.

  3.
  To consider and act upon a proposal to grant the persons named as proxies discretionary authority to vote to adjourn the special meeting, if necessary, to solicit additional proxies to vote in favor of Proposal Nos. 1 and 2.

  4.
  To transact such other business as may properly come before the special meeting and any adjournment thereof.

        The board of directors has fixed the close of business on July 26, 2004, as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the special meeting and any adjournments thereof. Only stockholders at the close of business on the Record Date are entitled to notice of and to vote at the special meeting.

        For the reasons set forth in the proxy statement, our board of directors unanimously recommends that you vote "FOR" Proposal Nos. 1, 2 and 3.

        Because the transactions contemplated by Proposal No. 1 involve the sale of substantially all of our assets, we have concluded that stockholders are entitled to assert appraisal rights under Chapter 156D, the Massachusetts Business Corporation Act, of the Massachusetts General Laws, provided that the stockholder strictly complies with the procedures in Chapter 156D, as described further in the accompanying proxy statement.

        You are cordially invited to attend the special meeting. However, whether or not you expect to attend the special meeting, it is very important for your shares to be represented at the meeting. We respectfully request that you promptly date, execute and mail the enclosed proxy in the enclosed stamped envelope for which no additional postage is required if mailed in the United States. A proxy may be revoked by a stockholder by notifying the Clerk of the Company in writing at any time before the vote at the special meeting, by executing and delivering a subsequent dated proxy and delivering it to the Company before the vote at the special meeting, or by personally appearing at the special meeting and casting your vote, each as specified in the enclosed proxy statement. YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

By Order of the Board of Directors:

Kathleen W. Benjamin, Clerk

Dated : August    , 2004

West Bridgewater, Massachusetts

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ii

SUMMARY TERM SHEET

        This summary highlights the material terms of the proposed sale of assets of our BBI Diagnostics and BBI Biotech business units to SeraCare Life Sciences. This summary highlights selected information in this proxy statement and may not contain all of the information that may be important to you when evaluating the proposed transaction. To understand the proposed transaction fully and for a more complete description of the terms of the transaction, you should carefully read this proxy statement and the asset purchase agreement between us and SeraCare, a copy of which is attached to this proxy statement as Appendix A. We have included page references in this summary to direct you to a more complete discussion in the proxy statement.

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  Parties to the Transaction.  The parties to the proposed transaction are Boston Biomedica, Inc. and BBI Biotech Research Laboratories, Inc., as seller, and SeraCare Life Sciences, Inc., as buyer. See "Proposal No. 1—Sale of Our BBI Core Businesses—The Companies" beginning on page 19.

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  The Companies.

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  We are engaged in the business of providing products and services to help ensure the accuracy of laboratory test results for infectious diseases such as AIDS and viral hepatitis. Our core operations, which consist of our BBI Diagnostics and BBI Biotech business units, have generated revenue of approximately $21.8 million, $21.8 million and $20.7 million and net income of approximately $1.4 million, $1.2 million and $1.5 million for fiscal 2003, 2002 and 2001, respectively. These two business units are collectively referred to herein as the "BBI Core Businesses". Our BBI Diagnostics business unit develops, manufactures, markets and sells quality control products used to monitor and measure the performance of infectious disease test kits. Our BBI Biotech business unit, which is operated through BBI Biotech Research Laboratories, one of our wholly owned subsidiaries, performs research and development support for quality control products and specialty reagents, molecular and cellular biology services, blood and tissue processing, repository services, clinical trials for domestic and foreign test kits and device manufacturers, and contract research for the National Institutes of Health (NIH).

  Our remaining operations currently consist of our Pressure Cycling Technology (sometimes referred to as "PCT" or "BBI Bioseq") business unit. Our PCT business unit generated revenue of approximately $674,000, $717,000 and $392,000 and net losses of $1.6 million, $2.2 million and $1.5 million for fiscal 2003, 2002 and 2001, respectively. Our PCT business unit is pursuing research, development and commercialization of products using our pressure cycling technology. Our pressure cycling technology uses an instrument capable of cycling between low and high pressures to rapidly, reversibly and repeatedly control the interactions of biomolecules. Our Barocycler™ instrument releases nucleic acids and proteins from plant and animal tissues and cells, as well as from other organisms, that are not easily disrupted by standard physical and chemical methods.

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  SeraCare Life Sciences manufactures and sells human and animal-based diagnostic, therapeutic and research products. SeraCare's primary focus includes the development and sale of human and animal blood-based diagnostic, therapeutic and research products to domestic and international customers. SeraCare also provides antibody-based products, which are used as active ingredients in therapeutic products and in diagnostic products.

  For a further description of the companies involved in the proposed transaction, please see "Proposal No. 1—Sale of Our BBI Core Businesses—The Companies" beginning on page 19.

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  Assets to be Sold.  In the proposed transaction, we have agreed to sell to SeraCare all of our right, title and interest in the business, properties, assets and rights that relate to our BBI Core Businesses, including the following:

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  all accounts and notes receivable;

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  contract rights;

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  owned and leased real property;

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  fixtures and equipment;

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  inventory;

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  intellectual property; and

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  books and records.

    See "Proposal No. 1—Sale of Our BBI Core Businesses—Asset Purchase Agreement; Assets Sold" beginning on page 52.

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  Assets to be Retained.  If the proposed transaction is completed, we will retain the following:

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  all assets owned by us and BBI BioSeq, Inc. that do not relate to the BBI Core Businesses, which include all assets relating to our pressure cycling technology activities, and all assets owned by BBI Source Scientific;

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  corporate assets not relating to the businesses being sold, such as the books and records of BBI Clinical Laboratories, Inc. and BBI not relating to the businesses being sold, and certain computers;

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  our 4.45% passive stock ownership interest in Panacos Pharmaceuticals, Inc., including our records relating to our ownership interest;

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  our 30% ownership interest in the newly formed limited liability company which recently purchased substantially all of the assets of our BBI Source Scientific business unit;

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  intercompany receivables and payables;

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  a $1.0 million loan receivable plus accrued interest from Richard T. Schumacher, our founder, Chief Executive Officer and a director; and

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  all of our cash and cash equivalents.

    See "Proposal No. 1—Sale of Our BBI Core Businesses—Asset Purchase Agreement; Assets Retained" beginning on page 53.

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  Liabilities to be Assumed by SeraCare.  As partial consideration for the purchase of the assets, SeraCare will assume certain liabilities related to the BBI Core Businesses, including the following:

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  all of our accounts payable, accrued compensation and vacation, accrued expenses and notes payable set forth on our balance sheet dated December 31, 2003 or incurred in the ordinary course of business after that date and through the closing;

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  our loan secured by a first mortgage on our owned real property located in West Bridgewater, Massachusetts;

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  all liabilities accruing, arising out of, or relating to events or occurrences after the closing date under contracts and leases assumed by SeraCare;

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    all tax liabilities arising from the operation of the BBI Core Businesses after the closing date; and

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    certain liabilities relating to our employees who are rehired by SeraCare.

    See "Proposal No. 1—Sale of Our BBI Core Businesses—Asset Purchase Agreement; Assumed Liabilities" beginning on page 53.

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  Purchase Price.  SeraCare has agreed to purchase the assets of the BBI Core Businesses for a purchase price of $30 million in cash. The purchase price is subject to increase or decrease on a dollar-for-dollar basis if the net asset value (as defined in the asset purchase agreement) of the assets being sold as of the closing date is greater or less than $8.5 million. As of April 30, 2004, we estimated that the net asset value was approximately $9.0 million. At the closing, $2.5 million of the aggregate purchase price will be deposited into an escrow account to be held in escrow for a period of 18 months to secure payment of our indemnification obligations under the asset purchase agreement. See "Proposal No. 1—Sale of Our BBI Core Businesses—Asset Purchase Agreement; Purchase Price; Escrow and Post-Closing Adjustment" beginning on page 54.

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  Nature of Our Business Following the Sale of Assets.  Following the closing of the proposed sale to SeraCare, we expect that our operations will focus primarily on our pressure cycling technology business. Our board of directors expects to continue to explore strategic opportunities with respect to our remaining business. These opportunities may include investing in and expanding our pressure cycling technology activities, developing strategic relationships to grow our pressure cycling technology business, acquiring, investing in, or developing new lines of business that may or may not relate to our pressure cycling technology business or divesting any remaining portions of the business. In furtherance of these opportunities, on June 2, 2004 we completed the sale of substantially all of the assets and selected liabilities of our BBI Source Scientific business unit to a newly formed limited liability company in which we retain a 30% ownership interest. In connection with the transaction, we received secured promissory notes in the principal amount of $900,000, which, together with accrued interest, are due on or before May 31, 2007. The aggregate principal amount of the notes may be reduced to $720,000 if the notes are paid in full by May 31, 2005 or $810,000 if the notes are paid in full by May 31, 2006. The notes are secured by pledges of the purchasers' ownership interests in the newly formed limited liability company. The new instrumentation company has agreed to provide engineering, manufacturing, and other related services for our pressure cycling technology products until September 30, 2005. Assuming we complete the sale of our BBI Core Businesses, our primary business operations will consist of our remaining pressure cycling technology business, and, in addition, we will continue to own our 30% ownership interest in the newly formed limited liability company that purchased our BBI Source Scientific assets, and our 4.45% passive ownership interest in Panacos Pharmaceuticals, Inc. See "Proposal No. 1—Sale of Our BBI Core Businesses—Nature of Our Business Following the Sale to SeraCare" beginning on page 29.

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  Fairness Opinion Relating to the Sale of Assets. In deciding to approve the proposed sale to SeraCare, our board of directors considered the opinion of its financial advisor, William Blair & Company, LLC, that, as of April 16, 2004, based upon and subject to the various considerations set forth in its opinion, the aggregate payment of $30 million, as it may be adjusted as set forth in the asset purchase agreement, was fair, from a financial point of view, to our company. As described further under the heading "Opinion of Financial Advisor", under the terms of our engagement letter with William Blair, we have agreed to pay William Blair a fee of $450,000 contingent upon completion of the sale of assets to SeraCare. Mr. Richard P. Kiphart, an investor who beneficially owns or controls approximately 23% of the outstanding shares of our common stock as of April 30, 2004, is a Principal and Head of the Corporate Finance Department of William Blair. Mr. Kiphart did not assist William Blair in giving its fairness opinion. The complete William Blair opinion, including applicable limitations and assumptions describing the basis for the opinion is attached as Appendix B to this proxy statement. See "Proposal No. 1—Sale of Our BBI Core Businesses—Opinion of Financial Advisor" beginning on page 34.

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  Reasons for the Sale of Our Diagnostics and Biotech Business.  Our board of directors believes the proposed sale of the BBI Core Businesses to SeraCare is in the best interests of our company and our stockholders. Our board of directors has identified, among others, the following reasons for engaging in the proposed transaction:

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  The judgment of our board of directors that we need to focus on either the BBI Core Businesses or our pressure cycling technology business due to, among other things, the limited availability of funds, resources and management time required to develop each of these businesses, both of which involve different markets, products and customers;

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  The limited valuation that we believe the capital markets attribute to our pressure cycling technology business when combined with our BBI Core Businesses;

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  The lack of significant interest of potential buyers for our pressure cycling technology business at satisfactory prices;

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  Our belief that the early stage of commercialization of our pressure cycling technology business makes it unlikely that a sales price could be obtained for this business that reflects our belief in the potential future prospects for this business.

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  The future growth of the BBI Core Businesses will require significant capital and will require us to incur substantial costs and resources to increase the revenues and profitability of the BBI Core Businesses;

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  Our belief that the market for our BBI Core Businesses is becoming increasingly competitive and that many of our competitors have substantially more resources than us;

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  Our evaluation of the positive and negative considerations of continuing our overall business as is currently operated, selling just our BBI Core Businesses as opposed to our whole company, and our ability to sell or spin-off our pressure cycling technology business, as further described below under the heading "Positive and Negative Considerations Relating to Business Strategy";

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  The opinion of William Blair as to the fairness, from a financial point of view, of the consideration to be received by us in the proposed sale to SeraCare;

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  The terms of the asset purchase agreement and the aggregate cash purchase price to be received from SeraCare for the purchased assets;

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  The opportunity to attract new investors that value our pressure cycling technology business, that we believe previously would not invest due to our principal focus on our BBI Core Businesses;

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  Our intention to use part of the proceeds from the sale of the BBI Core Businesses to SeraCare to commence an issuer tender offer to purchase up to an aggregate of 6,000,000 shares of our common stock in exchange for a cash payment currently expected to be $3.50 per share, which will provide stockholders with the opportunity to decide whether to tender and sell their stock or remain a stockholder and participate in our remaining pressure cycling technology activities. On April 15, 2004, the day before we announced the proposed transaction with SeraCare, the closing price of our common stock as quoted on the Nasdaq National Market was $2.65 per share. Although we expect to commence a tender offer shortly following the closing, you should be aware that it is possible that we will not commence the tender offer or the cash payment we expect to offer could be substantially less than we currently anticipate due to unanticipated events or circumstances beyond our control or unforeseen liabilities or contingencies;

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    The opportunity for existing investors who favor the BBI Core Businesses to be able to continue their investment in these businesses by investing in SeraCare, a publicly traded company; and

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    The ability to use our remaining cash on hand as of the closing (estimated to be approximately $1.0 million as of April 30, 2004), which is not being purchased by SeraCare, together with any remaining proceeds from the sale of the BBI Core Businesses after taxes, transaction costs and the completion of the contemplated tender offer, to pursue the further development of our pressure cycling technology product platform and our sales and marketing efforts.

    See Proposal No. 1—Sale of Our BBI Core Businesses—Reasons for the Sale of Our BBI Core Businesses to SeraCare" beginning on page 29.

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  Positive and Negative Considerations Relating to Business Strategy.  In determining to sell our BBI Core Businesses, our board of directors considered a number of positive and negative factors with respect to our business strategies. These considerations included the following:

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  Continuing as is and continue to fund our research and development and sales and marketing requirements of our pressure cycling technology business unit from existing cash flow from our BBI Core Businesses. While our board of directors determined that this strategy would be viable in the short term, our board believes that we are unlikely to be a sustainable business without securing significant additional funding. Furthermore, our board concluded that our BBI Core Businesses would suffer rather than grow and improve if funds generated by these businesses were not reinvested. Our board expects that the BBI Core Businesses will require additional capital in order to grow and improve, which may be difficult in an increasingly competitive market while continuing to fund our pressure cycling technology operations. Our board also believes that our pressure cycling technology operations are not valued appropriately by the capital markets because these operations are combined with our BBI Core Businesses, and, therefore our stockholders have been unable to realize the value of our pressure cycling technology operations from the trading price of our common stock.

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  Sell or spin-off our pressure cycling technology operations and refocus our efforts on our BBI Core Businesses. Our board of directors believes that this strategy does not allow the company or our stockholders to obtain the true value of our pressure cycling technology business. The board believes that because our pressure cycling technology business needs further development and has had very limited sales to date, we are unlikely to sell that business for a price that the board deemed to be fair to stockholders in light of the substantial investment made by our company in this technology. This belief is substantiated by the fact that the parties who expressed interest in engaging in a transaction with us, including SeraCare, have not been interested in acquiring our pressure cycling technology operations for any significant additional consideration. In addition, we have not received any significant interest from third parties in acquiring our pressure cycling technology in the context of William Blair's solicitation of interested parties in our BBI Core Businesses. The board also believes that it is not in our best interests to spin-off our PCT business unit because it would be difficult to fund that business following the spin-off and there would be significant costs associated with such a spin-off.

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    Secure a strategic partner to share the cost of operating and funding our pressure cycling technology business unit in exchange for some rights to our pressure cycling technology. The purpose of this approach would be to fund pressure cycling technology research and development and sales and marketing costs until we achieve positive cash flow and profitability. However, our board of directors believes that our pressure cycling technology is still relatively early in the commercialization process and, therefore, we are unlikely to secure such a strategic partner or we would need to give up disproportionately greater value to obtain funding from a strategic partner now, rather than in later stages of development when we might have additional products and commercial sales. Our board of directors believes that the longer we retain control over our pressure cycling technology product platform, the more valuable our pressure cycling technology products will become to potential partners, licensees and/or acquirers. Therefore our board of directors believes that our stockholders will have an opportunity to benefit from the potential improved valuation if we continue to pursue our pressure cycling technology independently.

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    Sell the BBI Core Businesses and become focused solely on further developing and commercializing our pressure cycling technology products. Our board of directors believes this approach positions us in what we believe to be some of the most promising prospects for our company due to the size of the molecular biology consumables market which our pressure cycling technology products can potentially serve as compared to the overall market for in vitro diagnostics quality control products which our BBI Core Businesses serve. This approach also provides us with the opportunity to use a majority of the proceeds from the sale of assets to engage in an issuer tender offer following the closing which will provide our stockholders with the opportunity to tender their shares of our common stock for $3.50 per share and sell their shares of our common stock in an otherwise relatively illiquid stock. It also gives our stockholders the opportunity to continue their investment in our remaining pressure cycling technology activities by choosing not to tender their shares of our common stock in our issuer tender offer. Furthermore, it also allows investors who prefer an intermediate approach to tender some of their shares of common stock for cash, and to keep their remaining shares as an investment in our pressure cycling technology activities. This approach also provides us with the ability to use our remaining cash on hand as of the closing (estimated to be approximately $1.0 million as of April 30, 2004), which is not being purchased by SeraCare, together with any remaining proceeds from the sale of the BBI Core Businesses after taxes, transaction costs and the completion of the contemplated tender offer, to pursue the further development of our pressure cycling technology product platform and our sales and marketing efforts.

    For a more detailed description of these alternatives see "Proposal No. 1—Sale of Our BBI Core Businesses; Reasons for the Sale of our BBI Core Businesses to SeraCare—Strategic Alternatives" beginning on page 30.

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  Potential Drawbacks of the Sale to SeraCare.  In deciding how to vote on the proposal to sell our BBI Core Businesses to SeraCare, you should consider the following potential drawbacks if the sale is completed:

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  we will become less diversified, and our business will become dependent on the success of our pressure cycling technology products and services, which has a limited operating history, has incurred losses and has generated a limited amount of revenues to date;

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  we will be selling our only significant revenue generating assets and the business units that we will retain have historically generated losses and are not as advanced as our BBI Core Businesses;

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    the sales cycle of our pressure cycling technology products has been lengthy and as a result, we have incurred and may continue to incur significant expenses before we generate any significant revenues related to those products. To date, we have leased one and sold only two pressure cycling technology systems;

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    we may need additional financing for our pressure cycling technology activities and there can be no assurance that we will obtain such financing on acceptable terms;

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    we may be unable to adequately respond to rapid changes in technology; and

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    following the closing of the sale to SeraCare, your ability to sell your stock may be extremely limited because of a lack of an active trading market if our common stock is delisted from the Nasdaq Stock Market or if we otherwise choose to terminate our reporting requirements if permitted under applicable laws and regulations.

    See also those risks identified under the heading "Proposal No. 1—Sale of Our BBI Core Businesses; Risk Factors" beginning on page 46.

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  Asset Purchase Agreement.  The asset purchase agreement is attached to this proxy statement as Appendix A. We encourage you to read the asset purchase agreement in its entirety, as it is the legal document that governs the proposed transaction between us and SeraCare.

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  Representations and Warranties of the Parties.  The asset purchase agreement contains various customary representations and warranties made by each of the parties to the agreement. The principal representations and warranties we are making to SeraCare include representations and warranties relating to the following: title and operating condition to the purchased assets; contracts and commitments; our SEC filings and financial statements; litigation matters; labor and employment matters; absence of undisclosed liabilities; compliance with applicable laws; intellectual property matters, including our ownership of our proprietary rights; employee benefit plans and employee matters; transactions with affiliated persons; tax matters; accounts receivable; inventory; compliance with environmental laws; product returns and warranties; and accuracy of information provided by us.

  The principal representations and warranties made by SeraCare to us include representations and warranties relating to the following: SeraCare's SEC filings and financial statements; and SeraCare's financial resources and commitment letters for financing.

  For a more complete listing of representations and warranties made by the parties, please see "Proposal No. 1—Sale of Our BBI Core Businesses—Asset Purchase Agreement; Representations and Warranties" beginning on page 55.

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  Conditions to Completion of the Sale of Assets.  Each party's obligation to complete the sale of assets is subject to the prior satisfaction or waiver of certain conditions. The following list sets forth the material conditions that must be satisfied or waived before completion of the proposed transaction:

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  Our stockholders must approve the transaction;

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  Since December 31, 2003, there shall have been no material adverse change with respect to the BBI Core Businesses or the purchased assets;

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  We shall have delivered to SeraCare all documents necessary to release liens and other encumbrances on the purchased assets, except for certain permitted liens and encumbrances;

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  We shall have obtained all necessary third party consents to the sale;

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  SeraCare shall have received financing to pay the purchase price at closing; and

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    Other customary closing conditions.

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  Voting Agreement.  Mr. Richard T. Schumacher, our founder, Chief Executive Officer and a member of our board of directors, and Mr. Richard Kiphart (together with his daughter and the fund in which he is the general partner) have entered into voting agreements with SeraCare and have agreed to vote in favor of the asset purchase agreement and the transactions contemplated by the asset purchase agreement. Collectively, Mr. Schumacher and Mr. Kiphart (together with his daughter and the fund in which he is the general partner) currently hold approximately 32% of the issued and outstanding shares of our common stock. See "Proposal No. 1—Sale of Our BBI Core Businesses—Asset Purchase Agreement; Other Agreements Relating to the Asset Sale; Voting Agreements" beginning on page 63.

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  No Solicitation.  Until the date of closing or earlier termination of the asset purchase agreement, we have agreed that we will not solicit, initiate, encourage or induce any acquisition proposal (as defined in the asset purchase agreement) or otherwise participate in discussions or negotiations or approve or recommend any acquisition proposal, except in compliance with the terms of the asset purchase agreement. See "Proposal No. 1—Sale of Our BBI Core Businesses—Asset Purchase Agreement; Solicitation; Withdrawal of Recommendation by Our Board of Directors" beginning on page 58.

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  Conduct of Business.  We have agreed to operate the BBI Core Businesses in the ordinary course of business and substantially in accordance with past practice prior to the closing date. See "Proposal No. 1—Sale of Our BBI Core Businesses—Asset Purchase Agreement; Covenants" beginning on page 57.

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  Our Indemnification Obligations.  Subject to the limitations in the asset purchase agreement, we have agreed to indemnify SeraCare and other related persons for any damages incurred by SeraCare in connection with a breach of our representations and warranties, covenants or agreements contained in the asset purchase agreement, and in connection with certain other excluded liabilities and matters specified in the asset purchase agreement. SeraCare will deposit $2.5 million of the purchase price to be held in escrow to pay any of our indemnification obligations which may arise for a period of 18 months following the closing of the sale to SeraCare. To the extent that the funds held in escrow are insufficient to pay the damages or to the extent an indemnification obligation arises after any remaining portion of the escrow funds are released, we will be required to pay the damages from the working capital of our remaining operations following the closing. See "Proposal No. 1—Sale of Our BBI Core Businesses—Asset Purchase Agreement; Indemnification" beginning on page 64.

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  SeraCare's Indemnification Obligations.  SeraCare has agreed to indemnify us and other related persons for any damages incurred in connection with a breach of its representations and warranties, covenants and agreements contained in the asset purchase agreement, and in connection with certain other assumed liabilities and matters specified in the asset purchase agreement. See "Proposal No. 1—Sale of Our BBI Core Businesses—Asset Purchase Agreement; Indemnification" beginning on page 64.

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  Termination of the Asset Purchase Agreement.  The asset purchase agreement may be terminated at any time prior to the closing:

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  By mutual written consent of the parties;

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  By either party if the closing has not occurred on or before August 15, 2004, or such other date that may be mutually agreed to by the parties, subject to certain limitations described in the asset purchase agreement. As of the date of this proxy statement, the parties have agreed to extend the date of the closing to September 2, 2004, and may extend this to a later date if mutually agreed to by the parties.

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    By either party if a final nonappealable order, decree, ruling or other action is issued by a governmental entity or court of competent jurisdiction which permanently restrains, enjoins or otherwise prohibits the completion of the sale of the BBI Core Businesses;

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    By either party if our stockholders do not approve of the proposed transaction;

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    By us if SeraCare breaches any representation or warranty or covenant or agreement such that our conditions to closing would not be satisfied, subject to our opportunity to cure the breach as provided in the asset purchase agreement;

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    By SeraCare if we breach any representation or warranty or covenant or agreement such that SeraCare's conditions to closing would not be satisfied, subject to an opportunity to cure the breach as provided in the asset purchase agreement;

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    By SeraCare if one of a number of other triggering events (as defined in the asset purchase agreement) occurs, including if our Board of Directors withdraws its recommendation to stockholders to vote in favor of the approval of Proposal No. 1; and

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    By us if SeraCare has not obtained the financing for the purchase price by September 2, 2004, and all of SeraCare's other conditions to closing have been satisfied. Effective July 20, 2004, the parties agreed to extend the date by which SeraCare is required to obtain its financing from August 15, 2004 to September 2, 2004 due to the extension of the outside closing date to September 2, 2004.

    See "Proposal No. 1—Sale of Our BBI Core Businesses—Asset Purchase Agreement; Termination of the Asset Purchase Agreement" beginning on page 65.

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  BBI's Obligation upon Termination.  In the event the asset purchase agreement is terminated for certain reasons set forth in the asset purchase agreement, we will be required to pay SeraCare a termination fee in the amount of $600,000 and, if we enter into or complete an acquisition transaction (as defined in the asset purchase agreement), for an acquisition price of $35 million or more within one year following such termination, we will be required to pay an additional amount equal to the difference between 3% of the aggregate purchase price paid in the acquisition transaction and the $600,000 we already paid to SeraCare. We are also required to pay this termination fee in other cases if the proposed transaction with SeraCare is terminated for certain other reasons set forth in the asset purchase agreement and we complete an acquisition transaction within one year following termination assuming we received an acquisition proposal prior to the termination of the asset purchase agreement with SeraCare. See "Proposal No. 1—Sale of Our BBI Core Businesses—Asset Purchase Agreement; Payment of Termination Fee" beginning on page 66.

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  SeraCare's Obligation upon Termination.  In the event we terminate the asset purchase agreement because SeraCare fails to obtain financing prior to August 15, 2004 and all of SeraCare's other conditions to closing have been satisfied by such time, SeraCare has agreed to pay us a termination fee in the amount of $600,000. See "Proposal No. 1—Sale of Our BBI Core Businesses—Asset Purchase Agreement; Payment of Termination Fee" beginning on page 66.

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  Post-Closing Agreements.

  —
  We have agreed with SeraCare that we will not compete with SeraCare in the businesses being sold for a period of five (5) years after the closing, subject to certain limited exceptions. We have also agreed that for one and one-half years following the closing, we will not induce any of our former employees who are rehired by SeraCare to accept any other employment or position or assist any other entity in hiring any such employee. Mr. Richard T. Schumacher, our founder, Chief Executive Officer and a director, has also agreed to similar non-compete and non-solicitation provisions for a period of two years and one and one-half years, respectively, following the closing. See "Proposal No. 1—Sale of Our BBI Core Businesses—Asset Purchase Agreement; Other Agreements Relating to the Asset Sale; Non-Competition and Non-Solicitation Agreements" beginning on page 62.

    —
    We have agreed with SeraCare that following the closing we will request the appropriate governmental authorities to novate certain identified government contracts.

    —
    We will enter into a transition services agreement with SeraCare whereby SeraCare will, among other things, provide us with access to certain office and laboratory space at the BBI Biotech facility in Gaithersburg, Maryland, allow us to use certain laboratory equipment for our remaining operations for 12 months following the closing and make available to us certain of our former employees who are rehired by SeraCare. See "Proposal No. 1—Sale of Our BBI Core Businesses—Asset Purchase Agreement; Other Agreements Relating to the Asset Sale; Transition Services Agreement" beginning on page 62.

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  Recommendation of Our Board of Directors.  Our board of directors has unanimously approved the proposed sale to SeraCare and recommends that you vote FOR Proposal No. 1, the sale of our BBI Core Businesses; Recommendation of the Board of Directors" beginning on page 34.

  •
  Appraisal Rights.  Under Massachusetts law, you are entitled to appraisal rights in connection with our sale of substantially all of our assets, and you can obtain payment of the fair value of your shares, if you strictly comply with all of the requirements of Massachusetts law, as described on pages 40 through 44 and Appendix C of this proxy statement. See Proposal No. 1—Sale of Our BBI Core Businesses—Asset Purchase Agreement; Appraisal Rights" beginning on page 40.

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  Material Federal Income Tax Consequences.  The sale to SeraCare is a taxable event to us. We will recognize taxable gain in an amount equal to the cash received plus liabilities assumed under the asset purchase agreement, less our adjusted tax basis in the purchased assets. A portion of our taxable gain will be offset to the extent of current year losses from operations plus available net operating loss carryforwards, subject to applicable limitations. We do not anticipate any direct tax consequence to you as a result of the sale to SeraCare. If we engage in an issuer tender offer following the closing, any tax consequences to you as a result of any tendering of your shares will be described in the applicable tender offer documents that will be sent to stockholders describing the tender offer. See "Proposal No. 1—Sale of Our BBI Core Businesses—Tax Consequences" beginning on page 44.

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  Regulatory Approvals.  There are no material United States or state regulatory approvals required for the completion of the sale to SeraCare other than the approval of the asset purchase agreement by our stockholders under the corporate law of the Commonwealth of Massachusetts. See "Proposal No. 1—Sale of Our BBI Core Businesses—Regulatory Approvals" beginning on page 39.

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  Accounting Treatment.  If the sale to SeraCare is completed, we will record the sale in accordance with generally accepted accounting principles in the United States. Upon the completion of the sale, we will recognize a financial reporting gain equal to the net proceeds (the sum of the purchase price less the expenses relating to the asset sale) less the net book value of the assets sold and the fair value of the indemnification liability retained. At the closing, $2.5 million of the aggregate purchase price will be deposited into an escrow account to be held in escrow for a period of 18 months to secure payment of our indemnification obligations under the asset purchase agreement. We will be recording the escrow amount as a long term asset immediately following the closing. See "Proposal No. 1—Sale of Our BBI Core Businesses—Accounting Treatment of the Asset Sale" beginning on page 44.

QUESTIONS AND ANSWERS ABOUT THE 2004 SPECIAL MEETING OF STOCKHOLDERS

Where and when is the special meeting of stockholders? (See page 16)

  •
  The special meeting will be held at 4:00 p.m., local time, on August 31, 2004, at the principal executive offices of Boston Biomedica, Inc., located at 375 West Street, West Bridgewater, Massachusetts.

Who is soliciting my proxy? (See page 17)

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  Our board of directors is soliciting proxies from each of our stockholders. We will pay the expenses of preparing and distributing this proxy statement and soliciting proxies, including the reasonable expenses incurred by brokers, dealers, banks and trustees or their nominees for forwarding solicitation materials to beneficial owners.

Who is entitled to vote on the proposals? (See page 16)

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  Stockholders of record as of the close of business on July 26, 2004, the record date, are entitled to notice of and to vote at the special meeting. Each share of common stock is entitled to one vote.

What am I being asked to vote on?

  •
  The first proposal you are being asked to approve is the sale of the assets of our BBI Diagnostics and BBI Biotech business units to SeraCare pursuant to the terms of an asset purchase agreement entered into between Boston Biomedica, BBI Biotech Research Laboratories and SeraCare on April 16, 2004. See "Proposal No. 1—Sale of Our BBI Core Businesses" for a more detailed description of the proposed transaction with SeraCare.

  •
  The second proposal you are being asked to approve is an amendment to our Restated Articles of Organization, as amended, to change our corporate name to "Pressure BioSciences, Inc." promptly following the completion of the sale to SeraCare. Proposal No. 2 is necessary if Proposal No. 1 is approved, as we have agreed to transfer the rights to the name "Boston Biomedica" to SeraCare in connection with the sale. In the event that Proposal No. 1 is approved, but Proposal No. 2 is not approved, we will discuss with SeraCare alternative arrangements to ensure that SeraCare receives the benefit of our corporate name "Boston Biomedica". If Proposal No. 1 is not approved, then we will not change our corporate name regardless of whether we obtain approval from our stockholders to amend our Restated Articles of Organization, as amended. See "Proposal No. 2—Corporate Name Change" for a more detailed description of Proposal No. 2.

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  The third proposal you are being asked to approve is to grant discretionary authority to the persons named as proxies to adjourn the special meeting to solicit additional proxies in favor of Proposal Nos. 1 or 2. See "Proposal No. 3—Adjournment of the Special Meeting" for a more detailed description of Proposal No. 3.

What will happen if the sale to SeraCare is approved by our stockholders? (See page 29)

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  If the sale to SeraCare is approved by our stockholders and the other conditions to closing of the sale are satisfied or waived, we will sell the assets of our BBI Core Businesses to SeraCare under the terms of the asset purchase agreement as described in this proxy statement. Following the completion of the sale to SeraCare, we expect that our business operations will focus primarily on our pressure cycling technology activities. Our board of directors expects to continue to explore strategic opportunities with respect to our remaining business. These opportunities may include investing in and expanding our pressure cycling technology activities, developing strategic relationships to grow our pressure cycling technology business, acquiring, investing in, or developing new lines of business that may or may not relate to our pressure cycling technology business or divesting any remaining portions of the business. In furtherance of these opportunities, on June 2, 2004, we completed the sale of substantially all of the assets and selected liabilities of our BBI Source Scientific business unit to a newly formed limited liability company in which we retain a 30% ownership interest. In connection with the transaction, we received secured promissory notes in the principal amount of $900,000, which, together with accrued interest, are due on or before May 31, 2007. The aggregate principal amount of the notes may be reduced to $720,000 if the notes are paid in full by May 31, 2005 or $810,000 if the notes are paid in full by May 31, 2006. The notes are secured by pledges of the purchasers' ownership interests in the newly formed limited liability company. The new instrumentation company has agreed to provide engineering, manufacturing, and other related services for our pressure cycling technology products until September 30, 2005. If we complete the sale of our BBI Core Businesses, our primary business operations will consist of our remaining pressure cycling technology business, and, in addition, we will continue to own our 30% ownership interest in the newly formed limited liability company that purchased our BBI Source Scientific assets, and our 4.45% passive ownership interest in Panacos Pharmaceuticals, Inc.

Will any of the proceeds from the sale to SeraCare be distributed to me as a stockholder? (See page 28)

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  Shortly following the completion of the proposed transaction with SeraCare, we plan to commence an issuer tender offer to purchase up to 6,000,000 shares of our common stock at a price of $3.50 per share. We will use up to $21.0 million of the after-tax net cash proceeds from the sale to SeraCare to purchase shares of our common stock tendered in the tender offer. Assuming that all 6,000,000 shares are tendered in the contemplated tender offer, we expect to have approximately $1.0 to $1.5 million remaining to fund our working capital for our pressure cycling technology activities. This amount includes approximately $1.0 million of cash on hand as of April 30, 2004 (which is not part of the assets being acquired by SeraCare), together with the remaining net proceeds from the sale, after taxes and transaction fees. In addition, any portion of the escrowed amount released to us is also expected to be used primarily for working capital for our pressure cycling technology activities. If less than 6,000,000 shares of our common stock are tendered in the tender offer, after-tax net cash proceeds from the sale of the BBI Core Businesses allocated for the tender offer which remain after the tender offer are also expected to be used to provide additional working capital for our remaining pressure cycling technology operations. If you decide not to tender your shares in the tender offer, you will continue to be a stockholder in our company; however, trading in our common stock will likely be more difficult due to, among other things, limited trading volume of our stock.

    You should be aware that although we expect to commence the tender offer shortly following the closing, it is possible that we will not commence the tender offer or the cash payment we expect to offer could be substantially less than we currently anticipate due to unanticipated events or circumstances beyond our control or unforeseen liabilities or contingencies. Any portion of the escrowed amount released to us is also expected to be used primarily for working capital for our pressure cycling technology activities.

Will our common stock still be publicly traded if the sale to SeraCare is completed?

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  Our common stock is currently traded on the Nasdaq National Market under the symbol "BBII." Following the completion of the proposed transaction, we expect to continue to trade as a public company on the Nasdaq National Market. However, it is not possible to predict the trading price of our common stock following the closing of the sale to SeraCare. If our common stock trades below the minimum bid price for continued listing on the Nasdaq National Market or we otherwise fail to meet the continued listing standards of the Nasdaq National Market, our stock will be delisted from the Nasdaq National Market and we expect it will be traded on the Nasdaq SmallCap Market if we meet the listing standards of that market or we will attempt to be traded on the OTC Bulletin Board or "pink sheets" maintained by the National Quotation Bureau, Inc. The OTC Bulletin Board and Pink Sheets are generally considered less efficient markets than the Nasdaq National Market and the Nasdaq SmallCap Market. It is likely that there will only be limited trading volume in our common stock following the closing of the sale to SeraCare. Accordingly, you may find it more difficult to dispose of your shares of common stock and you may not be able to sell some or all of your shares of common stock when and at such times as you desire. See "Risk Factors" on page 50 for a further discussion of the Nasdaq National Market continued listing standards and the risks relating thereto.

    In addition, it is possible that following the tender offer contemplated after completion of the sale to SeraCare we may decide to take steps to terminate our reporting obligations if permissible under applicable SEC rules. If we were to terminate our reporting obligations, there will not be current or adequate public information readily available about our remaining operations and there will not be any active trading market for our common stock.

What are the risks of the proposed sale to SeraCare? (See page 46)

  •
  If the sale to SeraCare is completed, we will have sold our primary source of revenue and we will become less diversified. Our operations will then focus on the development of our pressure cycling technology products and services. This technology has significant investment requirements and involves high risk. We cannot assure you that our available resources will be sufficient to fund a successful commercialization of pressure cycling technology products and services. It is likely that we will need additional capital and there can be no assurance that such capital will be available to us on satisfactory terms, if at all. These and other risks relating to the sale to SeraCare that you should consider are more fully described under the heading "Risk Factors".

What will happen if the sale to SeraCare is not approved by our stockholders or is otherwise not completed?

  •
  If the sale to SeraCare is not completed, we may continue as an independent operating company conducting our historical business, we may explore other strategic alternatives, including a sale of our assets to, or a business combination with, another party, or we may pursue other business opportunities and investments unrelated to our current business. There can be no assurance that any potential transaction will provide consideration equal to or greater than the price proposed to be paid by SeraCare under our asset purchase agreement, or that we will be able to complete any alternative transaction. We have incurred significant costs and expenses in connection with the proposed sale to SeraCare. If the sale is not completed, we may also be required to pay SeraCare a termination fee of $600,000 or more. These costs will have a material adverse affect on our results of operations for the fiscal year ended December 31, 2004. Further, there can be no assurances that we will be successful by continuing to remain an independent operating company.

When is the sale to SeraCare expected to be completed?

  •
  We expect to complete the sale to SeraCare as soon as practicable after all of the conditions to closing the transaction have been satisfied or waived. All parties to the asset purchase agreement are working toward completing the sale to SeraCare as soon as practicable. We currently plan to complete the transaction shortly following the special meeting of our stockholders, assuming our stockholders approve the sale to SeraCare and the other conditions to the asset purchase agreement are satisfied or waived. However, because the sale is subject to some conditions which are beyond our control, the exact timing of the completion of the transaction cannot be predicted. For a more complete description of the conditions to completion of the sale, see the section of this proxy statement entitled "Proposal No. 1—Sale of Our BBI Core Businesses—The Asset Purchase Agreement—Conditions to Closing."

What vote is required to approve Proposal No. 1, the sale of the assets of our BBI Core Businesses to SeraCare as contemplated by the Asset Purchase Agreement?

  •
  The affirmative vote of two-thirds of the shares of our common stock outstanding and entitled to vote at the special meeting is required to approve Proposal No. 1, the sale of our BBI Core Businesses to SeraCare as contemplated by the asset purchase agreement. Our board of directors recommends that you vote "FOR" Proposal No. 1.

What vote is required to approve Proposal No. 2, the amendment to our Restated Articles of Organization, as amended, to change our corporate name?

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  The affirmative vote of the holders of a majority of the shares of our common stock outstanding and entitled to vote is required to approve Proposal No. 2, the amendment to our Restated Articles of Organization, as amended, to change our corporate name to "Pressure BioSciences, Inc." Our board of directors recommends that you vote "FOR" Proposal No. 2.

What vote is required to approve Proposal No. 3, the granting of discretionary authority to the persons named as proxies to adjourn the special meeting to solicit additional proxies in favor of Proposal Nos. 1 or 2?

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  The affirmative vote of the holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote, whether or not a quorum is present, is required to approve Proposal No. 3, granting discretionary authority to the persons named as proxies to adjourn the special meeting to solicit additional proxies for Proposal Nos. 1 or 2. Our board of directors recommends that you vote "FOR" Proposal No. 3.

Has any stockholder agreed to vote its shares of common stock in favor of Proposal No. 1, Proposal No. 2 or Proposal No. 3? (See page 63)

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  In connection with the negotiation of the asset purchase agreement, Mr. Richard T. Schumacher, our founder, Chief Executive Officer and a member of our board of directors, and Mr. Richard Kiphart (together with his daughter and a fund in which he is the general partner) have agreed to vote in favor of the asset purchase agreement and the transactions contemplated by the asset purchase agreement. Collectively, these stockholders currently hold approximately 32% of the issued and outstanding shares of our common stock.

What do I need to do now?

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  After carefully reading and considering the information contained in this proxy statement, you should complete, sign and date the enclosed proxy card and return it to us in the postage prepaid envelope as soon as possible so that your shares may be represented and voted at the special meeting. A majority of shares of common stock outstanding and entitled to vote must be represented at the special meeting to enable us to conduct business at the special meeting. For a further discussion on the voting process, please see "General Information-Voting Procedures."

Can I change my vote after I have mailed my signed proxy? (See page 17)

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  Yes. You can change your vote at any time before proxies are voted at the special meeting. You can change your vote in any one of three ways. First, you can send a written notice to our corporate Clerk at our principal executive offices, stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, we must receive the notice of revocation or the new proxy at our principal executive offices prior to the vote at the special meeting of stockholders. Third, you can attend the meeting and vote in person.

If my shares are held in "street name" by my broker, will my broker vote my shares for me? (See page 17)

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  Your broker may not be permitted to exercise voting discretion with respect to one or more of the proposals to be voted on by stockholders at the special meeting. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on the proposals, and will not be counted in determining the number of shares voted in favor of the proposals. Your failure to give your broker or nominee specific instructions will have the same effect as a vote against Proposal No. 1, the sale of our BBI Core Businesses to SeraCare, and Proposal No. 2, the amendment to our Restated Articles of Organization, as amended, to change our corporate name, but will have no effect on Proposal No. 3, granting discretionary authority to the persons named as proxies to adjourn the special meeting to solicit additional proxies in favor of Proposal Nos. 1 or 2. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

What happens if I do not indicate how to vote my proxy? (See page 17)

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  If you sign and send in your proxy, but do not include instructions on how to vote your properly signed proxy card, your shares will be voted FOR Proposal Nos. 1, 2 and 3.

Who can help answer my questions about the proposals?

  •
  If you have any questions about the proposals presented in this proxy statement, you should contact:

    Boston Biomedica, Inc.
    375 West Street
    West Bridgewater, MA 02379
    Attention: Kevin W. Quinlan
    President and Chief Operating Officer
    (508) 580-1900

GENERAL INFORMATION

Voting Procedures

        This proxy statement is being furnished in connection with the solicitation by the board of directors of Boston Biomedica, Inc., a Massachusetts corporation, of proxies to be voted at the special meeting of stockholders of Boston Biomedica, Inc. to be held at our principal executive offices located at 375 West Street, West Bridgewater, MA, on August 31, 2004, at 4:00 p.m., local time, and at any postponements or adjournments thereof. Only stockholders of record on July 26, 2004 (the "Record Date") will be entitled to vote at the special meeting. On the Record Date there were [                        ]outstanding shares of common stock. Each share of common stock outstanding on the record date is entitled to one vote on each matter to come before the special meeting.

        At the special meeting, stockholders will be asked to vote to (i) approve the sale of substantially all of our assets, which consist of the assets of our BBI Core Businesses, pursuant to the terms of an asset purchase agreement between us, BBI Biotech Research Laboratories and SeraCare Life Sciences dated April 16, 2004; (ii) approve an amendment to our Restated Articles of Organization, as amended, to change our corporate name to "Pressure BioSciences, Inc."; (iii) grant discretionary authority to the persons named as proxies to adjourn the special meeting to solicit additional proxies in favor of Proposal Nos. 1 or 2; and (iv) transact such other business as may properly come before the special meeting, as set forth in the notice of special meeting.

        A quorum, consisting of a majority of our shares of common stock issued, outstanding and entitled to vote at the special meeting, will be required to be present in person or by proxy for the transaction of business at the special meeting.

        The affirmative vote of the holders of two-thirds of our shares of common stock outstanding and entitled to vote at the special meeting is required to approve Proposal No. 1, the sale of our BBI Core Businesses to SeraCare pursuant to the asset purchase agreement, as described in this proxy statement. The affirmative vote of the holders of a majority of our shares of common stock outstanding and entitled to vote at the special meeting is required to approve Proposal No. 2, the amendment to our Restated Articles of Organization, as amended, to change our corporate name. The affirmative vote of the holders of a majority of shares of our common stock present, in person or by proxy, and entitled to vote at the special meeting, whether or not a quorum is present, is required to approve Proposal No. 3, to grant discretionary authority to the persons named as proxies to adjourn the special meeting to solicit additional proxies in favor of Proposal Nos. 1 or 2.

        Brokers who hold shares in street name for clients typically have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion on non-routine matters, such as the sale to SeraCare pursuant to the asset purchase agreement. Proxies submitted without a vote by the brokers on these non-routine matters are referred to as "broker non-votes." Abstentions and "broker non-votes" will be counted for the purpose of establishing a quorum at the special meeting. In addition, abstentions or "broker non-votes" will have the same effect as a vote against Proposal No. 1, the sale of our BBI Core Businesses to SeraCare pursuant to the asset purchase agreement, and Proposal No. 2, the amendment to our Restated Articles of Organization, as amended, to change our corporate name. Abstentions will have the same effect as a vote against Proposal No. 3, to grant discretionary authority to the persons named as proxies to vote in favor of any adjournments of the special meeting for the purpose of soliciting additional proxies, but "broker non-votes" will have no effect on Proposal No. 3. All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Voting of Proxies

        General.    Shares represented by a proxy will be voted at the special meeting as specified in the proxy.

        Proxies without voting instructions.    Proxies that are properly signed and dated but which do not contain voting instructions will be voted "for" each of the proposals.

        Voting shares held through broker by proxy.    If your shares of common stock are held by your broker, your broker will vote your shares for you if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker generally cannot vote your shares without specific instructions from you.

        Voting of shares held through broker in person.    If your shares of common stock are held by your broker and you wish to vote those shares in person at the special meeting, you must obtain from the nominee holding your shares a properly executed legal proxy, identifying you as a stockholder of our company, authorizing you to act on behalf of the nominee at the special meeting and specifying the number of shares with respect to which the authorization is granted.

        Other matters.    If you sign and return the enclosed proxy card, you grant to the persons named in the proxy the authority to vote in their discretion on any other matters that may properly come before the special meeting or any adjournments or postponements of the special meeting. Our management does not presently know of any other matters to be brought before the special meeting.

Revocation of Proxies

        Signing the enclosed proxy card will not prevent a record holder from voting in person at the special meeting or otherwise revoking the proxy. A record holder may revoke a proxy at any time before the special meeting in the following ways:

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  filing with our corporate Clerk, before the vote at the special meeting, a written notice of revocation bearing a later date than the proxy;

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  by executing a subsequently dated proxy relating to the same shares and delivering it to us before the vote at the special meeting; or

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  attending the special meeting and voting in person, although attendance at the special meeting will not by itself constitute a revocation of the proxy.

        Record holders should send any written notice of revocation or subsequent proxy to our corporate Clerk, c/o Boston Biomedica, Inc. 375 West Street, West Bridgewater, MA 02379 or hand deliver the notice of revocation or subsequent proxy to our corporate Clerk before the vote at the special meeting. No revocation will be effective unless and until notice of such revocation has been received by us at or prior to the special meeting

Persons Making the Solicitation

        The enclosed proxy is solicited on behalf of our board of directors. Our employees may participate in the solicitation but will not receive any separate or additional compensation in connection therewith. The cost of soliciting proxies in the accompanying form will be borne by us. Proxies may also be solicited personally or by telephone by our directors and officers, without additional compensation therefor. Upon request, we will reimburse brokers, dealers, banks and trustees or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements made in this proxy statement are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by terminology such as "may," "will," "should," "expects," "intends," "anticipates," "believes," "estimates," "predicts," or "continue" or the negative of these terms or other comparable terminology and include, without limitation, statements regarding: completion of the sale of our BBI Core Businesses to SeraCare; possible adjustments to the purchase price to be received from SeraCare for the BBI Core Businesses; potential indemnification payments relating to the sale to SeraCare; the proceeds remaining from the purchase price after the payment of taxes; the transaction costs incurred in the sale to SeraCare and the payment of unforeseen liabilities; management's projections; our plans following the closing, including our ability to operate our remaining business, our ability to sell our BBI Source Scientific business, our intent to commence an issuer tender offer, and our ability to remain as a public company, and the potential for commercial success of our pressure cycling technology business. These statements are based upon our current expectations, forecasts, and assumptions that are subject to risks, uncertainties and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to: the ability to satisfy the conditions to closing, including, among others, our ability to obtain stockholder approval and SeraCare's receipt of sufficient financing to complete the transaction; the risk that the timing and amount of the tender offer purchase price may differ from what is presently anticipated or that the tender may not be able to be completed at all due to unanticipated events or other circumstances beyond our control, including unforeseen liabilities or contingencies reducing the amount of proceeds available for the tender offer; the risk that we may be unable to agree on a definitive agreement to sell the assets of our BBI Source Scientific business unit or otherwise complete the sale of those assets; the risk that we will not have sufficient funds to operate our remaining business following the closing; the risk that we may have liabilities and expenses arise which are currently unforeseen; the risk that the continuity of our operations will be disrupted in the event the proposed transactions do not close; the risk of unanticipated reactions of our customers and vendors to the proposed asset sale transactions; the costs of completing the other proposed transactions may exceed management's estimates; the competitive nature of the markets in which we operate; a change in economic conditions; our ability to retain existing customers and to obtain new customers; our ability to attract and retain qualified personnel; our ability to comply with the financial and other covenants contained in our revolving line of credit; and the other risks and uncertainties discussed under the heading "Risk Factors" in this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2003, as amended and other reports we file from time to time with the SEC. We undertake no obligation to update any of the information included in this proxy statement, except as otherwise required by law. Please note that the protections afforded to us under the Private Securities Litigation Reform Act of 1995 will not apply to forward looking statements that may be made in connection with our planned tender offer following the closing of the sale to SeraCare.

PROPOSAL NO. 1—SALE OF OUR BBI CORE BUSINESSES

        This section of the proxy statement describes certain aspects of the sale of our BBI Diagnostics and BBI Biotech Research Laboratories business units. However, we recommend that you read carefully the complete asset purchase agreement for the precise terms of the agreement and other information that may be important to you. The asset purchase agreement is included in this proxy statement as Appendix A.

The Companies

  Boston Biomedica, Inc. and BBI Biotech Research Laboratories, Inc.

        We are engaged in the business of providing products and services to help ensure the accuracy of laboratory test results for infectious diseases such as AIDS and viral hepatitis. Our operations currently consist of the following business units: BBI Diagnostics, BBI Biotech Research Laboratories, and Pressure Cycling Technology ("PCT"). A brief summary of our business operations is described below. For a more detailed description of our business, please review the "Business" section contained in Item 1 of our Annual Report on Form 10-K, as amended by Amendment No. 1 to Form 10-K for the fiscal year ended December 31, 2003, a copy of which is attached as an appendix to this proxy statement and is incorporated herein.

        Our BBI Diagnostics business unit offers a broad array of diagnostic products for in vitro diagnostic use, consisting of Quality Control Panels, Accurun® External Run Controls and ACCUCHART™ quality control software, and Diagnostic Components, all used in connection with infectious disease testing.

        Our Quality Control Panels and Accurun External Run Controls are comprised of a number of human blood plasma samples contained in sealed vials or test tubes. The plasma is supplied in either liquid or frozen state, and is known to contain (positive) or not contain (negative) specific levels of certain viruses or antibody relating to the following: Human Immunodeficiency Virus (HIV), Hepatitis B Virus (HBV), Hepatitis C Virus (HCV), Lyme Disease bacterium, and West Nile Virus.

        Our Quality Control Products are used throughout the entire life cycle of an infectious disease test kit. The life cycle of an in vitro diagnostic test kit involves a number of stages. These stages include, research, development, clinical trials for regulatory approval, quality assurance release of each lot of manufactured product, validation testing of the test kit by customers, training customers how to use the test kit, ongoing-proficiency testing of lab personnel who use the test kit, and routine quality control testing each time the test kit is used to determine a patient result.

        A description of our quality control products, including the use of and the customers for these products is as follows:

Product Line	Description	Use	Customers
Seroconversion Panels	Rare plasma samples collected from a single individual over a specific time period showing conversion from negative to positive for markers of an infectious disease.	Compare the clinical sensitivity of competing manufacturers' test kits, enabling the user to assess the specificity and sensitivity of a test in detecting a developing antigen/antibody, or presence of pathogen nucleic acid.	Test kit manufacturers and regulators and researchers.
Performance Panels	A set of 10 to 50 serum and plasma samples collected from many different individuals and characterized for the presence or absence of a particular disease marker.	Determine test kit performance against all expected levels of reactivities in the evaluation of new, modified and improved test methods.	Test kit manufacturers, clinical laboratories that evaluated test kits, and regulators.
Sensitivity Panels	Precise dilutions of human plasma or serum containing a known amount of an infectious disease marker as calibrated against international standards.	Evaluate the linearity and low-end analytical sensitivity of a test kit.	Test kit manufacturers, regulators and researchers.
Qualification Panels	Dilutions of human plasma or serum manifesting a full range of reactivity in test kits for a specific marker.	Demonstrate the consistent lot-to-lot performance of test kits, troubleshoot problems, evaluate proficiency, and train laboratory technicians.	Clinical reference laboratories, blood banks, and hospital laboratories.
OEM Panels	Custom-designed Qualification Panels for regulators and test kit manufacturers for distribution to customers or for internal use.	Train laboratory personnel on new test kits or equipment.	Custom designed with test kit manufacturers and regulators as an end-user product or for internal use.
Verification Panels	Verification Panels contain naturally occurring undiluted samples at varying titers.	Verify accuracy and ensure that reagents perform to expectations: also used to troubleshoot system problems and to document problem resolution.	Clinical reference laboratories, blood banks, hospital laboratories.

        We perform extensive laboratory testing on each sample contained in our Quality Control Products before they are released for sale. The data on these samples are generated on a variety of test kits from many different manufacturers to determine the level and specificity of the infectious disease indicators that are present in the product, and to show the performance of each test kit on the BBI product. These data are then compiled on a spreadsheet that accompanies the sale of the BBI quality control product. Our Quality Control Panels, which combine the human blood specimens with this comprehensive quantitative data useful for comparative analysis, help ensure that test kits are as specific, reproducible, and sensitive as possible.

        Our Accurun® External Run Controls enable end-users of test kits to confirm the validity of results by monitoring test performance, thereby minimizing false negative test results and improving error detection. Our ACCUCHART quality control software is a software data management program for Quality Control Products customers. In addition, we provide Diagnostic Components, which are custom-processed human plasma and serum products, to test kit manufacturers. We also recently introduced our first test kit, a Lyme Disease Western Blot test kit. Our Lyme Western Blot Test Kit, which is manufactured by our BBI Biotech facility in Gaithersburg, Maryland and marketed by our BBI Diagnostics sales and marketing group in West Bridgewater, Massachusetts, tests for the presence of Lyme Disease.

        BBI Biotech Research Laboratories, Inc., a wholly-owned subsidiary of Boston Biomedica, is our research and development "arm", assisting in the development of new products and services for our other business units, such as the development of Accurun nucleic acid controls, and molecular and cellular biology quality control panels and by offering basic and esoteric nucleic acid and protein testing for our BBI Diagnostics business unit. BBI Biotech also developed the BBI IgM and IgG Borrelia burgdorferi Western Blot Test Kit, initially for use at BBI Clinical Laboratories. BBI Biotech seeks to obtain government grants and other research support wherever possible to help fund the cost of this research and development.

        Our BBI Biotech business unit provides repository services for various branches of the United States government and the National Institutes of Health ("NIH"), and specialty reagents and molecular and cellular biology services for laboratories and test kit manufacturers. Our repository stores more than 11 million human blood and tissue specimens, including plasma, serum, blood cells, and tissues. These specimens are used in government sponsored programs for the study of cancer, infectious diseases, and genetic diseases, in clinical studies of disease diagnostics, and in studies of how well vaccines and therapeutics work. BBI Biotech also provides a variety of research services in molecular biology, cell biology, virology and immunology to governmental agencies, diagnostic test kit manufacturers and biomedical researchers. Molecular biology services include DNA extractions and sequencing, genotyping, DNA library construction and screening and development of custom nucleic acid amplification assays. Cell biology and immunology services include sterility testing, virus infectivity assays, cultivations of virus or bacteria from clinical specimens, preparation of viral or bacterial antigens and custom western blot assays.

        As previously announced, on June 2, 2004, we completed the sale of substantially all of the assets and selected liabilities of our BBI Source Scientific business unit to a newly formed limited liability company jointly owned 70% by Mr. Richard W. Henson and Mr. Bruce A. Sargeant and 30% by BBI. Mr. Henson and Mr. Sargeant are medical instrument executives with many years of experience in the instrumentation field. Our BBI Source Scientific business unit designed, developed, manufactured and marketed laboratory instruments, primarily consisting of readers and washers and other small medical devices. By way of background, laboratories that test blood samples for diagnostic or research purposes often use test kits purchased from in vitro diagnostic manufacturers. These test kits can be prepared in a number of formats; currently, one leading format is to have the test performed in a plastic micro titer plate that contains 96 distinct wells (8 rows across, 12 columns down). Each well is used to test one sample. To perform the test, the patient sample and certain reagents are placed in each well. After a period of incubation time, the sample/reagents must be removed from the wells and new reagents are dispensed into them. A washer is an instrument that is used to remove—or wash—the well clean of the liquid that is in it. After the test has been completed, the plate of 96 wells must be put into an instrument that is used to detect colors (which are used to indicate the presence or absence of a disease market) that remain in the well after test completion. This instrument that detects color is called a reader.

        The laboratory instruments designed, developed, manufactured and marketed by BBI Source Scientific are used in hospitals and clinics, and in research, environmental and wine and food testing laboratories. Built with a common hardware technology platform, these instruments are used in connection with the performance of an in-vitro diagnostics test, including reading the test result. Our pressure cycling technology products were produced at the BBI Source Scientific production facility. BBI Source Scientific also served as a contract manufacturer of analytical instruments and biomedical devices. In connection with the sale of BBI Source Scientific, in addition to receiving a 30% ownership interest in the newly formed limited liability company, we received secured promissory notes in the principal amount of $900,000, which, together with accrued interest, are due on or before May 31, 2007. The aggregate principal amount of the notes may be reduced to $720,000 if the notes are paid in full by May 31, 2005 or $810,000 if the notes are paid in full by May 31, 2006. The notes are secured by pledges of the purchasers' ownership interests. The new instrumentation company has agreed to provide engineering, manufacturing, and other related services for our pressure cycling technology products until September 30, 2005. Although we currently own a 30% ownership interest in the newly formed entity that will continue to own and operate the BBI Source Scientific laboratory instrumentation business, this interest may decline if and to the extent that the entity issues equity in connection with financings, to employees for incentive compensation or otherwise.

        Our pressure cycling technology business unit involves research, development and commercialization of products utilizing our patented pressure cycling technology. Pressure cycling technology uses an instrument that we developed capable of cycling pressure between low and high levels to rapidly, reversibly, and repeatedly control the interactions of biomolecules. The pressure cycling technology utilizes our Barocycler™ instrument and disposable PULSE™Tubes to release nucleic acids and biologically active proteins from plant and animal cells and tissues, as well as other organisms, which are not easily disrupted by standard chemical and physical methods. Nucleic acid is a general term that includes DNA (deoxyribonucleic acid) and RNA (ribonucleic acid). Together, DNA and RNA constitute the genetic material of all living things including bacteria, plants, animals, and viruses. Genetic material or genes are the basic unit of heredity, thus are responsible for the characteristics of an organism. In general, an organism uses DNA to make RNA and RNA to make protein. Proteins are the building blocks of life. To fully understand the characteristics of an organism, whether as simple as bacteria, or as complex as a human, scientists must examine its nucleic acids and proteins. To do this, scientists must first release the nucleic acids from the organism's cells so that the nucleic acids can be studied. In addition, scientists must also be able to obtain proteins from tissues to understand how the protein functions in the organism. The study of nucleic acids and proteins is called genomics and proteomics, respectively. It is important for scientists to have a method to release nucleic acids and proteins from cells and tissues in sufficient quantity and quality to study and test these molecules. Pressure Cycling Technology (PCT) is such a method. Once nucleic acids and proteins are released by PCT, scientists can then use the released material in a broad range of applications such as identifying a disease causing bacteria or the response of a human to drug therapy. Thus, we believe that PCT has applications in many diverse fields including agriculture, bio-defense, drug discovery, and disease diagnostics.

        In September 2002, we released for sale a floor model Barocycler™ instrument and disposable PULSE™ Tubes, the first products manufactured that utilize our pressure cycling technology. The PCT business unit, which has received both private and public (National Institutes of Health) funding of segment research, has experienced and continues to experience lower than expected product sales since September 2002 primarily associated with a longer than expected selling cycle. As of December 31, 2003, we have invested approximately $11.0 million in the development of our pressure cycling technology since 1997, with the funds coming from both internal and public sources. To date we have leased one and sold only two pressure cycling technology systems and a limited number of PULSE Tubes, and have generated approximately $106,000 of product revenue. We believe that sales of our pressure cycling technology products have been adversely affected primarily as a result of the longer than anticipated sales cycle associated with these products. Factors associated with this sales cycle include the initial selling price of the Barocycler™ and the limited amount of research data presently available demonstrating its capabilities and potential. To address this longer sales cycle, we have been developing a less expensive and smaller, bench top version of the Barocycler which we expect will facilitate an easier and quicker purchase decision by potential customers. We introduced a prototype of the bench top Barocycler in March 2004, which we expect will be available for commercial sale in the third or fourth quarter of 2004.

        We currently maintain a 4.45% passive ownership interest in Panacos Pharmaceuticals, Inc. Panacos Pharmaceuticals is engaged in the discovery and development of small molecule, orally available drugs for the treatment of HIV and other major human viral diseases. Panacos Pharmaceuticals' proprietary discovery technologies focus on novel targets in the virus life cycle, including virus fusion and virus maturation, the first and last steps of viral infection. On June 2, 2004, Panacos Pharmaceuticals announced that it entered into a definitive merger agreement with V.I. Technologies, a publicly traded company based in Watertown, Massachusetts, that develops innovative anti-infective technologies to enhance blood safety. Under the terms of that proposed transaction, V.I. Technologies is expected to issue 25 million common shares in exchange for all outstanding Panacos Pharmaceuticals shares upon the close of the transaction. In addition, V.I. Technologies is expected to issue up to an additional 20 million common shares to shareholders of Panacos Pharmaceuticals upon the successful completion of near-term clinical milestones for PA-457, a novel HIV drug currently in Phase 1 clinical trials. The transaction is expected to close in the third quarter of 2004 and is subject to SEC review and shareholder approval of both companies.

        If the transactions contemplated by the asset purchase agreement with SeraCare are completed, we will sell the assets of our BBI Diagnostics and BBI Biotech Research Laboratories business units and our remaining business operations following the completion of the transactions will consist primarily of our pressure cycling technology operations. In addition to our remaining pressure cycling technology business, we will continue to own a 30% ownership interest in the newly formed limited liability company that purchased our BBI Source Scientific business unit, and our 4.45% passive ownership interest in Panacos Pharmaceuticals.

        The principal executive offices for Boston Biomedica and BBI Biotech Research Laboratories are located at 375 West Street, West Bridgewater, MA 02379 and the telephone number is (508) 580-1900.

  SeraCare Life Sciences, Inc.

        SeraCare is a manufacturer and marketer of human and animal based diagnostic, therapeutic, and research products based in Oceanside, California, with a satellite office in Hatboro, Pennsylvania, and distributors in Europe and South Korea. SeraCare is a vendor-approved supplier to over 500 pharmaceutical and healthcare companies, and is listed as an exclusive supplier in many customers' regulatory filings with the Food and Drug Administration. SeraCare's primary focus is the development and sale of human and animal blood-based diagnostic, therapeutic, and research products to domestic and international customers. Through its strategic alliances with Biomat USA, Inc. and other suppliers, SeraCare has access to a nationwide network of donor centers. This has historically provided the basis for SeraCare's development of human plasma-based products and services. Through SeraCare's strategic alliance with Proliant, Inc., it has access to bovine serum albumin, which has provided the basis for its development of bovine serum-based products. SeraCare also provides antibody-based products, which are used as active ingredients in therapeutic products (generally, drugs used to treat and manage diseases) and in diagnostic products (generally, diagnostic tests and test kits).

        SeraCare focuses on product development, the solidification of customer relationships, and improvement of its operational systems in California and Pennsylvania. SeraCare has increased the variety, and improved the quality, of products that it manufactures and sells. Management of SeraCare believes its strategy will aid its long-term success in the highly regulated and competitive industry in which it operates. During the course of SeraCare's corporate evolution, it has helped many customers develop internal protocols and standards, established quality control benchmarks, and has performed various other value-added services for its customers in order to establish solid relationships. SeraCare has made significant progress as a major supplier of protein and media products to several pharmaceutical and biotechnology companies.

        The principal executive offices for SeraCare Life Sciences are located at 1935 Avenida del Oro, Suite F, Oceanside, California 92056 and its telephone number is (760) 806-8922.

Background of the Sale of our BBI Diagnostics and BBI Biotech Business Units

        In 2002 and 2003, we continued to pursue a strategy of using our scientific capabilities in microbiology, immunology, virology, and molecular biology in an attempt to (1) expand the end-user market for our quality control products, especially the molecular testing market, (2) develop new products and services, (3) enhance our technical leadership, and (4) capitalize on complementary business operations.

        During 2002 and to a lesser extent in 2003, we also continued to expend significant resources on the research and development of our pressure cycling technology products. As a result of these efforts, in September 2002, we released for sale the Barocycler™ NEP2017 instrument and disposable PULSE™ Tubes, our first manufactured products which utilize our patented pressure cycling technology. These efforts, however, diverted a significant amount of our attention and resources away from our BBI Core Businesses. We recognized that to further develop and grow our BBI Core Businesses, while at the same time contributing sufficient resources to further develop and commercialize our pressure cycling technology products and services, we would need to raise additional capital or seek other strategic alternatives. Accordingly, on October 25, 2002, we retained William Blair & Company, LLC ("William Blair"), an investment banking firm, to advise us in the evaluation of strategic opportunities aimed at increasing shareholder value and liquidity by increasing the capital needed for our growth.

        In November and December 2002, we worked with William Blair and prepared a confidential offering memorandum to be presented to prospective partners. While the confidential offering memorandum was being prepared, our company engaged in preliminary discussions with two different parties that expressed interest in a possible transaction with us. The interest expressed by these two parties was discussed with our board of directors. Our board of directors determined that we would maintain an open dialogue with these two parties, but continue to identify other potentially interested parties. In January 2003, William Blair completed the confidential offering memorandum and began initiating contact with potential partners, including SeraCare and another party that had expressed interest in November and December 2002.

        On January 25, 2003, at a special meeting of the board of directors, William Blair reported to the board that it had contacted a total of 16 potential candidates. William Blair informed our board that most of these potential candidates were familiar with our operations. These potential partners also indicated that their primary interest was in our BBI Core Businesses and not in our remaining activities related to our pressure cycling technology or laboratory instruments. At this meeting, William Blair reviewed with us various transaction structures, including an asset sale for cash, an asset sale for stock, and a stock sale for cash. William Blair also analyzed the potential impact of each of these transaction structures on our company and our stockholders. Lastly, the board determined that William Blair should conduct further meetings and negotiations with the potential partners that indicated significant interest in a transaction with our company.

        Between January 7, 2003 and February 24, 2003, we received indications of interest from three parties, including draft letters of intent from two of the three parties. Two of these parties proposed structures and consideration determined by our board of directors to be inadequate. The third party submitted a draft letter of intent dated January 31, 2003 which provided for the purchase of the assets of our BBI Core Businesses. On February 14, 2003, the board of directors reviewed this draft letter of intent and authorized our management to continue negotiating with this third party. On February 24, 2003, after further negotiations, we executed a letter of intent to sell the assets of our BBI Core Businesses to this third party.

        Between February 24, 2003 and May 2003, the third party conducted legal and business due diligence with respect to our BBI Core Businesses. During this diligence period, the third party revised their assessment of the BBI Core Businesses, and on June 6, 2003 delivered a revised letter of intent with a reduced purchase price. From that date through early July, we continued to negotiate and work with that party to modify the terms of the original letter of intent to reach a mutually satisfactory understanding of the terms of a proposed transaction. On July 3, 2003 we executed the revised letter of intent. The revised letter of intent provided for an exclusivity period until September 30, 2003. During this time and continuing through December 2003, we delivered additional due diligence materials, negotiated the terms of an asset purchase agreement, exchanged drafts of an asset purchase agreement and engaged in numerous meetings and conference calls relating to these matters and the possible transaction generally.

        In October 2003, the completion of an asset purchase agreement with this third party was proceeding slower than we expected and the exclusivity period in the letter of intent had recently expired. In the opinion of management and our board of directors, it was becoming increasingly likely that we would be unable to reach a final agreement on terms satisfactory to us. As a result, in November 2003, we began to reevaluate our strategic options with respect to a possible transaction.

        On November 11, 2003, a special meeting of our board of directors was held by teleconference. All of the members of our board of directors, representatives from Brown Rudnick Berlack Israels LLP ("Brown Rudnick"), our legal counsel, and representatives of William Blair, our investment bankers, were present on the conference call. During the meeting, the board of directors discussed the status of the negotiations with the third party. After further discussions, given that the exclusivity period in the letter of intent with the third party had expired and the negotiations with this third party had been proceeding slower than we expected, our board authorized William Blair to discuss a potential transaction with third parties that may contact William Blair. Mr. Schumacher reported to the board that on October 31, 2003, he had discussions with representatives of SeraCare about having further discussions regarding a possible transaction. Following further discussion, the board authorized William Blair to call Mr. Barry Plost, Chairman of SeraCare, to determine SeraCare's interested in pursuing further negotiations.

        In December 2003, following our inability to resolve a number of business and legal issues with the third party, including a disagreement on the purchase price, the portion of the purchase price to be held in escrow and several other matters, the parties put the transaction on hold and we continued to evaluate our strategic options.

        In December 2003, we continued discussions with SeraCare regarding a possible transaction and provided them with further information regarding our business. Throughout December 2003 and through April 2004, our board held numerous meetings to discuss the proposed transaction with SeraCare, all of which were held by telephone conference call.

        On December 11, 2003, all of the members of our board of directors and representatives of William Blair met to discuss the status of the negotiations with SeraCare. At this meeting, Mr. Schumacher updated the board on the status of recent discussions between him, William Blair and

SeraCare. Following this report, the board instructed William Blair to contact SeraCare and discuss initiating further due diligence.

        On December 30, 2003, our full board met again with our counsel to discuss the due diligence process, including the scheduled site visits by SeraCare during the week of January 5, 2004.

        On January 8, 2004, all of the members of our board of directors, including our newest member of the board, Donald Payne who was appointed as a director on January 2, 2004, met to discuss the results of SeraCare's due diligence and site visits that were completed earlier that week. At this meeting, Mr. Schumacher and Mr. Quinlan reported to the board that Mr. Plost reaffirmed his earlier statement that SeraCare was not interested in purchasing any assets other than the assets of our BBI Core Businesses.

        On January 20, 2004, SeraCare submitted a non-binding letter of intent to acquire our BBI Core Businesses for $30 million in cash, which was greater than the purchase price offered by the other third party.

        On January 21, 2004, all of the members of our board of directors, other than Mr. Thomas Vogel, who was appointed as a director on January 9, 2004, and representatives of Brown Rudnick and William Blair, met to discuss the non-binding letter of intent received from SeraCare on January 20, 2004. The board had an extended discussion on certain significant business issues, including employee retention, escrow amount, exclusivity period and SeraCare's ability to raise funds required to complete the proposed transaction. After further discussion, the board instructed William Blair to discuss these issues with Mr. Barry Plost of SeraCare.

        On January 23, 2004, all of the members of the board of directors and a representative of Brown Rudnick met to discuss further SeraCare's proposed letter of intent. At this meeting, counsel to the company advised the board of the benefits of having an independent committee of directors review and consider the proposed transaction with SeraCare. The board agreed with counsel's recommendation and after further discussion, the board requested that our Audit Committee, which consists of four independent directors, meet independently to discuss the proposed transaction with SeraCare.

        On January 28, 2004, all of the members of the board of directors and representatives of Brown Rudnick and William Blair, met to review and discuss further the proposed letter of intent and William Blair's report to the board on recent discussions with SeraCare. Following this report, the board requested that William Blair contact SeraCare to discuss further certain business issues contained in the proposed letter of intent.

        On January 30, 2004, all of the members of the board of directors and representatives of Brown Rudnick and William Blair met to review and discuss the latest version of the proposed letter of intent. The version of the proposed letter of intent presented to the board included changes we requested to be included in the letter of intent. Following further discussions, the board voted unanimously to authorize Mr. Wayne Fritzsche to execute and deliver the letter of intent on behalf of our company.

        On February 3, 2004, we entered into an exclusive, non-binding letter of intent with SeraCare to negotiate an asset purchase agreement to sell the assets of our BBI Core Businesses.

        After the execution of the letter of intent with SeraCare, our board of directors continued to meet formally by telephone conference call and informally on almost a weekly basis to review and discuss SeraCare's proposal, the status of our negotiations and the operations of our business generally. Between February 3, 2004 and April 16, 2004, there were numerous informal meetings and telephone discussions involving representatives of our company, William Blair, our legal counsel, and representatives of SeraCare and its legal counsel. The purpose of these discussions was to assist SeraCare in completing its due diligence and to negotiate and finalize the details of the asset purchase agreement, the schedules to the asset purchase agreement, the various ancillary agreements contemplated by the asset purchase agreement and generally to continue to progress towards execution of definitive agreements.

        On February 5, 2004, all of the members of the board of directors met to discuss the timetable for the proposed transaction.

        On February 26, 2004, all of the members of the board of directors and representatives of Brown Rudnick met to discuss Mr. Wayne Fritzsche's report to the full board regarding a meeting he had with Mr. Richard P. Kiphart, a principal stockholder of our company. Mr. Fritzsche reported that he had met with Mr. Kiphart to discuss the proposed transaction with SeraCare, subject to an appropriate agreement by Mr. Kiphart to maintain the confidentiality of these discussions. Mr. Kiphart indicated that, based on the information he was provided, he was in favor of the deal discussed with him.

        On March 15, 2004, all of the members of the board and a representative of Brown Rudnick met to discuss the process for evaluating the fairness opinion being requested from William Blair. Legal counsel recommended that the board, including our Audit Committee, thoroughly assess and review the analysis to be performed by William Blair and the actual results of the fairness opinion prior to approving the proposed transaction with SeraCare. The board concurred with this approach.

        On March 19, 2004, Mr. Schumacher and representatives of Brown Rudnick, on behalf of the company, and SeraCare and representatives of O'Melveny & Myers, on behalf of SeraCare, had a conference call to review and negotiate the significant issues relating to the asset purchase agreement.

        On March 23, 2004, all of the members of the board and a representative of Brown Rudnick met to discuss the progress of and the results of the lengthy negotiations the parties had on the draft asset purchase agreement on March 19, 2004. Mr. Schumacher reported to the board that the meeting went well and that he was optimistic that an agreement could be reached soon.

        On April 1, 2004, our board of directors and representatives of Brown Rudnick and William Blair met to review the status of the SeraCare proposal and negotiations. At that meeting William Blair reported to the board its preliminary views regarding the fairness, from a financial point of view, of the potential transaction to our company. William Blair reviewed with the board the results of its investigation and research that formed the basis of its preliminary views. The board also discussed the uses of proceeds from the sale of the BBI Core Businesses to SeraCare, which included using a portion of the proceeds to engage in an issuer tender offer promptly after the closing of the sale to SeraCare and the remaining portion of the proceeds to provide working capital for our pressure cycling technology activities.

        After the meeting held on April 1, 2004, our board of directors continued to meet on a regular basis and discussed the terms of the proposed transaction and various strategic alternatives to the sale of the BBI Core Businesses. The discussions of potential strategic alternatives included remaining as an independent company pursuing our historical business, selling or spinning off our pressure cycling technology business and refocusing our efforts on our BBI Core Businesses, securing a strategic partner for our pressure cycling technology operations and continuing to pursue the sale of the BBI Core Businesses. The board also requested and received reports and various projections from management and discussed these reports and projections with management for the purpose of assisting in the board's determination of whether or not to approve the sale to SeraCare.

        On April 5, 2004, at a special meeting of our Audit Committee held by teleconference, in which all members of the Audit Committee and representatives of Brown Rudnick and William Blair were present, our Audit Committee further discussed the proposed transaction and the fairness of the proposed transaction to the company and our stockholders.

        On April 8, 2004, all of the members of the board, Michael Avallone, our chief financial officer, and representatives of Brown Rudnick met to discuss a financial analysis of the proposed transaction with SeraCare. The board discussed the use of proceeds from the transaction and cash remaining for our remaining pressure cycling technology operations, including a discussion on taxes and the transaction costs, the amount of capital believed to be necessary to capitalize our pressure cycling technology operations, the amount of cash we expected to have on hand after the closing, and the amount of proceeds from the sale of the BBI Core Businesses that our board desired to allocate to purchase shares of our common stock from our stockholders in an issuer tender offer following the closing of the sale to SeraCare. After further discussion, our board agreed that, at this point in time, if the transaction with SeraCare was completed, shortly following the closing of the sale to SeraCare we would commence a tender offer to purchase up to 6,000,000 shares of our common stock at a purchase price of $3.50 per share.

        On each of April 9, 2004 and April 12, 2004, all of the independent members of our board and, in the case of the meeting held on April 9, 2004, representatives of Brown Rudnick, met to discuss the status of the proposed transaction with SeraCare, strategic alternatives available to the company and the fairness of the transaction.

        On April 15, 2004, at a meeting of our board of directors, our legal counsel updated the board on the status of the transaction and the final negotiations with SeraCare. At that meeting, William Blair gave a presentation to the board regarding the fairness, from a financial point of view, of the consideration to be received by us under the terms of the asset purchase agreement contemplated by the latest draft as of that date, and delivered an oral opinion to the effect that the consideration to be received by us, was, from a financial point of view, fair to our company. William Blair later confirmed its oral opinion in writing with an opinion letter dated as of April 16, 2004. See Appendix B for a copy of this letter.

        On April 16, 2004, our board met again in the morning with our legal counsel and, after carefully evaluating the proposed transaction with SeraCare and taking into account all of the factors previously discussed and considered by the board, the board (including each of the independent directors) unanimously approved the sale of the BBI Core Businesses to SeraCare. In making its determination, the board considered the cash to be received, the overall structure of the transaction, the consideration to be paid for the assets being purchased and the liabilities being assumed, the terms of the asset purchase agreement and the numerous factors and considerations discussed in the section entitled "Reasons for the Sale of our BBI Core Businesses." The board of directors also unanimously resolved to recommend that our stockholders approve the asset purchase agreement and the sale of the assets of our BBI Core Businesses and the transactions contemplated by the asset purchase agreement.

        On April 15, 2004 and April 16, 2004 until the execution of the definitive asset purchase agreement, SeraCare and its legal counsel continued their due diligence efforts. During this time, our management, representatives of William Blair and our legal counsel and SeraCare and its legal counsel participated in a series of negotiations and discussions finalizing the terms of the asset purchase agreement and the other related agreements and responding to due diligence inquiries. These negotiations largely covered the provisions related to finalizing the terms of the ancillary agreements, completing the schedules to the asset purchase agreement, and clarifying certain issues related to the assets of the BBI Core Businesses. The changes made to the asset purchase agreement during this time were not material and did not alter the consideration to be received from the version of the asset purchase agreement circulated to the board on April 15, 2004. The asset purchase agreement was executed on April 16, 2004 and we announced the execution of the asset purchase agreement that same day.

  Proceeds from the Sale of Assets

        SeraCare will pay us approximately $30 million in cash for the assets of our BBI Core Businesses, subject to a post-closing adjustment described below. At the closing, $2.5 million of the purchase price will be deposited into an escrow account to be held in escrow by an independent escrow agent for a period of 18 months following the closing in order to secure our indemnification obligations to SeraCare under the asset purchase agreement. At the end of the 18 month period, any remaining amounts in the escrow account, after payment of any indemnification claims to date, will be payable to us, subject to any then pending claims. We will receive $27.5 million plus or minus any adjustment amount based on a target net asset value (as defined in the asset purchase agreement) of $8.5 million. As of April 30, 2004, we estimated that our net asset value was approximately $9.0 million. We estimate that we will pay between approximately $4.0 and $4.4 million in federal and state taxes as a result of the sale to SeraCare. We also estimate that our expenses in connection with the sale to SeraCare will be approximately $1.2 million, and we estimate approximately an additional $800,000 of other transaction related costs will be paid in connection with the transaction.

        We will retain the proceeds from the sale of our BBI Core Businesses to SeraCare. Shortly following the completion of the proposed transaction, we plan to commence an issuer tender offer to purchase for cash up to 6,000,000 shares of our common stock at a price of $3.50 per share. We will use up to $21.0 million of the after-tax net cash proceeds from the sale to SeraCare to purchase shares of our common stock tendered in the tender offer.

        Assuming that all 6,000,000 shares are tendered in the contemplated tender offer, we expect to have approximately $1.0 to $1.5 million remaining to fund our working capital for our pressure cycling technology activities. This amount consists of approximately $1.0 million of cash on hand as of April 30, 2004 (which is not part of the assets being purchased by SeraCare) and the remaining net proceeds from the sale, after taxes and transaction fees. In addition, any portion of the escrowed amount released to us is also expected to be used primarily for working capital for our pressure cycling technology activities. If less than 6,000,000 shares of our common stock are tendered in the tender offer, after-tax net cash proceeds from the sale of the BBI Core Businesses allocated for the tender offer which remain after the tender offer are expected to be used to provide additional working capital for our remaining pressure cycling technology operations. If you decide not to tender your shares in the tender offer, you will continue to be a stockholder in our company; however, trading in our common stock will likely be more difficult due to, among other things, limited trading volume of our stock. You should be aware that although we expect to commence the tender offer shortly following the closing, it is possible that we will not commence the tender offer or the cash payment we expect to offer could be substantially less than we currently anticipate due to unanticipated events or circumstances beyond our control or unforeseen liabilities or contingencies.

  Nature of Our Business Following the Sale to SeraCare

        Our board of directors has determined that our strategic direction will focus on further developing and growing our pressure cycling technology operations following the completion of the sale to SeraCare. Although we may explore opportunities to acquire, invest in, expand or develop new lines of business, to date our board has determined to focus primarily on this pressure cycling technology strategic direction for our company. Following the closing of the proposed transaction, our operations will consist primarily of our pressure cycling technology business. In addition to our remaining pressure cycling technology business, we will continue to own a 30% ownership interest in the newly formed limited liability company that recently purchased our BBI Source Scientific assets, and our 4.45% passive ownership interest in Panacos Pharmaceuticals, Inc.

  Reasons for the Sale of our BBI Core Businesses to SeraCare

        In reaching its determination to approve the sale to SeraCare, the asset purchase agreement and related agreements, our board of directors consulted with our management and our financial and legal advisors, and considered a number of factors. We are proposing to sell our BBI Core Businesses to SeraCare because we believe that the sale and the terms of the related asset purchase agreement are in the best interests of our company and our stockholders. In reaching its determination to sell the BBI Core Businesses, our board of directors considered a number of factors, including those described below:

        Operating History and Financial Condition.    Our board of directors considered the current and historical financial condition and results of operations of the BBI Core Businesses, as well as our strategic objectives, the growth potential of our BBI Core Businesses and the financial resources necessary to achieve the growth potential, the commercialization of and potential growth of our pressure cycling technology product platform and the capital necessary to fund further development and commercialization, and the current and historical financial condition and results of operations of our BBI Source Scientific business unit and the potential sale of assets of BBI Source Scientific. Our board considered the fact that during much of the last six years, we funded our pressure cycling technology activities through internally generated funds from our BBI Core Businesses and, to a lesser extent, from NIH grants. The board also considered the fact that internal funding of our pressure cycling technology operations limited our ability to invest in our BBI Core Businesses. Our board believes that future research and development costs and sales and marketing costs for our pressure cycling technology business, if funded internally from our BBI Core Businesses, will continue to limit the potential of our BBI Core Businesses. We also believe that to grow our BBI Core Businesses we will need additional funds, which may be difficult to obtain given an increasingly competitive market while continuing to fund our pressure cycling technology operations. Based on the foregoing, our board of directors concluded that we should focus on either the BBI Core Businesses or our pressure cycling technology business due to, among other things, the limited availability of funds and our limited access to capital, as well as the resources and management time required to develop each of these businesses, both of which involve different markets, products and customers.

        Strategic Alternatives.    The decision of our board of directors to approve and recommend the sale of our BBI Core Businesses was the result of an extended evaluation process. During the last two years, our board and senior management have, from time to time, evaluated and considered a number of alternatives. Among these were:

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  Remain as we are and continue to fund the research and development and sales and marketing requirements of our pressure cycling technology business unit from existing cash flow from our BBI Core Businesses.  Our board of directors determined that this strategy would be viable in the short term but was unlikely to be sustainable without securing significant additional funding. Furthermore, our board concluded that our BBI Core Businesses would suffer rather than grow and improve if funds generated by these businesses were not reinvested. We believe that the BBI Core Businesses will require additional capital in order to grow and improve, which may be difficult in an increasingly competitive market while continuing to fund our pressure cycling technology operations. Our board also believes that our pressure cycling technology operations are not valued appropriately by the capital markets because these operations are combined with our BBI Core Businesses. Therefore our stockholders have been unable to realize the value of our pressure cycling technology operations from the trading price of our common stock.

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  Sell or spin-off our pressure cycling technology operations and refocus our efforts on our BBI Core Businesses.  Our board of directors believes that this strategy does not allow the company or our stockholders to obtain the true value of our pressure cycling technology business. The board believes that because our pressure cycling technology business needs further development and has had very limited sales to date, we are unlikely to sell that business for a price that the board deemed to be fair to stockholders in light of the substantial investment made by our company in this technology. This belief is substantiated by the fact that the parties who expressed interest in engaging in a transaction with us were not interested in acquiring our pressure cycling technology operations for any significant additional consideration nor have we received any significant interest from third parties in acquiring our pressure cycling technology in the context of William Blair's solicitation of interested parties in our BBI Core Businesses. The board also believes that it is not in our best interests to spin-off our PCT business unit because it would be difficult to fund that business following the spin-off and there would be significant costs associated with such a spin-off.

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  Secure a strategic partner to share the cost of operating and funding our pressure cycling technology business unit in exchange for some rights to our pressure cycling technology.  The purpose of this approach would be to fund pressure cycling technology research and development and sales and marketing costs until we achieve positive cash flow and profitability. However, our board of directors believes that our pressure cycling technology is still relatively early in the commercialization process and, therefore, we are unlikely to secure such a strategic partner or we would need to give up disproportionately greater value to obtain funding from a strategic partner now, rather than in later stages of development when we might have additional products and commercial sales. Our board of directors believes that the longer we retain control over our pressure cycling technology product platform, the more valuable our pressure cycling technology products will become to potential partners, licensees and/or acquirers. Therefore our board of directors believes that our stockholders will have an opportunity to benefit from the potential improved valuation if we continue to pursue our pressure cycling technology independently.

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  Sell the BBI Core Businesses and become focused solely on further developing and commercializing our pressure cycling technology products.  Our board of directors believes this approach positions us in what we believe to be some of the most promising prospects for our company. More specifically, based on reports from industry analysts, we estimate that the overall molecular biology consumables market is about $3 billion, and that the overall proteomics market is about $1.5 billion. We believe that our current PCT sample preparation products have the potential to fill important needs within these markets, although the actual size of the markets for our PCT preparation sample products will be less than the overall molecular biology consumables market and the overall proteomics market. We believe our PCT technology also has a number of other applications outside the sample preparation market, applications in which we have already been granted patents and have developed "proof-of-principle". We also estimate that the market potential for our quality controls products does not provide the same level of opportunities for our company's growth and prospects.

    Our board recognized, however, that we have neither the financial ability nor the infrastructure to continue to concurrently develop both our quality control and PCT line of products. Therefore, based on an assessment of both the current and future potential markets for quality control products and PCT products, our board of directors concluded that the potential markets for PCT products positioned us to be in more promising areas than our quality control products. This approach will also provide us with the opportunity to use a majority of the proceeds from the sale of assets to engage in an issuer tender offer following the closing which will provide our stockholders with the opportunity to tender their shares of our common stock for $3.50 per share and sell their shares of our common stock in an otherwise relatively illiquid stock. It also gives our stockholders the opportunity to continue their investment in our remaining pressure cycling technology activities by choosing not to tender their shares of our common stock in our issuer tender offer. Furthermore, it also allows investors who prefer an intermediate approach to tender some of their shares of common stock for cash, and to keep their remaining shares as an investment in our pressure cycling technology activities. Our board believes this approach also provides us with the ability to use our remaining cash on hand as of the closing (estimated to be approximately $1.0 million as of April 30, 2004), which is not being purchased by SeraCare, together with any remaining proceeds from the sale of the BBI Core Businesses after taxes, transaction costs and the completion of the contemplated tender offer, to pursue the further development of our pressure cycling technology product platform and our sales and marketing efforts.

        After careful consideration and consultation with financial industry experts and other professionals, our board of directors decided that stockholders were likely to benefit most if we were to successfully pursue the sale of the BBI Core Businesses to SeraCare.

        Our board of directors has identified various benefits that are likely to result from the sale of our BBI Core Businesses to SeraCare pursuant to the asset purchase agreement. The board believes the sale of these businesses will:

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  allow us to devote substantially all of our energies and resources to development and growth of our pressure cycling technology operations;

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  permit us to use our remaining cash on hand estimated to be approximately $1.0 million as of April 30, 2004 (which is not being purchased by SeraCare) together with any remaining net proceeds, after taxes and transaction costs, to meet our need for capital for approximately 18 months to market and implement our pressure cycling technology business strategy, although it is likely that additional capital will be required after such 18 month period;

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  provide us with an improved organizational focus; and

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  when combined with the contemplated issuer tender offer, give our stockholders the opportunity to sell their shares of our common stock for $3.50 per share, a substantial premium over the $2.65 closing price of our common stock on the day before we announced the sale to SeraCare, to chose to continue their investment in our remaining pressure cycling technology activities by not tendering their shares of our common stock in the issuer tender offer, or to tender some of their shares of common stock and keep their remaining shares as an investment in our pressure cycling technology activities.

        The amount of cash we receive will vary, depending on some future contingencies, and is described under "Asset Purchase Agreement; Purchase Price; Escrow and Post-Closing Adjustment".

        In arriving at its determination that the sale to SeraCare is in the best interests of our company and our stockholders, the board of directors carefully considered the terms of the asset purchase agreement as well as the potential impact of the sale on our company. As part of this process, the board of directors considered the advice and assistance of its outside financial advisors and legal counsel. In determining to authorize the sale to SeraCare, the board of directors considered the benefits and factors set forth above as well as the following factors:

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  the oral opinion provided to our board of directors on April 15, 2004, which was confirmed in writing by an opinion letter dated as of April 16, 2004 from William Blair & Company, LLC, our company's financial advisor, that the consideration to be received by our company from the sale to SeraCare is fair to us from a financial point of view;

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  the fact that SeraCare's offer was superior to the other offers we received, both in terms of aggregate consideration and terms and conditions of the asset purchase agreement;

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  the fact that our remaining cash on hand estimated to be approximately $1.0 million as of April 30, 2004 (which is not being purchased by SeraCare) together with the after tax net proceeds from the sale to SeraCare will permit us to (i) fund our remaining pressure cycling technology operations for approximately 18 months; at that time, depending upon the amount of funds, if any, released from escrow pursuant to the escrow agreement we may need additional financing for working capital for our remaining operations and (ii) engage in an issuer tender offer for shares of our common stock to provide our stockholders with the opportunity to either sell their shares of common stock or remain as a stockholder in our remaining operations, or both;

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  the terms and conditions of the asset purchase agreement, including a provision which allows our board to consider unsolicited offers to purchase the BBI Core Businesses which are superior to SeraCare's offer, subject to the terms of the asset purchase agreement; and

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  the fact that the sale of our BBI Core Businesses must be approved by the holders of two-thirds of our common stock outstanding and entitled to vote at the special meeting, which ensures that the sale will not take place unless most of our stockholders approve.

        Our board also considered the numerous risks associated with either engaging in the proposed sale to SeraCare or failing to engage in the proposed sale, as further described below under the heading "Risk Factors—Special Considerations You Should Take into Account in Deciding How to Vote on the Proposal to Sell Our BBI Core Businesses to SeraCare." These risks, which should be considered by you in determining how to vote for this proposal, include the following:

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  the risk that the transaction with SeraCare may not be completed due to the failure to satisfy or waive conditions to closing;

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  the amount of cash we receive in the proposed transaction may vary, depending on some future contingencies, including the net asset value of our company at closing and the possibility of our indemnification obligations for breaches of our representations, warranties and covenants in the asset purchase agreement, so it is possible we may not receive all of the cash provided for in the asset purchase agreement;

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  although we expect to engage in an issuer tender offer promptly following the closing of the sale to SeraCare, you will not receive any of the proceeds from the sale of our BBI Core Businesses unless we complete the tender offer and you tender your shares;

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  under the asset purchase agreement, we remain exposed to certain contingent liabilities relating to the BBI Core Businesses, which could adversely affect our ability to pursue our remaining business operations or our ability to engage in an issuer tender offer following the closing;

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  unforeseen liabilities and expenses may be incurred that may limit the amount of after tax net proceeds from the sale to SeraCare available to engage in the contemplated issuer tender offer and to fund our remaining business activities;

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  the proposed sale to SeraCare could disrupt the operations of our remaining business and adversely impact our plan for the remaining business; we will be unable to compete against the BBI Core Businesses for five years from the date of closing;

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  under certain circumstances, we may be required to pay a termination fee to SeraCare if the transaction is not completed and we engage in another acquisition transaction within twelve months following termination;

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  if our stockholders do not approve the sale of our BBI Core Businesses, there may not be any other offers from potential acquirors;

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  if the sale to SeraCare is not completed, we may need additional funds to maintain or grow our BBI Core Businesses and we may not have sufficient funds to develop our pressure cycling technology operations; there can be no assurance that we will obtain such sufficient financing on acceptable terms;

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  if the sale to SeraCare is not completed, our BBI Core Businesses may have been disrupted, as a result of customer and vendor reaction, diversion of management attention and costs of the transaction, to an extent that jeopardizes the ongoing viability of the BBI Core Businesses;

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  the failure to complete the sale to SeraCare may result in a decrease in the market value of our common stock and may create substantial doubt as to our ability to grow and implement our current business strategies;

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  by completing the sale to SeraCare, we will become less diversified, and our business will become dependent on the success of our pressure cycling technology products and services, which has a limited operating history, has incurred losses and has generated a limited amount of revenues to date;

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  the sales cycle of our pressure cycling technology products has been lengthy and as a result, we have incurred and may continue to incur significant expenses before we generate any significant revenues related to those products;

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  we may need additional financing for our pressure cycling technology activities and there can be no assurance that we will obtain such financing on acceptable terms;

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  we may be unable to adequately respond to rapid changes in technology; and

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  following the closing of the sale to SeraCare, our stockholders' ability to sell their stock may be extremely limited.

        The foregoing discussion of the information and factors considered by our board of directors is not intended to be exhaustive, but does include the material factors considered. In view of the complexity and wide variety of information and factors, both positive and negative, considered by the board, it is not practical to quantify, rank, or otherwise assign relative or specific weights to the factors considered. In addition, the board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor. Instead, the board conducted an overall analysis of the factors described above, including discussions with management and legal, financial and accounting advisors. In considering the factors described above, individual members of the board may have given different weight to different factors. The board considered all of these factors in totality and concluded, on the whole, such factors supported its determination to approve the sale to SeraCare. After taking into consideration all of the factors set forth above, our board of directors, following consultation with its legal and financial advisors, concluded that the sale to SeraCare is fair to, and in the best interests of, our company and our stockholders, and that we should proceed with the sale.

  Recommendation of the Board of Directors

        The board of directors has determined that the sale of our BBI Core Businesses to SeraCare is fair to, and in the best interests of, our company and our stockholders. The board of directors unanimously approved the asset purchase agreement and the proposed sale contemplated thereby, and unanimously recommends that the stockholders vote in favor of the proposal to sell the assets of our BBI Core Businesses to SeraCare, pursuant to the asset purchase agreement, including the transactions contemplated thereby.

  Opinion of Financial Advisor

        We retained the firm of William Blair & Company, LLC to advise us in the evaluation of strategic opportunities aimed at increasing shareholder value. As part of its engagement, we requested William Blair to render a fairness opinion relating to the consideration to be received by our company in connection with the proposed sale to SeraCare. We selected William Blair based on their principals' qualifications and expertise, including the fact that William Blair's principals have significant experience in the valuation of businesses in connection with mergers and acquisitions, public and private financings and other transactions. William Blair is an investment bank based in Illinois, and as part of its investment banking practice, advises companies on mergers, acquisitions, and similar transactions. William Blair is actively engaged in the investment banking business and regularly undertakes the valuation of businesses and their securities in connection with private placements, business combinations and similar transactions.

        At a meeting of our board of directors on April 15, 2004, William Blair delivered its oral opinion, and subsequently confirmed in writing in an opinion dated April 16, 2004, that, as of such date and based upon and subject to the assumptions and other matters described in its written opinion and described below, the proposed consideration to be received by us in the sale to SeraCare was fair, from a financial point of view, to our company.

        As described in its opinion, William Blair assumed and relied upon the accuracy and completeness of all information examined or otherwise reviewed or discussed with William Blair. William Blair did not make or obtain an independent appraisal of the purchased assets or assumed liabilities (contingent or otherwise) of our BBI Core Businesses or of any of our other assets or liabilities or of our solvency. With respect to financial forecasts and projections prepared by our management, William Blair relied upon the assurances of our management that such forecasts and projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management. William Blair relied upon each party to advise it promptly if any information previously provided or discussed with William Blair became inaccurate or was required to be updated during the period of its review. We did not impose any limitations on William Blair with respect to the investigations made or procedures followed by it in connection with the rendering of its opinion.

        In performing its analyses, William Blair also made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond our control. The analyses performed by William Blair are not necessarily indicative of actual values, trading values or actual future results, which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of William Blair's analysis of the fairness of the financial terms and conditions of the transaction from a financial point of view and were provided to our board of directors. The analyses do not purport to be appraisals or to reflect the prices at which businesses or securities might be sold. In addition, the opinion of William Blair was one of many factors taken into consideration by the board of directors in making its determination to approve the transaction. Consequently, the analyses described below should not be viewed as determinative of the opinion of the board of directors' with respect to the value of our BBI Core Businesses.

        William Blair's opinion is addressed to the board of directors and is directed only to the fairness, from a financial point of view, of the consideration to be received by us pursuant to the asset purchase agreement and not to the merits of the underlying business decision to effect the sale to SeraCare, the structure or tax consequences of the asset purchase agreement, the availability or advisability of any alternatives to the sale of the BBI Core Businesses, or any potential issuer tender offer to be engaged in by us following the closing. William Blair's opinion does not constitute a recommendation that our company approve and consummate the asset purchase agreement nor does it constitute a recommendation to any stockholder as to how that stockholder should vote at the special meeting.

        The complete text of William Blair's opinion, which sets forth the assumptions made, matters considered and limitations on and scope of the review undertaken by William Blair, is attached to this proxy statement as Appendix B, and the summary of William Blair's opinion set forth in this document is qualified in its entirety by reference to its written opinion. Stockholders are urged to read William Blair's opinion carefully and in its entirety for a description of the procedures followed, the factors considered and the assumptions made by William Blair.

        In arriving at its opinion, William Blair took into account general economic, market and financial conditions as well as its experience in connection with similar transactions and valuations generally. In addition, among other things, William Blair reviewed and considered:

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  the terms and conditions stated in the asset purchase agreement;

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  certain audited historical financial statements for our company for the three years ended December 31, 2003;

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  our Annual Report on Form 10-K for the year ended December 31, 2003;

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  certain of our internal business, operating and financial information prepared by our senior management, including financial statements by operating units for the fiscal years ending December 31, 2001, 2002 and 2003;

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  certain internal business, operating and financial information and forecasts of the BBI Core Businesses for the fiscal years ending 2004 through 2008;

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  the financial position and operating results of the BBI Core Businesses compared with those of certain other publicly traded companies that William Blair deemed relevant;

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  information regarding publicly available financial terms of certain other business combinations William Blair deemed relevant;

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  current and historical market prices and trading volume of our common stock;

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  press releases issued by us in 2002, 2003 and 2004;

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  discussions with members of senior management of our company relating to the items described above; and

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  other matters it deemed relevant to their inquiry, such as accepted financial and investment banking procedures.

        William Blair discussed the above considerations with members of our senior management on several occasions between the signing of the non-binding letter of intent with Seracare on February 3, 2004, and the execution of the definitive asset purchase agreement on April 16, 2004. These discussions were conducted primarily with Richard T. Schumacher, our Chief Executive Officer, Kevin W. Quinlan, President and Chief Operating Officer, and Michael Avallone, Vice President and Chief Financial Officer. During these discussions, we informed William Blair of the details of the asset purchase agreement and responded to William Blair's due diligence inquiries regarding the operations of our business, our historical financial results, and the financial forecasts and projections for our BBI Core Businesses prepared by our management team.

        William Blair did not express any opinion as to the price at which our common stock would trade at any future time. Those trading prices could be affected by a number of factors, including but not limited to:

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  changes in the prevailing interest rates and other factors which generally influence the price of securities;

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  adverse changes in the current capital markets;

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  the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of our company or in the products and markets we serve;

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  any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities; and

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  timely completion of the asset purchase agreement on the terms and conditions that are acceptable to all parties in interest.

        The opinion was based on market, economic, financial and other circumstances and conditions existing and disclosed to William Blair as of April 16, 2004, and although subsequent developments could affect its opinion, William Blair expressly disclaimed any obligation to update, revise or reaffirm their opinion. In rendering its opinion, William Blair assumed that the sale to SeraCare would be consummated on the terms described in the asset purchase agreement, without any waiver of material terms and conditions by us and without giving effect to any adjustments to the total consideration which may be contemplated pursuant to the asset purchase agreement.

        Based on this information, William Blair performed a variety of financial analyses of the proposed sale to SeraCare and the consideration to be received by us in connection therewith. The following paragraphs summarize the material financial analyses performed by William Blair in arriving at its opinion.

  Fairness Opinion Analysis

        The following is a summary of the analyses performed by William Blair in connection with the preparation of the opinion. This summary is not a complete description of the analyses underlying the opinion. William Blair's opinion regarding the fairness of the consideration to be received by us was not based on any one analysis or any particular subset of these analyses but rather gave consideration to all of the analyses taken as a whole.

        Comparable Public Company Analysis.    William Blair reviewed and compared certain financial information relating to the BBI Core Businesses to corresponding financial information, ratios and public market multiples for certain publicly traded companies. William Blair selected publicly traded companies in the diagnostics and controls industries with equity market values less than $250.0 million that engaged in businesses reasonably comparable to those of our BBI Core Businesses. The companies selected by William Blair were BioSource International, Inc., Cholestech Corporation, Discovery Partners International, Inc., Meridian Diagnostics, Inc. and Trinity Biotech plc.

        None of the selected companies is identical to our business. Accordingly, any analysis of the selected publicly traded companies necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected publicly traded companies.

        Among the information William Blair considered was revenue; earnings before interest, taxes, depreciation and amortization (commonly referred to as "EBITDA") and earnings before interest and taxes (commonly referred to as "EBIT"). William Blair analyzed the selected companies in terms of the enterprise value as a multiple of revenue, EBITDA and EBIT. Enterprise value is calculated as equity market value, plus book value of debt, less cash and cash equivalents and is significant because it represents the overall value of an entity. The operating results and the corresponding derived multiples for the BBI Core Businesses and each of the selected companies were based on each company's most recent available publicly disclosed financial information for the last 12 months ("LTM"). In addition, William Blair was provided additional information by our management team regarding the BBI Core Businesses for the time period detailed above that was not publicly available. The closing share price for the comparable public companies used in the analysis was as of April 14, 2004. The enterprise value of the transaction for the BBI Core Businesses was $30.0 million.

        William Blair then compared the implied transaction multiples for the BBI Core Businesses to the range of trading multiples for the selected companies. Information regarding the multiples from William Blair's analysis of selected publicly traded companies is set forth in the following table.

Selected Public Company Valuation Multiples
Implied Transaction Multiples
			Minimum		Median		Mean		Maximum
Enterprise Value/LTM Revenue	1.38	x	1.38	x	2.07	x	2.02	x	2.64	x
Enterprise Value/LTM EBITDA	12.7x		9.7x		12.0x		12.8x		17.5x
Enterprise Value/LTM EBIT	22.9x		12.6x		16.3x		15.6x		17.9x

        Comparable Transactions Analysis.    William Blair analyzed similar business combinations announced and closed since 1997 in the diagnostics and controls industries with equity market values less than $250.0 million, in which the target company engaged in businesses reasonably comparable to those of our BBI Core Businesses. In total, William Blair examined 11 transactions that had publicly available information. The transactions were chosen based on William Blair's judgment that they were generally similar, in whole or in part, to the proposed sale of our BBI Core Businesses to SeraCare. The selected transactions were not intended to be representative of the entire range of possible transactions in the industry. The 11 transactions examined were (target/acquirer):

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  Chemicon International, Inc./ Serologicals Corporation

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  Visible Genetics Inc./ Bayer Corporation

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  SeraCare, Inc. / Grupo Grifols, S.A.

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  Xenometrix, Inc./ Discovery Partners International, Inc.

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  AccuMed International, Inc. / Ampersand Medical Corporation

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  Molecular Biosystems, Inc. / Alliance Pharmaceutical Corporation

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  Metra Biosystems, Inc. / Quidel Corporation

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  Gull Laboratories, Inc. / Meridian Bioscience, Inc.

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  Biowhittaker Inc. / Cambrex Corporation

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  Imex Medical Systems, Inc. / Nicolet Biomedical Inc.

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  Incstar Corporation / American Standard Companies Inc.

        Although William Blair analyzed the multiples implied by the selected transactions and compared them to the implied transaction multiples of the sale of the BBI Core Businesses, none of these transactions or associated companies is identical to the sale of the BBI Core Businesses. Accordingly, any analysis of the selected transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors that would necessarily affect the implied value of the BBI Core Businesses versus the values of the companies in the selected transactions.

        William Blair reviewed the consideration paid in the selected transactions in terms of the enterprise value of such transactions as a multiple of LTM revenue, EBITDA and EBIT prior to the announcement of these transactions. William Blair compared the resulting range of transaction multiples of revenue, EBITDA and EBIT for the selected transactions to the implied transaction multiples for the sale of the BBI Core Businesses. Information regarding the multiples from William Blair's analysis of selected transactions is set forth in the following table:

Selected Transaction Valuation Multiples
Implied Transaction Multiples
			Minimum		Median		Mean		Maximum
Enterprise Value/LTM Revenue	1.38	x	1.09	x	2.21	x	2.75	x	10.28	x
Enterprise Value/LTM EBITDA	12.7x		6.2x		12.2x		13.6x		24.6x
Enterprise Value/LTM EBIT	22.9x		12.7x		16.2x		22.6x		46.1x

        Discounted Cash Flow Analysis.    William Blair performed a discounted cash flow analysis based on the future earnings stream and corresponding cash flow of the projected five year financial performance of our BBI Core Businesses. We provided William Blair with projections for calendar years 2004 through 2008 for our BBI Core Businesses based on certain assumptions by our management regarding the performance of our BBI Core Businesses. In conducting this analysis, William Blair used discount rates ranging from 15.0% to 19.0% and calculated a terminal value at the end of fiscal year 2008 by assuming the free cash flow would grow in perpetuity beyond 2008 at annual growth rates ranging from 3.0% to 5.0%. The discount rates utilized in this analysis were chosen based upon an analysis of the weighted average cost of capital of our company. The growth rates utilized were chosen based upon

William Blair's discussion with our company regarding the historical growth rates and long-term growth prospects of our BBI Core Businesses. Based on William Blair's analysis, the implied enterprise value of our BBI Core Businesses ranged from $16.1 million to $25.2 million. Discounted cash flow analysis is a widely used valuation methodology, but it relies on numerous assumptions, including asset values and earnings growth rates, terminal values and discount rates.

        Other Information.    The summary set forth above does not purport to be a complete description of the analyses of data underlying William Blair's opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, William Blair considered the results of all such analyses and did not assign relative weights to any of the analyses, so the ranges of valuations resulting from any particular analysis described above should not be taken to be William Blair's view of the actual value of our BBI Core Businesses.

        In summary, William Blair based its opinion on the totality of the analyses it conducted and not on any single analysis. William Blair may have given various valuation ranges more or less weight than other valuation ranges, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be William Blair's view of the actual value of the BBI Core Businesses.

        We hired William Blair based on its qualifications and expertise in providing financial advice to companies and on its reputation as a nationally recognized investment banking firm. Pursuant to a letter agreement, dated October 25, 2002, William Blair was paid a retainer fee of $50,000 for its role as financial advisor and is entitled to an additional $100,000 upon the delivery of its opinion, dated April 16, 2004, as to the fairness to the Company, from a financial point of view, of the transaction consideration to be paid by SeraCare pursuant and subject to the conditions set forth in the asset purchase agreement. In addition, under the terms of the October 25, 2002 letter agreement, William Blair will receive an additional fee of $450,000 contingent upon consummation of the transaction. In addition, we have agreed to reimburse William Blair for its out-of-pocket expenses (including fees and expenses of its counsel) reasonably incurred by it in connection with its services and will indemnify William Blair against certain liabilities that may arise out of its engagement.

        Mr. Richard P. Kiphart, an investor who beneficially owns or controls approximately 23% of the outstanding shares of our common stock as of December 31, 2003, is a Principal and Head of the Corporate Finance Department of William Blair. Mr. Kiphart did not assist William Blair in giving its fairness opinion in the proposed transaction. Mr. Kiphart has agreed to vote his shares in favor of the sale to SeraCare, as described further under the section "Asset Purchase Agreement; Other Agreements Relating to the Asset Sale; Voting Agreements."

        William Blair has consented to the descriptions of its opinion in, and the inclusion of its opinion as an annexed to, this proxy statement.

  Regulatory Approvals

        There are no material United States or state regulatory approvals required for the completion of the sale to SeraCare other than the approval of the asset purchase agreement by our stockholders under the corporate law of the Commonwealth of Massachusetts. As described further below under "Asset Purchase Agreement; Other Agreements Relating to the Asset Sale; Government Contracts", we have agreed with SeraCare that following the closing we will request the appropriate governmental authorities to novate certain identified government contracts.

  Appraisal Rights

        General.    The following discussion is not a complete statement of the law pertaining to appraisal rights under the Massachusetts Business Corporation Act ("MBCA"), and is qualified in its entirety by the full text of Part 13, Dissenters' Rights, Sections 13.01 through 13.31 of Chapter 156D of the MBCA, which is provided in its entirety as Appendix C to this proxy statement.

        Under Section 13.02(a)(3) of Chapter 156D of the MBCA, a stockholder of a Massachusetts corporation is entitled to appraisal rights and may obtain payment of the fair value of his or her shares upon completion of a sale of all or substantially all of the property of a corporation, provided that the stockholder properly perfects his or her appraisal rights. The enforcement by a stockholder of a request to receive payment for shares of common stock under the MBCA is an exclusive remedy and the stockholder may not challenge the action creating his or her entitlement to appraisal rights unless the action is unlawful or fraudulent with respect to the stockholder or the corporation.

        Under Section 13.20 of Chapter 156D of the MBCA, when a proposed sale of all or substantially all of the assets of a corporation is to be submitted to a vote at a meeting of stockholders, as in the case of the special meeting, the meeting notice must state that the corporation has concluded that stockholders are, are not or may be entitled to assert appraisal rights under Massachusetts law and include in that meeting notice a copy of Part 13 of the MBCA. This proxy statement constitutes notice to the holders of our common stock that they are entitled to appraisal rights under Massachusetts law. The applicable statutory provisions of the MBCA are attached to this proxy statement as Appendix C. For purposes of this summary, the term "stockholder" shall have the same meaning as defined in Part 13 of Chapter 156D, that is, the stockholder of record (i.e., the stockholder listed in our stock records maintained by our transfer agent) or the beneficial owner of the shares.

        Any stockholder who wishes to exercise appraisal rights or who wishes to preserve that right should review carefully the following discussion and Appendix C to this proxy statement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock and the fact that Part 13 of Chapter 156D becomes effective on July 1, 2004, we believe that stockholders who consider exercising such appraisal rights should seek the advice of counsel, which counsel will not be paid for by us. Failure to strictly comply with the procedures specified in Part 13 of Chapter 156D of the MBCA will result in the loss of appraisal rights.

        Notice of Intent and Demand for Payment.    Any holder of our common stock wishing to exercise the right to demand appraisal under Part 13 of the MBCA must satisfy each of the following conditions:

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  as more fully described below, before the vote on the proposal to approve the sale to SeraCare is taken the stockholder must deliver to us written notice of the stockholder's intent to demand payment for his or her shares if the proposed transaction is completed. The written notice should be delivered to Boston Biomedica, Inc., 375 West Street, West Bridgewater, Massachusetts 02379, Attention: Kathleen W. Benjamin, Clerk. We recommend you send your notice to us by registered or certified mail, return receipt requested; and

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  the stockholder must not vote, or cause or permit to be voted, any shares in favor of the proposal to approve the sale to SeraCare at the special meeting. If you file the required written objection with us before the stockholder vote, you do not need to vote against the proposed sale to SeraCare. However, a vote in favor of the sale will result in a waiver of your statutory appraisal rights with respect to the transaction. If you return a proxy which is signed, but which is not marked with a direction as to how the proxy is to be voted on the proposed sale to SeraCare and you do not revoke the proxy, it will be voted "FOR" the proposal to approve the sale to SeraCare, and you will not be able to exercise your appraisal rights.

In general, a stockholder may assert appraisal rights only if the stockholder seeks them with respect to all of the holder's shares of common stock. If you are a stockholder of record for more than one beneficial stockholder, you may assert appraisal rights with respect to fewer than all the shares registered in your name as holder of record, provided that you notify us in writing of the name and address of each beneficial stockholder on whose behalf you are asserting appraisal rights. For a beneficial stockholder to assert appraisal rights, the beneficial stockholder must submit to us the record stockholder's written consent to the assertion of such rights not fewer than 40 nor more than 60 days after we send out written notice to the stockholder of appraisal rights, as described below. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

        Appraisal Notice and Form.    If the sale to SeraCare is completed, within 10 days after the completion of the transaction, we will deliver a written appraisal notice and a form containing certain information to all stockholders who have satisfied the requirements to provide us notice of the stockholder's intent to demand appraisal rights and who have not otherwise voted in favor of the proposal to approve the sale to SeraCare, as further described above under "Notice of Intent and Demand for Payment." The appraisal notice we supply will include a copy of Part 13 of Chapter 156D of the MBCA and a form that specifies the date of the first announcement to stockholders of the principal terms of the proposed sale. The form we supply also requires the stockholder asserting appraisal rights to certify (i) whether or not beneficial ownership of the shares for which appraisal rights are asserted were acquired before the date of the first announcement of the proposed sale to SeraCare and (ii) that the stockholder did not vote for the sale to SeraCare. The form provided with the appraisal notice will state:

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  where the form shall be sent and where certificates for shares, if certificated, shall be deposited and the date by which those certificates shall be deposited;

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  a date by which we must receive the form, which will not be fewer than 40 nor more than 60 days after the date the appraisal notice and form are sent, and that the stockholder shall have waived the right to demand appraisal with respect to such shares unless the form is received by us by the specified date;

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  our estimate of the fair value of the shares;

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  that, if requested in writing, we will provide to a requesting stockholder, within 10 days after the date on which we must receive the form from stockholders, the number of stockholders who return the forms by the specified date and the total number of shares owned by them; and

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  the date by which the stockholder may withdraw his or her notice of intent to demand appraisal rights, which date will be within 20 days after the date on which we must receive the form from the stockholder.

        Perfection of Rights.    As mentioned above, a stockholder who receives the appraisal notice described above and who wishes to exercise his or her appraisal rights shall certify on the form provided by us whether the beneficial owner of the shares acquired the shares before the date of the first announcement of the proposed sale to SeraCare, as described above under "Appraisal Notice and Form". If a stockholder fails to make this certification, we may elect to treat those shares as "after-acquired shares", for which payment is treated differently as described in detail under Section 13.25 of Chapter 156D. A stockholder who wishes to exercise appraisal rights shall execute and return the form provided by us and, in the case of certificated shares, deposit his or her stock certificates in accordance with the terms of the notice by the date referred to in the appraisal notice described above. Once a stockholder deposits his or her stock certificates or, in the case of uncertificated shares, returns the executed forms, that stockholder loses all rights as a stockholder (including rights to participate in any tender offer that we may engage in following the closing), unless the stockholder withdraws his or her election in accordance with the withdrawal procedures, which are summarized below.

        Withdrawal of Appraisal Rights.    A stockholder who has otherwise properly perfected his or her appraisal rights may decline to exercise his or her appraisal right and withdraw from the appraisal process by notifying us in writing by the date set forth in the appraisal notice described above. If the stockholder fails to withdraw from the appraisal process before the expiration of the withdrawal period, you may not thereafter withdraw without our written consent.

        Payment.    Within 30 days after the date on which the stockholder is required to deliver to us the form described above under "Appraisal Notice and Form", we will pay in cash to each stockholder who has properly perfected their appraisal rights, the amount we estimate to be the fair value of their shares, plus interest. The payment to each stockholder will be accompanied by:

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  our financial statements, which will consist of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in stockholders' equity for that year, and the latest available interim financial statements, if any;

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  a statement of our estimate of the fair value of the shares, which estimate will equal or exceed our estimate given with the appraisal notice. We expect to base our estimate of fair value based upon those techniques consistently upheld under Massachusetts caselaw, which are described further below under the heading "Determination of Fair Value"; and

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  a statement that stockholders may demand further payment if the stockholder is dissatisfied with the payment or offer in accordance with the procedures set forth in Section 13.26 of Chapter 156D (as described below) and that if any such stockholder does not make such demand within the time period specified therein, then that stockholder shall be deemed to have accepted the payment in full satisfaction of our obligations under the applicable provisions of the MBCA.

        Notwithstanding the foregoing, in the event that the stockholder is demanding payment for "after-acquired shares", we may elect to withhold payment. If we elect to withhold payment, we must, within 30 days after the date on which the stockholder is required to deliver to us the form described above under "Appraisal Notice and Form", we notify all stockholders who have "after-acquired shares":

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  of the information in our financial statements (as described in the first bullet point in the preceding paragraph);

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  of our estimate of the fair value of the shares, which estimate will equal or exceed our estimate given with the appraisal notice;

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  that the stockholders may accept our estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under Section 13.26 of Chapter 156D;

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  that those stockholders who wish to accept our offer shall notify us of their acceptance within 30 days after receiving our offer; and

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  that those stockholders who do not satisfy the requirements for demanding appraisal under Section 13.26 shall be deemed to have accepted our offer.

Within 10 days after receiving the stockholder's acceptance of our offer, we will pay in cash the amount we offered to each stockholder who agreed to accept our offer in full satisfaction of the stockholder's demand. Within 40 days after sending the notice to holders of "after-acquired shares", we must pay in cash the amount we offered to pay to each stockholder who does not satisfy the requirements for demanding appraisal under Section 13.26.

        Procedure if Stockholder is Dissatisfied with Payment or Offer.    Within 30 days after receipt of payment for a stockholder's shares, a stockholder who is dissatisfied with the amount of the payment to be received shall notify us in writing of that stockholder's estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment we previously paid. In addition, within 30 days after receiving our offer to pay for a stockholder's "after-acquired shares", a stockholder holding "after-acquired shares" who was offered payment (as described above) and who is dissatisfied with that offer shall reject the offer and demand payment of the stockholder's stated estimate of the fair value of the shares plus interest. A stockholder's failure to notify us within such 30 day period, waives the right to demand payment from us and shall be entitled only to the payment made or offered by us as described above.

        Court Proceedings.    If a stockholder makes a proper and timely demand for payment which remains unsettled, we will commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If we do not commence the proceeding within the 60-day period, we will pay in cash to each stockholder the amount the stockholder demanded, plus interest. We will commence the proceeding in the appropriate court of Plymouth County, Massachusetts, which is where our principal office in the Commonwealth of Massachusetts is located. We will make all stockholders, whether or not residents of the Commonwealth of Massachusetts, whose demands remained unsettled, parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers will have the powers described in the order appointing them, or in any amendment to it. The stockholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

        Each stockholder made a party to the proceeding is entitled to judgment:

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  for the amount, if any, by which the court finds the fair value of the stockholder's shares, plus interest, exceeds the amount paid by us to the stockholder for such shares; or

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  in the case of "after-acquired shares", for the fair value, plus interest, of the stockholders shares for which we elected to withhold payment.

        Determination of Fair Value.    Section 13.01 of Chapter 156D defines "fair value" with respect to shares being appraised as the value of the shares immediately before the effective date of the corporate action to which the stockholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable. This would mean that the court would determine fair value immediately prior to the completion of the sale to SeraCare. This definition leaves untouched the accumulated case law about what constitutes fair value. While that case law in Massachusetts traditionally focused on market value, capitalized earnings value and asset value, recent cases have held that fair value in appraisal proceedings can and should be based upon the same techniques the investment community uses to determine value if the corporation as a whole, or its assets, were to be acquired by the highest bidder. See, e.g., Sarrouf v. New England Patriots Club, Inc., 397 Mass. 542 (1986).

        Court Costs and Counsel Fees.    The costs of the appraisal proceeding shall be determined by the court, including the reasonable compensation and expenses of appraisers of the court. The court shall assess the costs against us, except that the court may assess costs against all or some of the stockholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such stockholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Part 13 of the MBCA. The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable for specified reasons as described in Section 13.31 of Chapter 156D.

        Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights. Failure to strictly comply with all of the procedures set forth in Part 13 of Chapter 156D of the MBCA may result in the loss of a stockholder's statutory appraisal rights.

  Tax Consequences

        The following is a summary of the principal material United States federal income tax consequences relating to the proposed sale of our BBI Core Businesses to SeraCare. The summary does not consider the effect of any applicable foreign, state, local or other tax laws nor does it address tax consequences applicable to stockholders that may be subject to special federal income tax rules. The following summary is based on the current provisions of the Internal Revenue Code, existing, temporary, and proposed Treasury regulations thereunder, and current administrative rulings and court decisions. Future legislative, judicial or administrative actions or decisions, which may be retroactive in effect, may affect the accuracy of any statements in this summary with respect to the transactions entered into or contemplated prior to the effective date of those changes.

        The proposed sale of our BBI Core Businesses to SeraCare will be a transaction taxable to us for United States federal income tax purposes. We will recognize taxable income equal to the amount realized on the sale in excess of our tax basis in the assets sold. The amount realized on the sale will consist of the cash we receive in exchange for the assets sold, plus the amount of related liabilities assumed by SeraCare.

        Although the sale of our BBI Core Businesses will result in a taxable gain to us, a portion of the taxable gain will be offset to the extent of current year losses from operations plus available net operating loss carry forwards, as currently reflected on our consolidated federal income tax returns. The taxable gain will differ from the gain to be reported in our financial statements due to temporary tax differences and certain other differences between the tax laws and generally accepted accounting principles.

        We believe we will be able to apply between approximately $4.1 and $4.6 million of federal tax loss carryforwards without limitation against the taxable gain from the sale of the BBI Core Businesses. However, due to the limitation of net operating loss carryforwards under the federal alternative minimum tax system, a portion of the taxable gain reduced by our net operating loss carryforwards may be subject to the federal alternative minimum income tax. As a result of the foregoing, we believe we will pay between approximately $4.0 and $4.4 million in federal and state taxes on the proceeds from the sale to SeraCare. The availability and amount of net operating loss carryforwards are subject to audit and adjustment by the Internal Revenue Service. In the event that the Internal Revenue Service adjusts the net operating loss carryforwards, we may incur an increased tax liability.

        We do not anticipate any direct tax consequence to you as a result of the sale to SeraCare. If we engage in an issuer tender offer following the closing, any tax consequences to you as a result of the tender offer will be described in the applicable tender offer documents that will be sent to stockholders describing the tender offer.

        Each holder of our common stock is urged to consult his or her own tax advisor as to the federal income tax consequences of the sale, and also as to any state, local, foreign or other tax consequences based on his or her own particular facts and circumstances.

  Accounting Treatment of the Asset Sale

        If the asset purchase agreement and the sale to SeraCare are approved by our stockholders as described in this proxy statement, we will record the sale in accordance with generally accepted accounting principles in the United States. Upon the completion of the sale to SeraCare, we will recognize a financial reporting gain, equal to the net proceeds (the sum of the purchase price less the expenses relating to the sale) less the net book value of the assets sold and the fair value of the indemnification liability retained.

  Treatment of Employee Stock Options

        Because the sale to SeraCare will be deemed to be a sale of "substantially all of the assets," all of our outstanding options to purchase shares of our common stock will become immediately vested upon completion of the sale. Many of our currently outstanding options have exercise prices greater than the current fair market value of our common stock.

RISK FACTORS

  Special Considerations You Should Take into Account in Deciding How to Vote on the Proposal to Sell Our BBI Core Businesses to SeraCare

        You should carefully consider the special considerations described below as well as other information provided to you in this proxy statement in deciding how to vote on the proposal to sell our BBI Core Businesses. If any of the following special considerations actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

  Special Considerations Regarding the Proposal to Sell Our BBI Core Businesses to SeraCare

        The sale to SeraCare may not be completed if the conditions to closing are not satisfied or waived.

        There is a risk that the sale of our BBI Core Businesses to SeraCare may not be completed because the conditions to closing, including our ability to obtain stockholder approval, SeraCare's receipt of sufficient financing to complete the transaction, and required consents from third parties, including landlords and parties to contracts, may not be satisfied or waived. If the transaction is not completed, it is possible we will have difficulty recouping the costs incurred in connection with negotiating the proposed transaction and our business may be seriously harmed.

        It is possible that we may not receive all of the cash provided for in the asset purchase agreement, and accordingly, we may have less cash to fund our remaining operations and to undertake our contemplated issuer tender offer following the closing.

        Pursuant to the asset purchase agreement, if our net asset value as of the closing date is less than $8.5 million, the amount of the purchase price we will receive will be reduced dollar for dollar. As of April 30, 2004, our estimated net asset value was approximately $9.0 million. In addition, $2.5 million of the purchase price will be deposited into an escrow account to be held in escrow for 18 months following the closing to secure our indemnification obligations under the asset purchase agreement. Some or all of the $2.5 million may be returned to SeraCare if we are required to indemnify SeraCare for any breaches of our representations, warranties or covenants in the asset purchase agreement. In the event that the purchase price is reduced because the closing net asset value is less than $8.5 million or in the event we do not receive all of the amounts deposited into escrow because of breaches of our representations, warranties and covenants in the asset purchase agreement, we will have less cash resources to fund our remaining pressure cycling technology business operations following the closing and to undertake our contemplated issuer tender offer following the closing. Further, we may have unforeseen liabilities and expenses that must be satisfied from the after tax net proceeds of the sale to SeraCare, leaving less to fund our remaining operations. If we do not have sufficient cash to fund our remaining operations, we may need to raise capital, which may not be possible under satisfactory terms, if at all, and our business may be seriously harmed.

        The asset purchase agreement will expose us to contingent liabilities up to an amount equal to the purchase price for the BBI Core Businesses, which could adversely affect our ability to pursue our remaining business operations or our ability to engage in an issuer tender offer following the closing.

        In the asset purchase agreement we have made customary representations and warranties to SeraCare, which are described below under the heading "Asset Purchase Agreement; Representations and Warranties." Pursuant to the asset purchase agreement, we agreed to indemnify SeraCare for any losses from breaches of most of our representations, warranties or covenants that occur within 21 months after the closing date of the sale to SeraCare. Our indemnification obligations for breaches of some representations and warranties, however, extend for a longer period of time. More specifically, our indemnification obligation for a breach of representations and warranties relating to compliance with environmental laws extend for five years after the closing date, representations and warranties relating to tax matters extend for the applicable statute of limitations period, and representations and warranties relating to our due organization, subsidiaries, authorization to enter into and perform the transactions contemplated by the asset purchase agreement and brokers fees extend indefinitely. Our indemnification obligations are limited by an overall cap equal to the purchase price. For example, an indemnification claim by SeraCare could result if SeraCare suffers any damages arising out of the inaccuracy of any of our representations about the assets comprising our BBI Core Businesses or if we fail to comply with a covenant or other agreement in the asset purchase agreement. The payment of any such indemnification obligations could adversely impact our cash resources following the completion of the sale to SeraCare and our ability to pursue other opportunities, including the development of our pressure cycling technology operations. In addition, if we become subject to a large indemnification claim prior to the completion of our anticipated issuer tender offer following the closing, we may not have sufficient cash to undertake the issuer tender offer to purchase shares of our common stock from stockholders following the closing or the price that we may be able to offer to stockholders may be substantially less than what we otherwise would have been able to offer.

        You are not guaranteed to receive any of the proceeds from the sale of our BBI Core Businesses.

        The purchase price for the assets of the BBI Core Businesses will be paid directly to our company. At this time, following the closing, we intend to use up to $21 million of the after-tax net proceeds from the sale to SeraCare to commence an issuer tender offer to purchase up to 6,000,000 shares of our common stock at $3.50 per share. If you decide not to tender your shares in the tender offer or if the tender offer is not commenced due to unanticipated events or circumstances beyond our control, including unforeseen liabilities or contingencies reducing the amount of proceeds available for the tender offer, you will not receive any proceeds from the sale of the assets and you will continue to be a stockholder in our company, however, trading in our common stock will likely be more difficult, due to, among other things, limited trading volume of our stock.

        We will be unable to compete with the BBI Core Businesses for five years from the date of closing.

        We have agreed that, without the prior written consent of SeraCare, we will not engage in or own or control any interest in (except as a passive investor of less than 5% of the outstanding equity interests of a company) any entity that competes with the BBI Core Businesses for a period of five years from the closing. Our pressure cycling technology operations, which we will continue to pursue following the closing, are not deemed to compete with the BBI Core Businesses.

        We may be required to pay a termination fee to SeraCare if the transaction is not completed and we engage in another transaction within the next twelve months.

        The asset purchase agreement requires us to pay SeraCare a termination fee if the asset purchase agreement is terminated prior to completion under certain cases. Specifically, if SeraCare terminates the asset purchase agreement as a result of a triggering event (as described herein under "Asset Purchase Agreement; Termination of the Asset Purchase Agreement) or if we terminate the asset purchase agreement at a time when terminable by SeraCare as a result of a triggering event, then we must pay SeraCare within 2 business days after demand by SeraCare a termination fee equal to $600,000; provided that if (i) prior to the termination a third party delivered to us an acquisition proposal, (ii) within one year following the termination an acquisition transaction is completed or we enter into an agreement or letter of intent providing for an acquisition transaction, and (iii) the aggregate purchase price paid for such acquisition transaction is equal to or greater than $35 million, then the termination fee shall be increased to an amount equal to 3% of the aggregate purchase price paid in the acquisition transaction.

        We would also be required to pay a termination fee in the event the asset purchase agreement is terminated by SeraCare or us prior to completion if, subject to the conditions in the asset purchase agreement, (i) the transaction has not closed by September 2, 2004, (ii) our stockholders do not approve the transaction, or (iii) we breach any covenant or agreement, or if any of our representations or warranties shall have been untrue when made or shall have become untrue, such that the condition to closing relating to the accuracy of representations and warranties or the compliance with covenants would not be satisfied, and prior to the termination a third party delivered to us an acquisition proposal and within one year following the termination an acquisition transaction is completed or we enter into an agreement or letter of intent providing for an acquisition transaction. The termination fee would be equal to $600,000, provided that the fee would be increased to an amount equal to 3% of the aggregate purchase price in the acquisition transaction if such aggregate purchase price is greater than or equal to $35 million.

        If we are required to pay SeraCare a termination fee, our business could be seriously harmed.

        If the sale to SeraCare is not completed, we may explore other potential transactions but there may not be any other offers from potential acquirors.

        If the sale to SeraCare is not completed, we may continue as an independent stand-alone operating company conducting our historical business, we may explore other strategic alternatives, including a sale of our assets to, or a business combination with, another party, or we may pursue other business opportunities and investments unrelated to our current business. There can be no assurance that any potential transaction will provide consideration equal to or greater than the price proposed to be paid by SeraCare in the transaction, or that we will be able to complete any alternative transaction. Although we had discussions with various parties concerning such a purchase, none of these parties may now have an interest in such a sale or be willing to offer a reasonable purchase price.

        If the sale to SeraCare is not completed, we may need additional funds to continue or grow our existing business and we may not have sufficient funds to develop our pressure cycling technology operations.

        If the sale to SeraCare is not approved, we will continue to operate our BBI Core Businesses unless and until we are able to negotiate another transaction that our board of directors believes is acceptable to the stockholders and to the company. We believe that we will need additional funding to properly continue the development of our pressure cycling technology activities while still making the necessary investments in the BBI Core Businesses, and it may be necessary to obtain additional funding to make needed investments in the BBI Core Businesses. To the extent that we do not obtain needed capital for our pressure cycling technology business through the sale of the BBI Core Businesses, we may have to obtain it through the issuance of additional debt or equity, by entering into a strategic relationship pursuant to which we may be required to share our rights to the pressure cycling technology product platform, or through other means, any one of which may reduce the value to us, perhaps substantially, of any further commercialization and development of pressure cycling technology products. There is no guarantee that we would be able to obtain such funding or enter into such relationships on terms acceptable to us or at all. Further, there is no guarantee that we would be able to obtain any funding for our BBI Core Businesses upon acceptable terms. Failure to obtain such funding or enter into such relationships could seriously harm our business.

        The failure to complete the sale of our BBI Core Businesses may result in a decrease in the market value of our common stock and may create substantial doubt as to our ability to grow our existing business and implement our current business strategies.

        The sale of our BBI Core Businesses is subject to a number of contingencies, including approval by our stockholders and other customary closing conditions. We cannot predict whether we will succeed in obtaining the approval of our stockholders. As a result, we cannot assure you that the sale of our BBI Core Businesses will be completed. If our stockholders fail to approve the proposal to sell our BBI Core Businesses to SeraCare at the special meeting or if the sale of our BBI Core Businesses is not completed for any other reason, the market price of our common stock may decline. In addition, failure to complete the sale of our BBI Core Businesses may substantially limit our ability to grow our existing business and implement our current business strategies, including the development of our pressure cycling technology activities. We currently believe it would be extremely difficult to continue to operate our BBI Core Businesses while continuing to operate our pressure cycling technology operations.

        Our business will be harmed if the proposed sale to SeraCare disrupts the operations of our business and prevents us from realizing intended benefits.

        Prior to the closing of the sale to SeraCare, our business operations may be disrupted due to a number of factors, any of which could harm our business or ability to complete the proposed transaction. These factors include:

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  loss of key employees, vendors, or customers;

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  changes in management which may impair relationships with employees and customers;

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  additional expenditures required to facilitate the proposed transaction with SeraCare;

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  the resulting diversion of management's attention from our day-to-day business; and

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  failure to make needed capital expenditures and other investments to increase working capital.

        Michael Avallone, our chief financial officer, tendered his resignation effective July 23, 2004, to pursue a position with another company. We are currently searching for a replacement chief financial officer. Until we find a replacement, Kevin W. Quinlan, our president, chief operating officer and treasurer and former chief financial officer, will serve as our principal financial and accounting officer.

  Special Considerations Relating to Our Company if Our BBI Core Businesses are Sold to SeraCare

        By completing the sale to SeraCare, we will become less diversified.

        By selling our BBI Diagnostics and BBI Biotech assets, we will be selling our business units that generate our most significant sources of revenue. We will subsequently become primarily a development-stage company focused on the further development and commercialization of our pressure cycling technology product platform. We may invest in other technology in the future, but we have no current specific plans to do so at this time. This increases our business risk because we will be less diversified than before the sale of the BBI Core Businesses to SeraCare and because our remaining business is speculative.

        Our business following the asset sale will be dependent on the success of our pressure cycling technology products and services, which have a limited operating history and have generated substantial losses and only a limited amount of revenues to date.

        The BBI Core Businesses proposed to be sold to SeraCare pursuant to the asset purchase agreement represents more than 90% of our annual revenue in each of the past two years. Our business following the sale to SeraCare will leave us dependent on the performance of our pressure cycling technology activities, which will be our main operating unit going forward. Our pressure cycling technology business has a limited operating history and has incurred significant losses to date. Our first products utilizing our pressure cycling technology, the Barocycler™ NEP2017 instrument and related disposable PULSE™ Tubes, were introduced for commercial sale in September 2002. As of December 31, 2003, we invested approximately $11.0 million towards the development of our pressure cycling technology since 1997. Limited revenue has been generated from sales of our pressure cycling technology products and related services. More specifically, we generated revenues of $674,000 in fiscal 2003. Our failure to generate revenues from sales of these and other commercially viable pressure cycling technology products and services or otherwise reduce our losses relating to this business unit will adversely affect our business and may affect our ability to stay in business.

        Our pressure cycling technology products and services are new and have limited market awareness.

        Our pressure cycling technology products have limited market awareness and, to date, limited sales. Our future success will be dependent in significant part on our ability to generate demand for our pressure cycling technology products and services and to develop additional commercial applications that incorporate our pressure cycling technology. To this end, our direct and indirect sales operations must increase market awareness of our pressure cycling technology products to generate increased revenue. Our products and services require a sophisticated sales effort targeted at both the scientists who would use this technology and the senior management of our prospective customers. All new hires will require training and will take time to achieve full productivity. We cannot be certain that we will be successful in our efforts to market and sell our products, and if we are not successful in building greater market awareness and generating increased sales, our future results of operations will be adversely affected.

        The sales cycle of our pressure cycling technology products has been lengthy and as a result, we have incurred and may continue to incur significant expenses before we generate any significant revenue related to those products.

        Our customers have required several months to test and evaluate our pressure cycling technology related products. This increases the possibility that a customer may decide to cancel or change plans, which could reduce or eliminate our sales to that customer. As a result of this lengthy sales cycle, we have incurred and may continue to incur significant research and development expenses, and selling, general and administrative expenses, before we generate the related revenue for these products, and we may never generate the anticipated revenue if a customer cancels or changes its plans. Factors associated with this lengthy sales cycle include the initial selling price of the PCT Barocycler™ NEP2017 and the limited amount of research data presently available demonstrating its capabilities and potential. Additional refinements in pressure cycling technology instrumentation have been made, including the development of a less expensive and smaller, bench top version of the Barocycler which we expect to be available for commercial sale in the third or fourth quarter of 2004; however, there can be no assurance that this bench top model will be successful or that we will generate any significant revenue from sales of these products.

        We may be unable to adequately respond to rapid changes in technology.

        The market for our pressure cycling technology products and related services is characterized by rapidly changing technology, evolving industry standards and frequent product introductions. The introduction of products and services embodying new technology and the emergence of new industry standards may render our existing pressure cycling technology products and related services obsolete and unmarketable if we are unable to adapt to change. A significant factor in our ability to grow and to remain competitive is our ability to successfully introduce new products and services that embody new technology, anticipate and incorporate evolving industry standards and achieve levels of functionality and prices acceptable to the market. If our pressure cycling technology products and related services are unable to meet our customers' needs or we are unable to keep pace with technological changes in the industry, our pressure cycling technology products could eventually become obsolete. We may be unable to allocate the funds necessary to improve our current products or introduce new products to address our customers' needs and respond to technological change. In the event that other companies develop more technologically advanced products, our competitive position relative to such companies would be harmed.

        Following the closing of the sale to SeraCare, your ability to sell your stock may be substantially limited.

        Our common stock is currently traded on the Nasdaq National Market under the symbol "BBII." Following the completion of the proposed transaction, we expect to continue to trade as a public company on the Nasdaq National Market. However, it is not possible to predict the trading price of our common stock following the closing of the sale to SeraCare. If we fail to meet any of the continued listing standards of the Nasdaq National Market, which requirements include a $1.00 minimum bid price, stockholders equity of $10 million, market value of publicly held shares equal to not less than $5.0 million, a minimum of 750,000 shares of common stock publicly held, 400 shareholders of record, two market makers and compliance with Nasdaq's corporate governance requirements, our common stock will be delisted from the Nasdaq National Market. If we are delisted from the Nasdaq National Market, we expect our common stock will be traded on the Nasdaq SmallCap Market if we meet the listing standards of that market or we will attempt to be traded on the OTC Bulletin Board or "pink sheets" maintained by the National Quotation Bureau, Inc. The OTC Bulletin Board and Pink Sheets are generally considered less efficient markets than the Nasdaq National Market and the Nasdaq SmallCap Market. It is likely that there will only be limited trading volume in our common stock following the closing of the sale to SeraCare. Accordingly, you may find it more difficult to dispose of your shares of common stock and you may not be able to sell some or all of your shares of common stock when and at such times as you desire.

        In addition, it is possible that following the tender offer contemplated after completion of the sale to SeraCare we may decide to take steps to terminate our reporting obligations if permissible under applicable SEC rules. If we were to terminate our reporting obligations, there will not be current or adequate public information readily available about our remaining operations and there will not be any active trading market for our common stock.

ASSET PURCHASE AGREEMENT

        We believe this summary describes the material terms of the asset purchase agreement. However, we recommend that you read carefully the complete agreement for the precise terms of the asset purchase agreement and other information that may be important to you. The asset purchase agreement is included in this proxy statement as Appendix A.

  Assets Sold

        Subject to and upon the terms and conditions of the asset purchase agreement, we are selling to SeraCare all of our right, title and interest in and to the assets used in connection with or relating to our BBI Core Businesses, including the following assets:

  •
  all accounts and notes receivable and refunds relating to the BBI Core Businesses;

  •
  all of our rights and obligations under certain identified contracts;

  •
  all personal and real property leases identified and those used in the BBI Core Businesses;

  •
  our owned real property located at 375 West Street, West Bridgewater, Massachusetts;

  •
  all fixtures, equipment, leasehold improvements, computers and software used in the BBI Core Businesses, other than certain specifically excluded software and computers;

  •
  all inventory with respect to the BBI Core Businesses;

  •
  all records and lists, including lists of customers, suppliers and personnel, relating to the BBI Core Businesses, all product, business and marketing plans relating to the BBI Core Businesses and all books, ledgers, files, reports, plans, drawings and operating records we maintain (other than our minute books, stock books and tax returns) relating to the BBI Core Businesses;

  •
  all of our copyrights, patents, trademarks, domain names, technology rights and licenses, computer software, confidential information, trade secrets, franchises, know-how, inventions, designs, specifications, plans, drawings and intellectual property rights used in the BBI Core Businesses;

  •
  all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority necessary for the present conduct of, or relating to the operation of the BBI Core Businesses, other than certain identified non-transferable permits;

  •
  all insurance policies, other than certain identified insurance policies that are not assignable;

  •
  all supplies, sales and promotional literature, customer, supplier and distributor lists, art work, display units, telephone and fax numbers and purchasing records related to BBI Core Businesses;

  •
  all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the assets being sold or services furnished to us pertaining to the BBI Core Businesses, other than certain identified rights;

  •
  all deposits, prepayments and prepaid expenses relating to the BBI Core Businesses;

  •
  all assets of BBI Biotech; and

  •
  all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any person or entity, including any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered by us on or prior to the closing date.

  Assets Retained

        We are retaining certain assets, including the following assets:

  •
  all assets owned by us or BBI BioSeq, Inc. that do not relate to the BBI Core Businesses, including our pressure cycling technology assets, and all of the assets owned by BBI Source Scientific;

  •
  our 4.45% passive ownership interest in Panacos Pharmaceuticals, Inc.;

  •
  our ownership interest in the newly formed entity which recently purchased the assets of our BBI Source Scientific business unit;

  •
  all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority to the extent not transferable;

  •
  specified computers and computer software;

  •
  insurance policies to the extent not transferable or not relating to the BBI Core Business;

  •
  all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any person or entity, not relating to the BBI Core Businesses or arising out of or relating to the assets being sold;

  •
  all intercompany receivables and payables which are owed to us or BBI Biotech Research Laboratories or any entity which, after the closing date is an affiliate of us or BBI Biotech Research Laboratories;

  •
  the loan receivable and accrued interest relating thereto from Mr. Richard T. Schumacher;

  •
  a lease deposit for our facility in Frederick, Maryland;

  •
  certain specified contracts; and

  •
  all of our cash and cash equivalents.

  Assumed Liabilities

        Subject to and upon the terms and conditions of the asset purchase agreement, SeraCare will assume certain liabilities related to the BBI Core Businesses, including:

  •
  all accounts payable set forth on our December 31, 2003 balance sheet or incurred after that date prior to the closing, in the ordinary course of business, but excluding any intercompany accounts payable, and in each case, only to the extent such payable is included on the closing balance sheet;

  •
  all accrued expenses set forth on our December 31, 2003 balance sheet or incurred after that date prior to the closing, in the ordinary course of business, and in each case, only to the extent that such expense is included on the closing balance sheet;

  •
  all accrued compensation and vacation set forth on our December 31, 2003 balance sheet or incurred after that date prior to the closing, in the ordinary course of business, and in each case, only to the extent such accrued compensation or vacation is included in the closing balance sheet;

  •
  notes payable set forth on our December 31, 2003 balance sheet, but only to the extent such notes payable are included on the closing balance sheet;

  •
  all liabilities accruing, arising out of, or relating to events or occurrences after the closing date under certain contracts and leases specifically identified or otherwise assumed by SeraCare, but not including liabilities relating to a default under such contracts or leases on or prior to the closing date;

  •
  the mortgage on our owned real property located at 375 West Street, West Bridgewater, Massachusetts;

  •
  any tax arising from the operation of the BBI Core Businesses for periods beginning after the closing date; and

  •
  with respect to rehired employees to the extent expressly assumed by SeraCare pursuant to the asset purchase agreement.

  Excluded Liabilities

        Other than the assumed liabilities, SeraCare will not assume any other liabilities, whether liquidated or unliquidated, known or unknown, or whether arising out of occurrences prior to, at or after the date of the agreement.

  Closing Date

        The closing of the sale of our BBI Core Businesses will take place on the third business day after the last of the closing conditions is met, or such other date as we agree with SeraCare.

  Purchase Price; Escrow and Post-Closing Adjustment

        SeraCare will pay us $30 million in cash for the assets of our BBI Core Businesses, subject to a post-closing adjustment described below. At the closing, $2.5 million of the purchase price will be deposited into escrow to be held in escrow by an independent escrow agent for a period of 18 months following the closing in order to secure our indemnification obligations to SeraCare under the asset purchase agreement. At the end of the 18 month period, any remaining amounts in the escrow account will be payable to us, subject to pending claims.

        A purchase price adjustment will occur if the closing net asset value of the assets to be transferred to SeraCare is greater or less than $8.5 million, measured as of the closing date. The adjustment amount is calculated by subtracting $8.5 million from the closing net asset value (the net amount of purchased assets less assumed liabilities as set forth on the closing balance sheet). An estimated adjustment amount will be calculated not less than three business days prior to the closing. In the event that the estimate shows that the net asset value is less than $8.5 million, the amount of this deficiency will be deducted from the purchase price to be paid to us at the closing. On or before 60 days after closing, SeraCare will prepare a balance sheet as of the closing date, which will include a calculation of the adjustment amount. We will be entitled to observe the preparation of the closing balance sheet. If the actual net asset value as set forth in the closing balance sheet is less than $8.5 million, then we must pay SeraCare the difference. Any estimated adjustment amount deducted from the purchase price at the closing will be applied to the final closing adjustment. If the net asset value as set forth in the closing balance sheet is greater than $8.5 million, then SeraCare must pay us the difference. If there are disagreements with the adjustment amount, the asset purchase agreement has a dispute resolution mechanism under which a nationally recognized independent public accounting firm will resolve the dispute. As of April 30, 2004, our estimated net asset value was approximately $9.0 million.

  Additional Payments

        On the closing date or as promptly as possible after the closing date (or such time as otherwise specified in the asset purchase agreement), the following items will be prorated between us and SeraCare as of the closing date:

  •
  all prepaid interest and interest payable with respect to any interest bearing obligations assumed by SeraCare;

  •
  all real and personal property taxes, water, gas, electricity and other utilities, common area maintenance reimbursements to lessors, local business and other license fees or taxes, merchants' association due and other similar periodic charges payable with respect to the assets or business being sold to SeraCare; and

  •
  all rent we paid through the end of the calendar month in which the closing occurs.

        We will pay any documentary transfer taxes and any sales, use or other taxes imposed by reason of the transfers of the purchased assets. SeraCare will pay the fees and costs of recording or filing all applicable conveyancing instruments and shall pay the costs for title searches or insurance premiums for title insurance to be obtained by SeraCare.

  Representations and Warranties

  Representations and Warranties of Our Company and BBI Biotech Research Laboratories

        In the asset purchase agreement, both we and BBI Biotech Research Laboratories make certain representations and warranties to SeraCare and, subject to certain limitations, we have agreed to indemnify SeraCare for any breach of the representations and warranties. These representations and warranties relate to the following:

  •
  due organization, valid existence, good standing and qualification to do business;

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  subsidiaries;

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  authority, approvals, validity and enforceability of the asset purchase agreement and the transactions contemplated thereby;

  •
  the absence of certain changes or events since December 31, 2003;

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  title and operating condition to the purchased assets;

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  owned and leased real property;

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  contracts and commitments;

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  permits used in the operation of the business;

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  the absence of conflicts with or violations, breaches or defaults under contracts caused by the asset purchase agreement and transactions contemplated thereby;

  •
  our SEC filings and financial statements;

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  books and records relating to the business and assets being sold;

  •
  litigation matters;

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  labor and employment matters;

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  absence of undisclosed liabilities;

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  compliance with applicable laws;

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  brokers' fees;

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  absence of other agreements to sell the assets;

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  intellectual property matters, including our ownership of our proprietary rights;

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  employee benefit plans and employee matters;

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  transactions with affiliated persons;

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  filing of tax returns, payment of taxes and other tax matters;

  •
  insurance matters;

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  accounts receivable;

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  inventory;

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  purchase commitments and outstanding bids, and customer returns and similar customer claims;

  •
  absence of unlawful payments;

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  customers, distributors and suppliers;

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  compliance with environmental laws;

  •
  our corporate minute books;

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  application of state takeover and other similar statutes;

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  receipt of a fairness opinion from William Blair;

  •
  accuracy of information provided by us; and

  •
  product returns and warranties.

        For a complete text of the representations and warranties made by us or BBI Biotech Research Laboratories, refer to Article IV of the asset purchase agreement.

  Representations and Warranties of SeraCare

        In the asset purchase agreement, SeraCare makes certain representations and warranties to us and, subject to certain limitations, SeraCare has agreed to indemnify us for any breach of the representations and warranties. These representations and warranties relate to the following:

  •
  due organization, valid existence and good standing;

  •
  authority, approvals, validity and enforceability of the asset purchase agreement and the transactions contemplated thereby;

  •
  the absence of conflicts with the asset purchase agreement and transactions contemplated thereby;

  •
  consents and approvals for the asset purchase agreement and transactions contemplated thereby;

  •
  brokers' fees;

  •
  SeraCare's SEC filings and financial statements; and

  •
  SeraCare's financial resources and commitment letters for financing.

        For a complete text of the representations and warranties made by SeraCare, refer to Article V of the asset purchase agreement.

  Covenants

        Under the asset purchase agreement, each of the parties have agreed to perform certain pre- and post-closing covenants. These covenants include, among other things, the following:

  •
  we will each (a) use our commercially reasonable efforts to take, or cause to be taken, all actions and things necessary, proper or advisable to consummate the transactions contemplated by the asset purchase agreement, including obtaining all necessary waivers, consents and approvals from other parties to contracts and leases (b) execute any documents, instruments or conveyances reasonably necessary to carry out the transactions contemplated by the asset purchase agreement and (c) cooperate with each other in connection with the foregoing;

  •
  we will grant approvals and take such actions as are within our authority to eliminate the effects of any fair price, moratorium, control share, business combination, stockholder protection or other similar anti-takeover statute or regulation that is or becomes applicable to the asset purchase agreement, including taking all commercially reasonable action to ensure that our shareholder rights plan will not apply to the transactions contemplated by the asset purchase agreement. Prior to signing the asset purchase agreement, we amended our shareholder rights plan and took such other necessary actions to ensure that the foregoing statutes and regulations would not apply to the asset purchase agreement;

  •
  we have agreed to provide SeraCare with prompt notice of certain events involving breaches of representations and warranties, failure to satisfy or comply with any material covenants or conditions in the agreement and any developments that could reasonably be expected to have a material adverse effect on the assets to be sold under the asset purchase agreement;

  •
  we will cause our officers, directors, employees and agents to provide SeraCare and its representatives access at all reasonable times upon reasonable notice to the purchased assets for the purpose of inspecting such assets;

  •
  SeraCare has the right, at its sole cost and expense to, (a) conduct a Phase I environmental study with respect to the real property assets (leased and owned) being purchased, (b) inspect records, reports, permits, applications, monitoring results, studies, correspondence, data and any other information relevant to environmental conditions or environmental noncompliance, and (c) inspect all buildings and equipment at the real property that is part of the purchased assets, in each case subject to certain requirements;

  •
  we will operate the BBI Core Businesses in the ordinary course of business and substantially in accordance with past practice and in substantial compliance with all laws and regulations, and will not engage in certain prohibited transactions from the date of the asset purchase agreement through the closing, without the consent of SeraCare;

  •
  SeraCare will extend offers of employment to substantially all of our employees in the BBI Core Businesses, such employment to be for substantially equivalent positions and on substantially equivalent wage rates as such employees currently have with us, provided that SeraCare in its sole discretion may elect to provide that any or all such employment relationships shall be terminable "at-will";

  •
  SeraCare will, to the extent permitted by law, applicable tax qualification requirements and approvals from third party providers, permit each rehired employee to be eligible to participate in the various retirement, health, disability, vacation, 401(k), dental and life insurance plans maintained by or on behalf of SeraCare;

  •
  SeraCare agrees to indemnify and hold us harmless from any losses we suffer arising from SeraCare's failure to provide notice to rehired employees under the Worker Adjustment and

    Retraining Notification Act as a result of a plant closing or mass layoff (such terms as defined in 29 U.S.C. §2101 et. seq.) that occurs after the closing date;

  •
  we agreed to prepare and file as soon as reasonably practicable after the execution of the asset purchase agreement, a proxy statement and other proxy materials for the purpose of soliciting proxies from our stockholders to vote in favor of the approval of the asset purchase agreement and the transactions contemplated by the asset purchase agreement at a special meeting of our stockholders to be called and held for such purposes;

  •
  we have also agreed to use commercially reasonable efforts to obtain the requisite stockholder approval;

  •
  SeraCare will use its commercially reasonable efforts to obtain the financing contemplated by the commitment letters provided to us when we signed the asset purchase agreement or to obtain replacement financing in an amount and on terms and conditions not materially less favorable than set forth in such commitment letters;

  •
  we have agreed to cooperate with all reasonable requests from SeraCare in the preparation of financial statements determined by SeraCare to be necessary to meet its reporting obligations;

  •
  we have agreed to implement and fully fund a retention program for our employees on terms reasonably satisfactory to SeraCare for the period from the date of the asset purchase agreement until the closing; and

  •
  we will use our commercially reasonable efforts to obtain the consent of our mortgage lender to permit the assumption by SeraCare of the mortgage on our West Bridgewater real property prior to the closing.

        Many of the covenants contained in the asset purchase agreement are difficult to summarize. For a complete text of the foregoing covenants and additional covenants, please refer to Article VI of the Asset Purchase Agreement.

  Solicitation; Withdrawal of Recommendation by Our Board of Directors

        Non-Solicitation.    Until the sale to SeraCare is completed or the asset purchase agreement is terminated, we have agreed that we will not, nor will we authorize or permit any of our officers, directors, principals, attorneys, agents, employees or other representatives, to directly or indirectly, do any of the following:

  •
  solicit, initiate, encourage or induce the making, submission or announcement of any acquisition proposal (as defined below);

  •
  participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal;

  •
  engage in discussions with any person with respect to any acquisition proposal;

  •
  approve, endorse or recommend any acquisition proposal; or

  •
  enter into any letter of intent or similar document or any agreement or commitment contemplating or otherwise relating to any acquisition transaction (as defined below).

        Prior to the approval of the asset purchase agreement by our stockholders, however, we are not prohibited from complying with our obligations to make a recommendation with respect to a third party tender offer, and we are not prohibited from furnishing information about us to, entering into a confidentiality agreement with or entering into discussions with, any person in response to a superior offer (as defined below) submitted by that person, if:

  •
  we have not violated the non-solicitation restrictions described above;

  •
  our board of directors concludes in good faith, after consultation with outside legal counsel, that the failure to take such action would be a violation of our board of directors' fiduciary duties;

  •
  at least three business days prior to furnishing any nonpublic information to, or entering into discussions or negotiations with such person, we give SeraCare written notice of the identity of such person and our intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person, and we receive from such person an executed confidentiality agreement containing certain restrictive terms; and

  •
  contemporaneously with furnishing any nonpublic information to such person, we also furnish that information to SeraCare (if not previously provided to SeraCare).

        Notification of Acquisition Proposal to SeraCare.    We have agreed to advise SeraCare orally and in writing within 24 hours after receipt of an acquisition proposal, of any request we receive for nonpublic information which we reasonably believe would lead to an acquisition proposal or of any acquisition proposal, or any inquiry received by us or any of our representatives with respect to, or which we reasonably believe would lead to any acquisition proposal, the material terms and conditions of such request, acquisition proposal or inquiry, and the identity of the person or group making any such request, acquisition proposal or inquiry. We also agreed to keep SeraCare informed (orally and in writing) on a current basis and in all material respects of the status and details (including material amendments or proposed amendments) of any such request, acquisition proposal or inquiry.

        Definition of Acquisition Proposals and Acquisition Transaction.    Under the asset purchase agreement, an "acquisition proposal" means any offer or proposal relating to any "acquisition transaction" which include any of the following transactions:

  •
  any acquisition or purchase from us or BBI Biotech of more than 15% of our or BBI Biotech's outstanding voting securities;

  •
  any tender or exchange offer that, if completed, would result in a person or group beneficially owning 15% or more of our or BBI Biotech's outstanding voting securities;

  •
  any merger, consolidation, business combination or similar transaction involving us pursuant to which our stockholders immediately preceding the transaction would hold less than 85% of the equity interests in the surviving or resulting entity of the transaction;

  •
  any sale, lease, exchange, transfer, license, acquisition or disposition of more than 15% of the assets of the BBI Core Businesses; or

  •
  any liquidation or dissolution of our company or our subsidiary, BBI Biotech.

        Definition of Superior Offer.    Under the asset purchase agreement, a "superior offer" means an unsolicited, bona fide written offer made by a third party to engage in any of the following transactions:

  •
  a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving us pursuant to which our stockholders immediately preceding the transaction would hold less than 51% of the equity interest in the surviving or resulting entity;

  •
  a sale or other disposition of all or substantially all of the assets of the BBI Core Businesses; or

  •
  the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 51% of the voting power of the then outstanding shares of our capital stock or of the capital stock of BBI Biotech;

in each case on terms that our board of directors determines, in its reasonable judgment (based on advice of its outside financial advisor and after considering all terms and conditions of the written offer, including the likelihood and timing of completion) to be more favorable to us or our stockholders from a financial point of view than the terms of the asset purchase agreement with SeraCare. An offer will not be deemed to be a superior offer, however, if any financing to be obtained in connection with the transaction is less committed than SeraCare's financing or is not likely in the good faith judgment of our board of directors to be obtained by the third party on a timely basis.

        Withdrawal of Recommendation of Board of Directors.    We have agreed that we would include in this proxy statement our board of directors' recommendation that our stockholders vote in favor of the sale of our BBI Core Businesses pursuant to the asset purchase agreement and agreed not to withdraw, amend or modify, or propose to withdraw, amend or modify in a manner adverse to SeraCare, this recommendation. Notwithstanding the foregoing, our board of directors is permitted to withhold, withdraw, amend or modify any such recommendation previously made if our board of directors reasonably concludes in good faith, after consultation with its outside counsel, that to not withhold, withdraw, amend or modify such recommendation would constitute a breach of the fiduciary duties of the board of directors under applicable law or there is a superior offer, as defined above. We are not required to hold and convene this special meeting if there is a superior offer or canceling the special meeting is necessary for our board to comply with its fiduciary duties.

  Conditions to Closing

        The closing of the sale to SeraCare will be held promptly after approval by our stockholders and the satisfaction of all other conditions to closing. These conditions are further described below.

        Our obligation to complete the transaction is subject to various conditions, which must be satisfied or waived prior to the closing date, including the following material conditions:

  •
  SeraCare's representations and warranties must be true and accurate in all respects as of April 16, 2004 and as of the closing date, except where the failure to be true and accurate as of the closing date would not have a material adverse effect on SeraCare;

  •
  SeraCare shall have performed or complied with, in all material respects, all agreements and covenants required to be performed by them prior to the closing date;

  •
  No action by any governmental authority shall have been taken and no law, rule or regulation shall have been enacted which would prevent the completion of the transaction. In addition, there shall not also be any regulation or court order that makes the purchase and sale of the BBI Core Businesses illegal or otherwise prohibited;

  •
  SeraCare shall have executed and delivered each of the ancillary agreements to which it is a party;

  •
  Our stockholders shall have approved the transactions contemplated by the asset purchase agreement in accordance with applicable law, our Restated Articles of Organization, as amended, and our Amended and Restated Bylaws, as amended;

  •
  The plan administrator of SeraCare's 401(k) plan shall have approved a rollover of the assets of our 401(k) plan related to the accounts of those of our employees who are rehired by SeraCare;

  •
  SeraCare shall have paid off or assumed the mortgage on our West Bridgewater, Massachusetts real property; and

  •
  SeraCare shall have offered employment to substantially all of our employees on terms consistent with those described in the asset purchase agreement.

        SeraCare's obligation to complete the transaction is subject to various conditions, which must be satisfied prior to the closing date, including the following material conditions:

  •
  Our representations and warranties must be true and accurate in all respects as of April 16, 2004 and as of the closing date; except where the failure to be true and accurate as of the closing date would not have a material adverse effect on the BBI Core Businesses;

  •
  We shall have performed or complied with, in all material respects, all agreements and covenants required to be performed by us prior to the closing date;

  •
  We shall have received certain specified consents and approvals;

  •
  No action by any governmental authority shall have been taken and no law, rule or regulation shall have been enacted which would prevent the completion of the transaction. In addition, there shall not be any regulation or court order that makes the purchase and sale of the BBI Core Businesses illegal or otherwise prohibited;

  •
  There shall not have been any material adverse change with respect to the BBI Core Businesses or the purchased assets since December 31, 2003;

  •
  SeraCare shall have received its financing to complete the transaction;

  •
  We shall have delivered to SeraCare the ancillary agreements to which we are a party and Mr. Richard T. Schumacher shall have entered into a non-competition agreement with respect to the BBI Core Businesses;

  •
  We shall have executed and delivered documents to transfer the purchased assets and to release liens and other encumbrances on the purchased assets, except for certain permitted liens;

  •
  Our stockholders shall have approved the transactions contemplated by the asset purchase agreement in accordance with applicable law, our Restated Articles of Organization, as amended, and our Amended and Restated Bylaws, as amended;

  •
  SeraCare shall have been able to obtain insurable title on our owned real property being purchased by it at standard rates by a nationally recognized title insurance company; and

  •
  On or before two weeks prior to the closing date, we shall have reduced to writing all of our standard operating procedures so that SeraCare may rely solely on such writings in the maintenance and operation of the BBI Core Businesses as it was operated by us prior to the closing.

  Other Agreements Relating to the Asset Sale

  Escrow Agreement

        At the closing of the sale to SeraCare, we will enter into an escrow agreement with SeraCare and Wells Fargo Bank, N.A. regarding the establishment and maintenance of an escrow account to secure our indemnification obligations under the asset purchase agreement. Under the terms of the escrow agreement, SeraCare will deposit $2.5 million of the total purchase price in an escrow account at the closing. Any claims by SeraCare for indemnifiable damages must be submitted to us and to the escrow agent pursuant to customary procedures specified in the escrow agreement. The escrow agreement will terminate 18 months after the closing. Any portion of the escrow fund not subject to any pending claim will be released to us on the expiration date of the escrow agreement. Any remaining amounts not used to satisfy pending claims will be released following resolution of such pending claims.

  Government Contracts

        A number of our contracts that are being purchased by SeraCare are government contracts that will be required to be novated by the proper government authority. We have agreed that following the closing we will request formal novations from the proper governmental authorities and that we will use our reasonable efforts to effect the prompt novation of these identified government contracts into the name of SeraCare. In addition, for those of our government contracts that are not required to be novated, we have agreed to make interim legal arrangements whereby SeraCare, on our behalf, will perform all of our duties and obligations under these government contracts in return for which SeraCare will be entitled to receive all payments to which we would otherwise be entitled under such contracts.

  Transition Services Agreement

        In connection with the asset purchase agreement, we have agreed to enter into a transition services agreement with SeraCare pursuant to which SeraCare will provide us with access to specified office and laboratory space in Gaithersburg, Maryland, and will allow us to use certain laboratory equipment for our remaining operations, for a period of up to one year following the closing. We will conduct our marketing and sales, finance, and non-engineering research and development activities for our pressure cycling technology operations at this location. We have agreed to pay SeraCare approximately $3,000 per month for the use of office and laboratory space in Gaithersburg, Maryland. We have also agreed with SeraCare that certain of our current employees, who will become employees of SeraCare following the closing, will be permitted to provide some services for us after the closing. For this right, we have agreed to pay SeraCare a 30% premium on salary for any of SeraCare's employees that perform work for us.

  Non-Competition and Non-Solicitation Agreement

        We have agreed that, subject to limited exceptions, neither we nor any of our subsidiaries involved in the BBI Core Businesses will carry on or participate in the ownership, management or control of, or the financing of, or be employed by, or consult for or otherwise render services to, or allow its name or reputation to be used in or by any other present or future business enterprise that competes with SeraCare in the business conducted by the BBI Core Businesses for a five year period following the closing; these non-competition provisions do not prohibit us from:

  •
  continuing anywhere in the world in any type of business in which we are we currently engaged, which is not part of the BBI Core Businesses, such as our right to sell pressure cycling technology products and services;

  •
  entering into any relationship with a person for purposes unrelated to the BBI Core Businesses; or

  •
  making investments in publicly held companies, provided such interest does not exceed 5% of the voting control of such business.

        We have also agreed that for one and one half years following the closing, we will not induce any of our former employees that are rehired by SeraCare to leave the employment of SeraCare, to accept any other employment or position or assist any other entity in hiring any such employee.

        Mr. Richard T. Schumacher, our founder, Chief Executive Officer and a director, has also agreed that he will enter into an agreement which will provide that he will not compete with the BBI Core Businesses for a two year period following the closing. In addition, for a period of one and one half years following the Closing, Mr. Schumacher has agreed not to induce any employee of SeraCare, including any of our former employees that are rehired by SeraCare, to leave the employment of SeraCare, to accept any other employment or position or assist any other entity in hiring any such employee. He has also agreed not to do business with customers or suppliers of SeraCare who have been customers or suppliers of ours within the last five years, provided, however, that such prohibitions do not prevent Mr. Schumacher from selling pressure cycling technology products to these persons or entering into a relationship with these persons if unrelated to the purchased business.

  Voting Agreements

        In order to provide an incentive for SeraCare to enter into the asset purchase agreement, each of Mr. Richard T. Schumacher, our founder, Chief Executive Officer and a member of our board of directors, and Mr. Richard Kiphart (together with Mr. Kiphart's daughter and a fund in which he serves as the general partner), who as of April 16, 2004, held an aggregate of 2,824,189 shares of our common stock, or approximately 32.0% of the issued and outstanding shares of our common stock entitled to vote at the special meeting, have executed voting agreements and irrevocable proxies with SeraCare dated as of April 16, 2004.

        In the voting agreements, these stockholders have agreed to:

  •
  vote their shares and any newly acquired shares in favor of the approval of the asset purchase agreement and any matter necessary to facilitate the completion of the transactions contemplated thereby;

  •
  vote their shares and any newly acquired shares against any acquisition proposal (as defined in the asset purchase agreement) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of ours under the asset purchase agreement or which could reasonably be expected to result in any of the conditions to our obligations under the asset purchase agreement not being fulfilled; and

  •
  grant SeraCare irrevocable proxies to vote their shares and any newly acquired shares as required by the voting agreements.

        Notwithstanding the foregoing, these stockholders are not required to vote their shares in favor of the matters identified in the first bullet point above or against the matters identified in the second bullet point above if a superior offer is made after the date of the asset purchase agreement and in response to such superior offer, our board of directors withholds, withdraws, modifies, amends or modifies its recommendation in favor of the superior offer in a manner materially adverse to SeraCare because our board of directors has reasonably concluded in good faith, after consultation with outside counsel, that the failure to withhold, withdraw or amend or modify such recommendation would violate their fiduciary obligations under applicable law.

        Furthermore, each of these stockholders agreed not to:

  •
  transfer, sell, exchange, assign, gift, pledge or otherwise dispose of, or consent to any transfer of, any or all of their shares or any newly acquired shares or any interest therein, or otherwise dispose of or create or permit to exist any lien on such shares or newly acquired shares;

  •
  enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the shares, newly acquired shares or any interest therein;

  •
  grant any proxy, power of attorney or other authorization in or with respect to the stockholder's shares or any newly acquired shares;

  •
  deposit the shares or newly acquired shares into a voting trust or enter into a voting agreement or arrangement with respect to such shares or newly acquired shares; or

  •
  take any other action that would in any way restrict, limit or interfere with the performance of the stockholder's obligations under the voting agreement.

        These stockholders also agreed to be prohibited from engaging in solicitations of any acquisition proposal similar in scope and restriction as the prohibitions on solicitations agreed to by us in the asset purchase agreement. For a detailed description of these restrictions, see the section above entitled "Solicitation; Withdrawal of Recommendation by Our Board of Directors".

        The voting agreements terminate upon the earlier of the completion or termination of the transactions contemplated by the asset purchase agreement. The form of each of Mr. Schumacher's and Mr. Kiphart's voting agreement is attached to this proxy statement as Appendix D and Appendix E.

  Indemnification

        Under the asset purchase agreement, we are obligated to indemnify and hold harmless SeraCare from and against all losses that it incurs arising out of or resulting from:

  •
  Any breach of a representation or warranty made by us or BBI Biotech in or pursuant to the asset purchase agreement;

  •
  Any breach of any covenant or agreement made by us or BBI Biotech in or pursuant to the asset purchase agreement;

  •
  Any liabilities that SeraCare has not assumed; and

  •
  Any liability arising out of the Omega Chemical Superfund Site, and other environmental matters disclosed in certain schedules to the asset purchase agreement.

        The asset purchase agreement provides that SeraCare will indemnify and hold harmless us and BBI Biotech from and against all losses that we incur arising out of or resulting from:

  •
  Any breach of a representation or warranty made by SeraCare in or pursuant to the asset purchase agreement;

  •
  Any breach of any covenant or agreement made by SeraCare in or pursuant to the asset purchase agreement;

  •
  Any liabilities assumed by SeraCare; and

  •
  Any expense, debts, taxes and liabilities arising from the operation of the BBI Core Businesses after the closing date, except to the extent otherwise allocated between the parties in the asset purchase agreement.

        The indemnification provisions contained in the asset purchase agreement are complicated and not easily summarized. You are urged to carefully read Article X of the asset purchase agreement attached as Appendix A to this proxy statement.

  Limits on Indemnification

        In general, with respect to losses suffered by SeraCare resulting from a breach of any of our representations and warranties, neither we nor BBI Biotech will be obligated to indemnify SeraCare for any losses due to such breach or breaches until the aggregate amount of the losses exceeds $300,000, and then only to the extent the amount of such losses, in the aggregate, exceed $150,000. Our obligation to indemnify SeraCare for losses due to all other matters other than with respect to breaches of our representations and warranties are not subject to any minimum threshold amounts. The maximum aggregate amounts that SeraCare may recover for losses from us or BBI Biotech for indemnification is equal to the purchase price.

        The representations and warranties made by each party to the asset purchase agreement survive the closing for a period of 21 months following the closing, except with respect to the representations and warranties concerning our due organization, subsidiaries engaged in the business, our due authorization of the transaction, and the absence of brokers, which survive indefinitely, and the representations and warranties relating to compliance with environmental laws and tax matters, which survive until the expiration of the applicable statute of limitations.

        At the time of closing of the sale to SeraCare, as previously described, $2.5 million of the purchase price will be deposited into escrow to be held in escrow by an independent escrow agent for a period of 18 months following the closing in order to secure our indemnification obligations to SeraCare under the asset purchase agreement. At the end of the 18 month period, any remaining amounts in the escrow account will be payable to us, subject to pending claims. If we are required to pay any damages as a result of our indemnification obligations, payments will first be deducted from the escrow fund. To the extent that the funds from the escrow agreement are insufficient to pay the damages, we will be required to pay the damages from the working capital of our remaining operations following the closing.

  Termination of the Asset Purchase Agreement

        The asset purchase agreement and the transactions contemplated thereby may be terminated at any time prior to closing, in any of the following ways:

  •
  By the mutual written consent of us and SeraCare;

  •
  By either us or SeraCare if the closing has not occurred before August 15, 2004, or such other date that may be mutually agreed to by the parties, subject to certain limitations described in the asset purchase agreement. As of the date of this proxy statement, the parties have agreed to extend the date of the closing to September 2, 2004, and may extend this to a later date if mutually agreed to by the parties;

  •
  By either us or SeraCare if a governmental entity or court of competent jurisdiction shall have issued a final and nonappealable order, decree or ruling or taken any other action, which has the effect of permanently restraining, enjoining or otherwise prohibiting the completion of the transactions contemplated by the asset purchase agreement;

  •
  By either us or SeraCare if the special meeting contemplated by this proxy statement has been held and we do not receive the required approval of our stockholders to Proposal Nos. 1, 2 and 3, complete the transaction, except that we may not be able to terminate the agreement under this section if the failure to obtain stockholder approval is a result of our breach of our covenant to use commercially reasonable efforts to obtain stockholder approval;

  •
  By us if SeraCare breaches any covenant or agreement, or if any representation or warranty of SeraCare shall have been untrue when made or shall become untrue, such that our condition to closing relating to the accuracy of SeraCare's representations and warranties or SeraCare's compliance by SeraCare with its covenants would not be satisfied, provided that, if an inaccuracy of SeraCare's representations and warranties or breach by SeraCare is curable through the exercise of commercially reasonable efforts, we may not terminate the asset purchase agreement for a period of 10 days after delivery of written notice to SeraCare, provided that SeraCare continues to exercise commercially reasonable efforts to cure such breach and such breach is cured within such 10 day period;

  •
  By SeraCare if we breach any covenant or agreement, or if any of our representations or warranties shall have been untrue when made or shall become untrue, such that the condition to closing relating to the accuracy of our representations and warranties or our compliance with covenants would not be satisfied, provided that, if an inaccuracy of our representations and warranties or breach by us is curable through the exercise of commercially reasonable efforts, SeraCare may not terminate the asset purchase agreement for a period of 10 days after delivery of written notice to us, provided that we continue to exercise commercially reasonable efforts to cure such breach and such breach is cured within such 10 day period;

  •
  By us in the event SeraCare has not obtained the financing to complete the purchase of the BBI Core Businesses on or prior to September 2, 2004, and all of SeraCare's other conditions to closing have been satisfied. Effective July 20, 2004, the parties agreed to extend the date by which SeraCare is required to obtain its financing from August 15, 2004 to September 2, 2004 due to the extension of the outside closing date to September 2, 2004; or

  •
  By SeraCare if any of the following "triggering events" shall be deemed to have occurred:

  (i)
  our board of directors or any committee thereof shall for any reason have withheld, withdrawn or refrained from making or shall have modified, amended or changed in a manner adverse to SeraCare its recommendation in favor of the approval of the asset purchase agreement and the transactions contemplated thereby;

  (ii)
  we shall have failed to include in this proxy statement the recommendation of our board of directors in favor of the approval of the asset purchase agreement and the transactions contemplated thereby;

  (iii)
  our board of directors fails to reaffirm its recommendation in favor of the approval of the asset purchase agreement and the transactions contemplated thereby within ten (10) business days after we are requested in writing that such recommendation be reaffirmed at any time following the announcement and during the pendency of an acquisition proposal;

  (iv)
  our board of directors or any committee thereof shall have approved, endorsed or recommended any acquisition proposal;

  (v)
  we shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any acquisition proposal;

  (vi)
  we shall have breached any of the non-solicitation provisions of the asset purchase agreement; or

  (vii)
  a tender or exchange offer relating to not less than 15% of the then outstanding shares of our capital stock shall have been commenced by a person unaffiliated with SeraCare and we shall not have sent to our stockholders pursuant to Rule 14d-9 or 14e-2 of the Securities Exchange Act of 1934, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that we recommend rejection of such tender or exchange offer.

  Effect of Termination

        If the asset purchase agreement is terminated because of any the reasons described above, the asset purchase agreement will be of no further force or effect, except for certain specified obligations, including the return of information to the party furnishing the information and the preservation of confidentiality and, in limited circumstances, described in detail in the section below entitled "—Payment of Termination Fee", either party may be obligated to pay the other a termination fee at or following the termination of the asset purchase agreement. Neither party will be relieved from liability for any intentional or willful breach of the asset purchase agreement.

  Payment of Termination Fee

  Our Obligation to Pay a Termination Fee

        The asset purchase agreement requires us to pay SeraCare a termination fee if the asset purchase agreement is terminated prior to completion under certain cases. Specifically, if SeraCare terminates the asset purchase agreement as a result of a triggering event (as described above under "Termination of the Asset Purchase Agreement) or if we terminate the asset purchase agreement at a time when terminable by SeraCare as a result of a triggering event, then we must pay SeraCare within 2 business days after demand by SeraCare a termination fee equal to $600,000; provided that if (i) prior to the termination a third party delivered to us an acquisition proposal, (ii) within one year following the termination an acquisition transaction is completed or we enter into an agreement or letter of intent providing for an acquisition transaction, and (iii) the aggregate purchase price paid for such acquisition transaction is equal to or greater than $35 million, then the termination fee shall be increased to an amount equal to 3% of the aggregate purchase price paid in the acquisition transaction.

        We would also be required to pay a termination fee in the event the asset purchase agreement is terminated by SeraCare or us prior to completion if, subject to the conditions in the asset purchase agreement, (i) the transaction has not closed by August 15, 2004, (ii) our stockholders do not approve the transaction, or (iii) we breach any covenant or agreement, or if any of our representations or warranties shall have been untrue when made or shall have become untrue, such that SeraCare's condition to closing relating to the accuracy of our representations and warranties or the compliance with our covenants would not be satisfied, and prior to the termination a third party delivered to us an acquisition proposal and within one year following the termination an acquisition transaction is completed or we enter into an agreement or letter of intent providing for an acquisition transaction. The termination fee would be equal to $600,000, provided that the fee would be increased to an amount equal to 3% of the aggregate purchase price in the acquisition transaction if such aggregate purchase price is greater than or equal to $35 million.

  SeraCare's Obligation to Pay a Termination Fee

        The asset purchase agreement also requires SeraCare to pay us a termination fee in the amount of $600,000 in the event we terminate the asset purchase agreement as a result of SeraCare's failure to obtain financing for the transactions prior to September 2, 2004, and the agreement is not otherwise terminable by SeraCare pursuant to any other provision of the agreement.

  Expenses

        Except as otherwise provided in the asset purchase agreement, each party to the asset purchase agreement will pay its own legal, accounting, out-of-pocket and other expenses incident to the asset purchase agreement and to any action taken by such party in preparation for effectuating the asset purchase agreement.

FINANCIAL HISTORY AND EFFECTS OF THE PROPOSED SALE TO SERACARE

        We are providing the following information to aid you in your financial analysis of the proposed asset sale. The selected consolidated financial data for each of the fiscal years in the five years ended December 31, 2003 have been derived from our audited consolidated financial statements, which have been filed on annual reports on Form 10-K and are incorporated by reference. The data presented below should be read in conjunction with our audited financial statements for each of the fiscal years in the five years ended December 31, 2003, which are incorporated by reference.

BOSTON BIOMEDICA, INC.

	Year Ended December 31,
Consolidated Statement of Operations Data:
	2003	2002	2001	2000	1999
	in thousands, except per share data
REVENUE:
Products	$13,608	$12,697	$13,093	$12,387	$14,057
Services	9,688	10,068	8,733	7,083	5,741

Total revenue	23,296	22,765	21,826	19,470	19,798

COSTS AND EXPENSES:
Cost of products	7,263	6,536	6,338	7,270	7,267
Cost of services	7,602	7,727	6,783	5,581	4,568
Research and development	1,816	2,611	2,303	2,444	3,132
Selling and marketing	3,283	3,286	2,916	2,660	2,831
General and administrative	4,346	4,109	3,977	4,919	3,451
Impairment of intangible asset(1)	—	—	—	1,464	—

Total operating costs and expenses	24,310	24,269	22,317	24,338	21,249

Loss from continuing operations	(1,014)	(1,504)	(491)	(4,868)	(1,451)
Interest (expense) income, net(2)	(272)	(206)	(380)	(1,594)	(413)

Loss from continuing operations before income taxes	(1,286)	(1,710)	(871)	(6,462)	(1,864)
(Provision for) benefit from income taxes(3)	(3)	(3)	(16)	(1,152)	744

Loss from continuing operations before cumulative effect of change in accounting principle	(1,289)	(1,713)	(887)	(7,614)	(1,120)
Cumulative effect of change in accounting principle(2)	—	—	—	(190)	—
Loss from continuing operations	(1,289)	(1,713)	(887)	(7,804)	(1,120)

Income (loss) from discontinued operations	—	225	4,334	(197)	306

Net income (loss)	$(1,289)	$(1,488)	$3,447	$(8,001)	$(814)

Loss per share from continuing operations, basic and diluted	$(0.19)	$(0.26)	$(0.14)	$(1.43)	$(0.24)
Net (loss) income per share, basic and diluted	(0.19)	(0.22)	0.56	(1.46)	(0.17)
Number of shares used to calculate net (loss) income per share
Basic and Diluted	6,811	6,661	6,204	5,465	4,670
	December 31,
Consolidated Balance Sheet Data:
	2003	2002	2001	2000	1999
Working capital	$7,659	$9,197	$9,407	$3,596	$8,615
Net assets from discontinued operations	—	—	—	1,238	1,978
Total assets	16,842	19,843	21,414	22,549	24,934
Long term debt, less current maturities	2,271	2,338	2,403	5,287	7,146
Total stockholders' equity	10,415	12,627	13,440	7,750	13,646
Dividends	—	—	—	—	—

(1)
Consists of a $1,464 write-down of goodwill associated with the acquisition of BBI Source Scientific.

(2)
Includes $840 of interest expense in 2000 associated with the beneficial conversion feature of the Company's 3% Senior Subordinated Convertible Debentures; $190 of this amount is recorded as a cumulative effect of change in accounting principle in 2000.

(3)
Includes $1,135 in 2000 for establishment of a full valuation allowance on the Company's deferred tax assets.

Unaudited Pro Forma Financial Information

        The following unaudited pro forma condensed consolidated financial data gives effect to the sale of the BBI Core Businesses. The unaudited pro forma consolidated balance sheet as of March 31, 2004 has been prepared assuming the sale of the BBI Core Businesses occurred as of that date. The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001 have been prepared assuming that the sale of the BBI Core Businesses occurred as of the beginning of the period presented and are reported as discontinued operations. We have assumed that of the total consideration, $27.5 million in cash will be paid to us at closing and $2.5 million will be placed in escrow for a period of 18 months following the closing in order to secure our indemnification obligations under the asset purchase agreement. The $2.5 million is part of other long-term assets on our balance sheet at March 31, 2004. At the end of the 18 month escrow period, all funds remaining in the escrow account at that time will be paid to us by the escrow agent, subject to any pending claims. The unaudited pro forma condensed consolidated financial data is presented for informational purposes only and is not necessarily indicative of the results of future operations of our company or the actual results of operations that would have occurred had the sale of the BBI Core Businesses been consummated as of the dates indicated above. The unaudited pro forma condensed consolidated financial data should be read in conjunction with our historical consolidated financial data and notes contained in our reports filed with the Commission.

        The unaudited pro forma condensed consolidated financial data also separately give effect to the sale of BBI Source Scientific, which sale was completed on June 2, 2004. The unaudited pro forma consolidated balance sheet as of March 31, 2004 has been prepared assuming the sale of BBI Source Scientific occurred as of that date. The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001 have been prepared assuming that the sale of BBI Source Scientific occurred as of the beginning of the period presented and are reported as discontinued operations. The unaudited pro forma condensed consolidated financial data is presented for informational purposes only and is not necessarily indicative of the results of future operations of our company or the actual results of operations that would have occurred had the sale of the BBI Source Scientific been consummated as of the dates indicated above. The unaudited pro forma condensed consolidated financial data should be read in conjunction with our historical consolidated financial data and notes contained in our reports filed with the Commission.

        For your information, on the pro forma balance sheet for March 31, 2004 we have also shown the effects the tender offer contemplated following the closing of the sale to SeraCare could have on our pro forma balance sheet if the tender offer is completed. We have assumed a few different scenarios, including the tender of 6,000,000 shares, 5,500,000 shares and 5,000,000 shares, in each case, at an assumed tender offer price of $3.50 per share. You should be aware that although we expect to commence the tender offer shortly following the closing, it is possible that we will not commence the tender offer or the cash payment we expect to offer could be substantially less than we currently anticipate due to unanticipated events or circumstances beyond our control or unforeseen liabilities or contingencies.

        The pro forma adjustments were based upon available information and upon certain assumptions as described in the notes to the unaudited pro forma condensed consolidated financial statements that our management believes are reasonable under the circumstances. The pro forma adjustments are based on the information available at the date of this filing.

        The unaudited pro forma condensed consolidated financial statements and accompanying notes should be read in conjunction with our historical consolidated financial statements and accompanying notes thereto, and our "Management's Discussion and Analysis of Financial Condition and Results of Operation", in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, (copies of which are being sent to you with this proxy statement and are incorporated herein). In addition, the unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements of the assets being sold pursuant to the proposed transaction with SeraCare, which are set forth below.

BOSTON BIOMEDICA, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of March 31, 2004

	Consolidated Boston Biomedica Inc. as Reported March 31, 2004	Net Book Value of BBI Source Scientific Assets and Liablities as of March 31, 2004 Note 1	Adjustments to Record Sale of BBI Source Scientific Note 1	Pro Forma BBI Excluding BBI Source Scientific	Net Book Value of BBI Diagnostics Assets and Liablities Sold as of March 31, 2004	Net Book Value of BBI Biotech Assets and Liablities Sold at March 31, 2004	Pro Forma Adjust.	Footnote Reference	Proceeds Received from Sale of Diagnostics and Biotech to SeraCare; Record Transaction Costs Income Taxes & Escrow	Footnote Reference	Pro Forma Totals Excl. Source, Biotech & Diagnostics	Assumed Tender Offer—6,000,000 Shares Tendered at $3.50/Share Note 7	Payment of Transaction Costs Incl Taxes Note 7	Pro Forma Totals After Tender Offer
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,288,687	$(47,126)		$1,241,561	$23,550	$(121,724)			$27,500,000	2, 6	$28,643,387	$(21,000,000)	$(6,500,000)	$1,143,387
Accounts receivable, net	3,497,405	(260,433)	$3,829	3,240,801	(1,619,804)	(1,603,329)					17,668			17,668
Inventories	6,633,829	(813,820)	244,444	6,064,453	(5,289,254)	(516,676)	$8,785	Note 8			267,308			267,308
Restricted Cash—line of credit bank acount	69,990			69,990	—						69,990			69,990
Prepaid expenses and other current assets	286,566	(18,396)		268,170	(78,550)	(86,291)					103,329			103,329

Total current assets	11,776,477	(1,139,775)	248,273	10,884,975	(6,964,058)	(2,328,020)	8,785		27,500,000		29,101,682	(21,000,000)	(6,500,000)	1,601,682

Property and equipment, net	4,501,636	(164,141)	91,180	4,428,675	(2,543,475)	(1,794,020)	—		—		91,180			91,180

OTHER ASSETS:
Goodwill and other intangible assets, net	737,749	(227,084)		510,665	—						510,665			510,665
Restricted cash—amount held in escrow				—					2,500,000		2,500,000			2,500,000
Investment in Source Scientific LLC			251,889	251,889							251,889			251,889
Notes Receivable			900,000	900,000							900,000			900,000
Other long-term assets	452,356	(29,678)		422,678	(38,626)	(167,008)					217,044			217,044

Total other assets	1,190,105	(256,762)	1,151,889	2,085,232	(38,626)	(167,008)	—		2,500,000		4,379,598	—	—	4,379,598

TOTAL ASSETS	$17,468,218	$(1,560,678)	$1,491,342	$17,398,882	$(9,546,159)	$(4,289,048)	$8,785		$30,000,000		$33,572,460	$(21,000,000)	$(6,500,000)	$6,072,460

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,022,590	$(134,126)	$50,000	$1,938,464	$(1,227,543)	$(630,982)	$246,418	Note 3			$326,357			$326,357
Taxes Payable & transaction costs payable				—					$6,500,000		6,500,000		(6,500,000)	—
Accrued employee compensation	1,168,502	(93,362)		1,075,140	(587,099)	(336,927)	(100,394)	Notes 4 & 5			50,720			50,720
Other accrued expenses	500,309	(123,167)	3,137	380,279	(162,860)	—					217,419			217,419
Net liabilities from discontinued operations	106,880			106,880	—	—					106,880			106,880
Line of Credit	518,952			518,952							518,952			518,952
Current maturities of long term debt	58,180			58,180	(58,180)	—					—			—
Deferred rent and other current liabilities	87,558	(34,077)		53,481	(240)	(53,242)					(1)			(1)

Total current liabilities	4,462,971	(384,732)	53,137	4,131,376	(2,035,922)	(1,021,151)	146,024		6,500,000		7,720,327	—	(6,500,000)	1,220,327
LONG-TERM LIABILITIES:
Long term debt, less current maturities	2,254,084			2,254,084	(2,254,084)	—					—			—
Net liabilities from discontinued operations	95,000			95,000	—	—					95,000			95,000
Other liabilities	387,030		180,000	567,030	—	(287,353)					279,677			279,677

Total liabilities	7,199,085	(384,732)	233,137	7,047,490	(4,290,006)	(1,308,504)	146,024		6,500,000		8,095,004	—	(6,500,000)	1,595,004

STOCKHOLDERS' EQUITY:
Common stock, $.01 par value; 20,000,000 shares auth.; 6,831,896 issued and outstanding at 3/31/04	68,319			68,319	—						68,319	(60,000)		8,319
Additional paid-in capital	21,897,849			21,897,849	—						21,897,849	(20,940,000)		957,849
Accumulated deficit	(10,697,035)		82,259	(10,614,776)	—				15,126,064	1	4,511,288			4,511,288
Loan receivable from Director and former CEO	(1,000,000)			(1,000,000)	—						(1,000,000)			(1,000,000)

Total stockholders' equity	10,269,133		82,259	10,351,392	—	—			15,126,064		25,477,456	(21,000,000)	—	4,477,456

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$17,468,218	$(384,732)	$315,396	$17,398,882	$(4,290,006)	$(1,308,504)	$146,024		$21,626,064		$33,572,460	$(21,000,000)	$(6,500,000)	$6,072,460

The Pro Forma adjustments to the unaudited pro forma condensed consolidated financial statements assume these transactions occurred on March 31, 2004 as follows:

  1.
  Assumes the sale of certain assets and liabilities of BBI source scientific to third party investors occurred on March 31, 2004. BBI source scientific retains all PCT related assets and liabilities.
  2.
  Adjustment to record the sale of assets and liabilities, having a net book value of $8,382,821, for cash consideration of $30,000,000 (including $2.5m held in escrow), and net of $6.5m of transaction costs, estimated federal and state income taxes, and other related costs.
  3.
  Reflects corporate related accounts payable on BBI diagnostics books.
  4.
  Reflects accrued payroll and earned time associated with PCT employees on BBI diagnostics books.
  5.
  Reflects accrued payroll and earned time on corporate books assignable to BBI diagnostics.
  6.
  The purchase price may be adjusted up or down on a dollar for dollar basis if the net assets sold as of the closing date are greater or less than $8.5m. (calculated in accordance with the formula set forth in the asset purchase agreement).
  7.
  This computation assumes the maximum number of shares being tendered, and the maximum estimate of transaction costs expected to be incurred.
  If 5,500,000 shares were tendered, cash available and stockholders equity would increase by $1,750,000.
  If 5,000,000 shares were tendered, cash available and stockholders equity would increase by $3,500,000.
  8.
  Intercompany inventory adjustment.

BOSTON BIOMEDICA, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
For the Quarter Ended March 31, 2004

	Consolidated Boston Biomedica, Inc. as Reported March 31, 2004	Adjusted BBI Source Scientific Excluding PCT Activities and Intercompany Sales from BBI Source to Other BBI Entities Note 8	Pro Forma Adjustments	Footnote Reference	Pro Forma Subtotal Excl Source	Adjusted BBI Diagnostics Excluding PCT Activities and Intercompany Sales from BBIDX to Other BBI Entities	Adjusted BBI Biotech Research Laboratories, Inc. Excluding PCT Activities and Intercompany Sales From Biotech to Other BBI Entities	Pro Forma Adjustments and Reclassifications	Footnote Reference	Pro Forma Total Corp., PCT and BBI BioSeq
REVENUE:
Products	$3,263,548	$384,122	$1,913	5	$2,881,339	$2,824,292	$50,119	$(2,397)	1	$4,531
Services	2,287,253	19,544	4,892		2,272,601	22,780	2,121,768	—		128,053

Total revenue	5,550,801	403,666	6,805		5,153,940	2,847,072	2,171,887	(2,397)		132,584

COSTS AND EXPENSES:
Cost of products	1,748,139	323,336	1,913		1,426,716	1,340,993	66,072	(17,386)	1	2,265
Cost of services	1,626,748	(40,782)	4,892		1,672,422	—	1,616,565	14,989	1	70,846
Research and development	489,447	82,022			407,425	68,849	129,376	—		209,200
Selling and marketing	721,672	29,868			691,804	617,045	16,768	—		57,991
General and administrative	1,192,403	154,811	58,170	6	1,095,762	429,890	419,673	117,056	2,3	363,255	Note 7

Total operating costs and expenses	5,778,409	549,255	64,975		5,294,129	2,456,777	2,248,454	114,659		703,557

Operating income (loss)	(227,608)	(145,589)	(58,170)		(140,189)	390,295	(76,567)	(117,056)		(570,973)
Net Interest Expense (income)	62,026	147			61,879	55,953	102	—		5,824

Income (Loss) before income taxes	(289,634)	(145,736)	(58,170)		(202,068)	334,342	(76,669)	(117,056)		(576,797)
Benefit from (Provision for) income taxes	(1,100)	55,380	55,380		(1,100)	(127,050)	29,130	(96,820)	4	—

Net income (loss) from continuing operations*	$(290,734)	$(90,356)	$(2,790)		$(203,168)	$207,292	$(47,539)	$(213,876)		$(576,797)	*

* Excludes $135,000 gain from discounted operations—clinical laboratory segment
Net loss per share, basic & diluted, from continuing operations	$(0.04)				$(0.03)					$(0.08)
Number of shares used to calculate net loss per share, basic and diluted	6,828,585				6,828,585					6,828,585

The Pro Forma adjustments to the unaudited pro forma condensed consolidated financial statements assume these transactions occurred on January 1, 2004, as follows:

  1.
  PCT related sales (and associated expenses) to third party entities made by the various entities being sold, and reclassifications.
  2.
  Add back allocated corporate overhead which is included in the results of operations for BBI Diagnostics and BBI Biotech Research Laboratories, Inc.
  3.
  Deduct certain corporate overhead properly assignable to BBI Diagnostics for General Manager, Human Resource and Information Technology functions.
  4.
  Boston Biomedica, Inc. consolidated results of operations reflect the establishment of a full valuation allowance for deferred tax assets.
  5.
  Add back: intercompany sales made by BBI BioSeq (PCT) to other BBI entities (not already eliminated in Note 1 above) which would now be considered "third party sales" instead of intercompany sales.
  6.
  Add back allocated corporate overhead which is included in the results of operations for BBI Source Scientific.
  7.
  Pro forma G & A expenses are based on allocations of actual expenses incurred by a much larger organization and accordingly may not be indicative of a much smaller company.
  8.
  Reflects the pro forma effects of a sale of certain assets and liabilities of BBI Source Scientific.

BOSTON BIOMEDICA, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS

For the Quarter Ended March 31, 2003

	Consolidated Boston Biomedica, INC. as Reported as Reported March 31, 2003	Adjusted BBI Source Scientific Excluding PCT Activities and Intercompany Sales from BBI Source to Other BBI Entities Note 5	Pro Forma Adjustments	Footnote Reference	Pro Forma Subtotal Excl Source	Adjusted BBI Diagnostics Excluding PCT Activities and Intercompany Sales from BBIDX to Other BBI Entities	Adjusted BBI Biotech Research Laboratories, Inc. Excluding PCT Activities and Intercompany Sales from Biotech to Other BBI Entities	Pro Forma Adjustments and Reclassifications	Footnote Reference	Pro Forma Total Corp., PCT and BBI BioSeq
REVENUE:
Products	$3,288,257	$375,949	$—		$2,912,308	$2,839,043	$36,440	$33,450	1	$70,275
Services and SBIR grant revenues	2,354,617	15,624			2,338,993	23,996	2,099,232	(33,451)	1	182,314

Total revenue	5,642,874	391,573	—		5,251,301	2,863,039	2,135,672	(1)		252,589

COSTS AND EXPENSES:		—			—	—
Cost of products	1,618,631	329,242	—		1,289,389	1,238,664	19,223	33,450	1	64,952
Cost of services	1,838,151	(25,982)	—		1,864,133	16,164	1,457,615	(387,365)	1	2,989
Research and development	400,680	94,552			306,128	72,905	258,495	353,914		328,642
Selling and marketing	808,294	18,297			789,997	630,797	5,434	—		153,766
General and administrative	1,167,194	183,983	73,062	6	1,056,273	446,383	443,437	253,663	2,3	420,116	Note 7

Total operating costs and expenses	5,832,950	600,092	73,062		5,305,920	2,404,913	2,184,204	253,662		970,465

Operating income (loss)	(190,076)	(208,519)	(73,062)		(54,619)	458,126	(48,532)	(253,663)		(717,876)
Net Interest Expense (income)	60,391	310			60,081	57,697	1,456	—		928

Income (Loss) before income taxes	(250,467)	(208,829)	(73,062)		(114,700)	400,429	(49,988)	(253,663)		(718,804)
Benefit from (Provision for) income taxes	(3,080)	79,355	79,355		(3,080)	(152,163)	18,995	(130,089)	4	—

Net income (loss) from continuing operations	$(253,547)	(129,474)	$6,293		$(117,780)	$248,266	$(30,993)	$(383,752)		$(718,804)

Net loss per share, basic & diluted, from continuing operations	$(0.04)	$(0.02)								$(0.11)
Number of shares used to calculate net loss per share, basic and diluted	6,789,389	6,789,389								6,789,389

The Pro Forma adjustments to the unaudited pro forma condensed consolidated financial statements assume these transactions occurred on January 1, 2003, as follows:

1.
Add back: PCT related sales to third party entities made by the various entities being sold and expenses incurred associated with PCT grant revenues.
2.
Add back allocated corporate overhead which is included in the results of operations for BBI Diagnostics and BBI Biotech Research Laboratories, Inc.
3.
Deduct certain corporate overhead properly assignable to BBI Diagnostics for General Manager, Human Resource and Information Technology functions.
4.
Boston Biomedica, Inc. consolidated results of operations reflect the establishment of a full valuation allowance for deferred tax assets.
5.
Reflects the pro forma effects of a sale of certain assets and liabilities of BBI Source Scientific.
6.
Add back allocated corporate overhead which is included in the results of operations for BBI Source Scientific.
7.
Pro forma G & A expenses are based on allocations of actual expenses incurred by a much larger organization and accordingly may not be indicative of a much smaller company.

BOSTON BIOMEDICA, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
For the Year Ended December 31, 2003

	Consolidated Boston Biomedica, Inc. as Reported as Reported December 31, 2003	Adjusted BBI Source Scientific Excluding PCT Activities and Intercompany Sales from BBI Source to Other BBI Entities	Pro Forma Adjustments & Reclassifications	Footnote References	Pro Forma Total Excl Source	Adjusted BBI Diagnostics Excluding PCT Activities and Intercompany Sales from BBIDX to Other BBI Entities	Adjusted BBI Biotech Research Laboratories, Inc. Excluding PCT Activities and Intercompany Sales from Biotech to Other BBI Entities	Pro Forma Adjustments	Footnote Reference	Pro Forma Total Corp., PCT and BBI BioSeq
REVENUE:
Products	$13,607,808	$1,523,667	$90,800	5	$12,174,941	$11,927,122	$158,100	$12,677	1	$102,396
Services & Grant revenues	9,687,882	99,023	(47,857)	5	9,541,002	130,773	8,867,120	25,496	1	568,605

Total revenue	23,295,690	1,622,690	42,943		21,715,943	12,057,895	9,025,220	38,173		671,001

COSTS AND EXPENSES:
Cost of products	7,262,815	1,412,149	95,906	5	5,946,572	5,646,488	246,980	12,677	1	65,781
Cost of services	7,602,321	176,949	(296,187)	5	7,129,185	47,097	7,093,179	11,091	1	—
Research and development	1,816,273	166,770	136,425	5	1,785,928	287,402	245,067	14,405	1	1,267,864
Selling and marketing	3,282,538	31,573	(89,049)	5	3,161,916	2,731,271	19,141	—		411,504
General and administrative	4,345,643	628,353	367,528	6,7	4,084,818	1,534,362	1,583,149	516,901	2,3	1,484,208	Note 7

Total operating costs and expenses	24,309,590	2,415,794	214,623		22,108,419	10,246,620	9,187,516	555,074		3,229,357

Operating income (loss)	(1,013,900)	(793,104)	(171,680)		(392,476)	1,811,275	(162,296)	(516,901)		(2,558,356)
Net Interest Expense (income)	271,892	1,224			270,668	232,539	4,808	—		33,321

Income (Loss) before income taxes	(1,285,792)	(794,328)	(171,680)		(663,144)	1,578,736	(167,104)	(516,901)		(2,591,677)
Benefit from (Provision for) income taxes	(3,430)	281,831	281,831		(3,430)	(601,819)	67,299	(531,089)	4	—

Net income (loss) from continuing operations	$(1,289,222)	$(512,497)	$110,151		$(666,574)	$976,917	$(99,805)	$(1,047,990)		$(2,591,677)

Net loss per share, basic & diluted, from continuing operations	$(0.19)				$(0.10)					$(0.38)
Number of shares used to calculate net loss per share, basic and diluted	6,810,660				6,810,660					6,810,660

The Pro Forma adjustments to the unaudited pro forma condensed consolidated financial statements assume these transactions occurred on January 1, 2003, as follows:

  1.
  Add back: PCT related sales (and associated expenses) to third party entities made by the various entities being sold.
  2.
  Add back certain allocated corporate overhead which is included in the results of operations for BBI Diagnostics and BBI Biotech Research Laboratories, Inc.
  3.
  Deduct certain corporate overhead properly assignable to BBI Diagnostics for General Manager, Human Resource and Information Technology functions.
  4.
  Boston Biomedica, Inc. consolidated results of operations reflect the establishment of a full valuation allowance for deferred tax assets.
  5.
  Add back: PCT related expenses incurred by other entities, and reclassifications
  6.
  Add back includes allocated corporate overhead which is included in the results of operations for BBI Source Scientific.
  7.
  Pro forma G & A expenses are based on allocations of actual expenses incurred by a much larger organization and accordingly are not necessarily indicative of a much smaller company.

BOSTON BIOMEDICA, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
For the Year Ended December 31, 2002

	Consolidated Boston Biomedica, Inc. as Reported December 31, 2002	Adjusted BBI Source Scientific Excluding PCT Activities and Intercompany Sales from BBI Source to Other BBI Entities Note 5	Pro Forma Adjustments	Footnote Reference	Pro Forma Subtotal Excl Source	Adjusted BBI Diagnostics Excluding PCT Activities and Intercompany Sales to Other BBI Entities	Adjusted BBI Biotech Research Laboratories, Inc. Excluding PCT Activities and Intercompany Sales to Other BBI Entities	Pro Forma Adjustments and Reclassifications	Footnote Reference	Pro Forma Total Corp., PCT and BBI BioSeq
REVENUE:
Products	$12,696,830	$1,609,522	$—		$11,087,308	$10,911,275	$158,500	$31,217	1	$48,750
Services	10,067,807	131,317	—		9,936,490	626,191	8,663,266	21,780	1	668,813

Total revenue	22,764,637	1,740,839	—		21,023,798	11,537,466	8,821,766	52,997		717,563

COSTS AND EXPENSES:
Cost of products	6,535,429	1,215,467	—		5,319,962	5,175,077	112,502	31,217	1	63,600
Cost of services	7,727,137	(122,731)	—		7,849,868	264,014	6,589,133	(996,721)	1	—
Research and development	2,611,060	336,007			2,275,053	566,003	928,837	1,018,501	1	1,798,714
Selling and marketing	3,286,183	158,788			3,127,395	2,561,131	98,429	—		467,835
General and administrative	4,108,734	501,183	225,188	6	3,832,739	1,492,749	1,412,147	215,132	2,3	1,142,975	Note 7

Total operating costs and expenses	24,268,543	2,088,714	225,188		22,405,017	10,058,974	9,141,048	268,129		3,473,124

Operating income (loss)	(1,503,906)	(347,875)	(225,188)		(1,381,219)	1,478,492	(319,282)	(215,132)		(2,755,561)
Net Interest Expense (income)	206,162	(450)			206,612	237,087	8,851	—		(39,326)

Income (Loss) before income taxes	(1,710,068)	(347,425)	(225,188)		(1,587,831)	1,241,405	(328,133)	(215,132)		(2,716,235)
Benefit from (Provision for) income taxes	(2,936)	132,022	132,022		(2,936)	(467,074)	124,691	(339,447)	4	—

Net income (loss) from continuing operations*	$(1,713,004)	$(215,403)	$(93,166)		$(1,590,767)	$774,331	$(203,442)	$(554,579)		$(2,716,235)

* Excludes $225,000 gain from discontinued operations—clinical laboratory segment.
Net loss per share, basic & diluted, from continuing operations*	$(0.26)				$(0.24)					$(0.41)
Number of shares used to calculate net loss per share, basic and diluted	6,660,662				6,660,662					6,660,662

The Pro Forma adjustments to the unaudited pro forma condensed consolidated financial statements assume these transactions occurred on January 1, 2002, as follows:

  1.
  add back: PCT related sales (and associated expenses) to third party entities made by the various entities being sold, and reclassifications.
  2.
  Add back allocated corporate overhead which is included in the results of operations for BBI Diagnostics and BBI Biotech Research Laboratories, Inc.
  3.
  Deduct certain corporate overhead properly assignable to BBI Diagnostics for General Manager, Human Resource and Information Technology functions.
  4.
  Boston Biomedica, Inc. consolidated results of operations reflect the establishment of a full valuation allowance for deferred tax assets.
  5.
  Reflects the pro forma effects of a sale of certain assets and liabilities of BBI Source Scientific.
  6.
  Add back allocated corporate overhead which is included in the results of operations for BBI Source Scientific.
  7.
  Pro forma G & A expenses are based on allocations of actual expenses incurred by a much larger organization and accordingly may not be indicative of a much smaller company.

BOSTON BIOMEDICA, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
For the Year Ended December 31, 2001

	Consolidated Boston Biomedica, Inc. as Reported as Reported December 31, 2001	Adjusted BBI Source Scientific Excluding PCT Activities and Intercompany Sales from BBI Source to Other BBI Entities Note 5	PRO Forma Adjustments	Footnote Reference	Pro Forma Subtotal Excl Source	Adjusted BBI Diagnostics Excluding PCT Activities and Intercompany Sales to Other Entities	Adjusted BBI Biotech Research Laboratories, Inc. Excluding PCT Activities and Intercompany Sales to Other BBI Entities	Pro Forma Adjustments	Footnote Reference	Pro Forma Total Corp., PCT and BBI BioSeq
REVENUE:
Products	$13,092,771	$1,894,502	$—	5	$11,198,269	$10,971,651	$226,618	—		$—
Services	8,733,336	106,214			8,627,122	488,781	7,746,475	—		391,866

Total revenue	21,826,107	2,000,716	—		19,825,391	11,460,432	7,973,093	—		391,866

COSTS AND EXPENSES:
Cost of products	6,337,437	1,355,522	—		4,981,915	4,993,607	(11,692)	—		—
Cost of services	6,783,329	434,407	—		6,348,922	279,875	6,069,047	—		—
Research and development	2,303,350	(229,337)			2,532,687	426,750	869,569	—		1,236,368
Selling and marketing	2,916,013	283,968			2,632,045	2,631,728	—	—		317
General and administrative	3,976,568	615,750	190,442	6	3,551,260	1,454,448	1,258,267	85,799	2,3	924,344	Note 7

Total operating costs and expenses	22,316,697	2,460,310	190,442		20,046,829	9,786,408	8,185,191	85,799		2,161,029

Operating income (loss)	(490,590)	(459,594)	(190,442)		(221,438)	1,674,024	(212,098)	(85,799)		(1,769,163)
Net Interest Expense (income)	380,493	573			379,920	241,766	7,032	—		131,122

Income (Loss) before income taxes	(871,083)	(460,167)	(190,442)		(601,358)	1,432,258	(219,130)	(85,799)		(1,900,285)
Benefit from (Provision for) income taxes	(15,678)	174,864	174,864		(15,678)	(544,258)	83,270	(445,310)	4	—

Net income (loss) from continuing operations*	$(886,761)	$(285,303)	$(15,578)		$(617,036)	$888,000	$(135,860)	$(531,109)		$(1,900,285)

Net loss per share, basic & diluted, from continuing operations*	$(0.14)				$(0.10)					$(0.31)
Number of shares used to calculate net loss per share, basic and diluted	6,204,384				6,204,384					6,204,384

*Excludes $4,344,498 gain from discontinued operations—clinical laboratory segment.

The Pro Forma adjustments to the unaudited pro forma condensed consolidated financial statements assume these transactions occurred on January 1, 2001, as follows:

1.
add back: PCT related sales (and associated expenses) to third party entities made by the various entities being sold.
2.
Add back allocated corporate overhead which is included in the results of operations for BBI Diagnostics and BBI Biotech Research Laboratories, Inc.
3.
Deduct certain corporate overhead properly assignable to BBI Diagnostics for General Manager, Human Resource and Information Technology functions.
4.
Boston Biomedica, Inc. consolidated results of operations reflect the establishment of a full valuation allowance for deferred tax assets.
5.
Reflects sale of certain assets and liabilities of BBI Source Scientific.
6.
Add back allocated corporate overhead which is included in the results of operations for BBI Source Scientific.
7.
Pro forma G & A expenses are based on allocations of actual expenses incurred by a much larger organization and accordingly may not be indicative of a much smaller company.

Vote Required and Board Recommendation

        The approval of the sale of the assets of our BBI Core Businesses to SeraCare requires the affirmative vote of two-thirds of the shares of our common stock outstanding and entitled to vote at the special meeting. As described above under the section entitled "—Voting Agreements" certain stockholders who hold as of the record date an aggregate of 2,824,189 shares of our common stock (approximately 32% of the outstanding shares entitled to vote at the special meeting on the record date) have entered into voting agreements pursuant to which they have agreed to vote their shares in favor of the sale to SeraCare.

        Our board of directors unanimously believes that the proposed sale to SeraCare pursuant to the asset purchase agreement is in the best interests of our company and our stockholders and unanimously recommends that stockholders vote "FOR" the proposal to sell the assets of our BBI Core Businesses to SeraCare pursuant to the asset purchase agreement, including the transactions contemplated thereby.

PROPOSAL NO. 2

CORPORATE NAME CHANGE

General

        In connection with the sale of assets to SeraCare, we have agreed to change our corporate name to a name that does not include the words "Boston Biomedica," or any derivations thereof. Under Massachusetts law, a change in our corporate name requires an amendment to our Restated Articles of Organization, as amended. Our board of directors has approved and is recommending to stockholders for their approval a proposal to amend our Restated Articles of Organization, as amended, to change our name from "Boston Biomedica, Inc." to "Pressure BioSciences, Inc."

        To effect the corporate name change we would file Articles of Amendment to our Restated Articles of Organization, as amended, to insert the name "Pressure BioSciences, Inc." in lieu of Boston Biomedica, Inc. If the amendment to change our corporate name is approved by our stockholders we would expect to file the Articles of Amendment to effect the corporate name change with the Secretary of State of the Commonwealth of Massachusetts as soon as practicable, subject to the closing of the sale of our BBI Core Businesses to SeraCare. The name change will become effective upon the filing of the Articles of Amendment with the Secretary of State of the Commonwealth of Massachusetts. In the event that the sale to SeraCare is not completed, our board of directors has reserved the right to abandon the amendment and retain the name "Boston Biomedica, Inc." Because Proposal No. 2 is only relevant if Proposal No. 1 is approved, the approval of Proposal No. 2 necessitates the approval of Proposal No. 1. In the event that Proposal No. 1 is approved, but Proposal No. 2 is not approved, we will discuss with SeraCare alternative arrangements to ensure that SeraCare receives the benefit of our corporate name "Boston Biomedica".

        Massachusetts law does not offer stockholders appraisal rights in connection with a change in the corporate name.

Vote Required

        The proposal to change our name by amending our Restated Articles of Organization, as amended, requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding and entitled to vote. As described above under the section entitled "—Voting Agreements" certain stockholders who hold as of the record date an aggregate of 2,824,189 shares of our common stock (approximately 32.0% of the outstanding shares entitled to vote at the special meeting on the record date) have entered into voting agreements pursuant to which they have agreed to vote their shares in favor of the transactions contemplated by the asset purchase agreement, which includes the amendment to our Restated Articles of Organization, as amended, to change our corporate name.

        Our board of directors unanimously recommends that you vote "FOR" the proposal to amend our Restated Articles of Organization, as amended, to change our name to Pressure BioSciences, Inc.

PROPOSAL NO. 3

GRANT OF DISCRETIONARY AUTHORITY TO ADJOURN THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES

        Although it is not expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any such adjournment of the special meeting may be made without notice, other than by the announcement made at the special meeting, by approval of the holders of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the special meeting, whether or not a quorum exists. We are soliciting proxies to grant discretionary authority to the persons named as proxies to adjourn the special meeting for the purpose of soliciting additional proxies in favor of Proposal Nos. 1 or 2. The individuals to whom proxies are granted will have the discretion to decide whether or not to use the authority granted to them pursuant to Proposal No. 3 to adjourn the special meeting.

Vote Required

        Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the special meeting, whether or not a quorum exists.

        Our board of directors unanimously recommends that you vote "FOR" the proposal to grant management the discretionary authority to adjourn the special meeting to solicit additional proxies in favor of Proposal Nos. 1 or 2.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 30, 2004 by each person known to us to beneficially own more than 5% of our common stock, by each director, named executive officers, and by all officers and directors as a group. Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. The number of shares beneficially owned also includes any shares the person has the right to acquire within the next 60 days. Unless otherwise indicated, each person is the record owner of and has sole voting and investment power over his or her shares.

Name	Number of Shares of Common Stock Beneficially Owned		Percent of Class
Richard T. Schumacher(1)(5)* 65 Black Pond Road Taunton, MA 02780	750,297		10.81%
Kevin W. Quinlan(1)	135,744		1.95%
Mark M. Manak, Ph.D.(1)(2)	65,257		**
Kathleen W. Benjamin(1)	23,916		**
Richard J. D'Allessandro(1)	17,250		**
Calvin A. Saravis, Ph.D.(1)	45,540		**
R. Wayne Fritzsche(1)	1,250		**
J. Donald Payne(1)	11,250		**
P. Thomas Vogel(1)	11,250		**
All Executive Officers and Directors as a group (12 Persons)(1)(2)	1,156,932		15.97%
Richard P. Kiphart(3)* c/o William Blair & Company, L.L.C. 222 West Adams Street Chicago IL 60606	1,542,989	(3)(4)	22.60%
Shoreline Micro-Cap Fund I LP(4)* c/o William Blair & Company, L.L.C. 222 West Adams Street Chicago, IL 60606	365,613	(4)	5.35%

*
Address provided for beneficial owners of more than 5% of the Common Stock.

**
Less than 1% of the outstanding Common Stock.

(1)
Includes the following shares issuable upon exercise of options exercisable within 60 days after April 30, 2004: Mr. Schumacher—67,500; Mr. Quinlan—104,000; Dr. Manak—36,750; Ms. Benjamin—22,250; Mr. D'Allessandro—16,250; Dr. Saravis—34,584; Mr. Fritzsche—1,250; Mr. Payne—11,250; Mr. Vogel—11,250; all other Executive Officers—66,875. 629,957 of Mr. Schumacher's shares of stock have been pledged to a financial institution.

(2)
Includes 4,000 shares held of record by Dr. Manak's daughter and 24,507 shares held in Dr. Manak's name.

(3)
Includes 90,000 shares held by Rebecca Kiphart (Mr. Kiphart's daughter), and also currently exercisable warrants (expiring August 2005) to purchase 27,734 shares of common stock. This amount also includes 365,613 shares beneficially owned by Shoreline Micro-Cap Fund I LP described in Note 4 below.

(4)
Includes 357,791 shares, and also currently exercisable warrants (expiring August 2005) to purchase 7,822 shares of common stock, held by Shoreline Micro-Cap Fund I LP, a fund of which Mr. Kiphart serves as general partner and has the sole power to vote and dispose or direct the disposition of shares held by Shoreline Micro-Cap Fund I LP.

(5)
Includes 20,473 shares and 24,417 options held by Mr. Schumacher's spouse.

PROPOSALS OF STOCKHOLDERS

        Proposals which stockholders intend to present at our 2004 annual meeting of stockholders and wish to have included in our proxy materials pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, must be received by us no later than August 6, 2004.

        Stockholders who wish to make a proposal at our 2004 annual meeting—other than one that will be included in our proxy materials—should notify us no later than August 16, 2004. If a proponent who wishes to present such a proposal at the 2004 annual meeting fails to notify us by this date, the proxies solicited by our board of directors, with respect to such meeting, may grant discretionary authority to the proxies named therein, to vote with respect to such matter if such matter is properly brought before the meeting. If a stockholder makes a timely notification, the proxies may still exercise discretionary authority under circumstances consistent with the proxy rules of the SEC.

OTHER MATTERS

        Our board of directors is not aware of any matter to be presented for action at the special meeting other than the matters set forth herein. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of our company.

ADDITIONAL INFORMATION

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and we file reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings are also available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov.

        In conjunction with this proxy statement, we are sending you a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003, our Current Report on Form 8-K dated April 16, 2004 and our Current Report on Form 8-K dated June 16, 2004, all of which are incorporated herein by this reference.

By Order of the Board of Directors
Kathleen W. Benjamin, Clerk
August , 2004

Appendix A

ASSET PURCHASE AGREEMENT

by and between

Boston Biomedica, Inc. ("Parent") and
BBI Biotech Research Laboratories, Inc. ("BBI Biotech")

(collectively "Seller"),

and

SeraCare Life Sciences, Inc.

as "Buyer"

Dated: April 16, 2004

ASSET PURCHASE AGREEMENT

4.28	Compliance With Environmental Laws	A-39
4.29	Minute Books	A-41
4.30	State Takeover Statutes	A-41
4.31	Fairness Opinion	A-41
4.32	Accuracy of Information	A-41
4.33	Product Returns and Warranties	A-41
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER	A-42
5.1	Organization of Buyer	A-42
5.2	Authorization	A-42
5.3	No Conflict or Violation	A-42
5.4	No Brokers	A-43
5.5	SEC Filings	A-43
5.6	Financial Resources	A-43
ARTICLE VI	COVENANTS OF SELLER AND BUYER	A-44
6.1	Further Assurances	A-44
6.2	No Solicitation	A-44
6.3	Notification of Certain Matters	A-46
6.4	Investigation by Buyer	A-47
6.5	Conduct of Business	A-47
6.6	Employee Matters	A-49
6.7	Proxy Statement; Special Meeting	A-50
6.8	Financing	A-52
6.9	Notices	A-52
6.10	Financial Reporting Cooperation	A-52
6.11	Compliance with Bulk Sales Laws Requirements	A-52
6.12	Seller's Covenant Not to Compete	A-52
6.13	Retention Program	A-53
6.14	Assumption of Mortgage	A-54
6.15	Frederick Lease	A-54
6.16	Incomplete Contracts	A-54
ARTICLE VII	CONDITIONS TO SELLER'S OBLIGATIONS	A-54
7.1	Representations and Warranties	A-54
7.2	Agreements and Covenants	A-54
7.3	Consents; Regulatory Compliance and Approval	A-54
7.4	No Actions or Court Orders	A-54
7.5	Opinion of Counsel	A-55
7.6	Corporate Documents	A-55
7.7	Assumption Document	A-55
7.8	Ancillary Agreements	A-55
7.9	Stockholder Approval	A-55
7.10	401(k)	A-55
7.11	Mortgage	A-55
7.12	Employees	A-55
ARTICLE VIII	CONDITIONS TO BUYER'S OBLIGATIONS	A-55
8.1	Representations, Warranties and Covenants	A-55
8.2	Agreements and Covenants	A-55
8.3	Consents; Regulatory Compliance and Approval	A-56
8.4	No Actions or Court Orders	A-56

8.5	Opinion of Counsel	A-56
8.6	Material Changes	A-56
8.7	Corporate Documents	A-56
8.8	Conveyancing Documents; Release of Encumbrances	A-56
8.9	Ancillary Agreements	A-56
8.10	Financing	A-56
8.11	Stockholder Approval	A-56
8.12	Title Insurance	A-56
8.13	Know-How	A-56
ARTICLE IX	CONSENTS TO ASSIGNMENT	A-57
9.1	Consents to Assignment	A-57
ARTICLE X	ACTIONS BY SELLER AND BUYER AFTER THE CLOSING	A-57
10.1	Collection of Accounts Receivable and Letters of Credit	A-57
10.2	Books and Records; Tax Matters	A-57
10.3	Survival of Representations, Etc.	A-58
10.4	Indemnifications	A-58
ARTICLE XI	TERMINATION	A-61
11.1	Termination	A-61
11.2	Notice of Termination; Effect of Termination	A-62
11.3	Fees and Expenses	A-62
ARTICLE XII	MISCELLANEOUS	A-63
12.1	Assignment	A-63
12.2	Notices	A-63
12.3	Choice of Law	A-64
12.4	Entire Agreement; Amendments and Waivers	A-64
12.5	Multiple Counterparts	A-65
12.6	Expenses	A-65
12.7	Invalidity	A-65
12.8	Titles; Gender	A-65
12.9	Publicity	A-65
12.10	Confidential Information	A-65
12.11	Cumulative Remedies	A-66
12.12	Specific Performance	A-66
12.13	Arbitration	A-66

EXHIBITS
Exhibit
A	Facilities	A-1
B	Escrow Agreement	B-1
C	Reserved	C-1
D	Deed	D-1
E	Bill of Sale	E-1
F	Assignment of Leases	F-1
G	Assignment of Contract Rights	G-1
H	Assignment of Patents and Trademarks	H-1
I	Assumption of Certain Liabilities	I-1
J	Reserved	J-1
K	Reserved	K-1
L	Agreement Not to Compete	L-1
M	Form of Legal Opinion of Buyer's Counsel	M-1
N	Form of Legal Opinion of Seller's Counsel	N-1
O	Title Insurance Policy on the Owned Real Property	O-1
P	Stockholder Voting Agreement	P-1
Q	Transition Services Agreement	Q-1

ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement, dated as of April 16, 2004, is by and among Boston Biomedica, Inc., a Massachusetts corporation ("Parent") and BBI Biotech Research Laboratories, Inc., a Massachusetts corporation ("BBI Biotech", and together with Parent, the "Seller"), and SeraCare Life Sciences, Inc., a California corporation ("Buyer").

RECITALS

        A.    Seller owns certain assets which it uses in the conduct of the Business (as defined below). BBI Biotech is a wholly owned subsidiary of Parent.

        B.    Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, such assets upon the terms and subject to the conditions of this Agreement.

AGREEMENT

        NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

        1.1    Defined Terms.    As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

          "Action" shall mean any action, claim, suit, litigation, proceeding, labor dispute, arbitral action, criminal prosecution, governmental audit, inquiry or investigation or unfair labor practice charge or complaint.

          "Affiliate" shall have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          "Ancillary Agreements" shall mean the Non-Competition Agreement, the Transition Services Agreement and the Voting Agreements.

          "Assumed Leases" shall mean all Leases listed on Schedule 4.7, and all Leases which are not required to be listed on Schedule 4.7 which Buyer, in its sole discretion, elects to accept and assume.

          "Balance Sheet" shall mean the audited consolidated balance sheet of Parent as of December 31, 2003, included in the Financial Statements for the year ended December 31, 2003, together with the notes thereon.

          "Balance Sheet Date" shall mean December 31, 2003.

          "Books and Records" shall mean (a) all records and lists of Seller relating to the Purchased Assets or the Business, including lists of customers, suppliers or personnel of Seller in the Business, (b) all product, business and marketing plans of Seller relating to the Purchased Assets or the Business, and (c) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by Seller relating to the Business or the Purchased Assets, but excluding Seller's minute books, stock books and Tax returns; provided, however, that copies of such Tax records shall be provided to Buyer at the Closing and copies of such minute books and stock books shall be made available by Seller for inspection by Buyer upon reasonable request by Buyer.

          "Business" shall mean the business carried on through Parent's business unit that is currently known as "BBI Diagnostics" or "BBIDx" which is the development, manufacture, marketing and sale of quality control products used to monitor and measure test kits performance, including but not limited to Accurun Controls, Quality Control Panels, Basematrix, specialty reagents and Accuchart QC Systems; and the business carried on by BBI Biotech which is the research and development support for the quality control products, specialty reagents, contract research for the NIH, and other government contracts, molecular and cellular biology services, blood and tissue processing and repository services, clinical trials for domestic and foreign test kits and device manufacturers.

          "Closing Date" shall mean the third business day after the last of the conditions set forth in Article VII and VIII hereof is satisfied or waived, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, or such other date as Buyer and Seller shall mutually agree upon.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

          "Confidentiality Agreement" shall mean that certain Confidentiality Agreement dated January 9, 2003 between Parent and Buyer.

          "Contract" shall mean any agreement, contract, note, loan, evidence of indebtedness, accepted purchase order, letter of credit, indenture, security or pledge agreement, franchise agreement, covenant not to compete, employment agreement, license, obligation or commitment to which Seller is a party or is bound or which relates to the Business or the Purchased Assets, whether oral or written, but excluding all Leases.

          "Contract Rights" shall mean all of Seller's rights and obligations under the Contracts listed on Schedule 4.7 and under any Contracts relating to the Business not so listed which Buyer, in its sole discretion, elects to accept and assume.

          "Copyrights" shall mean all copyrights relating to the Business, including but not limited to the websites relating to the Business, and all registrations or applications for registration of any copyright.

          "Court Order" shall mean any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or governmental agency, department or authority that is binding on any person or its property under applicable law.

          "Default" shall mean (a) a breach of or default under any Contract, Permit or Lease, (2) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract, Permit or Lease, or (3) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract, Permit or Lease.

          "Disclosure Schedule" shall mean a schedule executed and delivered by Seller to Buyer as of the date hereof which sets forth the exceptions to the representations and warranties contained in Article IV hereof and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedule. The sections of the Disclosure Schedule have been numbered to correspond to the applicable section of this Agreement and, together with all matters under such heading, shall be deemed to qualify ONLY that section, unless it is reasonably apparent upon reading the disclosure that the disclosure is intended to qualify another section as well, in which case such disclosure shall also be deemed to qualify such additional section. The Schedules may include items or information which the Parent or BBI

  Biotech, as applicable, are not required to disclose under this Agreement. Inclusion of any item in a Schedule (i) does not represent a determination by the Parent or BBI Biotech, as applicable, that such item is material or will have a Material Adverse Effect nor shall it be deemed to establish a standard of materiality, and (ii) does not represent a determination by Parent or BBI Biotech, as applicable, that such item did not arise in the ordinary course of business. Headings have been inserted in sections of the Schedules for the convenience of reference only and shall to no extent affect the construction or interpretation of any of the provisions of this Agreement or the Schedules.

          "Domain Names" shall mean all Internet domain names used in the Business.

          "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties other than Permitted Encumbrances, whether voluntarily incurred or arising by operation of law or otherwise, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or Lease in the nature thereof.

          "Excluded Assets" shall include only:

            (a)   those assets owned by Parent or BBI BioSeq, Inc. that do not relate to the Business, all of which are set forth on Schedule 1.1E(i), and all of the assets owned by BBI Source Scientific, Inc.;

            (b)   Parent's rights in the capital stock it owns of Panacos Pharmaceuticals, Inc., and Parent's rights under the investment documents set forth on Schedule 1.1E(ii).

            (c)   all Permits listed on Schedule 1.1E(iii);

            (d)   all computers listed on Schedule 1.1E(iv) and computer software that both (i) is not material to the Business and (ii) has a replacement cost of less than $2,500 for all such software;

            (e)   all insurance policies listed on Schedule 1.1E(v);

            (f)    all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind against any person or entity not relating to the Business or arising out of or relating to the Purchased Assets, to the extent related to the Excluded Liabilities;

            (g)   all intercompany receivables and payables of Seller which are owed by or to Parent or any entity which, after the Closing Date, is an Affiliate of Parent or BBI Biotech;

            (h)   the loan receivable and accrued interest relating thereto from Richard T. Schumacher appearing on the Parent's Balance Sheet;

            (i)    the Lease Deposit;

            (j)    the Contracts listed on Schedule 1.1E(vi);

            (k)   the representations, warranties and guarantees listed on Schedule 1.1(E)(vii); and

            (l)    all cash and cash equivalents of Seller.

          "Facilities" shall mean all plants, offices, manufacturing facilities, stores, warehouses, improvements, administration buildings, and all real property and related facilities which are identified or listed on Exhibit A attached hereto.

          "Facility Leases" shall mean all of the Leases of Facilities listed on Schedule 4.6.

          "Fixtures and Equipment" shall mean all of the furniture, fixtures, furnishings, machinery, automobiles, trucks, spare parts, supplies, equipment, tooling, molds, patterns, dies and other tangible personal property owned by Parent or BBI Biotech and used in connection with the Business, wherever located and including any such Fixtures and Equipment in the possession of any of Seller's suppliers, including all warranty rights with respect thereto.

          "Former Facility" shall mean each plant, office, manufacturing facility, store, warehouse, improvement, administrative building and all real property and related facilities which was owned, leased or operated by Seller in connection with the Business at any time prior to the date hereof, but excluding any Facilities.

          "Frederick Lease" means that certain lease agreement, dated March 1, 2004, between MIE Properties, Inc. and BBI Biotech for the property located at 8425 Progress Drive, Suites A-Y, Frederick, Maryland.

          "Insurance Policies" shall mean the insurance policies listed on Schedule 4.22.

          "Inventory" shall mean all inventory relating to the Business held for resale in the Business or used in connection with the Business and all of Parent's and BBI Biotech's raw materials, work in process, finished products, wrapping, supply and packaging items and similar items with respect to the Business, in each case wherever the same may be located. Such inventory shall consist of new and unused items of a quality and quantity usable or saleable in the ordinary course of business and valued in accordance with GAAP at the lower of cost or market on a first-in-first-out basis consistent with the Past Practices.

          "Lease Deposit" shall mean that certain cash deposit of $110,000 deposited by Parent with MIE Properties, Inc. under the Frederick Lease.

          "Leased Real Property" shall mean all property described in the Facility Leases.

          "Leasehold Estates" shall mean all of Seller's rights and obligations as lessee under the Leases.

          "Leasehold Improvements" shall mean all leasehold improvements situated in or on the Leased Real Property and owned by Seller.

          "Leases" shall mean all of the existing leases with respect to the personal or real property of Seller, including but not limited to all leases with respect to the personal and real property of Parent and BBI Biotech used in the Business.

          "Liabilities" shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured, unmatured or other.

          "Material Adverse Effect" or "Material Adverse Change" shall mean with respect to the Business or the Purchased Assets any material adverse effect or change in the financial condition, business, results of operations, Purchased Assets, Liabilities or operations of the Business or on the ability of Seller to consummate the transactions contemplated hereby, or any event or condition which would, with the passage of time, reasonably be expected to constitute a "Material Adverse Effect" or "Material Adverse Change."

          "Mortgage" shall mean that certain Mortgage and Security Agreement between Commerce Bank and Trust Company and Parent, dated March 31, 2000.

          "Non-Competition Agreement" shall mean the Non-Competition Agreement to be entered into between Buyer and Richard Schumacher, the form of which is attached hereto as Exhibit L.

          "Ordinary Course of Business" or "ordinary course" or any similar phrase shall mean the ordinary course of the Business and consistent with Seller's past practice.

          "Owned Real Property" shall mean all real property used in the Business and owned by Seller, including without limitation all rights, easements and privileges appertaining or relating thereto, all buildings, fixtures, and improvements located thereon and all Facilities thereon, if any.

          "Past Practices" means the principles and procedures set forth on Schedule 1.1P

          "Parent's Rights Plan" shall mean that certain Rights Agreement dated as of February 27, 2003 between Boston Biomedica, Inc., and Computershare Trust Company, Inc.

          "Patents" shall mean all patents and patent applications and registered design and registered design applications relating to the technology or know-how used in the Business.

          "Permits" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, necessary for the present conduct of, or relating to the operation of the Business.

          "Permitted Encumbrances" shall mean (a) liens for Taxes and other governmental assessments or charges not yet due and payable or which are set forth on Schedule 1.1Q and are being contested in good faith and by appropriate proceedings; (b) minor liens which in the aggregate related to claims totaling less than $25,000, do not materially detract from the value or transferability of the property or assets subject thereto or materially interfere with the present use and have not arisen other than in the ordinary course of business; (c) title exceptions identified on the title insurance policy attached hereto as Exhibit O; and (d) the Mortgage.

          "Person" shall mean an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including any governmental entity.

          "Proprietary Rights" shall mean all Copyrights, Patents, Trademarks, Domain Names, technology rights and licenses, computer software (including without limitation any source or object codes therefor or documentation relating thereto), confidential information, trade secrets, franchises, know-how, inventions, designs, specifications, plans, drawings and all other intellectual property rights all as used in the Business.

          "Purchased Assets" shall mean all of the business, properties, assets, privileges, claims, contracts and rights of every kind and nature, whether tangible or intangible, real or personal, absolute or contingent, wherever located, used in connection with, or relating to, the Business, including those assets identified on the Balance Sheet and any additional assets which may be acquired by Parent or BBI Biotech for the Business after the Balance Sheet Date through the date of Closing, and which specifically include all of Seller's right, title and interest in the following:

            (a)   all accounts and notes receivable (whether current or noncurrent), refunds (including without limitation any prepaid insurance premiums) relating to the Business;

            (b)   all Contract Rights (but excluding all rights and obligations under the Contracts listed on Schedule 1.1(E)(vi);

            (c)   all Assumed Leases and Leasehold Estates;

            (d)   all Owned Real Property;

            (e)   all Leasehold Improvements;

            (f)    all Fixtures and Equipment;

            (g)   all Inventory;

            (h)   all Books and Records;

            (i)    all Proprietary Rights;

            (j)    all Permits other than those non-transferable Permits listed on Schedule 1.1(E)(iii);

            (k)   all computers and software used in the Business, including but not limited to I Renaissance software, data entry software, government contracting software, including Procas, Microsoft Office, but excluding (i) computer software that both (A) is not material to the Business and (B) has a replacement cost of less than $2,500 for all such software and (ii) the computers listed on Schedule 1.1(E)(iv);

            (l)    all Insurance Policies, other than the Insurance Policies listed on Schedule 1.1(E)(v);

            (m)  all supplies, sales literature, promotional literature, customer, supplier and distributor lists, art work, display units, telephone and fax numbers and purchasing records related to the Business;

            (n)   all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Purchased Assets or services furnished to Seller pertaining to the Business or affecting the Purchased Assets, other than the warranties, representations and guarantees listed on Schedule 1.1(E)(vii);

            (o)   all deposits, prepayments and prepaid expenses of Parent or BBI Biotech relating to the Business, but excluding the Lease Deposit;

            (p)   all assets of BBI Biotech; and

            (q)   all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any person or entity, including without limitation, any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered by Parent or BBI Biotech in the Business on or prior to the Closing Date;

          For the avoidance of doubt, the Purchased Assets shall exclude the Excluded Assets and shall exclude any assets sold by Seller in the ordinary course of Business subsequent to the Balance Sheet Date to the extent such sale is permitted under Section 6.5.

          "Regulations" shall mean any laws, statutes, ordinances, regulations, rules, FDA guidelines, EU-IVDD guidelines and orders of any foreign, federal, state or local government and any other governmental department or agency, including without limitation Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

          "Representative" shall mean any officer, director, principal, attorney, agent, employee or other representative.

          "Revolving Credit and Security Agreement" means that certain Revolving Credit and Security Agreement by and among Parent, BBI Biotech, BBI Source Scientific, Inc., BBI Bioseq, Inc. and CapitalSource Finance LLC, dated February 5, 2004.

          "Subsidiary" shall mean any Person in which Seller has a direct or indirect equity or ownership interest in excess of 20% and which participates in the conduct of the Business or which owns any of the Purchased Assets.

          "Tax" shall mean any federal, state, local, foreign or other tax, levy, fee, assessment or other government charge, including without limitation income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, occupancy, franchise or withholding taxes, including without limitation interest, penalties and additions in connection therewith.

          "Trademarks" shall mean registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks used in the Business.

          "Transition Services Agreement" shall mean the Transition Services Agreement to be entered into by and among Buyer and Parent, the form of which is attached hereto as Exhibit Q.

          "Voting Agreements" shall mean, collectively, (i) that certain Voting Agreement, dated as of the date hereof, by and between Buyer and Richard Schumacher in the form attached hereto as Exhibit P-1, and (ii) that certain Voting Agreement, dated as of the date hereof, by and among Buyer, Richard P. Kiphart, Rebecca Kiphart and Shoreline Mircrocap Fund I, L.P. in the form attached hereto as Exhibit P-2.

        1.2    Other Defined Terms.    The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section
Adjustment Amount	2.5(b	)
Acquisition Proposal	6.2(c	)
Acquisition Transaction	6.2(c	)
Assumed Liabilities	2.2
Assumption Document	3.2(b	)
Benefit Arrangement	4.19(a	)
BBI Biotech	Recitals
Buyer	Recitals
Buyer SEC Filings	5.5(a	)
CERCLA	4.28(a	)
Claim	10.4(d	)
Claim Notice	10.4(d	)
Closing	3.1
Closing Balance Sheet	2.5(a	)
Closing Net Asset Value	2.5(b	)
Commitment Letters	5.6
Confidential Information	12.1(b	)
Damages	10.4(a	)
Defaulting Party	11.3
Employee Plans	4.19(a	)
Environmental Conditions	4.28(a	)
Environmental Laws	4.28(a	)
ERISA	4.19(a	)
ERISA Affiliate	4.19(a	)
Escrow Agreement	2.4(b	)
Escrowed Amount	2.4(b	)
Estimated Adjustment Amount	2.4(c	)
Evaluation Date	4.11
Exchange Act	4.10(a	)

Excluded Liabilities	2.3
Expenses	11.3
FAR	2.9(e	)
Financial Statements	4.10(b	)
Financing	6.9
GAAP	4.10(b	)
Government Contracts	2.9(a	)
Hazardous Substance	4.28(a	)
Incomplete Contracts	6.16
Independent Accountant	2.5(d	)
Inventory Service	2.6
JAMS	12.13
Long-term Government Contracts	2.9(b	)
Objection Notice	2.5(d	)
Outside Date	11.1(b	)
Parent	Recitals
Parent SEC Filings	4.10(a	)
Parent Stockholders	6.7(a	)
Proper Authorities	2.9(e	)
Proxy Statement	6.7(a	)
Purchase Price	2.4(a	)
RCRA	4.28(a	)
Release	4.28(a	)
Rehired Employee	6.6(a	)
SEC	4.10(a	)
Securities Act	4.10(a	)
Short-term Government Contracts	2.9(b	)
SOPs	8.13
Special Meeting	6.7(a	)
Stockholder Approval Matters	6.7(a	)
Superior Offer	6.2(b	)
Target Net Asset Value	2.5(b	)
Termination Fee	11.3
Triggering Event	11.1(i	)
WARN Act	4.12(d	)
Welfare Plan	4.19(a	)
Work	2.9(f	)

ARTICLE II

PURCHASE AND SALE OF ASSETS

        2.1    Transfer of Assets.    Upon the terms and subject to the conditions contained herein, at the Closing, Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will acquire from Seller, the Purchased Assets, free and clear of all Encumbrances.

        2.2    Assumption of Liabilities.    Upon the terms and subject to the conditions contained herein, at the Closing, Buyer shall assume the following, and only the following, Liabilities of Seller (the "Assumed Liabilities"):

          (a)   accounts payable set forth on the Balance Sheet or incurred after the Balance Sheet Date but prior to the Closing, in the ordinary course of business, but excluding any intercompany accounts payable, and in each case, only to the extent such payable is included on the Closing Balance Sheet;

          (b)   accrued expenses set forth on the Balance Sheet or incurred after the Balance Sheet Date but prior to the Closing, in the ordinary course of business, and in each case, only to the extent such accrued expense is included on the Closing Balance Sheet;

          (c)   accrued compensation and vacation set forth on the Balance Sheet or incurred after the Balance Sheet Date but prior to the Closing, in the ordinary course of business and in each case, only to the extent such accrued compensation or vacation is included on the Closing Balance Sheet;

          (d)   notes payable set forth on the Balance Sheet, but only to the extent such note payable is included on the Closing Balance Sheet;

          (e)   accruing, arising out of, or relating to events or occurrences happening after the Closing Date under (i) the Assumed Leases, (ii) Contracts listed on Schedule 4.7 and including those identified on Schedule 2.9, and (iii) Contracts which are not listed on Schedule 4.7 but which Buyer, in its sole discretion, elects to accept and assume, but in each case not including any Liability for any Default under any Contract or Assumed Lease occurring on or prior to the Closing Date;

          (f)    the Mortgage;

          (g)   any Tax arising from the operation of the Business for periods (including portions of Taxable periods) beginning after the Closing Date; and

          (h)   in respect of Rehired Employees to the extent expressly assumed by Buyer pursuant to Section 6.6.

The assumption by Buyer of the Assumed Liabilities shall not expand the rights or remedies of any third party against Buyer or Seller as compared to the rights or remedies which such third party would have had against Seller had Buyer not assumed the Assumed Liabilities. Without limiting the generality of the preceding sentence, the assumption by Buyer of the Assumed Liabilities shall not create any third party beneficiary rights.

        2.3    Excluded Liabilities.    Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities expressly specified in Section 2.2, Buyer shall not assume, or otherwise be responsible for, any Liabilities of Seller, whether liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof ("Excluded Liabilities"). Seller shall remain liable for and shall discharge the Excluded Liabilities. Without limiting the generality of the foregoing, the Excluded Liabilities include, without limitation:

          (a)   Except as otherwise provided in Section 6.6, any Liability to or in respect of any employees or former employees of Seller including without limitation (i) any employment or severance agreement or arrangement, whether or not written, between Seller and any person, (ii) any Liability under any Employee Plan at any time maintained, contributed to or required to be contributed to by or with respect to Seller or under which Seller may incur Liability, or any contributions, benefits or Liabilities therefor, or any Liability with respect to Seller's withdrawal or partial withdrawal from or termination of any Employee Plan and (iii) any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker's compensation law or regulation or under any federal or state employment discrimination law or regulation, which shall have been asserted on or prior to the Closing Date or is based on acts or omissions which occurred on or prior to the Closing Date;

          (b)   Any Liability of Parent or BBI Biotech in connection with any Tax for periods ending on or prior to the Closing, including any Taxes arising in connection with the transactions contemplated by this Agreement;

          (c)   any Tax arising from the operation of the Business for periods (including portions of Taxable periods) ending on or before the Closing Date;

          (d)   Any Liability arising from any injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from defects in products manufactured or from services performed by or on behalf of Seller or any other person or entity on or prior to the Closing Date;

          (e)   Any Liability of Seller arising out of or related to any Action against Seller or any Action which adversely affects the Purchased Assets in any material respect and which shall have been asserted on or prior to the Closing Date or to the extent the basis of which shall have arisen on or prior to the Closing Date;

          (f)    Any Liability of Parent or BBI Biotech resulting from negotiating, entering into, performing its obligations pursuant to or consummating the transactions contemplated by, this Agreement;

          (g)   Any Liability related to any Former Facility;

          (h)   Any Liability related to any site where Seller or any of its Affiliates formerly disposed of solid or hazardous waste;

          (i)    Any fees and expenses of Seller in connection with the transactions contemplated by this Agreement;

          (j)    Any Liabilities to stockholders or former stockholders of Seller relating to matters arising on or prior to Closing (including but not limited to the transactions contemplated by this Agreement or by the Proxy Statement);

          (k)   Any amounts due under any Insurance Policy, to the extent such amounts relate to periods prior to the Closing;

          (l)    Any Liabilities arising from or relating to the Excluded Assets;

          (m)  Any Liabilities under any Contract, Lease, Permit or Government Contract relating to actions or omissions occurring prior to the Closing;

          (n)   (i) indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade payables) in respect of which Seller is liable, contingent or otherwise, as obligor or otherwise and any commitment by which Seller assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit (including but not limited to all Liabilities and obligations under the Revolving Credit and Security Agreement); (ii) indebtedness guaranteed in any manner by Seller, including a guarantee in the form of an agreement to repurchase or reimburse; (iii) except for capitalized leases listed on Schedule 4.7, obligations under capitalized leases in respect of which Seller is liable, contingent or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations Seller assures a creditor against loss; and (iv) all interest, prepayment penalties, premiums, fees and expenses payable with respect to any of the foregoing;

          (o)   any Liabilities which Buyer may become liable for as a result of or in connection with the failure by Seller to comply with any bulk sale or bulk transfer laws or as a result of any "defacto merger" or "successor in interest" theories of liabilities;

          (p)   any Liabilities to the extent relating to violations or alleged violations of, or any liabilities or obligations under, law (including Environmental Laws, Permits and Environmental Permits) that arise from the operation of the Business prior to the Closing;

          (q)   any Liabilities with respect to the matters set forth on Schedules 4.12 (but excluding those Liabilities specified on Schedule 4.12 under the heading "Post-Closing Obligations of Buyer"), 4.13 (b, c, d and e), 4.20, 4.21 and 4.28; and

          (r)   All intercompany Liabilities of Parent, BBI Biotech or any Subsidiary.

        2.4    Purchase Price.

          (a)    Purchase Price.    At the Closing, upon the terms and subject to the conditions set forth herein, Buyer shall pay to Seller for the sale, transfer, assignment, conveyance and delivery of the Purchased Assets, the aggregate amount of Thirty Million Dollars ($30,000,000.00) (the "Purchase Price"), subject, however, to the adjustment as set forth in Section 2.5, and shall assume the Assumed Liabilities.

          (b)    Payment of Purchase Price.    At the Closing, Buyer shall (A) pay the aggregate amount of the Purchase Price less (i) the Estimated Adjustment Amount and (ii) $2.5 million (the "Escrowed Amount"), to Seller by wire transfer of immediately available funds to an account designated by Seller and (B) deliver the Escrowed Amount by wire transfer of immediately available funds to the escrow agent under the escrow agreement to be executed at the Closing in the form attached hereto as Exhibit B (the "Escrow Agreement"). The term of the Escrow Agreement shall be for a period of 18 months from the Closing Date and shall be used to secure payment for indemnification claims pursuant to Section 10.4(a) hereof.

          (c)    Purchase Price Allocation.    The Purchase Price and the Assumed Liabilities shall be allocated by Buyer among the Purchased Assets in the manner required by Section 1060 of the Code and regulations thereunder. Buyer shall deliver to Seller a copy of such allocation within seventy five (75) days after the Closing. Buyer and Seller agree to each prepare and file on a timely basis with the Internal Revenue Service substantially identical initial and supplemental Internal Revenue Service Forms 8594 "Asset Acquisition Statements Under Section 1060" consistent with such allocation and which gives effect to any Adjustment Amount determined in accordance with Section 2.5 hereof.

        2.5    Post-closing Adjustment.

          (a)    Closing Balance Sheet.    On or before sixty (60) days after Closing, Buyer shall prepare (i) a balance sheet of the Business dated as of the Closing Date (the "Closing Balance Sheet"), and (ii) a reasonably detailed calculation of the Adjustment Amount (as defined below). The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles, applied on a consistent basis with the Balance Sheet and the Past Practices, and shall fairly and accurately present the Purchased Assets and Assumed Liabilities (including reserves) as of the Closing Date, subject to any adjustments pursuant to Section 2.5(b) hereof, and appropriately adjusted to exclude any amounts subject to proration under Section 2.7. Seller's personnel and Representatives shall be entitled to be present and to observe all aspects of the preparation of the Closing Balance Sheet.

          (b)    Adjustment Amount.    The "Adjustment Amount" shall be an amount equal to the Closing Net Asset Value less $8.5 million (the "Target Net Asset Value"). "Closing Net Asset Value" shall mean the net amount of Purchased Assets less Assumed Liabilities as set forth on the Closing Balance Sheet. The parties understand and agree that an adjustment to the Closing Net Asset Value calculation will be made to eliminate the impact of normal incremental accumulated depreciation on Purchased Assets that are included on the Balance Sheet, calculated on a basis consistent with prior periods, and recorded from January 1, 2004 through and including the Closing Date; provided, however, that in no event shall such incremental accumulated depreciation exceed $100,000 per month. The parties also understand and agree that an adjustment to the Closing Net Asset Value calculation will be made to eliminate the impact of any expenditures made by Parent after the date hereof, but prior to Closing with respect to the Frederick Lease, but only to the extent that such expenses are approved in advance in writing by Buyer (which writing must (i) specify the amount of the approved expenses and (ii) state that such approved expenses will be added to the Closing Net Asset Value for purposes of determining the Adjustment Amount).

          If the Target Net Asset Value is greater than the Closing Net Asset Value, then the Purchase Price shall be reduced by an amount equal to such deficiency, and the Seller shall wire transfer the amount of such deficiency in immediately available funds to an account designated by the Buyer. If the Closing Net Asset Value is greater than the Target Net Asset Value, then the Purchase Price shall be increased by an amount equal to such surplus and the Buyer shall wire transfer the amount of such surplus in immediately available funds to an account designated by the Seller. The payments to be made pursuant to this Section 2.5(b) shall be adjusted as appropriate to reflect any reduction in the Purchase Price paid at Closing resulting from the Estimated Adjustment Amount.

          (c)    Estimated Adjustment Amount.    Seller shall deliver to Buyer, not less than three business days prior to the Closing Date, a certificate, signed by Parent's chief financial officer (or the principal financial officer of Parent, if Parent does not then have a chief financial officer), setting forth (i) an estimated Closing Balance Sheet, (ii) an estimate of the Closing Net Asset Value and (iii) an estimate of the Adjustment Amount (the "Estimated Adjustment Amount"); provided however, that if the estimate of the Adjustment Amount is greater than zero, then the Estimated Adjustment Amount shall equal zero. The estimated Closing Balance Sheet, the estimate of the Closing Net Asset Value and the Estimated Adjustment Amount will each be determined and prepared according to the principles set forth in Section 2.5(a) and (b).

          (d)    Disputed Adjustment Amount.    Seller will have thirty (30) days after receipt of the Closing Balance Sheet and the Adjustment Amount to review and deliver a written notice of objection (the "Objection Notice") to Buyer. The Objection Notice shall state each item to which Seller takes exception. The Objection Notice shall specify in reasonable detail the nature and amount of any such exception. In connection with such review, the Seller will have the right to review the methods used in the preparation of the Closing Balance Sheet and the Adjustment Amount, and to confer with Buyer. If Seller does not provide an Objection Notice to Buyer within thirty (30) days after receipt of the Closing Balance Sheet and the Adjustment Amount, Seller will be deemed to have accepted and agreed to the Closing Balance Sheet and the Adjustment Amount, and the deficiency or surplus, as the case may be, shall immediately be paid to the appropriate party in accordance with Section 2.5(b) hereof. If Seller delivers an Objection Notice to Buyer within such time period, then within ten (10) days after the Objection Notice is received by Buyer, the Buyer and the Seller shall (i) meet to consider such objections and may agree to revise the Adjustment Amount, in which case the amount so agreed will be binding on the Buyer and the Seller, and the deficiency or surplus, as the case may be, shall immediately be paid to the appropriate party in accordance with Section 2.5(b) hereof, or (ii) specify that an independent firm of public accountants of nationally recognized standing mutually selected by the Seller and the Buyer, it being agreed that Ernst & Young LLP is mutually acceptable (the "Independent Accountant"), will review the Closing Balance Sheet and the Adjustment Amount and the Objection Notice and report to the Seller and the Buyer the Independent Accountant's determination of the Adjustment Amount (using the methodologies agreed to herein), which determination will be made within sixty (60) days after the date that the Independent Accountant receives the Closing Balance Sheet, the Adjustment Amount and the Objection Notice. Such determination by the Independent Accountant will be final and binding on the Buyer and the Seller. Once the final determination has been made by the Independent Accountant, the deficiency or surplus, as the case may be, shall immediately be paid to the appropriate party in accordance with Section 2.5(b) hereof. All of the fees and expenses of the Independent Accountant, if any, shall be paid equally by the Buyer, on the one hand, and the Seller, on the other hand.

          (e)    Tax Treatment.    Buyer and Seller agree to treat any payments under this Section 2.5 as an adjustment to the Purchase Price for all federal, state and local Tax purposes.

        2.6    Inventory Procedures.    Within five days of Closing, the quantities of Inventory to be purchased and sold hereunder shall be determined by an itemized inventory to be taken at such time as Buyer and Seller mutually agree and shall be adjusted to book as of the Closing Date based upon a physical inventory pursuant to which all Inventory will be counted as to quantity and value by personnel of Seller and Buyer using the same procedures normally used by Seller to take inventories of the type of Inventory being counted consistent with the Past Practices (a written copy of such procedures has been provided by Seller to Buyer and is attached as Schedule 1.1(P)); provided, that if Buyer and Seller shall mutually agree, an outside inventory service or services (the "Inventory Service") mutually selected by Seller and Buyer may be selected to take such inventory. The Inventory Service shall follow GAAP and the Past Practices in taking such inventory. Both Buyer and Seller will have the right to have Representatives present to observe the physical inventories. Any disputes as to the physical count of any item of Inventory will, if possible, be resolved while such physical inventory is being taken. Any unresolved disputes regarding the physical count of any item of Inventory not resolved by the Closing Date will be separately listed and settled as soon as expeditiously practicable thereafter by the parties or by another independent third party mutually acceptable to both parties, or if they are unable to agree then by the Inventory Service. The determination of any third party so engaged shall be final and binding on the parties. The fees and expenses of the Inventory Service shall be borne by Buyer and Seller equally. Any disputes as to the usability, valuation or salability of any item of Inventory will be resolved in connection with the determination of the Closing Net Asset Value, or sooner if the parties can so agree. Any unresolved disputes with respect to the usability, valuation or salability of any item of Inventory will be referred to the Independent Accountant and resolved pursuant to the procedures set forth in Section 2.5(d) as if the amount was the subject of an Objection Notice. The Independent Accountant shall follow GAAP and the Past Practices in determining the usability, valuation or salability of any item of Inventory and the determination of the Independent Accountant on any such matter shall be final and binding on the parties.

        2.7    Prorations.

          (a)    Interest.    On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than sixty (60) calendar days thereafter, all prepaid interest and interest payable with respect to any interest bearing obligations assumed by Buyer hereunder shall be prorated between Buyer and Seller as of the Closing Date.

          (b)    Utilities; Taxes.    On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than sixty (60) calendar days thereafter, the real and personal property Taxes, water, gas, electricity and other utilities, common area maintenance reimbursements to lessors, local business or other license fees or Taxes, merchants' association dues and other similar periodic charges payable with respect to the Purchased Assets or the Business shall be prorated between Buyer and Seller effective as of the Closing Date. To the extent practicable, utility meter readings for the Facilities shall be determined as of the Closing Date. Real and personal property Taxes shall be prorated on a per diem basis. If the real property Tax rate for the current Tax year is not established by the Closing Date, the prorations shall be made on the basis of the rate in effect for the preceding Tax year and shall be adjusted when the exact amounts are determined. All such prorations shall be based upon the most recent available assessed value of any Facility prior to the Closing Date.

          (c)    Rents.    Seller shall pay all rent under the Assumed Leases through the end of the calendar month in which the Closing Date occurs, and, on the Closing Date, Buyer shall reimburse Seller for such rent accrued from the Closing Date through the end of such month as part of the post-Closing proration.

        2.8    Closing Costs; Transfer Taxes and Fees.    Seller shall be responsible for any documentary and transfer Taxes and any sales, use or other Taxes imposed by reason of the transfers of Purchased Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto. Buyer shall pay the fees and costs of recording or filing all applicable conveyancing instruments described in Section 3.2(a). Buyer shall pay the costs of any title searches or insurance premiums for title insurance to be obtained by Buyer with respect to the Owned Real Property. Buyer shall pay all costs of applying for new Permits and Seller shall pay the costs incurred prior to Closing to transfer all of the existing Permits which may be lawfully transferred to Buyer at the Closing.

        2.9    Government Contracts.

          (a)   Attached hereto as Schedule 2.9 is a list describing all of Seller's United States government contracts, subcontracts, agreements, grants and awards relating to the Business which have not yet been fully performed by Seller and all of Seller's pending proposals and applications therefor (collectively, the "Government Contracts"). For the avoidance of doubt, "Government Contracts" shall not include, and Buyer shall not have any liability for, any United States government contracts, subcontracts, agreements, grants and awards relating to the Business whose period of performance is complete (irrespective of whether such contract has been subject to final audit by the relevant governmental entity).

          (b)   Seller and Buyer acknowledge and agree that they shall seek a prompt novation into the name of the Buyer of those Government Contracts so designated on Schedule 2.9 (the "Long-term Government Contracts") and that they shall not seek a novation into the name of the Buyer of those Government Contracts so designated on Schedule 2.9 (the "Short-term Government Contracts").

          (c)   With regard to the Short-term Government Contracts, after Closing the parties shall make interim legal arrangements whereby the Buyer, on behalf of the Seller, shall alone perform all of the duties and obligations of the Seller under each of said Short-term Government Contracts in return for which the Buyer shall be entitled to receive all payments to which the Seller is entitled thereunder with respect to such post-Closing performance of each of said Short-term Government Contracts.

          (d)   With regard to the Long-term Government Contracts, until the appropriate United States government authority has consented to the novation into the name of the Buyer of each such Long-term Government Contract or in the event such consent is not granted, the parties shall make interim legal arrangements whereby the Buyer, on behalf of the Seller, shall alone perform all of the duties and obligations of the Seller under each of said Long-term Government Contracts as a subcontractor to Seller in return for which the Buyer shall be entitled to receive all payments to which the Seller is entitled thereunder with respect to such post-Closing performance of each of said Long-term Government Contracts.

          (e)   Promptly after Closing the parties hereto shall advise the proper government authorities with respect to the Long-term Government Contracts (the "Proper Authorities") of this Agreement and shall request from the Proper Authorities formal novations into the name of the Buyer of the Long-term Government Contracts (for example, by filing United States government standard novation agreements in accordance with applicable Federal Acquisition Regulations ("FAR")). If possible, such novation agreements shall provide for the novations to be effective as of the date of Closing. The parties hereto shall each cooperate with each other, and shall each use reasonable efforts, to effect the prompt novation into the name of the Buyer of the Long-term Government Contracts.

          (f)    Pending execution and delivery of such a novation agreement by all parties thereto with respect to a Long-term Government Contract, and at all times with respect to the Short-term Government Contracts, the Buyer shall carry out and perform all of the duties and obligations of the Seller under said Long-term Government Contracts and Short-term Government Contracts arising after the date of Closing (collectively, the "Work"). Buyer shall carry out and perform the Work in accordance with the time periods, standards of quality, and other terms and conditions set forth in the applicable Government Contracts, consistent with Seller's past practices. After execution and delivery of a novation agreement by all parties thereto with respect to a Long-term Government Contract, if the Seller has guaranteed the performance of the Buyer or is otherwise directly or indirectly liable or obligated for the Buyer's performance of said novated Long-term Government Contract, then the Buyer shall carry out and perform all of the duties and obligations of the Buyer under said novated Long-term Government Contract in accordance with the times periods, standards of quality, and other terms and conditions set forth in the applicable novated Long-term Government Contract.

          (g)   After Closing, the Buyer shall from time to time bill the Seller for Work, and the Seller shall in turn, bill the Proper Authorities for the Work in the same amount, each in accordance with the payment schedules and terms and conditions of the respective Government Contracts. Promptly upon Seller's receipt of payment of such bills (but in no event more than three (3) business days after receipt of such payments), Seller shall endorse the same to the order of the Buyer and deliver the same to the Buyer, or shall wire transfer such payment to an account designated by Buyer. With regard to work-in-process and unbilled costs and expenses with respect to Government Contracts performed by the Seller on or before the date of Closing but not billed on or before the date of Closing, such work-in-process and unbilled costs and expenses shall be included in the next appropriate bills to the respective Proper Authorities (which bills may include post-Closing Work performed by the Buyer) and the Seller, to the extent such amounts were not included on the Closing Balance Sheet, shall be entitled to the payments therefor (with an appropriate allocation of the payment of the applicable bills if such bills included post-Closing Work performed by the Buyer). The Seller hereby represents and warrants that set forth in Schedule 2.9(g) is a complete and accurate list of the total dollar amount billed under each such Government Contract through February 29, 2004. For the period February 29, 2004 through the Closing, Seller shall bill for the Government Contracts at the same overhead and general and administrative rates as has been previously used for each such Government Contract in the past. Whichever party pays invoices relating to the Government Contracts shall also be entitled to bill therefor. Seller will pay for direct labor and will be entitled to bill therefor through the Closing.

  Neither party shall seek a higher overhead or general and administrative rate for services performed through Closing.

          (h)   In the event at any time after Closing, the United States government declares or gives notice of a Default either under any Long-term Government Contract which has not been novated into the name of the Buyer or under any Short-term Government Contract, and, in either case such Default results from the performance of, or failure to perform by Buyer the duties and obligations of Seller or Buyer under the Government Contracts arising after the date of Closing, and if Buyer has not cured such alleged Default within sixty (60) days of such governmental notice, then the Seller shall be entitled to (subject to any required consent of the United States government), but shall not be obligated to, immediately take over performance of the applicable Government Contract in place of the Buyer, to seek to cure the applicable Default, and to otherwise seek to mitigate any damages which the Seller may suffer as a result of such Default. In such event, the Buyer shall use its commercially reasonable efforts to cooperate with the Seller to cure the applicable Default, and to otherwise mitigate any damages which the Seller may suffer as a result of such Default.

          (i)    Until the earlier to occur of the date such Government Contract is novated or six months after the Closing Date, Buyer shall not amend, modify, supplement, renew or extend in any respect either (A) any Short-term Government Contract or (B) any Long-term Government Contract the performance by Buyer under which has been guaranteed by Seller or under which Seller is otherwise directly or indirectly liable or obligated for Buyer's performance, without prior written consent of Seller, which consent shall not be unreasonably withheld or delayed. After such time, Buyer shall not amend, modify, supplement, renew or extend in any respect either (X) any Short-term Government Contract or (Y) any Long-term Government Contract the performance by Buyer under which has been guaranteed by Seller or under which Seller is otherwise directly or indirectly liable or obligated for Buyer's performance, without prior written consent of Seller, which consent shall not be unreasonably withheld or delayed; provided, however, that Seller's prior written consent shall not be necessary for any (1) amendment, supplement, modification, renewal or extension that would not materially expand the liability of Seller under such Government Contract, or (2) Government Contract that has been novated.

ARTICLE III

CLOSING

        3.1    Closing.    The Closing of the transactions contemplated herein (the "Closing") shall be held at 10:00 a.m. local time on the Closing Date at the offices of O'Melveny & Myers LLP, 114 Pacifica, Suite 100, Irvine, California 92618, unless the parties hereto otherwise agree.

        3.2    Conveyances at Closing.

          (a)    Instruments and Possession.    To effect the sale and transfer referred to in Section 2.1 hereof, Seller will, at the Closing, execute and deliver to Buyer:

              (i)  one or more deeds, in the form attached hereto as Exhibit D, conveying good and marketable fee simple title to all Owned Real Property included in the Purchased Assets, subject to the exceptions set forth in Section 4.6(a), to Buyer or its designee;

             (ii)  one or more bills of sale, in the form attached hereto as Exhibit E, conveying in the aggregate all of Seller's owned personal property included in the Purchased Assets;

            (iii)  subject to Section 9.1, Assignments of Lease in the form attached hereto as Exhibit F with respect to the Assumed Leases;

            (iv)  subject to Section 9.1, Assignments of Contract Rights, each in the form of Exhibit G attached hereto, with respect to the Contract Rights;

             (v)  Assignments of Patents and Trademarks and other Proprietary Rights, each in the form attached hereto as Exhibit H, in recordable form to the extent necessary to assign such rights;

            (vi)  all documentation required to exempt Seller or Buyer from the withholding requirements of Section 1445 of the Code, consisting of an affidavit from Seller to Buyer stating under penalty of perjury that Seller is not a foreign person and providing Seller's U.S. taxpayer identification number;

           (vii)  the keys and/or codes to all locks located on or in the Purchased Assets (and any and all cards, devices or things necessary to access any Purchased Assets); and

          (viii)  such other instruments as shall be reasonably requested by Buyer to vest in Buyer title in and to the Purchased Assets in accordance with the provisions hereof.

          (b)    Assumption Document.    Upon the terms and subject to the conditions contained herein, at the Closing Buyer shall deliver to Seller an instrument of assumption substantially in the form attached hereto as Exhibit I, evidencing Buyer's assumption, pursuant to Section 2.2, of the Assumed Liabilities (the "Assumption Document").

          (c)    Form of Instruments.    To the extent that a form of any document to be delivered hereunder is not attached as an Exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, satisfactory to Buyer and Seller.

          (d)    Certificates; Opinions.    Buyer and Seller shall deliver the certificates, opinions of counsel and other matters and documents described in Articles VII and VIII.

          (e)    Consents.    Subject to Sections 8.3 and 9.1, Seller shall deliver all Permits and any other third party consents required for the valid transfer of the Purchased Assets as contemplated by this Agreement.

          (f)    Mortgage.    On the Closing, Buyer shall, at its sole discretion, either pay or, if permitted by the mortgagee and the lender, assume the outstanding principal and accrued interest on the outstanding loan relating to the Facilities in West Bridgewater, Massachusetts and, if paid at Closing, then upon receipt of such payment, Seller will cause its mortgage lender to terminate the Mortgage.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

        Parent and BBI Biotech, jointly and severally, hereby represent and warrant to Buyer as follows, except as otherwise set forth on the Disclosure Schedule.

        4.1    Organization of Seller.    Each of Parent and BBI Biotech is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts with full corporate power and authority to conduct the Business as it is presently being conducted and to own and lease its properties and assets. Each of Parent and BBI Biotech is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its respective activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. True and complete copies of the Articles of Incorporation and Bylaws of each of Parent and BBI Biotech, and all amendments thereto, have been delivered Seller to Buyer. Schedule 4.1 contains a true, correct and complete list of all jurisdictions in which Parent or BBI Biotech is qualified to do business as a foreign corporation.

        4.2    Subsidiaries.    Except for BBI Biotech, Seller does not have any Subsidiaries which participate in the conduct of the Business or which own any of the Purchased Assets. BBI Source Scientific, Inc. does not own any assets that relate to the Business.

        4.3    Authorization.    Seller has all requisite corporate power and authority, and except for obtaining approval of Parent's stockholders, has taken all corporate action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. Seller has all requisite corporate power and authority and has taken all corporate action necessary, to execute and deliver the Ancillary Agreements to which it is a party, to consummate the transactions contemplated thereby and to perform its obligations thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by the Seller and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly approved by the board of directors. Except for obtaining approval of Parent's stockholders, no other corporate proceedings on the part of Seller are necessary to authorize this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligations of the Seller enforceable against Seller in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and (ii) general principles of equity that restrict the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding in equity or at law). Each of the Ancillary Agreements to which Seller is a party, upon their execution and delivery by the Seller, will constitute the legal, valid and binding obligations of the Seller enforceable against Seller in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and (ii) general principles of equity that restrict the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding in equity or at law). The affirmative vote of the holders of at least two-thirds of the shares of Parent's common stock outstanding and entitled to vote at the Special Meeting is the only vote of the holders of any of Parent's or BBI Biotech's capital stock necessary to approve and adopt this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

        4.4    Absence of Certain Changes or Events.    Since the Balance Sheet Date, except as set forth on Schedule 4.4, there has not been any:

          (a)   actual or threatened Material Adverse Change in the financial condition, working capital, Purchased Assets, Assumed Liabilities, reserves, revenues, income, or earnings of the Business;

          (b)   change in Tax or accounting methods, principles or practices by Seller affecting the Purchased Assets, Assumed Liabilities or the Business;

          (c)   material revaluation by Seller of any of the Purchased Assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable;

          (d)   damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Purchased Assets taken as a whole or the Business;

          (e)   cancellation of any indebtedness or waiver or release of any right or claim of Seller relating to the Purchased Assets or Business which had or will have a Material Adverse Effect on the Purchased Assets or the Business;

          (f)    other than in the ordinary course of Business, increase in the rate of compensation payable or to become payable to any officer or other employee of Seller involved in the Business or any consultant, Representative or agent of Seller involved in the Business, including without limitation the making of any loan to, or the payment, grant or accrual of any bonus, incentive compensation, service award or other similar benefit to, any such person, or the addition to, modification of, or contribution to any Employee Plan, arrangement, or practice described in the Disclosure Schedule;

          (g)   adverse change in employee relations which has or is reasonably likely to have a Material Adverse Effect on the Business or the Purchased Assets or the relationships between the employees of Seller and the management of Seller involved in the Business;

          (h)   amendment, cancellation or termination of any material Contract, Lease, or Permit relating to the Purchased Assets or the Business or entry into any Contract, Lease, or Permit which is not in the ordinary course of business, including without limitation any employment or consulting agreements;

          (i)    mortgage, pledge or other Encumbrance of any Purchased Assets, except purchase money liens arising in the ordinary course of business;

          (j)    sale, assignment or transfer of any of the Purchased Assets, other than in the ordinary course of business;

          (k)   incurrence by Seller of Liabilities relating to the Business, except Liabilities incurred in the ordinary course of the Business;

          (l)    increase or change in any assumptions underlying, or methods of calculating, any doubtful account contingency or other reserves for the Business;

          (m)  payment, discharge or satisfaction of any Liabilities of Seller relating to the Business other than the payment, discharge or satisfaction in the ordinary course of the Business of Liabilities set forth or reserved for on the Financial Statements or incurred in the ordinary course of business;

          (n)   capital expenditure by Seller for the Business in excess of $10,000, or the incurring of any obligation by Seller to make any such capital expenditure;

          (o)   failure to pay or satisfy when due any Liability of Seller relating to the Business, except where the failure would not have a Material Adverse Effect on the Purchased Assets or the Business;

          (p)   disposition or lapsing of any material Proprietary Rights or any disposition or disclosure to any person of any material Proprietary Rights not theretofore a matter of public knowledge;

          (q)   existence of any other event or condition which in any one case or in the aggregate has or might reasonably be expected to have a Material Adverse Effect on the Business or the Purchased Assets;

          (r)   other than as set forth in Schedule 4.4(r), payment not in the ordinary course of Business from Seller to or on behalf of Seller or any officer, director, stockholder or employee of Seller, pursuant to any agreement or otherwise between Seller or any such person or otherwise;

          (s)   any agreement, condition, action or omission which would be proscribed by (or require consent under) Section 6.5 had it existed, occurred or arisen after the date of this Agreement; or

          (t)    agreement by Seller to do any of the things described in the preceding clauses (a) through (s) other than as expressly provided for herein.

        4.5    Assets.    Excluding the Owned Real Property and the Leased Real Property, Seller has and will transfer good and marketable title to the Purchased Assets and upon the consummation of the transactions contemplated hereby, Buyer will acquire good and marketable title to all of the Purchased Assets, free and clear of any Encumbrances. At the Closing, Seller will transfer title to the Owned Real Property to Buyer free and clear of any Encumbrances other than Permitted Encumbrances. The Purchased Assets, including the Owned Real Property and the Leased Real Property, include without limitation all assets reasonably necessary for the conduct of the Business. Schedule 4.5 contains accurate lists of all Purchased Assets, excluding the Owned Real Property and the Leased Real Property, where the value of an individual item exceeds $2,500.00 or where an aggregate of similar items exceeds $10,000.00. To Seller's knowledge and except as set forth on Schedule 4.5, all tangible assets and properties included on the Balance Sheet at a value of at least $25,000 per asset, reasonably necessary for the conduct of the Business which are part of the Purchased Assets, excluding the Owned Real Property and the Leased Real Property, are in good operating condition and repair and are usable in the ordinary course of the Business and conform in all material respects to all applicable Regulations (including Environmental Laws) relating to their construction, use and operation. To Seller's knowledge and except as set forth on Schedule 4.5, all other tangible assets and properties reasonably necessary for the conduct of the Business which are part of the Purchased Assets, excluding the Owned Real Property and the Leased Real Property, are in operating condition and repair and are usable in the ordinary course of the Business and conform in all material respects to all applicable Regulations (including Environmental Laws) relating to their construction, use and operation.

        4.6    Facilities.    Schedule 4.6 contains a complete and accurate list of all Owned Real Property.

          (a)    Owned Real Property.    Seller has not granted any mortgages, pledges, liens, security interests or encumbrances of any kind that would materially and adversely affect the marketability of title of the Owned Real Estate or the Facility Leases, except for the Mortgage and Permitted Encumbrances and Seller has provided to Buyer a copy of the title report attached hereto as Exhibit O confirming Seller's ownership of the Owned Real Estate and lack of Encumbrances as of the date of such report. Except for the Permitted Encumbrances, Seller holds title to and enjoys peaceful and undisturbed possession of, all Owned Real Property. Seller has received no notice of any proposed special assessments or eminent domain actions, nor any proposed material changes in property Tax or land use laws affecting the Owned Real Estate or the Facility Leases.

          (b)    Actions.    There are no pending Actions relating to the Owned Real Property or, to the knowledge of Seller, threatened Actions relating to any Facility.

          (c)    Leases or Other Agreements.    Except for Facility Leases listed on Schedule 4.7, to Seller's knowledge, there are no Leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any person the right to purchase, use or occupy any Facility, or any real property in connection with the Business or any portion thereof or interest in any such Facility or real property.

          (d)    Facility Leases and Leased Real Property.    Except for the Permitted Encumbrances, Seller enjoys and will transfer to Buyer at the Closing peaceful and undisturbed possession of all the Leased Real Property.

          (e)    Certificate of Occupancy.    All Facilities have received all required approvals of governmental authorities (including without limitation Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Facilities) required in connection with the operation thereof and, to Seller's knowledge, have been operated and maintained in accordance with applicable Regulations, except as disclosed in Schedule 4.6(e) or where the failure to obtain such approvals or operate or maintain the Facilities in accordance with applicable Regulations would not have a Material Adverse Effect. Seller has provided to Buyer a true and complete copy of the certificate of occupancy for each of the Facilities.

          (f)    Utilities.    All Facilities are supplied with utilities (including without limitation water, sewage or septic, disposal, electricity, gas and telephone) and other services necessary for the operation of such Facilities as currently operated, and, to Seller's knowledge, there is no condition which would reasonably be expected to result in the termination of the present access from any Facility to such utility services.

          (g)    Improvements, Fixtures and Equipment.    Except as set forth in Schedule 4.6(g), the improvements constructed on the Facilities, including without limitation all Leasehold Improvements, and all Fixtures and Equipment and other tangible assets owned, leased or used by Seller in the Business and at the Facilities are (i) in operating condition and repair, (ii) insured to the extent and in a manner customary in the industry and (iii) except as disclosed in Schedule 4.6(e), in conformity with all applicable Regulations, except where the failure to be in conformity would not reasonably be likely to have a Material Adverse Effect.

        4.7    Contracts and Commitments.

          (a)    Contracts.    Schedule 4.7 sets forth a complete and accurate list of all Contracts relating to the Business of the following categories, except for any Contracts entered into in the ordinary course of the business which may be terminated by Seller on less than thirty (30) days notice without penalty:

              (i)  Contracts not made in the ordinary course of the Business;

             (ii)  Employment, consulting and independent contractor contracts with an annualized payment obligation of Seller thereunder in excess of $10,000.00 and severance agreements, including without limitation contracts (A) to employ or terminate executive officers or other personnel and other contracts with present or former officers, directors or shareholders of Seller or (B) that will result in the payment by, or the creation of any Liability to pay on behalf of Buyer or Parent or BBI Biotech any severance, termination, parachute payments within the meaning of the Code, or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

            (iii)  Labor or union contracts;

            (iv)  Distribution, supply, purchase, development, OEM franchise, license, technical assistance, sales, commission, consulting, agency or advertising contracts related to the Purchased Assets or the Business other than purchase orders received or written in the ordinary course of business;

             (v)  Options with respect to the purchase of any property, real or personal, whether Seller shall be the grantor or grantee thereunder;

            (vi)  Contracts involving future expenditures or Liabilities, actual or potential, in excess of $10,000.00 or otherwise material to the Business or the Purchased Assets and not cancelable without Liability within 30 calendar days;

           (vii)  Contracts or commitments relating to commission arrangements with others;

          (viii)  Promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, individually in excess of $5,000.00 or in the aggregate in excess of $15,000.00, whether Seller shall be the borrower, lender or guarantor thereunder or whereby any Purchased Assets are pledged excluding credit provided by Seller in the ordinary course of business to purchasers of its products;

            (ix)  Contracts containing covenants limiting the freedom of Seller or any officer, director, employee or affiliate of Seller to engage in any line of business or compete with any person;

             (x)  Any Contract with the United States, or any state or local government or any agency or department thereof;

            (xi)  Leases of real property;

           (xii)  material Leases of personal property;

          (xiii)  Any Contract that grants a power of attorney, agency or similar authority to another person or entity;

          (xiv)  Any Contract with an Affiliate of Seller or any Subsidiary or any Representative of Seller, any Subsidiary or any of their respective Affiliates; and

           (xv)  All other material Contracts (including all Government Contracts).

Except for the Incomplete Contracts, Seller has delivered to Buyer true, correct and complete copies of all of the written Contracts and Leases listed on Schedule 4.7, including all amendments and supplements thereto.

          (b)    Absence of Defaults.    All of the Contracts and Leases to which Seller is party or by which it or any of the Purchased Assets is bound or affected are valid, binding and enforceable in accordance with their terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and (ii) general principles of equity that restrict the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding in equity or at law). Seller has fulfilled all of its material obligations under each of such Contracts and Leases. To the Seller's knowledge, all parties to such Contracts and Leases have complied in all material respects with the provisions thereof, no party is in material Default thereunder and no notice of any claim of Default or termination has been given to or by Seller. With respect to any Leases, Seller has not received any notice of cancellation or termination under any option or right reserved to the lessor, or any notice of Default, thereunder.

          (c)    Government Contracts.

              (i)  The Government Contracts are in full force and effect. Seller has complied with all material terms and conditions of each Government Contract to which it is a party as required and complied in every material respect with, and has conducted its operations in every material respect in accordance with, each applicable Regulation pertaining to Government Contracts including compliance in all material respects with the cost accounting standards set forth in the FAR. All representations and certifications made by Seller with respect to such Government Contracts were accurate in every material respect as of their effective date and Seller has complied with all such representations and certifications in all material respects. No termination, Default, cure or show cause notice has been issued with respect to Seller under any Government Contract since June 30, 2000 and no such notice remains unresolved. Seller has not submitted any quality or test report pursuant to any Government Contract that was inaccurate, untruthful or misleading in any material respect. There exist no outstanding requests for equitable adjustment or other contractual action for relief against Seller either by the U.S. Government or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract and Seller has not requested an equitable adjustment with respect to any Government Contract under which Seller is currently providing services.

             (ii)  Neither Seller, nor to Seller's knowledge, any of Seller's respective employees, consultants or agents is (or during the last three years has been) under administrative, civil or criminal indictment by any governmental entity or has pled guilty to any criminal offense which could reasonably be expected to lead to (A) suspension, (B) debarment or (C) in the case of Seller, other ineligibility to be a party to a Government Contract or which could reasonably be expected to subject Seller to any additional reporting obligation under FAR or other Regulations applicable to Government Contracts; and neither Seller, nor to Seller's knowledge, any employee, consultant or agent of Seller, has received any written notice that any investigation is pending with respect to any criminal Regulations and, to the knowledge of Seller, there is no such investigation with respect to any criminal Regulations pending. Seller (and, to the knowledge of Seller, no employee, consultant or agent of Seller) has not received written notice of a pending audit (including any draft audit report received by Seller) or investigation of the Seller or any of Seller's respective officers, employees or representatives by any governmental entity or any other third-party auditor acting on their behalf, nor within the last three years has there been any such audit or investigation of Seller or any of its respective officers, employees or representatives with respect to any Government Contract with respect to which Seller has received written notice or otherwise has knowledge. No audit of Seller by any governmental entity has resulted in an adverse finding with respect to any material irregularity or any misstatement or fraudulent omission arising under or relating to any Government Contract. Since January 1, 2001, Seller has not made any voluntary disclosure in writing to the U.S. Government with respect to any alleged irregularity, misstatement or fraudulent omission arising under or relating to a Government Contract. Seller has not had any such irregularities, misstatements or omissions arising under or relating to any such Government Contract that has led to any suspension, debarment or other ineligibility of Seller to be a party to a Government Contract or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

            (iii)  Except as set forth on Schedule 4.7, there are (i) no outstanding material written claims against Seller, either by the U.S. Government or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract, and (ii) no material written disputes between Seller and the U.S. Government under the Contract Disputes Act or any other federal statute or between Seller and any prime contractor, subcontractor or vendor, arising under or relating to any such Government Contract.

        4.8    Permits.

          (a)   Schedule 4.8(a) sets forth a complete list of all Permits used in the operation of the Business. Except as disclosed in Section 4.6(e), Seller has, and at all times has had, all Permits required under any Regulation (including Environmental Laws) in the operation of the Business or in the ownership of the Purchased Assets, where, the failure to obtain the same would have a Material Adverse Effect and owns or possesses such Permits free and clear of all Encumbrances. Seller is not in material Default, nor has it received any notice of any claim of Default, with respect to any such Permit. Except as otherwise governed by law, all such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and, except as set forth on Schedule 4.8, will not be adversely affected by the completion of the transactions contemplated by this Agreement. No present or former director, officer or employee of Seller or any affiliate thereof, or to Seller's knowledge, any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which Seller owns, possesses or uses in the Business.

          (b)   To Seller's knowledge, except as disclosed on Schedule 4.8(b), no notice to, declaration, filing or registration with, or Permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Parent or BBI Biotech in connection with the execution, delivery or performance of this Agreement or any of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. For purposes of this Section 4.8(b) only, Seller shall be deemed to have knowledge of all declarations, filings, registrations, authorizations, consents, approvals or permits required to be made or obtained by Seller if the business conducted by Buyer as of the date hereof was identical to the Business.

        4.9    No Conflict or Violation.    The execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which Seller is a party, the consummation of the transactions contemplated hereby and thereby, and compliance by Parent or BBI Biotech with any of the provisions hereof or thereof, will not (a) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Parent or BBI Biotech, (b) except as set forth in Schedule 4.9, violate, conflict with, or result in or constitute a material Default under, or result in the termination of, trigger a material penalty provision under, or accelerate the performance required by, or result in a right of termination or acceleration under, or otherwise accelerate any obligation of Seller under any of the terms, conditions or provisions of any material Contract, Lease or Permit, (c) result in the imposition of any Encumbrance against any assets or properties of the Seller or any of the Purchased Assets, or (d) violate any Regulation or Court Order.

        4.10    SEC Filings; Financial Statements.

          (a)   Except as set forth in Schedule 4.10, Parent has timely filed with the Securities and Exchange Commission (the "SEC") all reports, schedules, forms, statements and other documents (including exhibits) required to be filed by it under the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act") from January 1, 2000 through the date of this Agreement. All reports, schedules, forms, statements and other documents (including exhibits) filed by Seller with the SEC pursuant to the Securities Act and the Exchange Act since January 1, 2000 are referred to herein as the "Parent SEC Filings." The Parent SEC Filings (i) were prepared in compliance, in all material respects, with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed contain any untrue statement of material fact or omit to state a material fact required to be stated in such Parent SEC Filings or necessary to make the statements therein, in light of the circumstances in which they were made, not false or misleading, and (iii) in the event of subsequent modifications of the circumstances or the basis on which they had been made, were, to the extent required by the Securities Act and the Exchange Act, as the case may be, timely amended prior to the date of this Agreement in order to make them not false or misleading in any material respect in the light of such new circumstances or basis; provided, however, that Parent is not making any representations with respect to information contained in the Parent SEC Filings that does not relate to the Business or the Purchased Assets. None of the Subsidiaries is required to file any forms, reports or other documents with the SEC. Except as set forth in Schedule 4.10(a), all documents required to be filed as exhibits to the Parent SEC Filings have been so filed and Parent has made available to Buyer all exhibits to the Parent SEC Filings filed prior to the date hereof, and will promptly make available to Buyer all exhibits to any additional Parent SEC Filings filed prior to the Closing.

          (b)   Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Filings, (i) was complete and correct in all material respects as of their respective dates, (ii) complied as to form in all material respects with the then current published rules and regulations of the SEC with respect thereto, (iii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iv) fairly presented the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The consolidated financial statements contained in the Parent SEC Filings are referred to hereinafter as the "Financial Statements." At the respective dates of the Financial Statements, there were no material Liabilities of Seller, which, in accordance with generally accepted accounting principles, should have been reserved for in the Financial Statements and/or disclosed in the notes thereto, which are not reserved for in the Financial Statements and/or disclosed in the notes thereto.

          (c)   Parent has heretofore furnished to Buyer a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

        4.11    Books and Records.    Seller has made and kept (and given Buyer access to) Books and Records and accounts, which, in reasonable detail, accurately and fairly reflect in all material respects the activities of Seller pertaining to the Business and the Purchased Assets. In connection with the operation of the Business, Seller has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained Books and Records of Seller. Seller maintains internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f)), which provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent maintains disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)). As of the Balance Sheet Date, Parent carried out an evaluation, under the supervision and with the participation of Parent's management, including its President (Principal Executive Officer and Principal Financial Officer) of the effectiveness of the design and operation of Parent's disclosure controls and procedures and, based upon that evaluation, the certifying officer concluded that Parent's disclosure controls and procedures are effective in enabling Parent to record, process, summarize and report information required to be included in Parent's periodic reports filed with the SEC within the required time period. Since the Balance Sheet Date, there have been no changes in Seller's internal controls over financial reporting that have materially affected or are reasonably likely to materially affect, Seller's internal control over financial reporting.

        4.12    Litigation.    Except as set forth on Schedule 4.12, there are no Actions pending, or to the Seller's knowledge threatened (a) against, related to or affecting (i) the Business or the Purchased Assets (including with respect to Environmental Laws), or (ii) any officers or directors of Seller, (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement or (c) in which

Seller is a plaintiff, including any derivative suits brought by or on behalf of Seller. Seller is not in Default with respect to or subject to any Court Order, and there are no unsatisfied judgments against Seller, the Business or the Purchased Assets. There are no Court Orders or agreements with, or liens by, any governmental authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate, bind or in any way affect Seller, the Purchased Assets, any Facility or any Former Facility.

        4.13    Labor Matters.

          (a)   Except as set forth in Schedule 4.13(a), Seller is not a party to any collective bargaining agreements and there are no labor unions or other organizations representing any employee of Seller involved in the Business. Except as set forth in Schedule 4.13(a), there are no labor unions or other organizations which have filed a petition with the National Labor Relations Board or any other Governmental Agency seeking certification as the collective bargaining representative of any employee of Seller involved in the Business, and to the knowledge of Seller no labor union or organization is engaged in any organizing activity with respect to any employee of Seller involved in the Business. In the three (3) years prior to the date hereof, there has not been, there is not presently pending or existing, and to Seller's knowledge there is not threatened, (i) any strike, lockout, slowdown, picketing, or work stoppage with respect to the employees of Seller involved in the Business or (ii)any unfair labor practice charge against the Seller.

          (b)   With respect to employees of Seller involved in the Business, Seller has complied, and is presently in compliance, in all material respects with all statutes, laws, ordinances, rules or regulations, or any orders, rulings, decrees, judgments or arbitration awards of any court, arbitrator or any government agency relating to employment, equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and/or privacy rights of employees.

          (c)   Except as set forth in Schedule 4.13(c), in the three (3) years prior to the Closing Date, Seller has not been a party to any court or administrative proceeding in which Seller, with respect to an employee involved in the Business, was, or is, alleged to have violated any statutes, laws, ordinances, rules or regulations, or any orders, rulings, decrees, judgments or arbitration awards of any court, arbitrator or any government agency relating to employment, equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and/or privacy rights of employees.

          (d)   Except as set forth in Schedule 4.13(d), in the three (3) years prior to the Closing Date, Seller has not effectuated (i) a "plant closing" as defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101 et seq. (the "WARN Act"), or any similar state, local or foreign law affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Seller or (ii) a "mass layoff" as defined in the WARN Act, or any similar state, local or foreign law affecting any site of employment or facility of Seller.

          (e)   Except as set forth in Schedule 4.13(e), Seller is not a party to any contract, agreement, or arrangement with any employee of Seller involved in the Business that (i) restricts Seller's right to terminate the employment of any employee without cause or (ii) obligates Seller to pay severance to any employee of Seller upon termination of such employee's employment with Seller.

          (f)    Section 4.13 of Seller's Disclosure Schedule sets forth the names and current annual salary rates or current hourly wages of all present employees of Seller involved in the Business, and also sets forth the earnings for each of such employees as reflected on Form W-2 for the 2003 calendar year.

        4.14    Liabilities.    Other than the Assumed Liabilities and the Excluded Liabilities and as set forth on Schedule 4.14, Seller has no Liabilities relating to the Business due or to become due, except (a) Liabilities which are set forth or reserved for on the Balance Sheet, which have not been paid or discharged since the Balance Sheet Date, (b) Liabilities arising in the ordinary course of business relating to the Business under Contracts, Leases, Permits and other business arrangements described in the Disclosure Schedule (and under those Contracts, Leases and Permits which are not required to be disclosed on the Disclosure Schedule), arising prior to Closing none of which, individually or in the aggregate, has or would have a Material Adverse Effect on the Business or the Purchased Assets and (c) Liabilities incurred since the Balance Sheet Date in the ordinary course of business relating to the Business and in accordance with this Agreement and none of which, individually or in the aggregate, has or would have a Material Adverse Effect on the Business or the Purchased Assets.

        4.15    Compliance with Law.    Seller's conduct of the Business has not violated and is in compliance with all Regulations and Court Orders relating to the Purchased Assets or the Business or operations of Seller relating to the Business, the failure to comply with which would have a Material Adverse Affect. Seller has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any such Regulations or Court Orders.

        4.16    No Brokers.    Except as set forth in the Schedule 4.16, neither Parent, BBI Biotech nor any of their respective Affiliates or Representatives has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Buyer or any of its Affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

        4.17    No Other Agreements to Sell the Purchased Assets.    Neither Parent nor BBI Biotech nor any of their respective Affiliates or Representatives have any commitment or legal obligation, absolute or contingent, to any other person or firm other than the Buyer to sell, assign, transfer or effect a sale of any of the Purchased Assets, other than sales of inventory in the ordinary course of business.

        4.18    Proprietary Rights.

          (a)    Proprietary Rights.    Schedule 4.18 lists all of the Patents, registered Trademarks, Domain Names, registered Copyrights, and licenses for the foregoing. Schedule 4.18 also sets forth: (i) for each Patent, the number, normal expiration date and subject matter for each country in which such Patent has been issued, or, if applicable, the application number, date of filing and subject matter for each country, (ii) for each registered Trademark, the application serial number or registration number, the class of goods covered and the expiration date for each country in which a Trademark has been registered and (iii) for each registered Copyright, the number and date of filing for each country in which a Copyright has been filed. The Patents, Domain Names, registered Copyrights, registered Trademarks and licenses for the foregoing listed in the Disclosure Schedule are all those Patents, Domain Names, registered Copyrights, registered Trademarks and licenses used by Seller relating to the Business. True and correct copies of all Patents (including all pending applications) owned, controlled, created or used by or on behalf of Seller or in which Seller has any interest whatsoever will be provided to Buyer by Seller as soon as practicable, but in any event prior to the Closing.

          (b)    Royalties and Licenses.    Except as set forth in Schedule 4.18, Seller does not have any obligation to compensate any person for the use of any Proprietary Rights nor has Seller granted to any person any license, option or other rights to use in any manner any of its Proprietary Rights, whether requiring the payment of royalties or not.

          (c)    Ownership and Protection of Proprietary Rights.    Seller owns or has a valid right to use each of the Proprietary Rights, and the Proprietary Rights are transferable and shall not cease to be valid by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby unless so stated in Schedule 4.18. The Proprietary Rights are sufficient for the conduct of the Business as currently conducted. All of the pending Patent applications have been duly filed, all necessary Patent, registered Trademark and Domain Name registration, maintenance and renewal fees currently due have been paid, and unless stated in Schedule 4.18, no acts are required to be taken within 90 days of the date hereof with respect to any Proprietary Rights in order to avoid prejudice to, or impairment of, such rights. Seller has not received any notice of invalidity or infringement of any rights of others with respect to the Trademarks. Seller has taken commercially reasonable steps to protect the Proprietary Rights from infringement or misappropriation by any other person. Except as set forth on Schedule 4.18, no other person (i) to the Seller's knowledge, has the right to use any of Seller's Trademarks on the goods on which they are now being used either in identical form or in such near resemblance thereto as to be likely, when applied to the goods of any such person, to cause confusion with such Trademarks or to cause a mistake or to deceive, (ii) has notified Seller that it is claiming any ownership of or right to use such Proprietary Rights, or (iii) to the Seller's knowledge, is infringing upon any such Proprietary Rights in any way. Except as set forth on Schedule 4.18, to Seller's knowledge, Seller's use of the Proprietary Rights does not and will not conflict with, infringe upon or otherwise violate or misappropriate the valid rights of any third party in or to such Proprietary Rights, and no Action has been instituted against (or to the knowledge of Seller, threatened) or notices received by Seller that are presently outstanding alleging that Seller's use of the Proprietary Rights infringes upon or otherwise violates any rights of a third party in or to such Proprietary Rights, and Seller has no knowledge of any facts which would give rise to such a claim. Other than as otherwise provided by law, there are not, and it is reasonably expected that after the Closing there will not be, any restrictions on Seller's, or Buyer's, as the case may be, right to make, use or sell products manufactured by Seller or Buyer, as the case may be, in connection with the Business.

        4.19    Employee Benefit Plans.

          (a)    Definitions.    The following terms, when used in this Section 4.19, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

            (i)    Benefit Arrangement.    "Benefit Arrangement" shall mean any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits.

            (ii)    Employee Plans.    "Employee Plans" shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans as defined in Section 4001(a)(3) of ERISA which Seller or any ERISA Affiliate maintains, administers, contributes to or was required to contribute to at any time during the last five (5) years; Pension Plans shall mean any "employee pension benefit plan" as defined in Section 3(2) ERISA (other than a Multiemployer Plan); and Welfare Plans shall mean any "employee welfare benefit plan" as defined in ERISA Section 3(1) any of which Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which Seller or any ERISA Affiliate may incur any Liability and which covers any employee or former employee of Seller or any ERISA Affiliate (with respect to their relationship with such entities).

            (iii)    ERISA.    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            (iv)    ERISA Affiliate.    "ERISA Affiliate" shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, Seller as defined in Section 414(b), (c), (m) or (o) of the Code.

          (b)    Disclosure; Delivery of Copies of Relevant Documents and Other Information.    Schedule 4.19 contains a complete list of Employee Plans which cover current or continues to cover former employees of Seller involved in the Business (with respect to their relationship with such entities). True and complete copies of each of the following documents have been delivered by Seller to Buyer: (i) each Employee Plan and Multiemployer Plan (and, if applicable, related trust agreements) which covers or has covered employees of Seller involved in the Business (with respect to their relationship with such entities) and all amendments thereto, all written interpretations thereof and written descriptions thereof which have been distributed to Seller's employees and all annuity contracts or other funding instruments, (ii) each Employee Plan which covers current or continues to cover former employees of Seller involved in the Business (with respect to their relationship with such entities) including written interpretations thereof and written descriptions thereof which have been distributed to Seller's employees and a complete description of any Employee Plan which is not in writing, (iii) the most recent determination or opinion letter issued by the Internal Revenue Service with respect to each Employee Plan (other than a "multiemployer plan", as defined in Section 3(37) of ERISA) which covers or has covered employees of Seller (with respect to its relationship with such entities), (iv) for the three most recent plan years, Annual Reports on Form 5500 Series (including all schedules and attachments thereto) required to be filed with any governmental agency for each Pension Plan which covers or has covered employees of Seller (with respect to its relationship with such entities), (v) all actuarial reports prepared for the last three plan years for each Pension Plan which covers or has covered employees of Seller involved in the Business (with respect to its relationship with such entities), (vi) for each such Pension Plan, a description of complete age, salary, service and related data as of the last day of the last plan year for employees and former employees of Seller, and (vii) a description setting forth the amount of any Liability of Seller as of the Closing Date for payments more than thirty (30) calendar days past due with respect to each Welfare Plan which covers or has covered employees or former employees of Seller involved in the Business.

          (c)    Representations.    Except as set forth in Schedule 4.19, Seller represents and warrants as follows:

            (i)    Employee Plans

              (A)  Each Employee Plan which covers or has covered employees or former employees of Seller involved in the Business (with respect to their relationship with such entities) has been maintained in compliance in all material respects with its terms and, both as to form and operation, with the requirements prescribed by any and all Regulations and Courts' Orders which are applicable to such Employee Plan, including without limitation ERISA and the Code.

              (B)  None of Seller, any ERISA Affiliate or any Employee Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of Seller or any ERISA Affiliate pursuant to, any retiree medical benefit plan, or other retiree Employee Plan, and no condition exists which would prevent Seller from amending or terminating any such benefit plan or Welfare Plan.

              (C)  Each Employee Plan which covers or has covered employees or former employees of Seller and which is a "group health plan," as defined in Section 607(1) of ERISA, has been operated in compliance in all material respects with provisions of Part 6 of Title I, Subtitle B of ERISA and Sections 162(k) and 4980B of the Code at all times.

              (D)  Neither Seller nor any ERISA Affiliate has incurred any Liability with respect to any Employee Plan that is a "multiemployer plan", as defined in Section 3(37) of ERISA, under the terms of such Employee Plan, any collective bargaining agreement or otherwise resulting from any cessation of contributions, cessation of obligation to make contributions or other form of withdrawal from such Employee Plan.

              (E)  If, as of the Closing Date, Seller (and all ERISA Affiliates) were to have a cessation of contributions, cessation of obligations to make contribution or other form of withdrawal from all Employee Plans and Pension Plans that are "multiemployer plans", as defined in Section 3(37) of ERISA, it (and they) would incur no Liabilities with respect to any such Employee Plans and Pension Plans under the terms of such Employee Plans and Pension Plans, any collective bargaining agreement or otherwise.

            (ii)    Benefit Arrangements.    Each Benefit Arrangement which covers current employees or continues to cover former employees of Seller (with respect to their relationship with such entities) involved in the Business has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all Regulations and Court Orders which are applicable to such Benefit Arrangement, including without limitation the Code. Except as set forth in the Disclosure Schedule, and except as provided by law, the employment of all persons presently employed or retained by Seller is terminable at will.

            (iii)    Unrelated Business Taxable Income.    No Employee Plan (or trust or other funding vehicle pursuant thereto) is subject to any Tax under Code Section 511.

            (iv)    Deductibility of Payments.    There is no Contract covering any employee or former employee of Seller (with respect to its relationship with such entities) involved in the Business that, individually or collectively, provides for the payment by Seller of any amount (i) that is not deductible under Section 162(a)(1) or 404 of the Code or (ii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

            (v)    Fiduciary Duties and Prohibited Transactions.    To the knowledge of Seller, neither Seller nor any plan fiduciary of any Employee Plan or Pension Plan which covers or has covered employees or former employees of Seller or any ERISA Affiliate, has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Seller has not knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Employee Plan or Pension Plan and has not been assessed any civil penalty under Section 502(l) of ERISA.

            (vi)    Validity and Enforceability.    Each Employee Plan and Pension Plan and each related trust agreement, annuity contract or other funding instrument which covers current employees or continues to cover former employees of Seller involved in the Business (with respect to their relationship with such entities) is legally valid and binding and in full force and effect.

            (vii)    Litigation.    There is no Action or Court Order outstanding, relating to or seeking benefits under any Employee Plan that is pending, or to Seller's knowledge threatened against Seller, any ERISA Affiliate or any Employee Plan.

            (viii)    No Amendments.    Neither Seller nor any ERISA Affiliate has any announced plan or legally binding commitment to create any additional Employee Plans which are intended to cover employees or former employees of Seller (with respect to their relationship with such entities) involved in the Business or to amend or modify any existing Employee Plan which covers or has covered employees or former employees of Seller (with respect to their relationship with such entities) involved in the Business.

            (ix)    No Other Material Liability.    To Seller's knowledge, no event has occurred in connection with which Seller or any ERISA Affiliate or any Employee Plan, directly or indirectly, could be subject to any material Liability under any Regulation or Court Order relating to any Employee Plans or pursuant to any obligation of Seller to indemnify any person against Liability incurred under any such Regulation or Court Order as they relate to the Employee Plans. To Seller's knowledge, no lien has been imposed under ERISA or the Code with respect to Seller, any Employee Plan or any ERISA Affiliate.

            (x)    Unpaid Contributions.    Neither Seller nor any ERISA Affiliate has any Liability for unpaid contributions under Section 515 of ERISA with respect to any Pension Plan, Multiemployer Plan or Employee Plan.

            (xi)    Insurance Contracts.    Neither Seller nor any Employee Plan (other than a "multiemployer plan", as defined in Section 3(37) of ERISA) holds as an asset of any Employee Plan any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship or rehabilitation proceedings.

            (xii)    No Acceleration or Creation of Rights.    Except as set forth in Schedule 4.19(c)(xii), neither the execution and delivery of this Agreement or the Ancillary Agreements by Seller nor the consummation of the transactions contemplated hereby or thereby will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement)

        4.20    Transactions with Certain Persons.    Except as set forth in Schedule 4.20, no officer, or director of Seller nor any member of any such person's immediate family is presently, or within the past three years has been, a party to any transaction with Seller relating to the Business or the Purchased Assets of the type that would be required to be disclosed pursuant to Item 404 of Regulation S-K.

        4.21    Tax Matters.

          (a)    Filing of Tax Returns.    Since January 1, 2000, Seller (and any affiliated group of which Seller is now or has been a member) has timely filed (including by taking advantage of applicable extensions) with the appropriate Taxing authorities all returns (including without limitation information returns and other material information) in respect of Taxes required to be filed through the date hereof and will timely file any such returns required to be filed on or prior to the Closing Date. The returns and other information filed are complete and accurate in all material respects. Except as specified in Schedule 4.21, neither Seller, nor any group of which Seller now or was a member, has requested any extension of time within which to file returns (including without limitation information returns) in respect of any Taxes. Seller has delivered to Buyer complete and accurate copies of Seller's federal, state and local Tax returns for the years 2000, 2001 and 2002.

          (b)    Payment of Taxes.    All Taxes, in respect of periods beginning before the Closing Date, have been timely paid, or will be timely paid, or an adequate reserve has been established therefor, as set forth in the Disclosure Schedule or the Financial Statements, and Seller does not have any material Liability for Taxes in excess of the amounts so paid or reserves so established.

          (c)    Audits, Investigations or Claims.    Except as set forth in the Schedule 4.21, the consolidated federal income Tax returns of Seller have been audited by the Internal Revenue Service for all periods since 1995 to and including those set forth in Schedule 4.21, and except to the extent shown therein, no material deficiencies for Taxes, have been claimed, proposed or assessed by any Taxing or other governmental authority against Seller. Except as set forth in Schedule 4.21, there are no pending or to the Seller's knowledge threatened audits, investigations or claims for or relating to any material additional Liability in respect of Taxes, and there are no matters under discussion between the Seller and any governmental authorities with respect to Taxes that in the reasonable judgment of Seller is likely to result in a material additional Liability for Taxes. Audits of federal, state, and local returns for Taxes by the relevant Taxing authorities have been completed for each period set forth in Schedule 4.21 and, except as set forth in the Schedule 4.21, Seller has not been notified that any Taxing authority intends to audit a return for any period. Except as set forth in Schedule 4.21, no extension or waiver of a statute of limitations relating to Taxes is in effect with respect to Seller.

          (d)    Lien.    There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Purchased Assets.

          (e)    Safe Harbor Lease Property.    None of the Purchased Assets is property that is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code.

          (f)    Security for Tax-Exempt Obligations.    None of the Purchased Assets directly or indirectly secures any debt the interest on which is Tax-exempt under Section 103(a) of the Code.

          (g)    Tax-Exempt Use Property.    None of the Purchased Assets is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          (h)    Foreign Person.    Seller is not a person other than a United States person within the meaning of the Code.

          (i)    No Withholding.    The transaction contemplated herein is not subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law. Seller has withheld all Taxes required to have been withheld and paid all Taxes required to have been paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

        4.22    Insurance.    Schedule 4.22 contains a complete and accurate list of all policies or binders of fire, liability, title, worker's compensation, product liability and other forms of insurance maintained by Seller on the Business, the Purchased Assets or its employees involved in the Business. All such insurance coverage applicable to Seller, the Business and the Purchased Assets is in full force and effect, insures Seller in reasonably sufficient amounts against all risks usually insured against by persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located, and provides coverage as may be required by applicable Regulation and by any and all Contracts to which Seller is a party. There is no material Default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion. There are no outstanding unpaid premiums except in the ordinary course of business and no notice of cancellation or nonrenewal of any such coverage has been received. There are no provisions in such insurance policies for retroactive or retrospective premium adjustments other than for normal ordinary course premium adjustments, all of which adjustments are Excluded Liabilities to the extent relating to periods prior to the Closing. All products liability, general liability and workers' compensation insurance policies maintained by Seller have been occurrence policies and not claims made policies. There are no outstanding performance bonds covering or issued for the benefit of the Seller. No insurer has advised Seller that it intends to reduce coverage, increase premiums or fail to renew existing policy or binder.

        4.23    Accounts Receivable.    Except as set forth in Schedule 4.23, the accounts receivable set forth on the Balance Sheet, and all accounts receivable arising since the Balance Sheet Date, represent bona fide claims of Seller against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in all material respects in accordance with the applicable orders, Contracts or customer requirements and in the ordinary course of business. To Seller's knowledge, said accounts receivable are subject to no defenses, counterclaims or rights of setoff and are fully collectible in the ordinary course of business without cost in collection efforts therefor, except to the extent of the appropriate reserves for bad debts on accounts receivable as set forth on the Balance Sheet and, in the case of accounts receivable arising since the Balance Sheet Date, to the extent of a reasonable reserve rate for bad debts on accounts receivable which is not greater than the rate reflected by the reserve for bad debts on the Balance Sheet. Except as set forth on Schedule 4.23, since the Balance Sheet Date, Seller has not discounted or sold any of its accounts receivables or any portion thereof (either to the debtor(s) or in connection with the sale of such receivables to a third party).

        4.24    Inventory.    Schedule 4.24 contains a complete and accurate list of all Inventory set forth on the Balance Sheet and the addresses at which the Inventory is located. The Inventory as set forth on the Balance Sheet or arising since the Balance Sheet Date was acquired and has been maintained in accordance with the regular business practices of Seller, consists of new and unused items of a quality and quantity usable or saleable in the ordinary course of business, and is valued in accordance with GAAP at the lower of cost or market on a first-in-first-out basis consistent with the Past Practices. Except as set forth in Schedule 4.24, none of such Inventory is obsolete, unusable, damaged or unsalable in the ordinary course of business, except for such items of Inventory which have been written down to realizable market value, or for which adequate reserves have been provided, in the Balance Sheet.

        4.25    Purchase Commitments and Outstanding Bids.    As of the date of this Agreement, except as set forth on Schedule 4.25, there are no material claims against Seller in connection with the Business to return merchandise by reason of alleged overshipments, defective merchandise or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable. Except as set forth in Schedule 4.25, no outstanding purchase or outstanding Lease commitment of Seller relating to the Business presently is in excess of the normal, ordinary and usual requirements of the Business. There is no outstanding bid, proposal, Contract or unfilled order which relates to the Business or Purchased Assets which will or would, if accepted, have a Material Adverse Effect, individually or in the aggregate, on the Business or the Purchased Assets.

        4.26    Payments.    Seller has not, directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, client, customer, supplier, government official or other party, in the United States or any other country, which is in any manner related to the Business or Purchased Assets, which is illegal under any federal, state or local laws of the United States (including without limitation the U.S. Foreign Corrupt Practices' Act) or any other country having jurisdiction; and Seller has not participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers of the Business and has at all times done business in an open and ethical manner.

        4.27    Customers, Distributors and Suppliers.    Schedule 4.27 sets forth a complete and accurate list of the names and addresses of Seller's twenty largest (i) customers, distributors and other agents and representatives of or for the Business showing the approximate total sales in dollars by Seller to each such customer during the fiscal year ended December 31, 2003; and (ii) suppliers from whom Seller has purchased products or services for the Business in excess of $50,000 showing the approximate total purchases in dollars by Seller from each such supplier during such fiscal year. Except as set forth on Schedule 4.27, since the Balance Sheet Date, there has been no Material Adverse Change in the business relationship of Seller with any customer, distributor or supplier named on Schedule 4.27. Except as set forth on Schedule 4.27, Seller has not received any communication from any customer, distributor or supplier named on Schedule 4.27 of any intention to terminate or materially reduce purchases from or supplies to Seller.

        4.28    Compliance with Environmental Laws.

          (a)    Definitions.    The following terms, when used in this Section 4.28, shall have the following meanings. Any of these terms may, unless the context otherwise requires, used in the singular or the plural depending on the reference.

              (i)  "Seller" For purposes of this Section, the term "Seller" shall include (i) all Affiliates of Seller, (ii) all partnerships, joint ventures and other entities or organizations in which Seller was at any time or is a partner, joint venturer, member or participant and (iii) all predecessor or former corporations, partnerships, joint ventures, organizations, businesses or other entities, whether in existence as of the date hereof or at any time prior to the date hereof, the assets or obligations of which have been acquired or assumed by Seller or to which Seller has succeeded.

             (ii)  "Release" shall mean and include any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Substance, and otherwise as defined in any Environmental Law.

            (iii)  "Hazardous Substance" shall mean any pollutants, contaminants, and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including without limitation any quantity of asbestos in any form, urea formaldehyde, PCB's, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws.

            (iv)  "Environmental Laws" shall mean all Regulations which regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of, Hazardous Substances or otherwise dangerous substances, wastes, pollution or materials (whether, gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including without limitation protection of the health and safety of employees. Environmental Laws shall include without limitation the Federal Water Pollution Control Act, Resource Conservation & Recovery Act ("RCRA"), Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), Hazardous Materials Transportation Act and all analogous or related federal, state or local law, each as amended.

             (v)  "Environmental Conditions" means the introduction into the environment of any Hazardous Substance (whether or not upon any Facility or Former Facility or other property and whether or not such Hazardous Substance constituted at the time thereof a violation of any Environmental Law as a result of any Release of any kind whatsoever of any Hazardous

    Substance) as a result of which Seller has or may become liable to any person or by reason of which any Facility, Former Facility or any of the Purchased Assets may suffer or be subjected to any lien.

          (b)    Facilities.    Except as set forth on Schedule 4.28(b), the Facilities are, and at all times have been, and all Former Facilities were at all times when owned, leased or operated by Seller, owned, leased and operated in compliance with all Environmental Laws, the failure to comply with which would not have a Material Adverse Effect, and in a manner that will not give rise to any material Liability under any Environmental Laws. Without limiting the foregoing and except as set forth on Schedule 4.28(b), (i) there is not and has not been any Hazardous Substance used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under, about or from any Facility or any Former Facility, except for quantities of any such Hazardous Substances stored or otherwise held on, under or about any such Facility in compliance with all Environmental Laws, the failure to comply with which would not have a Material Adverse Affect, and necessary for the operation of the Business, (ii) Seller has at all times used, generated, treated, stored, transported, disposed of or otherwise handled its Hazardous Substances in compliance with all Environmental Laws, the failure to comply with which would not have a Material Adverse Affect, and in a manner that will not result in any material Liability of Seller under any Environmental Law, (iii) there is not now and has not been at any time in the past while Seller has owned the Owned Real Property or leased the Leased Real Property any underground or above-ground storage tank or pipeline at any Facility or Former Facility where the installation, use, maintenance, repair, testing, closure or removal of such tank or pipeline was not in compliance with all Environmental Laws and, while Seller has owned the Owned Real Property or leased the Leased Real Property there has been no Release from or rupture of any such tank or pipeline, including without limitation any Release from or in connection with the filling or emptying of such tank, (iv) in connection with the Business and the Purchased Assets, Seller does not manufacture or distribute any product in the State of California which requires the warning mandated by the California Safe Drinking Water and Toxic Enforcement Act of 1986, and (v) in connection with the Business and the Purchased Assets, Seller has not made and has never been required to make any filing under the New Jersey Industrial Site Recovery Act or any other state law of similar effect.

          (c)    Notice of Violation.    Except as set forth on Schedule 4.28(c), Seller has not received any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, (i) any Release or threatened Release of any Hazardous Substance at any location, whether at the Facilities, the Former Facilities or otherwise or (ii) an alleged violation of or non-compliance with the conditions of any Permit required under any Environmental Law or the provisions of any Environmental Law, which violation or failure to comply with which would result in a Material Adverse Affect. Except as set forth on Schedule 4.28(c), Seller has not received any notice of any other claim, demand or Action by any individual or entity alleging any actual or threatened injury or damage to any person, property, natural resource or the environment arising from or relating to any Release or threatened Release of any Hazardous Substances at, on, under, in, to or from any Facilities or Former Facilities, or in connection with any operations or activities thereat.

          (d)    Environmental Conditions.    Except as set forth on Schedule 4.28(d), there are no present or past Environmental Conditions in any way relating to the Business or the Purchased Assets or at any Facility or Former Facility.

          (e)    Environmental Audits or Assessments.    True, complete and correct copies of the written reports, and all parts thereof, including any drafts of such reports, if such drafts or reports are in the possession or control of Seller, of all environmental audits or assessments which have been conducted at any Facility or Former Facility, either by Seller or any attorney, environmental consultant or engineer engaged for such purpose by Seller, have been delivered to Buyer and a list of all such reports, audits and assessments and any other similar report, audit or assessment of which Seller has knowledge is included on the Disclosure Schedule.

          (f)    Indemnification Agreements.    Except as set forth in Schedule 4.28, Seller is not a party, whether as a direct signatory or as successor, assign or third party beneficiary, or otherwise bound, to any Lease or other Contract (excluding insurance policies disclosed on the Disclosure Schedule) under which Seller is obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning environmental conditions.

          (g)    Releases or Waivers.    Except as set forth on Schedule 4.28, Seller has not released any other person from any claim under any Environmental Law or waived any rights concerning any Environmental Condition.

          (h)    Notices, Warnings and Records.    Seller has given all notices and warnings, made all reports, and has kept and maintained all records required to be in material compliance with all Environmental Laws.

        4.29    Minute Books.    The minute books of Seller made available to Buyer contain a complete and accurate summary (as it relates to the Business or Purchased Assets) of all meetings of directors and stockholders or actions by written consent since January 1, 2000 through the date of this Agreement, and reflect all transactions (as they relate to the Business or Purchased Assets) referred to in such minutes accurately in all material respects.

        4.30    State Takeover Statutes.    Except as set forth on Schedule 4.30, neither Parent's Rights Plan nor any state takeover, business combination statute or similar statute or regulation applies to or purports to apply to this Agreement, any of the Ancillary Agreements or the transactions contemplated hereby and thereby.

        4.31    Fairness Opinion.    Parent has received a written opinion from its financial advisor, William Blair & Company, L.L.C., dated as of the date hereof, to the effect that as of the date hereof, the consideration to be received by Seller pursuant to this Agreement is fair, from a financial point of view, and has delivered to Buyer a copy of such opinion.

        4.32    Accuracy of Information.    Taken as a whole (i) all documents listed on Schedule 4.32, (ii) the representations and warranties in this Agreement and the Ancillary Agreements, and (iii) the information contained in the Disclosure Schedules is true and complete in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

        4.33    Product Returns and Warranties.    There are no liabilities for product returns other than those arising in the ordinary course of the Business or otherwise fully reserved for in the Financial Statements. Except as set forth in Schedule 4.33, to Seller's knowledge, there are no threatened claims for (a) product returns, (b) warranty obligations or (c) product services other than in the ordinary course of the Business. Except as set forth on Schedule 4.33, Seller has not made any express or implied warranties with respect to products sold or distributed by Seller (other than passing on warranties made by the manufacturers thereof). Seller has no knowledge of any presently existing circumstances that could reasonably be expected to constitute a valid basis for any voluntary or governmental recall of any product sold or distributed by Seller in the course of or that relates to the Business.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer hereby represents and warrants to Seller as follows:

        5.1    Organization of Buyer.    Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

        5.2    Authorization.    Buyer has all requisite power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Ancillary Agreements to which it is a party by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly approved by the board of directors of Buyer. Buyer is not required to obtain the approval of the shareholders of Buyer to execute and deliver this Agreement and the Ancillary Agreement or to consummate the transactions contemplated hereby and thereby. No other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and each of the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligations of the Buyer enforceable against Buyer in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and (ii) general principles of equity that restrict the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding in equity or at law). Each of the Ancillary Agreements to which it is a party, upon their execution and delivery by the Buyer, will constitute the legal, valid and binding obligations of the Buyer enforceable against Buyer in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and (ii) general principles of equity that restrict the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding in equity or at law).

        5.3    No Conflict or Violation.

          (a)   Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (i) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Buyer, (ii) violate, conflict with, or result in or constitute a material Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of Buyer's assets under, any of the terms, conditions or provisions of any material contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, authorization, concession, or other instrument or obligation to which Buyer is a party, or (iii) violate any Regulation or Court Order.

          (b)   To Buyer's knowledge, except as set forth on Schedule 5.3 hereto, no notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Buyer, in connection with the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. For purposes of this Section 5.3(b) only, Buyer shall be deemed to have knowledge of all declarations, filings, registrations, authorizations, consents, approvals or permits required to be made or obtained by Buyer if the Business was identical to the business conducted by Buyer as of the date hereof.

        5.4    No Brokers.    Neither Buyer nor any of its Affiliates or Representatives has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Seller or any of its Affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

        5.5    SEC Filings.

          (a)   Buyer has timely filed with the SEC all reports, schedules, forms, statements and other documents (including exhibits) required to be filed under the Securities Act and the Exchange Act from January 1, 2000 through the date of this Agreement. All reports, schedules, forms, statements and other documents (including exhibits) filed by Buyer with the SEC pursuant to the Securities Act and the Exchange Act since January 1, 2000 are referred to herein as the "Buyer SEC Filings." The Buyer SEC Filings (i) were prepared in compliance, in all material respects, with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed contain any untrue statement of material fact or omit to state a material fact required to be stated in such Buyer SEC Filings or necessary to make the statements therein, in light of the circumstances in which they were made, not false or misleading, and (iii) in the event of subsequent modifications of the circumstances or the basis on which they had been made, were, to the extent required by the Securities Act and the Exchange Act, as the case may be, timely amended in order to make them not false or misleading in any material respect in the light of such new circumstances or basis.

          (b)   Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Buyer SEC Filings, (i) was complete and correct in all material respects as of their respective dates, (ii) complied as to form in all material respects with the then current published rules and regulations of the SEC with respect thereto, (iii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iv) fairly presented the consolidated financial position of Buyer and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.

        5.6    Financial Resources.    Buyer has previously delivered to Seller debt and equity financing commitment letters for the transactions contemplated hereby (the "Commitment Letters"). Buyer obtained the Commitment Letters in the good faith belief that, subject to completion of customary due diligence investigation by the lenders, all of the terms or conditions applicable to Buyer in the Commitment Letter can be satisfied. Provided that Buyer is able to obtain the financing contemplated by the Commitment Letters, Buyer has as of the date hereof, and at the Closing will have, sufficient funds, including cash on hand together with funds available under bank or other credit facilities currently in place, to consummate the transactions contemplated by the Agreement and the Ancillary Agreements and to fulfill its obligations hereunder and thereunder, including without limitation, payment to Seller of the Purchase Price at the Closing and any adjustments to the Purchase Price following the Closing. Buyer is entering into this Agreement in good faith.

ARTICLE VI

COVENANTS OF SELLER AND BUYER

        The Parent, BBI Biotech and Buyer each covenant with the other as follows:

        6.1    Further Assurances.

          (a)   Upon the terms and subject to the conditions contained herein, the parties agree, both before and after the Closing, (i) to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (iii) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use their respective commercially reasonable efforts (A) to obtain all necessary waivers, consents and approvals from other parties to the Contracts and Leases to be assumed by Buyer; provided, however that neither party shall be required to make any payments, commence litigation or agree to modifications of the terms thereof in order to obtain any such waivers, consents or approvals, (B) to obtain all necessary Permits as are required to be obtained under any Regulations unless the failure to obtain any such Permits would not have a Material Adverse Effect, (C) to defend all Actions challenging this Agreement or the consummation of the transactions contemplated hereby; provided, however, that neither party shall be required to make any payments, commence or defend any litigation, or take any other actions with respect to shareholder or derivative litigation brought by or on behalf of the shareholders of the other parties, (D) to lift or rescind any injunction or restraining order or other Court Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; provided, however, that neither party shall be required to make any payments, commence or defend any litigation, or take any other actions with respect to shareholder or derivative litigation brought by or on behalf of the shareholders of the other parties, (E) to give all notices to, and make all registrations and filings with third parties, including without limitation submissions of information requested by governmental authorities, and (F) to fulfill all conditions to this Agreement. In addition, Seller will commence all action required under this Section 6.1 by a date which is reasonably foreseeable to be early enough to allow the transactions contemplated hereunder to be consummated by the Closing Date.

          (b)   If any "fair price," "moratorium," "control share," "business combination," "shareholder protection" or similar or other anti-takeover statute or regulation enacted under any state or federal law is or shall become applicable to this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby, subject to the fiduciary duties of the Board of Directors of Parent, Parent and the Board of Directors of Parent shall grant such approvals and take all such actions as are within its authority so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise use its commercially reasonable efforts to eliminate the effects of such statute or regulation on the transactions contemplated hereby or thereby. Parent shall take all commercially reasonable action necessary to ensure that Parent's Rights Plan will not apply to this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby. Except for Parent's Rights Plan, Parent has not and, during the term of this Agreement shall not, adopt, effect or implement any "shareholders' rights plan," "poison pill" or similar arrangement.

        6.2    No Solicitation.

          (a)   From and after the date of this Agreement until the Closing or termination of this Agreement pursuant to Section 11.1, Parent and BBI Biotech will not, nor will they authorize or permit any of their respective Representatives to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as defined below); provided, however, this Section 6.2(a) shall not prohibit Parent, prior to approval of this Agreement by Parent's stockholders, from (A) furnishing information regarding Seller to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a Superior Offer submitted by such person or group (and not withdrawn) if (1) neither Seller nor any Representative of Seller shall have violated any of the restrictions set forth in this Section 6.2, (2) the Board of Directors of Parent concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be a violation of its fiduciary duties under applicable law, (3) (x) at least three (3) business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person or group, Parent gives Buyer written notice of the identity of such person or group and of Parent's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person or group and (y) Parent receives from such person or group an executed confidentiality agreement with terms at least as restrictive to such person or group as the terms contained in the Confidentiality Agreement are to Buyer, and (4) contemporaneously with furnishing such information to any such person or group, Parent furnishes such information to Buyer (to the extent such information has not been previously furnished by Parent to Buyer), or (B) complying with Rules 14d-9 or 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal with respect to which no violation of this Section 6.2 shall have occurred. Parent and BBI Biotech will immediately (and will cause their respective Representatives to immediately) cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.2(a) by any Representative of Seller shall be deemed to be a violation of this Section 6.2 by Seller. In addition to the foregoing, Parent shall (i) provide Buyer with at least three (3) business days prior written notice of any meeting of Parent's Board of Directors at which Parent's Board of Directors is reasonably expected to consider a Superior Offer together with the material terms of such Superior Offer (including the identity of the offeror) and (ii) provide Buyer with at least five (5) business days prior written notice of a meeting of Parent's Board of Directors at which Parent's Board of Directors is reasonably expected to recommend a Superior Offer to its stockholders and together with such notice a copy of the definitive documentation relating to such Superior Offer.

          (b)   For purposes of this Agreement, "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent pursuant to which the stockholders of Parent immediately preceding such transaction hold less than 51% of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by Seller of all or substantially all of the Purchased Assets, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Parent or BBI Biotech), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 51% of the voting power of the then outstanding shares of capital stock of Parent or BBI Biotech, in each case on terms that the Board of Directors of Parent determines, in its reasonable judgment (based on advice of its outside financial advisor and after considering all terms and conditions of such written offer, including the likelihood and timing of its consummation) to be more favorable to Parent or its stockholders from a financial point of view than the terms of this Agreement; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is less committed than the financing of Buyer contemplated by the Commitment Letters or is not likely in the good faith judgment of Parent's Board of Directors (after consultation with its outside financial advisor) to be obtained by such third party on a timely basis.

          (c)   For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Buyer) relating to any Acquisition Transaction. For the purposes of this Agreement, "Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Parent or BBI Biotech by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Parent or BBI Biotech (excluding acquisitions or purchases from Parent through existing employee stock option and employee stock purchase plans approved by Parent's shareholders, if such approval was required, and in effect prior to the date hereof) or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Parent or BBI Biotech or any merger, consolidation, business combination or similar transaction involving Parent pursuant to which the stockholders of Parent immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 15% of the Purchased Assets; or (C) any liquidation or dissolution of Parent or BBI Biotech.

          (d)   In addition to the obligations of Seller set forth in paragraph (a) of this Section 6.2, Parent shall advise Buyer orally and in writing within 24 hours of the receipt thereof, of any request received by Seller or any of Seller's Representatives for nonpublic information which Parent reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry received by Seller or any of Seller's Representatives with respect to, or which Parent reasonably believes would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Parent will keep Buyer informed (orally and in writing) on a current basis and in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

        6.3    Notification of Certain Matters.    From the date hereof through the Closing, Seller shall give prompt notice to Buyer of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be reasonably likely to cause any representation or warranty contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any material respect and (b) any failure of the Parent, or BBI Biotech, or any of their respective affiliates, or of any of their respective Representatives, to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. Seller shall promptly notify Buyer of any Default, the threat or commencement of any Action, or any development that occurs before the Closing that could reasonably be anticipated to have a Material Adverse Effect on the Purchased Assets or the Business. Buyer shall promptly notify Seller if it shall become aware that any representation, warranty, covenant or agreement of Seller is or shall become untrue or inaccurate in any material respect from the date hereof until the Closing.

        6.4    Investigation by Buyer.

        From the date hereof through the Closing Date:

          (a)   Seller shall, and shall cause its officers, directors, employees and agents to, afford the Representatives of Buyer and its Affiliates full access at all reasonable times upon reasonable notice to the Purchased Assets for the purpose of inspecting the same, and to the officers, employees, agents, attorneys, and accountants for the Business, and shall furnish Buyer and its Representatives all financial, operating and other data and information relating to the Business and the Purchased Assets as Buyer or its Affiliates, through their respective Representatives, may reasonably request, provided, however, in any such case such access shall not unreasonably disrupt the operation of the Business or of Seller's other businesses or activities;

          (b)   Buyer shall have the right, at its sole cost and expense to, (A) conduct a Phase I environmental study with respect to the Leased Property and Owned Real Property listed on Schedule 6.4, (B) inspect records, reports, permits, applications, monitoring results, studies, correspondence, data and any other information or documents relevant to environmental conditions or environmental noncompliance, and (C) inspect all buildings and equipment at the Owned Real Property and the Leased Real Property, including without limitation the visual inspection of the Facilities for asbestos-containing construction materials; provided, in each case, such inspections shall be conducted only (1) during regular business hours; and (2) in a manner which will not unduly interfere with the operation of the Business or Seller's other businesses or activities and/or the use of, access to or egress from the Owned Real Property and the Leased Property.

        6.5    Conduct of Business.    From the date hereof through the Closing, Seller shall, except as contemplated by this Agreement, or as consented to by Buyer in writing, operate the Business in the ordinary course of business and substantially in accordance with past practice and in substantial compliance with all applicable laws and regulations the failure to comply with which would not have a Material Adverse Effect, pay and cause its Subsidiaries to pay material debts and Taxes when due unless, solely with respect to Taxes, Seller is contesting such Taxes in good faith, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practice to preserve intact the Business and the Purchased Assets, use its commercially reasonable efforts consistent with past practice to keep available the services of its and its Subsidiaries' present officers and key employees and use its commercially reasonable efforts consistent with past practice to preserve its and its Subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its Subsidiaries, and Seller will not take any action inconsistent with this Agreement or with the consummation of the Closing. Without limiting the generality of the foregoing, Seller shall not, as it relates to the Business except as specifically contemplated by this Agreement or as consented to by Buyer in writing:

          (a)   change or amend the Restated Articles of Incorporation or Amended and Restated Bylaws, as amended, of Parent or any of the charter documents of BBI Biotech;

          (b)   enter into, extend, materially modify, terminate or renew any Contract or Lease relating to the Business, except in the ordinary course of business;

          (c)   sell, assign, transfer, dividend, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the Purchased Assets, or any interests therein, except in the ordinary course of business and, without limiting the generality of the foregoing, Seller will produce, maintain and sell Inventory relating to the Business consistent with its past practices;

          (d)   excluding the Liabilities under the Revolving Credit and Security Agreement, incur any Liability relating to the Business for interest bearing indebtedness other than Excluded Liabilities, guarantee the obligations of others, indemnify others or, except in the ordinary course of business, incur any other Liability relating to the Business;

          (e)   (i) grant any bonus, severance or termination pay (otherwise than pursuant to policies or agreements of Seller in effect on the date hereof that are described on the Disclosure Schedule) or materially increase any benefits payable under its severance or termination pay policies or agreements in effect on the date hereof or increase in any material respect the compensation or fringe benefits of any employee of the Business with an annual salary of $50,000 or pay any benefit not required by any existing Employee Plan or policy to or for any employees of the Business;

             (ii)  make any change in the key management structure of the Business, including without limitation the hiring of additional officers or the termination of existing officers for the Business, except for terminations for cause and replacements for such terminated employees following consultation with Buyer;

            (iii)  adopt, enter into or amend in any material respect any Employee Plan covering employees of the Business, except for any such amendment as may be required to comply with applicable Regulations; or

            (iv)  fail to maintain in all material respects all Employee Plans covering employees of the Business in accordance with applicable Regulations;

          (f)    willingly allow or permit to be done, any act by which any of the Insurance Policies may be suspended, impaired or canceled;

          (g)   (i) fail to pay or discharge when due any material Liabilities of the Business, in the ordinary course of business and consistent with past practice;

             (ii)  fail to pay or discharge when due any non-material Liabilities of the Business, in the ordinary course of business and consistent with past practice unless and to the extent such Liabilities are being contested by Seller in good faith;

            (iii)  fail to collect the Accounts Receivable for the Business in the ordinary course of business and consistent with past practice;

          (h)   enter into, renew, modify or revise any agreement or transaction with any of its Affiliates;

          (i)    fail to maintain the Purchased Assets in substantially their current state of repair, excepting normal wear and tear or fail to replace consistent with Seller's past practices inoperable, worn-out or obsolete or destroyed Purchased Assets that are used in the ordinary course of the Business;

          (j)    make any loans or advances to any partnership, firm or corporation, except for advances consistent with Seller's past practice to any of the Seller's businesses including the Business (including intercompany loans to such businesses), or, except for expenses incurred in the ordinary course of business and consistent with past practice, to any individual;

          (k)   fail to comply with all Regulations applicable to the Purchased Assets and the Business, the failure to comply with which would have a Material Adverse Affect on the Business or the Purchased Assets;

          (l)    do any other act, or omit to take any action, which would cause any representation or warranty of the Parent or BBI Biotech in this Agreement to be or become untrue in any material respect;

          (m)  fail to use its commercially reasonable efforts and consistent with past practice to (i) retain the Seller's employees for the Business, (ii) maintain the Business so that such employees will remain available to Seller on and after the Closing Date, (iii) maintain existing relationships with suppliers, customers and others having business dealings relating to the Business and (iv) otherwise to preserve the goodwill of the Business so that such relationships and goodwill will be preserved on and after the Closing Date;

          (n)   make any payment of any kind whatsoever to or on behalf of the Seller or any officer or director of Seller pursuant to any agreement between Parent and Seller, other than ordinary compensation to employees, directors and consultants in the regular course of business;

          (o)   terminate or fail to renew any Permits;

          (p)   revalue any of its Purchased Assets, including without limitation writing down the value of Inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practices;

          (q)   engage in any sale or discount of accounts receivable (whether by discount to the debtors or by sale to any third party);

          (r)   make any change to its Tax or accounting methods, principles, policies, procedures or practices, except as may be required by GAAP;

          (s)   dispose of or permit to lapse any material Proprietary Rights; and

          (t)    enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.

        6.6    Employee Matters.

          (a)   Buyer shall extend offers of employment to substantially all of Seller's employees in the Business (such employees are hereinafter referred to as the "Rehired Employees"), such employment to be for substantially equivalent positions and on substantially equivalent wage rates as such Rehired Employees currently have with the Seller and such employment to be at Seller's existing facilities; provided, however, that Buyer, in its sole discretion, may elect to provide that any or all such employment relationships shall be terminable "at-will" by the Buyer or the applicable Rehired Employee. Seller shall terminate the employment of all Rehired Employees immediately prior to the Closing in accordance with all applicable laws and, prior to the Closing, shall provide any required notices in a timely manner in connection therewith. Seller shall cooperate with and use its commercially reasonable efforts to assist Buyer in its efforts to secure satisfactory employment arrangements with those employees of Seller to whom Buyer makes offers of employment.

          (b)   Each Rehired Employee shall – following the Closing Date, to the extent permitted by law and applicable Tax qualification requirements, and subject to any generally applicable break in service or similar rule, and the approval of any insurance carrier, third party provider or the like – be eligible to participate in the various retirement, health, disability, vacation, 401(k), dental and life insurance plans maintained by or on behalf of Buyer. With respect to such benefit plans, Buyer shall, so long as permitted by such benefit plans, (i) credit such employee's period of service with Seller for the purpose of determining eligibility and vesting under such benefit plans, (ii) waive all limitations as to preexisting condition exclusions, evidence of insurability provisions, waiting periods or similar limitations, and (iii) for purposes of computing deductible amounts, expenses and claims incurred prior to the Closing Date under Seller's group medical plans shall be credited and recognized. Buyer shall be responsible for providing all COBRA continuation coverage (but shall not be responsible for the applicable premiums, and may charge such premiums to the recipients of the COBRA continuation coverage as allowed by applicable law), in accordance with Code Section 4980B in Sections 601 through 608 of ERISA, to each Rehired Employee and his or her Qualified Beneficiaries (within the meaning of Code Section 4980B(g)(1) and Treasury Regulation 54.4980(B)(9) thereof) which incurs a qualifying event after the Closing Date. Buyer agrees to act as the successor employer, as defined in the alternate procedure under IRS Revenue Procedure 96-60, with respect to Rehired Employees but solely for the purpose of FICA, FUTA and federal income tax reporting and withholding. The parties agree that the foregoing sentence shall in no way allocate any liability to Buyer for obligations of Seller to any Rehired Employees arising out of actions or omissions on or before the Closing. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any Rehired Employee or the funding of any such benefit, or obligate Buyer to employ, or offer continuing employment to, any individual. After the Closing, the accrued vacation of the Rehired Employees will be assumed by the Buyer such that each Rehired Employee shall have the option to (i) use such accrued vacation in accordance with Buyer's policies or (ii) receive a payout of the then outstanding balance of such accrued vacation from Buyer upon termination of such Rehired Employee's employment with Buyer.

          (c)   Except as specifically otherwise provided herein, nothing contained in this Agreement shall confer upon any Rehired Employee any right with respect to continuance of employment by Buyer, nor shall anything herein interfere with the right of Buyer to terminate the employment of any of the Rehired Employees at any time, with or without cause, or restrict Buyer in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Rehired Employees following the Closing.

          (d)   No provision of this Agreement shall create any third party beneficiary rights in any Rehired Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Rehired Employee by Buyer or under any benefit plan which Buyer may maintain, or otherwise.

          (e)   None of Parent, BBI Biotech or the Subsidiaries shall directly or indirectly, hire or offer employment to any Rehired Employee whose employment is continued by Buyer after the Closing Date or any employee of Buyer or any successor or affiliate of Buyer which is engaged in the Business, unless, subject to the limitations of Section 6.12(b), Buyer first terminates the employment of such employee or such employee gives his or her notice of termination of employment.

          (f)    Buyer agrees to indemnify and hold harmless Seller from any claims, fines, penalties or other losses, including but not limited to attorneys' fees arising from Buyer's failure to provide notice to Rehired Employees under the WARN Act as a result of a plant closing or mass layoff (as defined in the WARN Act) that occurs after the Closing Date.

          (g)   Buyer shall allocate up to $100,000 (in the aggregate) for outplacement and related benefits with respect to all Rehired Employees terminated by the Buyer without cause within 180 days after the Closing. Such amounts shall be allocated by Buyer in consultation with Seller.

        6.7    Proxy Statement; Special Meeting.

          (a)   As promptly as reasonably practicable after the execution and delivery of this Agreement by the parties hereto, Parent shall prepare and file with the SEC under the Exchange Act, proxy materials for the purpose of soliciting proxies from the stockholders of Parent (the "Parent Stockholders") to vote in favor of the approval of this Agreement and the approval of the transactions contemplated by this Agreement (collectively, the "Stockholder Approval Matters") at a special meeting of Parent Stockholders to be called and held for such purpose (and for such other purposes as may be necessary to effect the transactions contemplated herein) (the "Special Meeting"). Such proxy materials shall be in the form of a proxy statement to be used for the purpose of soliciting such proxies from Parent Stockholders (such proxy statement, together with any accompanying letter to stockholders, notice of meeting and form of proxy, shall be referred to herein as the "Proxy Statement"). Buyer shall make reasonable efforts to respond to reasonable requests in preparation of the Proxy Statement and shall promptly upon the request of Seller, provide any information regarding Buyer which is required to be included in the Proxy Statement. Buyer and its counsel shall be given an opportunity to review and comment on the Proxy Statement prior to its filing with the SEC. Parent shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use commercially reasonable efforts to resolve as promptly as reasonably practicable all SEC comments thereon. Buyer shall use its commercially reasonable efforts to promptly respond to any reasonable requests from Seller to assist Seller in the preparation of, and responding to SEC comments on, information regarding the Buyer included or to be included in the Proxy Statement.

          (b)   Promptly following the resolution of all SEC comments on the Proxy Statement, Parent shall mail the Proxy Statement to Parent stockholders and, pursuant thereto, shall call the Special Meeting in accordance with Chapter 156B of the Massachusetts General Laws (such meeting to be held within forty five (45) days of the date the Proxy Statement is first mailed to Parent Stockholders) and solicit proxies from Parent Stockholders to vote in favor of the Stockholder Approval Matters at the Special Meeting.

          (c)   Parent shall comply with all applicable provisions of and rules and regulations under the Exchange Act and all applicable provisions of Chapter 156B of the Massachusetts General Laws in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, Parent shall ensure that the Proxy Statement (or any amendment or supplement thereto) does not, as of the date on which it is mailed to Parent Stockholders, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances in which they were made, not false or misleading (provided that the Parent shall not be responsible for the accuracy or completeness of any information relating to the Buyer or any other information furnished by the Buyer in writing for inclusion in the Proxy Statement).

          (d)   Buyer shall promptly inform Parent if any of the information supplied by Buyer in writing for inclusion in the Proxy Statement to be mailed to the stockholders of the Parent in connection with the Special Meeting will, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to Parent Stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances in which they were made, not false or misleading.

          (e)   Parent shall consult with Buyer regarding the date of the Special Meeting and shall not postpone or adjourn (other than for the absence of a quorum) the Special Meeting without the consent of Buyer. Parent shall use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of the Stockholder Approval Matters and shall take all other commercially reasonable action necessary or advisable to secure the vote or consent of stockholders required to effect the transactions contemplated by this Agreement. Parent's obligation to call, give notice of, convene and hold the Special Meeting in accordance with this Section 6.7 shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Seller of any Acquisition Proposal or any change in the Board of Directors recommendation regarding any of the Stockholder Approval Matters, except in the case of a Superior Offer or for Parent's Board of Directors to comply with its fiduciary duties.

          (f)    Subject to Section 6.7(g): (i) the Board of Directors of Parent shall recommend that Parent's stockholders vote in favor of and approve the Stockholder Approval Matters at the Special Meeting; (ii) the Proxy Statement shall include a statement to the effect that the Board of

  Directors of Parent has recommended that Parent's stockholders vote in favor of and approve the Stockholder Approval Matters at the Special Meeting; and (iii) neither the Board of Directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Buyer, the recommendation of the Board of Directors of Parent that Parent's stockholders vote in favor of and approve the Stockholder Approval Matters.

          (g)   Nothing in this Agreement shall prevent the Board of Directors of Parent from withholding, withdrawing, amending or modifying its recommendation in favor of the Stockholder Approval Matters if the Board of Directors of Parent reasonably concludes in good faith, after consultation with its outside counsel, that the failure to withhold, withdraw, amend or modify such recommendation would violate its fiduciary obligations under applicable law or in the event of a Superior Offer; provided that Parent shall have delivered to Buyer a prior written notice advising Buyer that it intends to take such action and describing its reasons for taking such action (such notice to be delivered not less than three (3) business days prior to the time such action is taken).

        6.8    Financing.    Buyer shall use its commercially reasonable efforts to obtain the financing contemplated by the Commitment Letters, or if such financing is not available, replacement financing in an amount and on terms and conditions not materially less favorable than set forth in the Commitment Letters (such financing or any such replacement financing to be referred to herein at the "Financing"). Buyer shall provide Seller with such information as Seller may reasonably request to monitor Buyer's progress in obtaining the Financing.

        6.9    Notices.    Parent shall give all notices and other information required by applicable law to be given through the Closing Date (or after the Closing Date with respect to those employees of Seller who are not hired by Buyer after the Closing) to the employees of Seller, any collective bargaining unit representing any group of employees of Seller, and any applicable government authority as to the obligations of Seller under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, COBRA, and other applicable law in connection with the transactions contemplated by this Agreement.

        6.10    Financial Reporting Cooperation.    After the Closing, Seller shall, and shall cause its Affiliates and Representatives to, cooperate with all reasonable requests in the preparation of all financial statements determined by Buyer to be necessary to meet its reporting obligations in connection with the consummation of the transactions contemplated by this Agreement. Seller shall provide, or cause to be provided to Buyer reasonable access to any records and other information in Seller's possession and control and requested by Buyer in connection therewith as well as access to, and the reasonable cooperation of, Seller's current and former accountants.

        6.11    Compliance with Bulk Sales Laws Requirements.    Buyer has agreed to waive compliance with all applicable bulk sale transfer laws in connection with the consummation of the transactions contemplated by this Agreement, including the bulk transfer provisions of the Uniform Commercial Code, and as a condition to such waiver by Buyer, Seller will indemnify, defend and hold harmless Buyer from any Damages as a result of non-compliance with such applicable bulk sale transfer laws.

        6.12    Seller's Covenant not to Compete.

          (a)    Restrictions on Competitive Activities.    Seller agrees that, after the Closing, Buyer shall be entitled to the goodwill and going concern value of the Business and to protect and preserve the same to the maximum extent permitted by law. Seller also acknowledges that its and the Subsidiaries respective contributions to the Business have been uniquely valuable and involve proprietary information that would be competitively unfair to make available to any competitor of the Business. For these and other reasons and as an inducement to Buyer to enter into this Agreement, Seller, on behalf of itself and the Subsidiaries, agrees that for a period of 5 years following the Closing Date neither Seller nor the Subsidiaries will, directly or indirectly, for its own benefit or as agent for another, carry on or participate in the ownership, management or control of, or the financing of, or be employed by, or consult for or otherwise render services to, or allow its name or reputation to be used in or by any other present or future business enterprise that competes with Buyer in the Business for so long as Buyer or any person entitled to or acquiring ownership of the goodwill of the Business or the Purchased Assets through Buyer carries on a like business therein, but in no event more than the said 5-year period; provided however that the foregoing covenants shall not prohibit, or be interpreted as prohibiting, Seller nor the Subsidiaries from: (i) continuing anywhere in the world in any type of business conducted by the Seller or the Subsidiaries on the date hereof, which is not part of the Business, including, but not limited to, Seller's and the Subsidiaries right to sell pressure cycling technology products or services to any Person; (ii) entering into any relationship with a Person not owned, managed, operated or controlled by Seller or the Subsidiaries for purposes unrelated to the Business; and (iii) making equity investments in publicly owned companies which may compete with the Business, provided such investments do not exceed 5% of the voting securities or otherwise confer control of any such competitive business upon the Seller or the Subsidiaries.

          (b)    Restrictions on Soliciting Employees.    In addition, to protect Buyer against any efforts by Seller or the Subsidiaries to cause the Rehired Employees to terminate their employment, Seller, on behalf of itself and the Subsidiaries, agrees that for a period of 1.5 years following the Closing Date, such Person will not directly or indirectly (i) induce any Rehired Employee to leave Buyer or to accept any other employment or position (including with Seller or any of the Subsidiaries), or (ii) assist any other entity in hiring any Rehired Employee.

          (c)    Special Remedies and Enforcement.    The parties agree that a breach by Seller or any of the Subsidiaries of any of the covenants set forth in this Section 6.12 could cause irreparable harm to Buyer, that Buyer's remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach, a restraining order or injunction or both may be issued against any Seller and/or any of the Subsidiaries, in addition to any other rights and remedies that are available to Buyer. In connection with any such action or proceeding for injunctive relief, Seller, on behalf of itself and each of the Subsidiaries, hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Section 6.12 specifically enforced against such Person and consents to the entry of injunctive relief against such Person enforcing or restraining any breach or threatened breach of this Section 6.12.

          (d)    Severability.    If this Section 6.12 is more restrictive than permitted by the laws of any jurisdiction in which Buyer seeks enforcement hereof, this Section 6.12 shall be limited to the extent required to permit enforcement under such laws. In particular, the parties intend that the covenants contained in Section 6.12(a) shall be construed as a series of separate covenants, one for each county and city in which the Business has been carried on and in which Buyer conducts a similar business after the Closing Date. Except for geographic coverage, each such separate covenant shall be deemed identical in terms. If, in any proceeding, a court or arbitrator shall refuse to enforce any of the separate covenants, then such unenforceable covenant shall be deemed eliminated from this Section 6.12 for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced. If the provisions of this Section 6.12 shall ever be deemed to exceed the duration or geographic limitations or scope permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations in scope, as the case may be, permitted by applicable Regulations.

        6.13    Retention Program.    Seller shall implement and fully fund a retention program on terms reasonably satisfactory to Buyer for the period from the date of this Agreement until the Closing.

        6.14    Assumption of Mortgage.    Seller shall use its commercially reasonable efforts to obtain the consent of the mortgagee and lender of the Mortgage to permit the assumption of the Mortgage and related indebtedness by Buyer at the Closing.

        6.15    Frederick Lease.    Seller shall use its commercially reasonable efforts to obtain all consents and approvals necessary to be obtained for Seller (and after the Closing, Buyer) to occupy, and operate the Purchased Assets and the Business at, the property to be leased pursuant to the Frederick Lease. In the event that all such consents and approvals are not obtained prior to the Closing, Buyer may at its option (exercisable by it in its sole discretion) elect to include the Frederick Lease on the Schedule 1.1E(vi) list of excluded Contracts, in which case Buyer shall have no obligation to assume the Frederick Lease.

        6.16    Incomplete Contracts.    Certain of the Contracts referenced on the Disclosure Schedule are incomplete, either because they are missing one or more signatures or because they are missing one or more parts to the Contract. Each such Contract is denoted with an asterisk on the Disclosure Schedule (the "Incomplete Contracts"). Seller shall provide fully executed copies of each Incomplete Contract as soon as practicable. Notwithstanding anything in this Agreement to the contrary, Buyer may elect, in its sole discretion to assume (and accordingly treat as a Purchased Asset) or reject (and accordingly treat as an Excluded Asset) any Incomplete Contract unless (i) Seller provides Buyer with a complete, fully signed version (except for Contracts that are not material, and with respect to which it is not customary for one of the parties to sign) of the applicable Incomplete Contract, and (ii) such fully signed version does not differ in any material respect from the Incomplete Contract provided by Seller to Buyer prior to the date of this Agreement. Buyer's election to assume any Incomplete Contract shall in no way limit any of Buyer's rights under Section 10.4. Seller's obligations pursuant to this Section 6.16 shall terminate on the Closing Date.

ARTICLE VII

CONDITIONS TO SELLER'S OBLIGATIONS

        The obligations of Seller to consummate the transactions provided for hereby are subject, in the discretion of Seller, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller:

        7.1    Representations and Warranties.    The representations and warranties of the Buyer contained herein shall be true and accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date except where the failure of such representations and warranties to be true and accurate (individually or in the aggregate) as of the Closing Date would not have a material adverse effect on the Buyer; and Parent shall have received at the Closing a certificate, signed by the president or chief financial officer of the Buyer to such effect. For purposes of determining whether a material adverse effect on the Buyer has occurred, all qualifications based on the word "material" contained in such representations and warranties shall be disregarded.

        7.2    Agreements and Covenants.    Buyer shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Parent shall have received at the Closing a certificate, signed by the president or chief financial officer of the Buyer to such effect.

        7.3    Consents; Regulatory Compliance and Approval.    Each of the consents set forth on Schedule 7.3 shall have been obtained.

        7.4    No Actions or Court Orders.    No action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government, other governmental or regulatory agency or authority which would prevent the consummation of the transactions contemplated hereby. There shall not be any Regulation or Court Order that makes the purchase and sale of the Business or the Purchased Assets contemplated hereby illegal or otherwise prohibited.

        7.5    Opinion of Counsel.    Buyer shall have delivered to Seller an opinion of O'Melveny & Myers LLP, legal counsel to Buyer, dated as of the Closing Date, in substantially the form of Exhibit M.

        7.6    Corporate Documents.    Seller shall have received from Buyer resolutions adopted by the board of directors of Buyer approving this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby, certified by Buyer's corporate secretary.

        7.7    Assumption Document.    Buyer shall have executed and delivered the Assumption Document.

        7.8    Ancillary Agreements.    Buyer shall have executed and delivered the Ancillary Agreements to which Buyer is a party.

        7.9    Stockholder Approval.    This Agreement and the transactions contemplated hereby shall have been approved by the holders of two-thirds of the outstanding shares of Parent and entitled to vote at the Special Meeting, in accordance with applicable law and Parent's Restated Articles of Organization, as amended, and the Amended and Restated Bylaws, as amended.

        7.10    401(k).    Prior to the Closing Date, the plan administrator of Buyer's Code Section 401(k) plan shall not have unreasonably withheld its approval of a rollover of assets (including, if applicable, any participant promissory notes) from the Seller's Code Section 401(k) plan related to the accounts of Rehired Employees should such Rehired Employees choose to rollover such assets. Seller shall provide the Buyer with copies of the Code Section 401(k) plan documents, Forms 5500 for the prior three (3) years, discrimination testing for prior three (3) years and a copy of the IRS determination letter.

        7.11    Mortgage.    As of the Closing, Buyer shall have paid off or assumed the Mortgage.

        7.12    Employees.    Buyer shall have offered employment to the Rehired Employees on terms consistent with Section 6.6 hereof.

ARTICLE VIII

CONDITIONS TO BUYER'S OBLIGATIONS

        The obligations of Buyer to consummate the transactions provided for hereby are subject, in the discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer:

        8.1    Representations, Warranties and Covenants.    The representations and warranties of the Seller contained herein shall be true and accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date except where the failure of such representations and warranties to be true and accurate (individually or in the aggregate) as of the Closing Date would not have a Material Adverse Effect; and Buyer shall have received at the Closing a certificate, signed by the president or chief financial officer of each of Parent and BBI Biotech to such effect. For purposes of determining whether a Material Adverse Effect has occurred (i) all qualifications based on the word "material" or "Material Adverse Effect" contained in such representations and warranties shall be disregarded and (ii) any disclosures made pursuant to Section 6.3 shall be disregarded.

        8.2    Agreements and Covenants.    Parent and BBI Biotech shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Buyer shall have received at the Closing a certificate, signed by the president or chief financial officer of each of Parent and BBI Biotech to such effect.

        8.3    Consents; Regulatory Compliance and Approval.    Each of the consents set forth on Schedule 8.3 shall have been obtained.

        8.4    No Actions or Court Orders.    No action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government, other governmental or regulatory agency or authority which would prevent the consummation of the transactions contemplated hereby. There shall not be any Regulation or Court Order that makes the purchase and sale of the Business or the Purchased Assets contemplated hereby illegal or otherwise prohibited.

        8.5    Opinion of Counsel.    Parent and BBI Biotech shall have delivered to Buyer an opinion of Brown Rudnick Berlack Israels LLP, legal counsel to the Parent and BBI Biotech, dated as of the Closing Date, in substantially the form of Exhibit N.

        8.6    Material Changes.    Since the Balance Sheet Date, there shall not have been any Material Adverse Change.

        8.7    Corporate Documents.    Buyer shall have received from Seller (i) resolutions adopted by the board of directors of Seller, approving this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, certified by Seller's corporate clerk; and (ii) a certificate of Parent's corporate clerk as to the vote adopted by the Parent's stockholders approving the Stockholder Approval Matters, and (iii) a unanimous written consent of BBI Biotech's shareholder, approving, to the extent required, the Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

        8.8    Conveyancing Documents; Release of Encumbrances.    Seller shall have executed and delivered each of documents described in Section 3.2 hereof so as to effect the transfer and assignment to Buyer of all right, title and interest in and to the Purchased Assets and Seller shall have filed (where necessary) and delivered to Buyer all documents necessary to release the Purchased Assets from all Encumbrances, which documents shall be in a form reasonably satisfactory to Buyer's counsel.

        8.9    Ancillary Agreements.    Parent, BBI Biotech, Mr. Richard Schumacher and the other parties (other than the Buyer) named therein, shall have executed and delivered the Ancillary Agreements in the forms attached as exhibits hereto.

        8.10    Financing.    Buyer shall have received the proceeds of the Financing.

        8.11    Stockholder Approval.    This Agreement and the transactions contemplated hereby shall have been approved by the holders of two-thirds of the outstanding shares of Parent and entitled to vote at the Special Meeting, in accordance with applicable law and Parent's Restated Articles of Organization, as amended, and the Amended and Restated Bylaws, as amended.

        8.12    Title Insurance.    Buyer shall have been able to obtain insurable title to the Owned Real Property at standard rates by a nationally recognized title insurance company, as evidenced by a commitment for title insurance issued to Buyer immediately prior to the Closing and committing to insure that Buyer will hold fee title to the Owned Real Property as of the Closing Date, subject only to the Permitted Encumbrances. Seller shall have provided a gap indemnity to the title insurance company insuring the title commitment as required for the issuance of the commitment.

        8.13    Know-How.    On or before the date that is two weeks prior to the Closing Date, Seller shall reduce all of Seller's standard operating procedures ("SOPs") to writing to the extent that such SOPs are not already in writing. Such writings shall sufficiently describe the SOPs so that Buyer could rely solely on such writings in the maintenance and operation of the Business as it was operated by Seller prior to the Closing Date. Seller agrees to provide such writings to Buyer on or before the date that is two weeks prior to the Closing Date.

ARTICLE IX

CONSENTS TO ASSIGNMENT

        9.1    Consents to Assignment.    Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract, Assumed Lease, Permit or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a Default thereof or in any material way adversely affect the rights of Buyer thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights thereunder so that Buyer would not receive all such rights, Seller will cooperate with Buyer, in all reasonable respects, to provide to Buyer the benefits under any such Contract, Assumed Lease, Permit or any claim or right, including without limitation enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereto arising out of the Default or cancellation by such third party or otherwise.

ARTICLE X

ACTIONS BY SELLER AND BUYER
AFTER THE CLOSING

        10.1    Collection of Accounts Receivable and Letters of Credit.    At the Closing, Buyer will acquire hereunder, and thereafter Buyer or its designee shall have the right and authority to collect for Buyer's or its designee's account, all receivables, letters of credit and other items which constitute a part of the Purchased Assets, and Seller shall within five (5) days after receipt of any payment in respect of any of the foregoing, properly endorse and deliver to Buyer any letters of credit, documents, cash or checks received on account of or otherwise relating to any such receivables, letters of credit or other items. Seller shall promptly transfer or deliver to Buyer or its designee any cash or other property that Seller may receive in respect of any deposit, prepaid expense, claim, contract, license, lease, commitment, sales order, purchase order, letter of credit or receivable of any character, or any other item, constituting a part of the Purchased Assets.

        10.2    Books and Records; Tax Matters.

          (a)    Books and Records.    Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any Tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation reasonable attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees. All information received pursuant to this Section 10.2(a) shall be subject to the terms of Section 12.10.

          (b)    Cooperation and Records Retention.    Seller and Buyer shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit, or other examination by any Taxing authority or judicial or administrative proceedings relating to Liability for Taxes, (ii) each retain until the applicable statute of limitations (including any extensions) have expired and provide the other with any records or other information then in the possession of such party that may be relevant to such return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax return of the other for any period. Without limiting the generality of the foregoing, Buyer and Seller shall each retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax returns, supporting work schedules, and other records or information used in the preparation of such returns for all Tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

          (c)    Payment of Liabilities.    Following the Closing Date, Seller shall pay promptly when due all of the debts and Liabilities of Seller relating to the Business, including the Excluded Liabilities and any Liability for Taxes relating to the Business, other than Assumed Liabilities; provided, however, this covenant shall not apply to that portion (or all) of any debt or Liability that Seller is contesting in good faith. Following the Closing Date, Buyer shall pay promptly when due all Assumed Liabilities.

        10.3    Survival of Representations, Etc.    All of the representations and warranties made by each party in this Agreement shall survive the Closing for a period of (and claims based upon or arising out of such representations and warranties may be asserted at any time before the date which shall be) twenty one (21) months following the Closing, except that (i) the representations and warrants contained in Sections 4.1 [Organization of Seller], 4.2 [Subsidiaries], 4.3 [Authorization], 4.16 [No Brokers], 5.1 [Organization of Buyer], 5.2 [Authorization], and 5.5 [No Brokers] shall survive the Closing and remain in full force and effect indefinitely, (ii) the representations and warranties contained in Section 4.28 [Compliance with Environmental Laws] shall survive the Closing for a period of five years following the Closing, and (iii) the representations and warranties contained in Section 4.21 [Tax Matters] shall survive the Closing until the termination of the applicable statute of limitations (including all extensions or tolling of such statute by Seller). Each party hereto shall be entitled to rely upon the representations and warranties of the other party set forth in this Agreement. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.

        10.4    Indemnifications.

          (a)    By Parent and BBI Biotech.    Parent and BBI Biotech, jointly and severally, shall indemnify, save and hold harmless Buyer, its affiliates and subsidiaries, and its and their respective Representatives, from and against any and all costs, losses, Taxes, Liabilities, damages, lawsuits, claims and demands (whether or not arising out of third-party claims), including without limitation, interest, penalties, costs of mitigation, losses in connection with any Environmental Law, and other losses resulting from any shutdown or curtailment of operations, damages to the environment, reasonable attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively referred to herein as "Damages"), incurred in connection with, arising out of, or resulting from (i) any breach of any representation or warranty made by Parent or BBI Biotech in or pursuant to this Agreement excluding the representations of Parent and BBI Biotech made in Section 4.21(i); (ii) any breach of any covenant or agreement made by Seller in or pursuant to this Agreement or any breach of the representations of Parent and BBI Biotech made in Section 4.21(i); (iii) any Excluded Liability; (iv) any Liability imposed upon Buyer by reason of Buyer's status as transferee of the Business or the Purchased Assets, other than the Assumed Liabilities; and (v) any Liability arising out of the Omega Chemical Superfund Site.

          The term "Damages" as used in this Section 10.4 is not limited to matters asserted by third parties against Seller or Buyer, but includes Damages incurred or sustained by Seller or Buyer in the absence of third party claims. Payments by Buyer of amounts for which Buyer is indemnified hereunder, and payments by Seller of amounts for which Seller is indemnified hereunder, shall not be a condition precedent to recovery. Seller's obligation to indemnify Buyer, and Buyer's obligation to indemnify Seller, shall not limit any other rights, including without limitation, rights of contribution which either party may have under statute or common law.

          Indemnification for Damages under Section 10.4(a)(i) shall be payable by Parent or BBI Biotech hereunder only if and to the extent that the aggregate amount of all Damages hereunder of the Buyer with respect to such Damages shall exceed three hundred thousand dollars ($300,000), and thereafter, Buyer shall be entitled to make a claim for indemnification for all Damages except for the first one hundred fifty thousand dollars ($150,000) of such threshold amount. The maximum aggregate liability of the Seller and Parent for indemnification claims for Damages under Section 10.4(a) above shall be an amount equal to the Purchase Price.

          (b)    By Buyer.    Buyer shall indemnify and save and hold harmless Parent, BBI Biotech their respective affiliates and subsidiaries, and their respective Representatives from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty made by Buyer in or pursuant to this Agreement; (ii) any breach of any covenant or agreement (including but not limited to Section 2.9(i)) made by Buyer in or pursuant to this Agreement; (iii) from and after the Closing, any of the Assumed Liabilities; or (iv) except to the extent allocated to Seller under Sections 2.3, 2.7 and 2.8, and without limiting Buyer's indemnification rights under this Section 10.4, any expense, debts, Taxes and Liabilities arising from the operation of the Business after the Closing Date.

          (c)    Cooperation.    The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

          (d)    Defense of Claims.    If a claim for Damages (a "Claim") is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after the party claiming to be entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.4. Such Claim Notice shall include a reasonable description of the nature and amount of the Damages suffered and the basis therefore. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage or prejudice caused by such failure. After such notice, if the indemnifying party shall notify in writing the indemnified party that the indemnifying party so elects, then the indemnifying party shall be entitled, at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys reasonably acceptable to the indemnified party to handle and defend the same unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that in the opinion of such counsel there is an actual or potential conflict of interest in representing both such indemnified party and the indemnifying party, then the indemnified party shall be entitled, at the indemnifying party's cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. If the indemnifying party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such Claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party; provided, however, that such Claim shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. In addition, upon assumption of control of the defense, the indemnifying party will not be liable to the indemnified party hereunder for any legal or other expenses subsequently incurred in connection with the defense of the action. Any party who has not assumed control of the defense of any action shall have the duty to cooperate with the party which assumed such defense. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 10.4 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment, subject to the terms of this Section 10.4. The indemnifying party shall have fifteen days to provide the indemnified party with written notice of the indemnifying party's objection to the claims set forth in a Claim Notice or the indemnifying party will be deemed to have agreed that it is obligated to indemnify the indemnified party for the full amount of the Damages specified in the Claim Notice. Any such objections that cannot be resolved by the parties within fifteen days of the receipt by the indemnified party of such objection notice may be submitted by any party to arbitration pursuant in accordance with Section 12.13.

          (e)    Payment from Escrow.    Notwithstanding anything herein to the contrary, any indemnification for Damages required to be paid by Seller to Buyer pursuant to Section 10.4(a), shall be funded first from the Escrowed Amount in accordance with the Escrow Agreement.

          (f)    Brokers and Finders.    Pursuant to the provisions of this Section 10.4, each of Buyer and Seller shall indemnify, hold harmless and defend the other party from the payment of any and all broker's and finder's expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying party, or may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation and execution hereof and the consummation of the transactions contemplated hereby.

          (g)    Representatives.    No individual Representative of any party shall be personally liable for any Damages under the provisions contained in this Section 10.4. Nothing herein shall relieve either party of any Liability to make any payment expressly required to be made by such party pursuant to this Agreement.

          (h)    Survival.    Except for indemnification obligations pursuant to Section 10.4(a)(i) and Section 10.4(b)(i), which shall survive for the time periods set forth in Section 10.3 hereof, the indemnification obligations set forth in this Section 10.4 shall survive the Closing indefinitely. Any matter as to which an indemnifiable claim has been asserted by notice to the other party that is pending or unresolved at the end of any limitation period shall continue to be covered by this Section 10.4 until such matter is finally terminated or otherwise resolved by the parties and settled under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

ARTICLE XI

TERMINATION

        11.1    Termination.    This Agreement may be terminated at any time prior to the Closing, whether before or after the requisite approval of the stockholders of Parent:

          (a)   by mutual written consent of Parent and Buyer;

          (b)   by either Parent or Buyer if the Closing shall not have been consummated by August 15, 2004 (such date, or such other date that may be agreed by mutual written consent, being the "Outside Date") for any reason; provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date if such action or failure to act constitutes a breach of this Agreement;

          (c)   by either Buyer or Parent if a governmental entity or court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, which order, decree, ruling or other action shall have become final and nonappealable;

          (d)   by either Buyer or Parent if the Special Meeting (including any adjournments thereof) shall have been held and completed and the stockholders of Parent shall have taken a vote on the Stockholder Approval Matters and the required approval of the stockholders of Parent contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 11.1(d) shall not be available to Parent where the failure to obtain such stockholder approval shall have been principally caused by the action or failure to act of Seller, and such action or failure to act constitutes a breach by Seller of a covenant under Article VI of this Agreement;

          (e)   by Parent, upon a breach of any covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have been untrue when made or shall have become untrue, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Buyer's representations and warranties or breach by Buyer is curable by Buyer through exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement pursuant to this Section 11.1(e) for ten (10) days after delivery of written notice from Parent to Buyer of such breach, provided that Buyer continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 11.1(e) if such breach by Buyer is cured during such ten-day period);

          (f)    by Buyer, upon a breach of any covenant or agreement on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller shall have been untrue when made or shall have become untrue, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Seller's representations and warranties or breach by Seller is curable by Seller through exercise of its commercially reasonable efforts, then Buyer may not terminate this Agreement pursuant to this Section 11.1(f) for ten (10) days after delivery of written notice from Buyer to Parent of such breach, provided that Seller continues to exercise commercially reasonable efforts to cure such breach (it being understood that Buyer may not terminate this Agreement pursuant to this Section 11.1(f) if such breach by Seller is cured during such ten-day period);

          (g)   Reserved;

          (h)   by Seller in the event that Buyer has not obtained the Financing to consummate the transactions contemplated hereby on or before August 15, 2004 and all of the conditions set forth in Article VIII (excluding the condition set forth in Section 8.10) have been satisfied; or

          (i)    by Buyer if a Triggering Event (as defined below) shall have occurred.

          For the purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if: (A) the Board of Directors of Parent or any committee thereof shall for any reason have withheld, withdrawn or refrained from making or shall have modified, amended or changed in a manner adverse to Buyer its recommendation in favor of the approval of the Stockholder Approval Matters; (B) Parent shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of Parent in favor of the approval of the Stockholder Approval Matters; (C) the Board of Directors of Parent fails to reaffirm its recommendation in favor of the approval of the Stockholder Approval Matters within ten (10) business days after Parent requests in writing that such recommendation be reaffirmed at any time following the announcement and during the pendency of an Acquisition Proposal; (D) the Board of Directors of Parent or any committee thereof shall have approved, endorsed or recommended any Acquisition Proposal; (E) Parent shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; (F) Parent shall have breached any of the provisions of Section 6.2 of this Agreement, or (G) a tender or exchange offer relating to not less than 15% of the then outstanding shares of capital stock of Parent shall have been commenced by a person unaffiliated with Buyer and Parent shall not have sent to its securityholders pursuant to Rule 14d-9 or 14e-2, as the case may be, promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Parent recommends rejection of such tender or exchange offer.

        11.2    Notice of Termination; Effect of Termination.    Any termination of this Agreement under Section 11.1 will be effective immediately upon (or if the termination is pursuant to Section 11.1(e) or 11.1(f) and the proviso therein is applicable, ten (10) days after) the delivery of written notice thereof by the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 11.2, Section 11.3 and Article XII (Miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement.

        11.3    Fees and Expenses.

          (a)    Parent Payments.

              (i)  If this Agreement is terminated by Buyer pursuant to Section 11.1(i) (or terminated by Parent at a time when terminable by Buyer pursuant to Section 11.1(i)), then Parent shall pay to Buyer in immediately available funds, within two (2) business days after demand by Buyer, $600,000 (the "Termination Fee"); provided however, that if (A), prior to such termination a third party shall have delivered an Acquisition Proposal, (B) within one year following the termination of this Agreement an Acquisition Transaction is consummated or Parent or BBI Biotech enters into an agreement or letter of intent providing for an Acquisition Transaction, and (C), the aggregate purchase price for such Acquisition Transaction is greater than or equal to $35 million, then the Termination Fee to be paid pursuant to this Section 11.3(a)(i) shall be increased to an amount equal to 3% of the aggregate purchase price in the Acquisition Transaction, with such increase in the Termination Fee to be paid by Parent to Buyer at or prior to consummating such Acquisition Transaction.

             (ii)  If (A) this Agreement is terminated by Buyer or Parent, as applicable, pursuant to any of Sections 11.1(b), (d) or (f) (or terminated by Parent at a time when terminable by Buyer pursuant to Section 11.1(b), (d) or (f) but not Section 11.1(i)), (B) prior to such termination a third party shall have delivered an Acquisition Proposal and (C) within one year following the termination of this Agreement an Acquisition Transaction is consummated or Parent or BBI Biotech enters into an agreement or letter of intent providing for an Acquisition Transaction, then Parent shall pay Buyer in immediately available funds at or prior to consummating such Acquisition Transaction an amount equal to the Termination Fee; provided however, that the Termination Fee shall be increased to an amount equal to 3% of the aggregate purchase price in the Acquisition Transaction if such aggregate purchase price is greater than or equal to $35 million.

          (b)    Buyer Payment.    Buyer shall pay to Parent in immediately available funds, within two (2) business days after demand by Parent, a termination fee in the amount of $600,000 if this Agreement is terminated by Seller pursuant to Section 11.1(h) at a time when this Agreement is not terminable by Buyer pursuant to any other clause of Section 11.1.

          (c)    Acknowledgement.    The parties acknowledge that the agreements contained in this Article XI are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if a party (the "Defaulting Party") fails to pay in a timely manner the amounts due pursuant to this Section 11.3 and, in order to obtain such payment, the non-Defaulting Party, makes a claim that results in a judgment against the Defaulting Party, the Defaulting Party shall pay to the non-Defaulting Party its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 11.3 at the prime rate of Bank of America (or any successor thereto) in effect on the date such payment was required to be made. Payment of the fees described in this Section 11.3 shall not be in lieu of damages incurred in the event of breach of this Agreement. The foregoing provisions shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

ARTICLE XII

MISCELLANEOUS

        12.1    Assignment.    Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties; except that Buyer may, without such consent, assign all such rights to any lender as collateral security or to a majority owned subsidiary so long as Buyer remains obligated to the full extent hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

        12.2    Notices.    All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (E.G., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

        If to Parent or Seller, addressed to:

    Boston Biomedica, Inc.
    375 West Street
    West Bridgewater, MA 02379
    Attention: Richard T. Schumacher
    Facsimile: (508) 580-1110

        With a copy to:

    Brown Rudnick Berlack Israels LLP
    One Financial Center
    Boston, MA 02111
    Attention: Steven R. London
    Facsimile: (617) 856-8201

        If to Buyer, addressed to:

    SeraCare Life Science, Inc.
    1935 Avenida del Oro, Suite F
    Oceanside, California 92056
    Attention: President
    Facsimile: (760) 806-8933

        With a copy to:

    O'Melveny & Myers LLP
    114 Pacifica, Suite 100
    Irvine, California 92618-3318
    Attention: Andor D. Terner, Esq.
    Facsimile: (949) 737-2300

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

        12.3    Choice of Law.    This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware.

        12.4    Entire Agreement; Amendments and Waivers.    This Agreement, the Ancillary Agreements, together with all exhibits and schedules hereto and thereto (including the Disclosure Schedule) constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, including, but not limited to (i) the Confidentiality Agreement and (ii) that certain letter of intent, dated January 30, 2004, between Buyer and Parent. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

        12.5    Multiple Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        12.6    Expenses.    Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

        12.7    Invalidity.    In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

        12.8    Titles; Gender.    The titles, captions or headings of the Articles and Sections herein, and the use of a particular gender, are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.

        12.9    Publicity.    Parent and Buyer will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby, or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as otherwise advisable or as may be required by applicable law, rule or regulation, including but not limited to the rules of the Nasdaq, in which case reasonable efforts to consult with the other party will be made prior to such release or public statement. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

        12.10    Confidential Information.

          (a)    Preservation of Confidentiality.    In connection with the negotiation of this Agreement, the preparation for the consummation of the transactions contemplated hereby, and the performance of obligations hereunder, each party acknowledges that it will have access to confidential information relating to the other party and its business, including but not limited to technical, manufacturing or sales and marketing information, ideas, methods, developments, inventions, improvements, business plans, trade secrets, scientific or statistical data, diagrams, drawings, specifications or other proprietary information relating thereto, ("Confidential Information"). The term "Confidential Information" does not include information received by the receiving party in connection with the transactions contemplated hereby which (i) is or becomes generally available to the public other than as a result of a disclosure by receiving party or its Representatives, (ii) was within receiving party's possession as evidenced by pre-existing documentation prior to its being furnished to receiving party by or on behalf of the disclosing party in connection with the transactions contemplated hereby, provided that the source of such information was not known by the receiving party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party with respect to such information, or (iii) becomes available to the receiving party on a non-confidential basis from a source other than disclosing party or any of its Representatives, provided that such source was not known by the receiving party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to disclosing party with respect to such information, or (iv) is independently developed without use of or reference to the Confidential Information as evidenced by pre-existing documentation, or (v) is required by law to be disclosed.

          (c)   The receiving party shall treat all Confidential Information as confidential, preserve the confidentiality thereof and not disclose any Confidential Information, except to its Representatives and Affiliates who have a need to know such Confidential Information in connection with the transactions contemplated hereby and not use such Confidential Information for any purposes other than an evaluation of the transactions contemplated by this Agreement. The receiving party shall use reasonable efforts to cause its Representatives to treat all Confidential Information as confidential, preserve the confidentiality thereof and not disclose any Confidential Information.

          (d)   Until the Closing or the termination of this Agreement, all Confidential Information shall remain the property of the party who originally possessed such information. In the event of the termination of this Agreement for any reason whatsoever, each receiving party shall, and shall cause its Representatives to, return to disclosing party all Confidential Information (including all copies, summaries and extracts thereof) furnished to receiving party by disclosing party in connection with the transactions contemplated hereby and neither party shall use any Confidential Information of the other party for any purpose whatsoever.

          (e)   The provisions of this Section 12.10 shall terminate and be of no further force or effect upon the Closing.

        12.11    Cumulative Remedies.    All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

        12.12    Specific Performance.    The parties each acknowledge that, in view of the uniqueness of the Business, the Purchased Assets and the transactions contemplated by this Agreement and the Ancillary Agreements, each party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

        12.13    Arbitration.    All claims, disputes and other matters in question arising out of, or relating to, this Agreement or the performance hereof, including, without limitation, indemnifiable claims pursuant to Section 10.4, shall be submitted to, and determined by, arbitration if good faith negotiations among the parties hereto, if any, does not resolve such claim, dispute or other matter. Such arbitration shall proceed in accordance with the then-current rules for arbitration established by Judicial Arbitration Mediation Services, Inc./ENDISPUTE ("JAMS"), unless the parties hereto mutually agree otherwise, and pursuant to the following procedures:

          (a)   Buyer on the one hand and Seller on the other hand shall each appoint an arbitrator from the JAMS panel of retired judges, and those party-appointed arbitrators shall appoint a third arbitrator from the JAMS panel of retired judges within ten (10) days. If the party-appointed arbitrators fail to appoint a third arbitrator within the ten (10) days, such third arbitrator shall be appointed by JAMS in accordance with its rules. Notwithstanding the foregoing, if Buyer and Seller are able to agree upon the choice of one arbitrator, such proposed arbitration shall be decided by such arbitrator and all references in this Section 12.13 to "arbitrators" shall be replaced with the term "arbitrator" (as a reference to such single arbitrator).

          (b)   Reasonable discovery shall be allowed in arbitration.

          (c)   All proceedings before the arbitrators shall be held in Chicago, Illinois. The governing law shall be as specified in Section 12.3.

          (d)   The award rendered by the arbitrators shall be final and binding, and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof.

          (e)   The award rendered by the arbitrators shall include (i) a provision that the prevailing party in such arbitration recover its costs relating to the arbitration and reasonable attorneys' fees from the other party, (ii) the amount of such costs and fees, and (iii) an order that the losing party pay the fees and expenses of the arbitrators.

          (f)    The arbitrator shall by the agreement of the parties expressly be prohibited from awarding punitive damages in connection with any claim being resolved by arbitration hereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

BOSTON BIOMEDICA, INC.
By:	/s/ KEVIN W. QUINLAN Name: Kevin W. Quinlan Its: President
BBI BIOTECH RESEARCH LABORATORIES, INC.
By:	/s/ KEVIN W. QUINLAN Name: Kevin W. Quinlan Its: President
SERACARE LIFE SCIENCES, INC.
By:	/s/ MICHAEL F. CROWLEY II Name: Michael F. Crowley II Its: CEO

Appendix B

                      April 15, 2004

Board of Directors
Boston Biomedica, Inc.
375 West Street
West Bridgewater, MA 02379

Gentlemen:

        You have requested our opinion as to the fairness, from a financial point of view, to Boston Biomedica, Inc. ("Boston Biomedica", the "Company" or the "Seller"), of the Thirty Million Dollars ($30,000,000.00) in cash (the "Purchase Consideration") proposed to be paid to the Company pursuant to the Asset Purchase Agreement dated as of April 16, 2004 (the "Asset Purchase Agreement") by and among SeraCare Life Sciences, Inc. ("SeraCare" or the "Buyer") and the Company. Pursuant to the terms of and subject to the conditions set forth in the Asset Purchase Agreement, (i) the Company will sell, convey, transfer, assign and deliver to the Buyer, and the Buyer will acquire from the Seller, the business, properties, assets and rights used in connection with the Seller's business that is conducted by the business units currently known as "BBI Diagnostics" and "BBI Biotech," in each case as more specifically defined as the "Purchased Assets" in the Asset Purchase Agreement (collectively, the "Purchased Assets") and (ii) the Buyer will assume certain specified liabilities (the "Assumed Liabilities") from the Company as more specifically defined as "Assumed Liabilities" in the Asset Purchase Agreement (the "Transaction").

        In connection with our review of the proposed Transaction and the preparation of our opinion herein, we have examined: (a) the Asset Purchase Agreement; (b) certain audited historical financial statements of the Company for the three years ended December 31, 2003; (c) certain internal business, operating and financial information for the Purchased Assets and Assumed Liabilities and the Company for the fiscal years ended December 31, 2001, 2002 and 2003, (d) certain internal business, operating and financial information and forecasts of the Purchased Assets and Assumed Liabilities for fiscal years ending 2004, 2005, 2006, 2007 and 2008, prepared by the senior management of the Company (collectively, the "Forecasts"); (e) information regarding publicly available financial terms of certain other business combinations we deemed relevant; (f) the financial position and operating results of the Purchased Assets and Assumed Liabilities compared with those of certain other publicly traded companies we deemed relevant; (g) current and historical market prices and trading volumes of the common stock of the Company; and (h) certain other publicly available information on the Company. We have also held discussions with members of the senior management of the Company to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant. In connection with our engagement, we were requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of the Company.

        In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion including without limitation the Forecasts provided by senior management. We have not made or obtained an independent valuation or appraisal of the Purchased Assets, Assumed Liabilities or any other assets or liabilities of the Company or solvency of the Company. We have been advised by the senior management of the Company that the Forecasts examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company, as the case may be. In that regard, we have assumed, with your consent, that (i) the Forecasts will be achieved in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) comprising the

Purchased Assets and Assumed Liabilities are as set forth in the Company's financial statements or other information made available to us. We express no opinion with respect to the Forecasts or the estimates and judgments on which they are based. Our opinion does not address the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage nor does it address the use of the Purchase Consideration by the Company following the consummation of the Transaction. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have relied as to all legal matters on advice of counsel to the Company, and have assumed that the Transaction will be consummated on the terms described in the Asset Purchase Agreement, without any waiver of any material terms or conditions by the Company.

        William Blair & Company has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of the Company and SeraCare for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. We have acted as the investment banker to the Company in connection with the Transaction and will receive a fee from the Company for our services, a significant portion of which is contingent upon consummation of the Transaction. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement. Mr. Richard P. Kiphart, a Stockholder of the Company who owns 1,578,545 (or 23%) of the outstanding shares of common stock of the Company, is a principal of William Blair.

        We are expressing no opinion herein as to the price at which the common stock of the Company will trade at any future time or as to the effect of the Transaction on the trading price of the common stock of the Company. Such trading price may be affected by a number of factors, including but not limited to (i) dispositions of the common stock of the Company by stockholders within a short period of time after the effective date of the Transaction, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the current capital markets, (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company, (v) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, and (vi) timely completion of the Transaction on terms and conditions that are acceptable to all parties at interest.

        Our investment banking services and our opinion were provided for the use and benefit of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Asset Purchase Agreement. Our opinion is limited to the fairness, from a financial point of view, to the Company, in connection with the Transaction, and we do not address the merits of the underlying decision by the Company to engage in the Transaction and this opinion does not constitute a recommendation to any Stockholder as to how such Stockholder should vote with respect to the proposed Transaction. It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent, except that the opinion may be included in its entirety in a proxy statement mailed to the Stockholders by the Company with respect to the Transaction and may be delivered to SeraCare in accordance with Section 4.31 of the Asset Purchase Agreement.

        Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Purchase Consideration to be received by the Company in the Transaction pursuant to the Asset Purchase Agreement is fair, from a financial point of view, to the Company.

Very truly yours,
/s/ WILLIAM BLAIR & COMPANY, L.L.C. WILLIAM BLAIR & COMPANY, L.L.C.

Appendix C

MASSACHUSETTS BUSINESS CORPORATION ACT
CHAPTER 156D
PART 13

  SUBDIVISION A.

  RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

  Section 13.01.    DEFINITIONS

        In this PART the following words shall have the following meanings unless the context requires otherwise:

        "Affiliate", any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

        "Beneficial shareholder", the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

        "Corporation", the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

        "Fair value", with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

        "Interest", interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

        "Marketable securities", securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were

        (a)   listed on a national securities exchange,

        (b)   designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

        (c)   listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

        "Officer", the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

        "Person", any individual, corporation, partnership, unincorporated association or other entity.

        "Record shareholder", the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

        "Shareholder", the record shareholder or the beneficial shareholder.

  Section 13.02.    RIGHT TO APPRAISAL

        (a)   A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate for other actions:

        (1)   consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would.receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

        (2)   consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

        (3)   consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

          (i)  his shares are then redeemable by the corporation at a price not (greater than the cash to be received in exchange for his shares; or

         (ii)  the sale or exchange is pursuant to court order; or

        (iii)  in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

        (4)   an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholders shares because it:

          (i)  creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

         (ii)  creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;

        (iii)  alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

        (iv)  excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

         (v)  reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

        (5)   an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

        (6)   any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

        (7)   consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of PART 9; or

        (8)   consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of PART 9.

        (b)   Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

        (c)   Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreements to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

        (d)   The shareholder's right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

          (i)  the proposed action is abandoned or rescinded; or

         (ii)  a court having jurisdiction permanently enjoins or sets aside the action; or

        (iii)  the shareholder's demand for payment is withdrawn with the written consent of the corporation.

        (e)   A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

  Section 13.03.    ASSERTION OF RIGHTS BY NOMINEES AND BENEFICIAL OWNERS

        (a)   A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

        (b)   A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

        (1)   submits to the corporation the record shareholder's written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

        (2)   does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

  SUBDIVISION B.

  PROCEDURE FOR EXERCISE OF APPRAISAL RIGHTS

  Section 13.20.    NOTICE OF APPRAISAL RIGHTS

        (a)   If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders' meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this chapter and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this chapter shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

        (b)   In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

  Section 13.21.    NOTICE OF INTENT TO DEMAND PAYMENT

        (a)   If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders' meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

        (1)   shall deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment if the proposed action is effectuated; and

        (2)   shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

        (b)   A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

  Section 13.22.    APPRAISAL NOTICE AND FORM

        (a)   If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

        (b)   The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

        (1)   supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

        (2)   state:

          (i)  where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

         (ii)  a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

        (iii)  the corporation's estimate of the fair value of the shares;

        (iv)  that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

         (v)  the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

        (3)   be accompanied by a copy of this chapter.

  Section 13.23.    PERFECTION OF RIGHTS; RIGHT TO WITHDRAW

        (a)   A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder's shares as after acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder's certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

        (b)   A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation's written consent.

        (c)   A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder's share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.

  Section 13.24.    PAYMENT

        (a)   Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

        (b)   The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

        (1)   financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

        (2)   a statement of the corporation's estimate of the fair value of the shares, which estimate shall equal or exceed the corporation's estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

        (3)   a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation's obligations under this chapter.

  Section 13.25.    AFTER-ACQUIRED SHARES

        (a)   A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder's shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) of subsection (b) of section 13.22.

        (b)   If the corporation elected to withhold payment under subsection (a), it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

        (1)   of the information required by clause (1) of subsection (b) of section 13.24;

        (2)   of the corporation's estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

        (3)   that they may accept the corporation's estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

        (4)   that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation's offer within 30 days after receiving the offer; and

        (5)   that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation's offer.

        (c)   Within 10 days after receiving the shareholder's acceptance pursuant to subsection (b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation's offer in full satisfaction of the shareholder's demand.

        (d)   Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

        Section 13.26.    PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

        (a)   A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder's estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder's stated estimate of the fair value of the shares plus interest.

        (b)   A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation's payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

  SUBDIVISION C.

  JUDICIAL APPRAISAL OF SHARES

  Section 13.30.    COURT ACTION

        (a)   If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

        (b)   The corporation shall commence the proceeding in the appropriate court of the county where the corporation's principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

        (c)   The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

        (d)   The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

        (e)   Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder's shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder's shares for which the corporation elected to withhold payment under section 13.25.

  Section 13.31.    COURT COSTS AND COUNSEL FEES

        (a)   The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

        (b)   The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

        (1)   against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

        (2)   against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

        (c)   If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

        (d)   To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

Appendix D

VOTING AGREEMENT

        This Voting Agreement (this "Agreement") is made and entered into as of April 16, 2004, by and between the stockholder identified on the signature page hereto (the "Stockholder") and SeraCare Life Sciences, Inc., a California corporation ("Buyer").

RECITALS

        WHEREAS, Buyer and Boston Biomedica Inc., a Massachusetts corporation ("Parent") are parties to that certain Asset Purchase Agreement dated as of April 16, 2004 (the "Purchase Agreement") by and among Buyer, Parent and BBI Biotech Research Laboratories, Inc., a Massachusetts corporation. In order to induce Buyer to enter into the Purchase Agreement, the Stockholder has entered into this Agreement with Buyer. The Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding Common Stock, $0.01 par value per share, of Parent as is indicated on the final page of this Agreement (the "Shares").

AGREEMENT

        NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

        1.    Agreement to Retain Shares.

          (a)    Transfer and Encumbrance.    The Stockholder agrees not to (i) transfer (which term shall include, without limitation, any sale, exchange, assignment, gift, pledge, hypothecation or other disposition), or consent to any transfer of, any or all of the Shares or any New Shares (as such term is defined in Section 1(b)) or any interest therein, or otherwise dispose of or create or permit to exist any lien on such shares; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such shares or any interest therein; (iii) grant any proxy, power-of-attorney or other authorization in or with respect to such shares; (iv) deposit such shares into a voting trust or enter into a voting agreement or arrangement with respect to such shares; or (v) take any other action that would in any way restrict, limit or interfere with the performance of the Stockholder's obligations hereunder or the transactions contemplated hereby or by the Purchase Agreement, at any time prior to the Expiration Date. Buyer acknowledges that the Shares have been pledged by the Stockholder to (i) Commerce Bank & Trust Company ("Commerce Bank") as collateral security for a loan from Commerce Bank to the Stockholder (the "Commerce Bank Pledge"); and (ii) Parent as a second in priority lien subject to the Commerce Bank Pledge as collateral security for a loan from Parent to the Stockholder (the "Parent Pledge"). Commerce Bank has confirmed, by letter dated April 15, 2004 to Buyer that Commerce Bank will not take any actions under the Commerce Bank Pledge to limit, stop or otherwise interfere with Buyer's right to vote the Shares hereunder. In addition, Parent has confirmed by letter dated April 16, 2004 to Buyer that Parent will not take any actions under the Parent Pledge to limit, stop or otherwise interfere with Buyer's right to vote the Shares hereunder. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) the Closing (as such term is defined in the Purchase Agreement), or (ii) the date of termination of the Purchase Agreement.

          (b)    New Shares.    The Stockholder agrees that any shares of capital stock of Parent that the Stockholder purchases or with respect to which the Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

          2.    Agreement to Vote Shares.    Prior to the Expiration Date, at every meeting of the stockholders of Parent called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of Parent with respect to any of the following, the Stockholder shall vote the Shares and any New Shares (to the extent such New Shares have voting rights) (i) in favor of approval of the Purchase Agreement and any matter necessary to facilitate the consummation of the Purchase Agreement and all transactions contemplated thereby, and (ii) against any Acquisition Proposal (as such term is defined in the Purchase Agreement), or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent under the Purchase Agreement or which could reasonably be expected to result in any of the conditions to Parent's obligations under the Purchase Agreement not being fulfilled; provided, however, that the Stockholder shall not be required to vote the Shares and any New Shares in favor of approval of the matters identified in clause (i) or against the matters identified in clause (ii) of this Section 2 if (A) a Superior Offer (as such term is defined in the Purchase Agreement) is made after the date of this Agreement, and (B) in response to such Superior Offer the Board of Directors of Parent withholds, withdraws, amends or modifies its recommendation in favor of the Stockholder Approval Matters (as such term is defined in the Purchase Agreement) in a manner materially adverse to Buyer because the Board of Directors of Parent has reasonably concluded in good faith, after consultation with its outside counsel, that the failure to withhold, withdraw, amend or modify such recommendation would violate its fiduciary obligations under applicable law.

          3.    Irrevocable Proxy; Power of Attorney.    Without limiting the generality of the foregoing, the Stockholder hereby irrevocably constitutes and appoints Buyer or its designee as its attorney and proxy, with full power of substitution and re-substitution to vote the Stockholder's Shares and any New Shares (to the extent such New Shares have voting rights) for and in the name, place and stead of the Stockholder at any meeting and at any adjournment thereof, or pursuant to any written consent of stockholders of Parent, in accordance with the agreements set forth in Section 2 hereof. This proxy and power of attorney is irrevocable (at all times prior to the Expiration Date) and coupled with an interest. The Stockholder hereby revokes all other proxies and power of attorney with respect to the Shares and/or any New Shares that it may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be granted (and if granted, shall not be effective) by the Stockholder with respect thereto. Concurrently with the execution of this Agreement, the Stockholder agrees to deliver to Buyer a proxy (the form of which is attached hereto as Schedule 1, the "Proxy"), covering the total number of Shares and New Shares beneficially owned or as to which beneficial ownership is acquired (as such term is defined in Rule 13d-3 under the Exchange Act) by the Stockholder.

        4.    No Solicitation.

          (a)    No Solicitation or Negotiation.    Except as set forth in this Section 4, prior to the Expiration Date, the Stockholder shall not, nor shall the Stockholder authorize or permit Parent or any of Parent's subsidiaries or any of Parent's or Parent's subsidiaries' respective directors, officers, employees, affiliates, investment bankers, attorneys, accountants or other advisors or representatives (such subsidiaries, directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, "Stockholder Representatives") to directly or indirectly:

              (i)  solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal;

             (ii)  participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal;

            (iii)  engage in discussions with any person with respect to any Acquisition Proposal;

            (iv)  approve, endorse or recommend any Acquisition Proposal;

  or

             (v)  enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as defined in the Purchase Agreement); provided, however, that Stockholder may, solely in the Stockholder's capacity as a Representative (as such term is defined in the Purchase Agreement) of Parent, take such actions as may be permitted under Section 6.2(a) of the Purchase Agreement, but only if the conditions set forth in Section 6.2(a) for such actions have been satisfied.

The Stockholder agrees that any violation of the restrictions set forth in this Section 4 by any Stockholder Representative or any affiliate of the Stockholder or any Stockholder Representative, whether or not such Person is purporting to act on behalf of the Stockholder, shall constitute a breach by the Stockholder of this Section 4.

          (b)    Notices; Additional Negotiations.    In addition to the obligations of the Stockholder set forth in paragraph (a) of this Section 4, prior to the Expiration Date, the Stockholder shall advise Buyer orally and in writing within 24 hours of the receipt thereof, of any request received by the Stockholder or any Stockholder Representatives (if the Stockholder is aware of such request) for nonpublic information which the Stockholder reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry received by the Stockholder or any Stockholder Representatives (if the Stockholder is aware of such request) with respect to, or which the Stockholder reasonably believes would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. The Stockholder will keep Buyer informed (orally and in writing) on a current basis and in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

          (c)    Cessation of Ongoing Discussions.    The Stockholder shall, and shall cause the Stockholder Representatives to, cease immediately any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.

          (d)   Notwithstanding anything to the contrary stated herein, this Section 4 shall not apply to the Stockholder in his capacity as either an officer or director of Parent and any actions undertaken or omissions by the Stockholder in any such capacity shall be governed exclusively by the Purchase Agreement.

        5.    Representations, Warranties and Covenants of the Stockholder.    The Stockholder hereby represents, warrants and covenants to Buyer that (i) the Stockholder is the beneficial owner of the Shares, which at the date of this Agreement and at all times up until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances (except pursuant to marital property laws) that would interfere with the voting of the Shares in accordance with this Agreement or the granting of any proxy with respect thereto; (ii) the Stockholder does not beneficially own any shares of capital stock of Parent other than the Shares; (iii) the Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy; and (iv) the execution and delivery of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action, if any, on the part of the Stockholder. With respect to the representations and warranties in clause (i) of this Section 5, Buyer acknowledges that the Shares have been pledged by the Stockholder to Commerce Bank pursuant to the Commerce Bank Pledge and to Parent pursuant to the Parent Pledge. Each of Commerce Bank and Parent have confirmed to Buyer by the letters referenced in Section 1 of this Agreement that neither pledgee will take any actions under their respective pledge to limit, stop or otherwise interfere with Buyer's right to vote the Shares hereunder.

        6.    Additional Documents.    The Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable to carry out the purpose and intent of this Agreement.

        7.    Consent and Waiver.    The Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Purchase Agreement under the terms of any agreement to which the Stockholder is a party or pursuant to any rights the Stockholder may have.

        8.    Termination.    This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date; provided, however, that no such termination of this Agreement or the Proxy shall relieve the Stockholder from any liability for any breach of this Agreement or the Proxy prior to their respective termination.

        9.    Miscellaneous.

          (a)    Amendments and Waivers.    Any term of this Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 9(a) shall be binding upon the parties and their respective successors and assigns.

          (b)    Governing Law.    This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to principles of conflicts of law. Each of the parties to this Agreement consents to the exclusive jurisdiction and venue of the state and federal courts located in or for the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon it in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

          (c)    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

          (d)    Titles and Subtitles.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (e)    Notices.    All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (E.G., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

    If to Buyer, addressed to:

      SeraCare Life Science, Inc.
      1935 Avenida del Oro, Suite F
      Oceanside, CA 92056
      Attention: President
      Facsimile: (760) 806-8933

    With a copy to:

      O'Melveny & Myers LLP
      114 Pacific, Suite 100
      Irvine, CA 92618-3318
      Attention: Andor D. Terner, Esq.
      Facsimile: (949) 737-2300

        If to the Stockholder, to the address set forth on the signature page hereto.

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

          (f)    Severability.    If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

          (g)    Assignment.    This Agreement and all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of either party may be assigned without the prior written consent of the other party (any such attempted assignment shall be void).

          (h)    Remedies.    The Stockholder acknowledges that if the Stockholder fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to Buyer for which money damages would not be an adequate remedy. In such event, the Stockholder agrees that Buyer shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if Buyer should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Stockholder hereby waives the claim or defense that Buyer has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

SERACARE LIFE SCIENCES, INC., a California corporation
By:	/s/ MICHAEL F. CROWLEY II Name: Michael F. Crowley Title: CEO
Address: 1935 Avenida del Oro, Suite F Oceanside, CA 92056 Attention: President Facsimile No.: (760) 806-8933
STOCKHOLDER
By:	/s/ RICHARD T. SCHUMACHER Name: Richard T. Schumacher
Address: 65 Black Pond Lane Taunton, MA 02780 Facsimile No.: (508) 828-6773
Shares beneficially owned:
Class of Shares	Number
Common Stock	707,047*

*
Includes options to purchase an aggregate of 48,667 shares of Common Stock as well as 20,473 shares of Common Stock held of record by Mr. Schumacher's spouse.

S-1

SCHEDULE 1

IRREVOCABLE PROXY TO VOTE STOCK OF PARENT

        The undersigned stockholder of Boston Biomedica, Inc., a Massachusetts corporation ("Parent"), hereby irrevocably appoints the Chief Executive Officer and Chief Financial Officer from time to time (currently Michael Crowley, Jr. and Tim Hart, respectively) of SeraCare Life Sciences, Inc., a California corporation ("Buyer"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Parent that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Parent issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned stockholder of Parent as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares and this subject matter until after the Expiration Date (as defined below).

        This Proxy is irrevocable, is granted pursuant to that certain Voting Agreement of even date herewith, by and between Buyer and the undersigned stockholder (the "Voting Agreement"), and is granted in consideration of Buyer entering into that certain Asset Purchase Agreement, of even date herewith, by and among Parent, Buyer and BBI Biotech Research Laboratories, Inc., a Massachusetts corporation (the "Purchase Agreement"). This Proxy shall terminate on the Expiration Date (as such term is defined in the Voting Agreement).

        The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to Section 43 of Chapter 156B of the Annotated Laws of Massachusetts, or such successor provision of the law contained in Chapter 156D of the Massachusetts Business Corporation Act, which becomes effective on July 1, 2004), at every annual, special or adjourned meeting of the stockholders of Parent and in every written consent in lieu of such meeting (i) in favor of approval of the Purchase Agreement and in favor of any matter necessary to facilitate the Purchase Agreement, and (ii) against any Acquisition Proposal (as such term is defined in the Purchase Agreement), or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent under the Purchase Agreement or which could reasonably be expected to result in any of the conditions to Parent's obligations under the Purchase Agreement not being fulfilled; provided, however, that the undersigned shall not be required to vote the Shares and any New Shares in favor of approval of the matters identified in clause (i) or against the matters identified in clause (ii) of this paragraph if (A) a Superior Offer (as such term is defined in the Purchase Agreement) is made after the date of this Agreement, and (B) in response to such Superior Offer the Board of Directors of Parent withholds, withdraws, amends or modifies its recommendation in favor of the Stockholder Approval Matters (as such term is defined in the Purchase Agreement) in a manner materially adverse to Buyer because the Board of Directors of Parent has reasonably concluded in good faith, after consultation with its outside counsel, that the failure to withhold, withdraw, amend or modify such recommendation would violate its fiduciary obligations under applicable law. The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

Schedule 1-1

        Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

[Remainder of page intentionally left blank]

Schedule 1-2

        IN WITNESS WHEREOF, the undersigned has caused this Proxy to be executed as of the date set forth below.

Dated: April 16, 2004	By:	/s/ RICHARD T. SCHUMACHER RICHARD T. SCHUMACHER
Shares beneficially owned:
Class of Shares	Number
Common Stock	707,047*

*
Includes options to purchase an aggregate of 48,667 shares of Common Stock as well as 20,473 shares of Common Stock held of record by Mr. Schumacher's spouse.

Schedule 1-3

Appendix E

VOTING AGREEMENT

        This Voting Agreement (this "Agreement") is made and entered into as of April 16, 2004, by and between the stockholders set forth on the signature pages hereto (each a "Stockholder" and collectively, the "Stockholders") and SeraCare Life Sciences, Inc., a California corporation ("Buyer").

RECITALS

        WHEREAS, Buyer and Boston Biomedica, Inc., a Massachusetts corporation ("Parent") are parties to that certain Asset Purchase Agreement dated as of April 16, 2004 (the "Purchase Agreement") by and among Buyer, Parent and BBI Biotech Research Laboratories, Inc., a Massachusetts corporation. In order to induce Buyer to enter into the Purchase Agreement, the Stockholders have entered into this Agreement with Buyer. Each Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding Common Stock, $0.01 par value per share, of Parent as is indicated on the final page of this Agreement (the "Shares").

AGREEMENT

        NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

        1.    Agreement to Retain Shares.

          (a)    Transfer and Encumbrance.    Each Stockholder agrees not to (i) transfer (which term shall include, without limitation, any sale, exchange, assignment, gift, pledge, hypothecation or other disposition), or consent to any transfer of, any or all of the Shares or any New Shares (as such term is defined in Section 1(b)) or any interest therein, or otherwise dispose of or create or permit to exist any lien on such shares; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such shares or any interest therein; (iii) grant any proxy, power-of-attorney or other authorization in or with respect to such shares; (iv) deposit such shares into a voting trust or enter into a voting agreement or arrangement with respect to such shares; or (v) take any other action that would in any way restrict, limit or interfere with the performance of such Stockholder's obligations hereunder or the transactions contemplated hereby or by the Purchase Agreement, at any time prior to the Expiration Date. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) the Closing (as such term is defined in the Purchase Agreement), or (ii) the date of termination of the Purchase Agreement.

          (b)    New Shares.    Each Stockholder agrees that any shares of capital stock of Parent that such Stockholder purchases or with respect to which such Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

        2.    Agreement to Vote Shares.    Prior to the Expiration Date, at every meeting of the stockholders of Parent called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of Parent with respect to any of the following, each Stockholder shall vote the Shares and any New Shares (to the extent such New Shares have voting rights) (i) in favor of approval of the Purchase Agreement and any matter necessary to facilitate the consummation of the Purchase Agreement and all transactions contemplated thereby, and (ii) against any Acquisition Proposal (as such term is defined in the Purchase Agreement), or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent under the Purchase Agreement or which could reasonably be expected to result in any of the conditions to Parent's obligations under the Purchase Agreement not being fulfilled; provided, however, that such Stockholder shall not be required to vote the Shares and any New Shares in favor of approval of the matters identified in clause (i) or against the matters identified in clause (ii) of this Section 2 if (A) a Superior Offer (as such term is defined in the Purchase Agreement) is made after the date of this Agreement, and (B) in response to such Superior Offer the Board of Directors of Parent withholds, withdraws, amends or modifies its recommendation in favor of the Stockholder Approval Matters (as such term is defined in the Purchase Agreement) in a manner materially adverse to Buyer because the Board of Directors of Parent has reasonably concluded in good faith, after consultation with its outside counsel, that the failure to withhold, withdraw, amend or modify such recommendation would violate its fiduciary obligations under applicable law.

        3.    Irrevocable Proxy; Power of Attorney.    Without limiting the generality of the foregoing, each Stockholder hereby irrevocably constitutes and appoints Buyer or its designee as its attorney and proxy, with full power of substitution and re-substitution to vote such Stockholder's Shares and any New Shares (to the extent such New Shares have voting rights) for and in the name, place and stead of such Stockholder at any meeting and at any adjournment thereof, or pursuant to any written consent of stockholders of Parent, in accordance with the agreements set forth in Section 2 hereof. Subject to the provisions of Section 8 below, this proxy and power of attorney is irrevocable (at all times prior to the Expiration Date) and coupled with an interest. Each Stockholder hereby revokes all other proxies and power of attorney with respect to the Shares and/or any New Shares that it may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be granted (and if granted, shall not be effective) by such Stockholder with respect thereto. Concurrently with the execution of this Agreement, each Stockholder agrees to deliver to Buyer a proxy (the form of which is attached hereto as Schedule 1, the "Proxy"), covering the total number of Shares and New Shares beneficially owned or as to which beneficial ownership is acquired (as such term is defined in Rule 13d-3 under the Exchange Act) by such Stockholder.

        4.    No Solicitation.

          (a)    No Solicitation or Negotiation.    Except as set forth in this Section 4, prior to the Expiration Date, none of the Stockholders shall, directly or indirectly:

              (i)  solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal;

             (ii)  participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal;

            (iii)  engage in discussions with any person with respect to any Acquisition Proposal;

            (iv)  approve, endorse or recommend any Acquisition Proposal;

             (v)  enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as defined in the Purchase Agreement); provided, however, that a Stockholder may, solely in the Stockholder's capacity as a Representative (as such term is defined in the Purchase Agreement) of Parent, take such actions as may be permitted under Section 6.2(a) of the Purchase Agreement, but only if the conditions set forth in Section 6.2(a) for such actions have been satisfied.

          (b)    Notices; Additional Negotiations.    In addition to the obligations of the Stockholders set forth in paragraph (a) of this Section 4, prior to the Expiration Date, each Stockholder shall advise

  Buyer orally and in writing within 24 hours of the receipt thereof, of any request received by such Stockholder for nonpublic information which such Stockholder reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry received by such Stockholder with respect to, or which such Stockholder reasonably believes would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Each Stockholder will keep Buyer informed (orally and in writing) on a current basis and in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

          (c)    Cessation of Ongoing Discussions.    Each Stockholder shall cease immediately any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.

          (d)   Notwithstanding anything to the contrary stated herein, this Section 4 shall not apply to any of the Stockholders in their respective capacity as either an officer or director of Parent and any actions undertaken or omissions by a Stockholder in any such capacity shall be governed exclusively by the Purchase Agreement.

        5.    Representations, Warranties and Covenants of the Stockholder.    Each Stockholder hereby represents, warrants and covenants to Buyer that (i) such Stockholder is the beneficial owner of the Shares, which at the date of this Agreement and at all times up until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances (except pursuant to marital property laws) that would interfere with the voting of the Shares in accordance with this Agreement or the granting of any proxy with respect thereto; (ii) such Stockholder does not beneficially own any shares of capital stock of Parent other than the Shares; (iii) such Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy; and (iv) the execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action, if any, on the part of such Stockholder.

        6.    Additional Documents.    Each Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable to carry out the purpose and intent of this Agreement.

        7.    Consent and Waiver.    Each Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Purchase Agreement under the terms of any agreement to which such Stockholder is a party or pursuant to any rights such Stockholder may have.

        8.    Termination.    This Agreement and each of the Proxies delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date; provided, however, that no such termination of this Agreement or the Proxies shall relieve the Stockholders from any liability for any breach of this Agreement or the Proxies prior to their respective termination. Notwithstanding any other provision of this Agreement, the Stockholders, acting unanimously, may terminate this Agreement and any Proxy and be released from all obligations to vote their respective Shares, in accordance with the provisions of this Agreement or to have their respective Shares voted in accordance with any Proxy in the event the Purchase Agreement is materially amended or modified. For purposes of this Section 8, an extension of the terminate date set forth in Section 11.1(b) of the Purchase Agreement shall not be deemed to be a material amendment or modification of the Purchase Agreement.

        9.    Miscellaneous.

          (a)    Amendments and Waivers.    Any term of this Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 9(a) shall be binding upon the parties and their respective successors and assigns.

          (b)    Governing Law.    This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to principles of conflicts of law. Each of the parties to this Agreement consents to the exclusive jurisdiction and venue of the state and federal courts located in or for the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon it in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

          (c)    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

          (d)    Titles and Subtitles.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (e)    Notices.    All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (E.G., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

    If to Buyer, addressed to:

      SeraCare Life Science, Inc.
      1935 Avenida del Oro, Suite F
      Oceanside, CA 92056
      Attention: President
      Facsimile: (760) 806-8933

    With a copy to:

      O'Melveny & Myers LLP
      114 Pacific, Suite 100
      Irvine, CA 92618-3318
      Attention: Andor D. Terner, Esq.
      Facsimile: (949) 737-2300

    If to a Stockholder, to the address for such Stockholder set forth on the signature page hereto.

or to such other place and with such other copies as any party may designate as to itself by written notice to the others.

          (f)    Severability.    If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

          (g)    Assignment.    This Agreement and all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of either party may be assigned without the prior written consent of the other party (any such attempted assignment shall be void).

          (h)    Remedies.    Each Stockholder acknowledges that if such Stockholder fails to perform any of its covenants, agreements or obligations under this Agreement immediate and irreparable harm or injury would be caused to Buyer for which money damages would not be an adequate remedy. In such event, each Stockholder agrees that Buyer shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if Buyer should institute an action or proceeding seeking specific enforcement of the provisions hereof, each Stockholder hereby waives the claim or defense that Buyer has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Each Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

[SIGNATURE PAGE TO FOLLOW]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

SERACARE LIFE SCIENCES, INC., a California corporation
By:	/s/ MICHAEL F. CROWLEY II Name: Michael F. Crowley Title: CEO
Address: 1935 Avenida del Oro, Suite F Oceanside, CA 92056 Attention: President Facsimile No.: (760) 806-8933
STOCKHOLDER
By:	/s/ RICHARD P. KIPHART Name: Richard P. Kiphart Title: —
Address: 608 Elm Street Winnetka, IL 60093
Shares beneficially owned:
Class of Shares	Number
Common Stock	1,542,985
STOCKHOLDER Shoreline Micro-Cap Fund I LP
By:	/s/ RICHARD P. KIPHART Name: Richard P. Kiphart Title: Partner
Address: c/o William Blair & Co. (Richard P. Kiphart) 222 W. Adams Street Chicago, IL 60606
Shares beneficially owned:
Class of Shares	Number
Common Stock	365,613

S-1

STOCKHOLDERS
By:	/s/ REBECCA S. KIPHART Name: Rebecca S. Kiphart Title: —
Address: 608 Elm Street Winnetka, IL 60093
Shares beneficially owned:
Class of Shares	Number
Common Stock	90,000

S-2

SCHEDULE 1

IRREVOCABLE PROXY TO VOTE STOCK OF PARENT

        The undersigned stockholder of Boston Biomedica, Inc., a Massachusetts corporation ("Parent"), hereby irrevocably appoints the Chief Executive Officer and Chief Financial Officer from time to time (currently Michael Crowley, Jr. and Tim Hart, respectively) of SeraCare Life Sciences, Inc., a California corporation ("Buyer"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Parent that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Parent issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned stockholder of Parent as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares and this subject matter until after the Expiration Date (as defined below).

        This Proxy is irrevocable, is granted pursuant to that certain Voting Agreement of even date herewith, by and between Buyer and the undersigned stockholder, among others (the "Voting Agreement"), and is granted in consideration of Buyer entering into that certain Asset Purchase Agreement, of even date herewith, by and among Parent, Buyer and BBI Biotech Research Laboratories, Inc., a Massachusetts corporation (the "Purchase Agreement"). This Proxy shall terminate on the Expiration Date (as such term is defined in the Voting Agreement). Notwithstanding any other provision of this Proxy, the undersigned stockholder may terminate this Proxy and be released from all obligations to vote his Shares in accordance with the provisions of this Proxy in the event the Voting Agreement is terminated pursuant to Section 8 of the Voting Agreement.

        The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to Section 43 of Chapter 156B of the Annotated Laws of Massachusetts, or such successor provision of the law contained in Chapter 156D of the Massachusetts Business Corporation Act, which becomes effective on July 1, 2004), at every annual, special or adjourned meeting of the stockholders of Parent and in every written consent in lieu of such meeting (i) in favor of approval of the Purchase Agreement and in favor of any matter necessary to facilitate the Purchase Agreement, and (ii) against any Acquisition Proposal (as such term is defined in the Purchase Agreement), or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent under the Purchase Agreement or which could reasonably be expected to result in any of the conditions to Parent's obligations under the Purchase Agreement not being fulfilled; provided, however, that the undersigned shall not be required to vote the Shares and any New Shares in favor of approval of the matters identified in clause (i) or against the matters identified in clause (ii) of this paragraph if (A) a Superior Offer (as such term is defined in the Purchase Agreement) is made after the date of this Agreement, and (B) in response to such Superior Offer the Board of Directors of Parent withholds, withdraws, amends or modifies its recommendation in favor of the Stockholder Approval Matters (as such term is defined in the Purchase Agreement) in a manner materially adverse to Buyer because the Board of Directors of Parent has reasonably concluded in good faith, after consultation with its outside counsel, that the failure to withhold, withdraw, amend or modify such recommendation would violate its fiduciary obligations under applicable law. The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

Schedule 1-1

        Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

[SIGNATURE PAGE TO FOLLOW]

Schedule 1-2

        IN WITNESS WHEREOF, the undersigned has caused this Proxy to be executed as of the date set forth below.

Dated: April 16, 2004	By:	/s/ RICHARD P. KIPHART Richard P. Kiphart
Shares beneficially owned:
Class of Shares	Number
Common Stock	1,542,985	*

*
Includes (i) 90,000 shares of Common Stock held of record by Rebecca Kiphart, (ii) 357,791 shares of Common Stock held of record by Shoreline Micro-Cap Fund I LP, (iii) warrants to purchase an aggregate of 7,822 shares of Common Stock held of record by Shoreline Micro-Cap Fund I LP, (iv) warrants to purchase an aggregate of 27,734 shares of Common Stock held of record by Richard Kiphart.

Schedule 1-3

BOSTON BIOMEDICA, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 31, 2004

        The undersigned hereby appoints Kevin W. Quinlan and Kathleen W. Benjamin, and each of them, with full power of substitution, attorneys and proxies to represent the undersigned at the Special Meeting of Stockholders of Boston Biomedica, Inc. (the "Company") to be held on August 31, 2004 and at any adjournment or adjournments thereof, with all power which the undersigned may be entitled to vote at said meeting upon the following proposals more fully described in the notice of and proxy statement for the meeting in accordance with the following instructions and with discretionary authority upon such other matters as may come before the meeting. All previous proxies are hereby revoked.

        The Board of Directors unanimously recommends that stockholders vote "FOR" each of the proposals identified below, as described in the proxy statement.

PROPOSAL ONE:	To approve a proposal to sell the assets of the Company's BBI Diagnostics and BBI Biotech business units, which assets constitute substantially all of the assets of the Company, to SeraCare Life Sciences, Inc. ("SeraCare") for cash pursuant to the terms and conditions of that certain Asset Purchase Agreement dated April 16, 2004 between the Company, BBI Biotech Research Laboratories, Inc. and SeraCare, as set forth in the proxy statement provided to stockholders.
☐ FOR ☐ AGAINST ☐ ABSTAIN
PROPOSAL TWO:
To approve a proposal to amend the Company's Restated Articles of Organization, as amended, to change the corporate name of the Company to "Pressure BioSciences, Inc." promptly following the completion of the sale to SeraCare, as set forth in the proxy statement provided to stockholders.
☐ FOR ☐ AGAINST ☐ ABSTAIN
PROPOSAL THREE:
To approve a proposal to grant the persons named as proxies discretionary authority to vote to adjourn the special meeting, if necessary, to solicit additional proxies to vote in favor of Proposal Nos. 1 and 2, as set forth in the proxy statement provided to stockholders.
☐ FOR ☐ AGAINST ☐ ABSTAIN

        DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER
MATTERS WHICH MAY PROPERLY COME BEFORE THIS SPECIAL MEETING.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL NOS. 1, 2 AND 3. THE PROXY MAY VOTE IN HIS OR HER DISCRETION AS TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

NOTE: Signatures should correspond exactly with the name or names appearing on the stock certificate(s). If shares are registered in more than one name, all holders must sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his or her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving full title as such. If a partnership, please sign in the partnership name by an authorized person.

Dated: _____________________, 2004
Name(s) of Stockholder(s)
Signature(s) of Stockholder(s)

Please mark, sign, date and return this proxy promptly, using the enclosed envelope.

No postage necessary.

Please Return Proxy As Soon As Possible